Exhibit 10

CREDIT AGREEMENT
Dated as of September 26, 2011
by and among
ASHFORD HOSPITALITY LIMITED PARTNERSHIP,
as Borrower,
ASHFORD HOSPITALITY TRUST, INC.,
as Parent,
KEYBANC CAPITAL MARKETS,
as Arranger,
KEYBANK NATIONAL ASSOCIATION,
as Agent,
and
THE FINANCIAL INSTITUTIONS INITIALLY SIGNATORY HERETO
AND THEIR ASSIGNEES PURSUANT TO SECTION 12.5.,
as Lenders

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TABLE OF CONTENTS

PAGE
Section 12.16. Limitation of Liability	104
Section 12.17. Entire Agreement	105
Section 12.18. Construction	105

SCHEDULE I	Revolving Commitments
SCHEDULE 1.1.(A)	Reserved
SCHEDULE 1.1.(B)	List of Grantors
SCHEDULE 1.1.(C)	List of Loan Parties
SCHEDULE 1.1.(D)	List of Pledgors
SCHEDULE 6.1.(b)	Ownership Structure
SCHEDULE 6.1.(f)	Title to Properties
SCHEDULE 6.1.(g)	Existing Indebtedness; Liens
SCHEDULE 6.1.(l)	ERISA Non-Payments or Amendment
SCHEDULE 9.10.	Transactions with Affiliates

EXHIBIT A	Form of Assignment and Assumption
EXHIBIT B	Form of Notice of Borrowing
EXHIBIT C	Form of Notice of Continuation
EXHIBIT D	Form of Notice of Conversion
EXHIBIT E	Form of Pledge Agreement
EXHIBIT F	Form of Security Agreement
EXHIBIT G	Form of Note
EXHIBIT H	Reserved
EXHIBIT I	Reserved
EXHIBIT J	Form of Compliance Certificate
EXHIBIT K	Form of Guaranty

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     THIS CREDIT AGREEMENT (this “Agreement”) dated as of September 26, 2011 by and among ASHFORD HOSPITALITY LIMITED PARTNERSHIP, a limited partnership formed under the laws of the State of Delaware (the “Borrower”), ASHFORD HOSPITALITY TRUST, INC. a corporation formed under the laws of the State of Maryland (the “Parent”), KEYBANC CAPITAL MARKETS, as Arranger (the “Arranger”), KEYBANK NATIONAL ASSOCIATION, as Agent, and each of the financial institutions initially a signatory hereto together with their assignees pursuant to Section 12.5.(b).
     WHEREAS, Borrower has requested that the Lenders provide a revolving credit facility to Borrower; and
     WHEREAS, the Agent and the Lenders are willing to make such credit facility available to the Borrower on the terms and conditions contained herein.
     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto agree as follows:
ARTICLE I. Definitions
Section 1.1. Definitions.
     In addition to terms defined elsewhere herein, the following terms shall have the following meanings for the purposes of this Agreement:
     “Accession Agreement” means an Accession Agreement substantially in the form of Annex I to the Guaranty.
     “Acquired Mezzanine Debt Entity” means a Person that has become a Subsidiary or a Joint Venture Subsidiary of the Borrower (including, without limitation, any Person the beneficial interest of which is held by a lender, servicer or trust on behalf of the Borrower, any of its Subsidiaries any of its Joint Venture Subsidiaries) as a result of the exercise by the Borrower, any of its Subsidiaries or any of its Joint Venture Subsidiaries (or any such lender, servicer or trustee) of remedies (or settlement in lieu of the exercise of remedies) in respect of a defaulted Mezzanine Debt Interest held, in whole or in part, by or on behalf of the Borrower, any such Subsidiary or any such Joint Venture Subsidiary.
     “Additional Costs” has the meaning given that term in Section 4.1.(a).
     “Adjusted EBITDA” means, for any given period, (a) the EBITDA of the Parent and its Subsidiaries for such period, minus (b) Capital Reserves.
     “Adjusted LIBOR” means, with respect to each Interest Period for any LIBOR Loan, the rate obtained by dividing (a) LIBOR for such Interest Period by (b) a percentage equal to 1 minus the stated maximum rate (stated as a decimal) of all reserves, if any, required to be maintained with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”) as specified in Regulation D of the Board of Governors of the Federal Reserve System (or against any other category of liabilities which includes deposits by reference to which the interest rate on LIBOR Loans is determined or any applicable category of extensions of credit or other assets which includes loans by an office of any Lender outside of the United States of America to residents of the United States of America). Any change in such maximum rate shall result in a change in Adjusted LIBOR on the date on which such change in such maximum rate becomes effective.
     “Adjusted Total Asset Value” means Total Asset Value determined exclusive of assets that are owned by Excluded Subsidiaries or by Joint Venture Subsidiaries that are not Controlled Joint Venture Subsidiaries.
     “Administrative Details Form” means an Administrative Details Reply Form in a form supplied by the Agent to the Lenders from time to time.
     “Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. In no event shall the Agent or any Lender be deemed to be an Affiliate of the Borrower.
     “Agent” means KeyBank National Association, as contractual representative for the Lenders under the terms of this Agreement, and any of its successors.
     “Aggregate Exposure” means, with respect to any Lender at any time, an amount equal to the amount of the Revolving Commitment, if any, of such Lender then in effect or, if at the time of determination the Revolving Commitments have terminated or been reduced to zero, the principal amount of the aggregate outstanding Revolving Loans and Letter of Credit Liabilities, if any, of such Lender.
     “Aggregate Exposure Percentage” means, with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the sum of the Aggregate Exposures of all Lenders at such time.
     “Agreement Date” means the date as of which this Agreement is dated.
     “Applicable Law” means all applicable provisions of constitutions, statutes, laws, rules, regulations and orders of all governmental bodies and all orders and decrees of all courts, tribunals and arbitrators.
     “Applicable Margin” means with respect to the Revolving Loans, the percentage set forth below corresponding to the ratio of Total Net Indebtedness to Total Asset Value (excluding cash and cash equivalents) as determined in accordance with Section 9.1. in effect at such time:

	Total Net Indebtedness to	Applicable Margin for	Applicable Margin for
Level	Total Asset Value	LIBOR Loans	Base Rate Loans
1	< 0.50 to 1.00	2.75%	1.75%
2	> 0.50 to 1.00 and < 0.60 to 1.00	3.00%	2.00%
3	> 0.60 to 1.00	3.50%	2.50%
The Applicable Margin for Revolving Loans shall be determined by the Agent from time to time as provided above, based on the ratio of Total Net Indebtedness to Total Asset Value (excluding cash and cash equivalents) as set forth in the Compliance Certificate most recently delivered by the Parent pursuant to Section 8.3. Any necessary adjustment to the Applicable Margin for Revolving Loans shall be effective (a) in the case of a Compliance Certificate delivered in connection with quarterly financial statements of the Parent delivered pursuant to Section 8.1., as of the date 50 days following the end of the last day of the applicable fiscal quarter covered by such Compliance Certificate, and (b) in the case of a Compliance Certificate delivered in connection with annual financial statements of the Parent delivered pursuant to Section 8.2., as of the date 100 days following the end of the last day of the applicable fiscal year covered by such Compliance Certificate. As of the Agreement Date, and thereafter until changed as provided above, the Applicable Margin for Revolving Loans shall be determined based on Level 3 of the above table. If the Borrower fails to deliver a Compliance Certificate pursuant to Section 8.3., the Applicable Margin for Revolving Loans shall equal the percentages corresponding to Level 3 in the above table until the date of the delivery of the required Compliance Certificate.
The provisions of this definition are subject to Section 2.4.(c).
     “Approved Fund” means any Fund that is administered, managed or underwritten by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
     “Arranger” means KeyBanc Capital Markets, together with its successors and permitted assigns.
     “Assignee” has the meaning given that term in Section 12.5.(b).
     “Assignment and Assumption” means an Assignment and Assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 12.5.), substantially in the form of Exhibit A or any other form approved by the Agent.
     “Base Rate” means, on any date of determination, the per annum rate of interest equal to the greater of (a) the Prime Rate on such date, (b) the Federal Funds Rate on such date plus one-half of one percent (0.50%) or (c) LIBOR for a one-month Interest Period commencing on such date (or if such date is not a Business Day, on the immediately preceding Business Day) plus the amount by which the Applicable Margin for LIBOR Loans exceeds the Applicable Margin for Base Rate Loans. Any change in the Base Rate resulting from a change in the Prime Rate, the Federal Funds Rate or LIBOR shall become effective as of 12:01 a.m. on the Business Day on which each such change occurs. The Base Rate is a reference rate used by the Lender acting as the Agent in determining interest rates on certain loans and is not intended to be the lowest rate of interest charged by the Lender acting as the Agent or any other Lender on any extension of credit to any debtor.
     “Base Rate Loan” means a Revolving Loan bearing interest at a rate based on the Base Rate.
     “Benefit Arrangement” means at any time an employee benefit plan within the meaning of Section 3(3) of ERISA which is not a Plan or a Multiemployer Plan and which is maintained or otherwise contributed to by any member of the ERISA Group.

     “Borrower” has the meaning set forth in the introductory paragraph hereof and shall include the Borrower’s successors and permitted assigns.
     “Business Day” means (a) any day other than a Saturday, Sunday or other day on which banks in Dallas, Texas, Cleveland, Ohio or New York, New York are authorized or required to close and (b) with reference to a LIBOR Loan, any such day that is also a day on which dealings in Dollar deposits are carried out in the London interbank market.
     “Capital Reserves” means, for any period and with respect to a Property, an amount equal to 4.0% of the gross revenues of such Property for such period. If the term Capital Reserves is used without reference to any specific Property, then the amount shall be determined on an aggregate basis with respect to all Properties of the Borrower and its Subsidiaries and a proportionate share of all Properties of all Joint Venture Subsidiaries.
     “Capitalized Lease Obligation” means an obligation under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP in effect as of the date of this Agreement. The amount of a Capitalized Lease Obligation is the capitalized amount of such obligation as would be required to be reflected on a balance sheet of the applicable Person prepared in accordance with GAAP as of the date of this Agreement.
     “Cash Equivalents” means: (a) securities issued, guaranteed or insured by the United States of America or any of its agencies with maturities of not more than one year from the date acquired; (b) certificates of deposit with maturities of not more than one year from the date acquired issued by a United States federal or state chartered commercial bank of recognized standing, or a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development, or a political subdivision of any such country, acting through a branch or agency, which bank has capital and unimpaired surplus in excess of $500,000,000 and which bank or its holding company has a short-term commercial paper rating of at least A-2 or the equivalent by S&P or at least P-2 or the equivalent by Moody’s; (c) reverse repurchase agreements with terms of not more than seven days from the date acquired, for securities of the type described in clause (a) above and entered into only with commercial banks having the qualifications described in clause (b) above; (d) commercial paper issued by any Person incorporated under the laws of the United States of America or any State thereof and rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s, in each case with maturities of not more than one year from the date acquired; and (e) investments in money market funds which invest primarily in assets of the type described in clauses (a) through (d) above.
     “Closely Held Joint Venture Subsidiary” means a Joint Venture Subsidiary of the Borrower for which the Equity Interests in such Person are Controlled by no more than three Persons, and each of such Persons intends to hold its investment without any intention of reselling to others. For the avoidance of doubt, neither the Parent nor the Borrower shall be a Closely Held Joint Venture Subsidiary.
     “Collateral” means any personal property of any of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document, and includes, without limitation, all “Collateral” under and as defined in the Pledge Agreement and under and as defined in the Security Agreement.
     “Collateral Account” means a special non-interest bearing deposit account or securities account maintained by, or on behalf of, the Agent and under its sole dominion and control.
     “Compliance Certificate” has the meaning given that term in Section 8.3.
     “Continue”, “Continuation” and “Continued” each refers to the continuation of a LIBOR Loan from one Interest Period to another Interest Period pursuant to Section 2.8.
     “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
     “Controlled Joint Venture Subsidiary” means, for any Person, any corporation, partnership or other entity of which at least a majority of the Equity Interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other individuals performing similar functions of such corporation, partnership or other entity (without regard to the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries or Controlled Joint Venture Subsidiaries of such Person or by such Person and one or more Subsidiaries or Controlled Joint Venture Subsidiaries of such Person, and shall include all Persons the accounts of which are consolidated with those of such Person pursuant to GAAP.
     “Convert”, “Conversion” and “Converted” each refers to the conversion of a Loan of one Type into a Loan of another Type pursuant to Section 2.9.
     “Credit Event” means any of the following: (a) the making (or deemed making) of any Loan, (b) the Conversion of a Base Rate Loan into a LIBOR Loan, and (c) the issuance of a Letter of Credit.
     “Default” means any of the events specified in Section 10.1., whether or not there has been satisfied any requirement for the giving of notice, the lapse of time, or both.
     “Defaulting Lender” means any Lender that, as reasonably determined by the Agent, (a) has failed to perform any of its funding obligations hereunder, including in respect of its Loans or participations in respect of Letters of Credit, within three (3) Business Days of the date required to be funded by it hereunder and such failure is continuing, unless such failure arises out of a good faith dispute between such Lender and either the Borrower or the Agent and either such Lender or the Agent has provided written notice to the Borrower of such dispute, (b) has notified the Borrower, the Agent or any Lender that it does not intend to comply with its funding obligations hereunder or has made a public statement to that effect with respect to its funding obligations under other agreements generally in which it commits to extend credit, unless with respect to this clause (b), such failure is subject to a good faith dispute, (c) has failed, within three (3) Business Days after request by the Agent, to confirm in a manner reasonably satisfactory to the Agent that it will comply with its funding obligations; provided that, notwithstanding the provisions of Section 3.11., such Lender shall cease to be a Defaulting Lender upon the Agent’s receipt of confirmation that such Defaulting Lender will comply with its funding obligations, or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any bankruptcy, insolvency, reorganization, liquidation, conservatorship, assignment for the benefit of creditors, moratorium, receivership, rearrangement or similar debtor relief law of the United States or other applicable jurisdictions from time to time in effect, including any law for the appointment of the Federal Deposit Insurance Corporation or any other state or federal regulatory authority as receiver, conservator, trustee, administrator or any similar capacity, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such capacity, charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a governmental authority (including any agency, instrumentality, regulatory body, central bank or other authority) so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts of the United States or from the enforcement of judgments or writs of attachment of its assets or permit such Lender (or such governmental authority or instrumentality) to reject, repudiate, disavow, or disaffirm any contracts or agreements made with such Person). Any determination by the Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 3.11(g)) upon delivery of written notice of such determination to the Borrower and each Lender.
     “Derivatives Contract” means any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement. Not in limitation of the foregoing, the term “Derivatives Contract” includes any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement or any other netting agreement, including any such obligations or liabilities under any such netting agreement.
     “Derivatives Contracts Beneficiary” means (a) in respect of any Derivatives Contract with the Borrower, a Person who is or was a Lender (or any Affiliate of any Lender) at the time such Derivatives Contract was executed with the Borrower, (b) in the case of Derivatives Contracts entered into prior to the date of this Agreement among Borrower and any Lender initially a party to this Agreement as a Lender (or any Affiliate of such a Lender) only, a Person who was a Lender (or any Affiliate of such Lender) on the date of this Agreement, and (c) in respect of any Derivatives Contract with a Subsidiary of Borrower that is a Guarantor, a Person who is or was a Lender (or an Affiliate of any Lender) at the time such Derivatives Contract was executed with such Subsidiary, provided that at all times such Subsidiary is and remains a Guarantor.
     “Derivatives Termination Value” means, in respect of any one or more Derivatives Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Derivatives Contracts, (a) for any date on or after the date such Derivatives Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a) the amount(s) determined as the mark-to-market value(s) for such Derivatives Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Derivatives Contracts (which may include any Lender).
     “Disposition” has the meaning set forth in Section 9.7(d).
     “Dollars” or “$” means the lawful currency of the United States of America.
     “Domestic Subsidiary” means any Subsidiary or Joint Venture Subsidiary that is incorporated or organized under the laws of any state of the United States or the District of Columbia.
     “EBITDA” means, with respect to a Person for any period (without duplication): (a) net income (loss) of such Person for such period determined on a consolidated basis, in accordance with GAAP (but excluding any Joint Venture Subsidiary consolidated with such Person in accordance with GAAP), exclusive of the following (but only to the extent included in determination of such net income (loss)): (i) depreciation and amortization (but as to capital leases included as an asset, only depreciation in accordance with GAAP in effect as of the date of this Agreement); (ii) Interest Expense; (iii) income tax expense; (iv) extraordinary or non-recurring gains and losses and unrealized gains and losses; and (v) other non-cash items, including without limitation, non-cash impairment charges, any changes in the Fair Market Value of any Derivatives Contracts and deferred compensation expense for officers and employees and amortization of stock grants; plus (b) such Person’s pro rata share of EBITDA of its Joint Venture Subsidiaries. EBITDA shall be adjusted to remove any impact from straight line rent leveling adjustments required under GAAP and amortization of intangibles pursuant to Statement of Financial Accounting Standards number 141.
     “Effective Date” means the later of: (a) the Agreement Date; and (b) the date on which all of the conditions precedent set forth in Section 5.1. shall have been fulfilled or waived in writing by the Requisite Lenders.
     “Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, and (d) any other Person (other than a natural person) approved by (i) the Agent and (ii) unless a Default or Event of Default shall exist, the Borrower (each such approval by the Agent or the Borrower not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any of the

Borrower’s Affiliates or Subsidiaries or Joint Venture Subsidiaries. Neither a Defaulting Lender nor any Affiliate of a Defaulting Lender shall qualify as an Eligible Assignee.
     “Environmental Laws” means any Applicable Law relating to environmental protection or the manufacture, storage, remediation, disposal or clean-up of Hazardous Materials including, without limitation, the following: Clean Air Act, 42 U.S.C. § 7401 et seq.; Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.; National Environmental Policy Act, 42 U.S.C. § 4321 et seq.; regulations of the Environmental Protection Agency and any Applicable Law relating primarily to the environment or Hazardous Materials.
     “Equity Interest” means, with respect to any Person, any share of capital stock in (or other ownership or profit interests in) such Person, any warrant, option or other right for the purchase or other acquisition from such Person of any share of capital stock in (or other ownership or profit interests in) such Person, any security convertible into or exchangeable for any share of capital stock in (or other ownership or profit interests in) such Person or warrant, right or option for the purchase or other acquisition from such Person of such shares (or such other interests), and any other ownership or profit interest in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such share, warrant, option, right or other interest is authorized or otherwise existing on any date of determination.
     “Equity Issuance” means any issuance by a Person of any Equity Interest in such Person and shall in any event include the issuance of any Equity Interest upon the conversion or exchange of any security constituting Indebtedness that is convertible or exchangeable, or is being converted or exchanged, for Equity Interests.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as in effect from time to time.
     “ERISA Group” means the Borrower, any Subsidiary, any Controlled Joint Venture Subsidiary and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any Subsidiary or Controlled Joint Venture Subsidiary, are treated as a single employer under Section 414 of the Internal Revenue Code.
     “Event of Default” means any of the events specified in Section 10.1., provided that any requirement for notice or lapse of time or any other condition has been satisfied.
     “Excluded Subsidiary” means (a) any Subsidiary or Joint Venture Subsidiary (i) holding title to or beneficially owning assets which are or are intended to become collateral for any Secured Indebtedness of such Subsidiary or Joint Venture Subsidiary, or being a beneficial owner of a Subsidiary or Joint Venture Subsidiary holding title to or beneficially owning such assets (but having no material assets other than such beneficial ownership interests) and (ii) which (x) is, or is expected to be, prohibited from Guarantying the Indebtedness of any other Person pursuant to any document, instrument or agreement evidencing such Secured

Indebtedness or (y) is prohibited from Guarantying the Indebtedness of any other Person pursuant to a provision of such Subsidiary’s or Joint Venture Subsidiary’s organizational documents which provision was included in such Subsidiary’s or Joint Venture Subsidiary’s organizational documents as a condition or anticipated condition to the extension of such Secured Indebtedness, (b) any Joint Venture Subsidiary (i) of which more than 5.0% of the outstanding Equity Interests in such joint Venture Subsidiary are owned by Minority Holders and (ii) that is prohibited from Guarantying the Indebtedness of any other Person without the consent of such Minority Holders, and (c) any Subsidiary of any entity described in clause (a) or (b) above. A Subsidiary or Joint Venture Subsidiary shall no longer be considered an Excluded Subsidiary when it ceases to be subject to the circumstances or restrictions which caused it to be an Excluded Subsidiary.
     “Existing Credit Agreement” means that certain Credit Agreement dated as of April 10, 2007 by and among the Borrower, the financial institutions party thereto as “Lenders”, Wachovia Bank, National Association, as Administrative Agent, and the other parties thereto, as amended.
     “Fair Market Value” means, with respect to (a) a security listed on a national securities exchange or the NASDAQ National Market, the price of such security as reported on such exchange or market by any widely recognized reporting method customarily relied upon by financial institutions and (b) with respect to any other property, the price which could be negotiated in an arm’s-length free market transaction, for cash, between a willing seller and a willing buyer, neither of which is under pressure or compulsion to complete the transaction.
     “Federal Funds Rate” means, for any day, the rate per annum (rounded upward to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate quoted to the Agent by federal funds dealers selected by the Agent on such day on such transaction as determined by the Agent.
     “Fees” means the fees and commissions provided for or referred to in Section 3.6. and any other fees payable by the Borrower hereunder or under any other Loan Document.
     “Fixed Charges” means, for any period, the sum of (a) Interest Expense of the Parent and its Subsidiaries determined on a consolidated basis for such period (but excluding any Joint Venture Subsidiary consolidated with such Person in accordance with GAAP), (b) all regularly scheduled principal payments made with respect to Indebtedness of the Parent and its Subsidiaries during such period (but excluding any Joint Venture Subsidiary consolidated with such Person in accordance with GAAP), other than (i) any balloon, bullet or similar principal payment which repays such Indebtedness in full and (ii) any amounts paid under a cash flow mortgage applied to principal, and (c) all Preferred Dividends paid during such period. The Parent’s pro rata share of the Fixed Charges of Joint Venture Subsidiaries of the Parent shall be included in determinations of Fixed Charges.

     “Floating Rate Indebtedness” means such portion of Total Indebtedness which, after giving effect to any Derivatives Contracts, at the time of calculation bears current interest at a variable rate that is not then subject to a “cap,” “collar” or other similar arrangement; provided, that Indebtedness shall be deemed subject to a “cap,” “collar” or similar arrangement if (i) with respect to any Secured Indebtedness secured by a Mortgage which is then subject to a “cap,” “collar” or similar arrangement, the terms of which are specified by the documents relating to such Secured Indebtedness, such “cap”, “collar” or similar arrangement with respect to such Secured Indebtedness complies with the specific terms and conditions of such Secured Indebtedness with respect thereto, and (ii) with respect to any other Indebtedness (including any Indebtedness secured by a Mortgage which does not satisfy the terms of clause (i) above), any “cap”, “collar” or similar arrangement with respect to such Indebtedness results in the variable rate being less than or equal to the sum of (x) the rate (as reasonably determined by the Agent) borne by United States Treasury notes with a maturity of 10 years at the time the applicable Derivatives Contract became effective and (y) 3.0% per annum.
     “Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
     “Foreign Subsidiary” means a Subsidiary or a Joint Venture Subsidiary that (a) is not a Domestic Subsidiary and (b) is not a “disregarded entity” under Treas. Reg. Section 301.7701-2(a).
     “Fronting Exposure” means, at any time there is a Defaulting Lender, with respect to the Agent, such Defaulting Lender’s Revolving Commitment Percentage of the outstanding Letter of Credit Liabilities other than Letter of Credit Liabilities as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or cash collateral or other credit support acceptable to the Agent shall have been provided in accordance with the terms hereof.
     “Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
     “GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.
     “Governmental Approvals” means all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and reports to, all Governmental Authorities.

     “Governmental Authority” means any national, state or local government (whether domestic or foreign), any political subdivision thereof or any other governmental, quasi-governmental, judicial, public or statutory instrumentality, authority, body, agency, bureau, commission, board, department or other entity (including, without limitation, the Federal Deposit Insurance Corporation, the Comptroller of the Currency, the Federal Reserve Board, any central bank and any comparable authority) or any arbitrator with authority to bind a party at law.
     “Grantor” means the Borrower and each of the Subsidiaries and Joint Venture Subsidiaries set forth on Schedule 1.1.(B) and any other Person that becomes a “Grantor” under the Security Agreement, in each case, which has not been released as a “Grantor” in accordance with the terms of this Agreement.
     “Guarantor” means any Person that is a party to the Guaranty as a “Guarantor” and in any event shall include the Parent and each Material Subsidiary (other than a Foreign Subsidiary).
     “Guaranty”, “Guaranteed”, “Guarantying” or to “Guarantee” as applied to any Indebtedness means and includes: (a) a guaranty (other than by endorsement of negotiable instruments for collection or deposit in the ordinary course of business), directly or indirectly, in any manner, of any part or all of such Indebtedness, or (b) an agreement, direct or indirect, contingent or otherwise, and whether or not constituting a guaranty, the practical effect of which is to assure the payment or performance (or payment of damages in the event of nonperformance) of any part or all of such obligation whether by: (i) the purchase of securities or obligations, (ii) the purchase, sale or lease (as lessee or lessor) of property or the purchase or sale of services primarily for the purpose of enabling the obligor with respect to such obligation to make any payment or performance (or payment of damages in the event of nonperformance) of or on account of any part or all of such obligation, or to assure the owner of such obligation against loss, (iii) the supplying of funds to or in any other manner investing in the obligor with respect to such obligation, (iv) repayment of amounts drawn down by beneficiaries of letters of credit (including Letters of Credit), or (v) the supplying of funds to or investing in a Person on account of all or any part of such Person’s obligation under a Guaranty of any obligation or indemnifying or holding harmless, in any way, such Person against any part or all of such obligation. As the context requires, “Guaranty” shall also mean the Guaranty to which the Guarantors are parties substantially in the form of Exhibit K.
     “Hazardous Materials” means all or any of the following: (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable Environmental Laws as “hazardous substances”, “hazardous materials”, “hazardous wastes”, “toxic substances” or any other formulation intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, “TCLP” toxicity or “EP toxicity”; (b) oil, petroleum or petroleum derived substances, natural gas, natural gas liquids or synthetic gas and drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (c) any flammable substances or explosives or any radioactive materials; (d) asbestos in any form; and (e) electrical equipment which contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty parts per million.

     “Indebtedness” means, with respect to a Person, at the time of computation thereof, all of the following (without duplication): (a) all obligations of such Person in respect of money borrowed (other than trade debt incurred in the ordinary course of business which is not more than 90 days past due); (b) all obligations of such Person, whether or not for money borrowed (i) represented by notes payable, or drafts accepted, in each case representing extensions of credit, (ii) evidenced by bonds, debentures, notes or similar instruments, or (iii) constituting purchase money indebtedness, conditional sales contracts, title retention debt instruments or other similar instruments, upon which interest charges are customarily paid or that are issued or assumed as full or partial payment for property or services rendered; (c) Capitalized Lease Obligations of such Person; (d) all reimbursement obligations (contingent or otherwise) of such Person in respect of letters of credit or acceptances (whether or not the same have been presented for payment); (e) all Off-Balance Sheet Obligations of such Person; (f) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Mandatorily Redeemable Stock issued by such Person or any other Person, valued at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; (g) all obligations of such Person in respect of any purchase obligation, repurchase obligation, takeout commitment or forward equity commitment, in each case evidenced by a binding agreement (excluding any such obligation to the extent the obligation can be satisfied by the issuance of Equity Interests (other than Mandatorily Redeemable Stock)); (h) obligations (which will increase Indebtedness) and assets (which will decrease Indebtedness) under any Derivatives Contract, other than a Derivatives Contract with respect to any Indebtedness permitted hereunder, in an amount equal to the Derivatives Termination Value thereof (net of any cash or Cash Equivalents posted as collateral for such Derivatives Contracts); (i) all Indebtedness of other Persons which such Person has Guaranteed or is otherwise recourse to such Person (except for guaranties of customary exceptions for fraud, misapplication of funds, environmental indemnities, voluntary bankruptcy, collusive involuntary bankruptcy, completion of capital replacements or repairs, and other similar exceptions to nonrecourse liability until a claim is made with respect thereto, and then shall be included only to the extent of such claim required to be recorded by such Person for such claim in accordance with GAAP and approved by such Person’s independent auditors (and with respect to claims with respect to environmental indemnities, reduced by the amount of such claim covered by an insurance policy of such Person which is in full force and effect and as to which the insurer has acknowledged coverage in writing), and, for the avoidance of doubt, excluding any Guaranty of the payment or performance of a management agreement or franchise agreement relating to a Property); (j) all Indebtedness of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property or assets owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness or other payment obligation; and (k) such Person’s pro rata share of the Indebtedness of any Joint Venture Subsidiary of such Person. Indebtedness of any Person shall include Indebtedness of any partnership or joint venture in which such Person is a general partner or joint venturer to the extent of such Person’s pro rata share of the ownership of such partnership or joint venture (except if such Indebtedness, or portion thereof, is recourse to such Person, in which case the greater of such Person’s pro rata portion of such Indebtedness or the amount of the recourse portion of the Indebtedness, shall be included as Indebtedness of such Person). All Loans and Letter of Credit Liabilities shall constitute Indebtedness of the Borrower.
     “Intellectual Property” has the meaning given that term in Section 6.1.(s).

     “Interest Expense” means, for any period, without duplication, total interest expense, including capitalized interest not funded under a construction loan interest reserve account, for such period; provided, that Interest Expense with respect to Capital Lease Obligations will only include interest expense recorded in accordance with GAAP in effect as of the date of this Agreement.
     “Interest Period” means with respect to any LIBOR Loan, each period commencing on the date such LIBOR Loan is made, or in the case of the Continuation of a LIBOR Loan the last day of the preceding Interest Period for such Loan, and ending 1, 2, 3, 6 or 12 months (if available from all Lenders) thereafter, as the Borrower may select in a Notice of Borrowing, Notice of Continuation or Notice of Conversion, as the case may be, except that each Interest Period that commences on the last Business Day of a calendar month, or on a day for which there is no corresponding day in the appropriate subsequent calendar month, shall end on the last Business Day of the appropriate subsequent calendar month. Notwithstanding the foregoing: (a) if any Interest Period for a Revolving Loan would otherwise end after the Revolving Termination Date, such Interest Period shall end on the Revolving Termination Date, and (b) each Interest Period that would otherwise end on a day which is not a Business Day shall end on the immediately following Business Day (or, if such immediately following Business Day falls in the next calendar month, on the immediately preceding Business Day).
     “Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.
     “Investment” means, with respect to any Person, any acquisition or investment (whether or not of a controlling interest) by such Person, by means of any of the following: (a) the purchase or other acquisition of any Equity Interest in another Person, (b) a loan, advance or extension of credit to, capital contribution to, Guaranty of Indebtedness of, or purchase or other acquisition of any Indebtedness of, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute the business or a division or operating unit of another Person. Any binding commitment of a Person (the “Subject Person”) to make an Investment in any other Person, as well as any option of another Person to require an Investment by the Subject Person, shall constitute an Investment by the Subject Person. Except as expressly provided otherwise, for purposes of determining compliance with any covenant contained in a Loan Document, the amount of any Investment shall be the amount actually invested or required to be invested, without adjustment for subsequent increases or decreases in the value of such Investment.
     “Investment Subsidiary” means individually, Ashford Investment Management LP and Ashford TRS Investment Management LP, and collectively both of them.
     “Joint Venture Subsidiary” means any corporation, partnership or other entity in respect of which less than 100% of the percentage Equity Interests therein (other than, in the case of a corporation, directors’ qualifying shares) are at the time directly or indirectly owned or controlled by Borrower or one or more Subsidiaries of Borrower, and any Subsidiary or Joint Venture Subsidiary of a Joint Venture Subsidiary. Notwithstanding the foregoing, an Investment by the Investment Subsidiaries in publicly traded marketable Equity Interests in a Publicly Traded Company shall not cause such Publicly Traded Company to be a Joint Venture

Subsidiary of Borrower, or any other Subsidiary or Joint Venture Subsidiary of Borrower, provided that with respect to each such Publicly Traded Company the Investment Subsidiaries’ aggregate direct or indirect ownership interest therein is less than the lesser of (1) five percent (5%) of the class of stock issued by such Publicly Traded Company, or (2) such threshold as would otherwise require the Investment Subsidiary or Investment Subsidiaries (as if treated as a single Person) to report its ownership position therein to the Securities and Exchange Commission pursuant to applicable federal securities laws.
     “KeyBank” means KeyBank National Association, together with its successors and assigns.
     “L/C Commitment Amount” equals $10,000,000.
     “Lender” means each financial institution from time to time party hereto as a “Lender”, together with its successors and permitted assigns.
     “Lending Office” means, for each Lender and for each Type of Loan, the office of such Lender specified as such in such Lender’s Administrative Details Form, or such other office of such Lender of which such Lender may notify the Agent in writing from time to time.
     “Letter of Credit” has the meaning given that term in Section 2.3.(a).
     “Letter of Credit Documents” means, with respect to any Letter of Credit, collectively, any application therefor, any certificate or other document presented in connection with a drawing under such Letter of Credit and any other agreement, instrument or other document governing or providing for (a) the rights and obligations of the parties concerned or at risk with respect to such Letter of Credit or (b) any collateral security for any of such obligations.
     “Letter of Credit Liabilities” means, without duplication, at any time and in respect of any Letter of Credit, the sum of (a) the Stated Amount of such Letter of Credit plus (b) the aggregate unpaid principal amount of all Reimbursement Obligations of the Borrower at such time due and payable in respect of all drawings made under such Letter of Credit. For purposes of this Agreement, a Lender (other than the Lender acting as the Agent) shall be deemed to hold a Letter of Credit Liability in an amount equal to its participation interest in the related Letter of Credit under Section 2.3.(i), and the Lender acting as the Agent shall be deemed to hold a Letter of Credit Liability in an amount equal to its retained interest in the related Letter of Credit after giving effect to the acquisition by the Lenders other than the Lender acting as the Agent of their participation interests under such Section.
     “LIBOR” means, for any LIBOR Loan for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBOR01 Page (or any successor page) as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period. If for any reason such rate is not available, LIBOR shall be, for any Interest Period, the rate per annum reasonably determined by the Agent as the rate of interest at which Dollar deposits in the approximate amount of such LIBOR Loan would be offered by the Agent to major banks in the London interbank Eurodollar market at their request at or about 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period.
     “LIBOR Loan” means a Loan bearing interest at a rate based on LIBOR.
     “Lien” as applied to the property of any Person means: (a) any security interest, encumbrance, mortgage, deed to secure debt, deed of trust, assignment of leases and rents, pledge, lien, charge or lease constituting a Capitalized Lease Obligation, conditional sale or other title retention agreement, or other security title or encumbrance of any kind in respect of any property of such Person, or upon the income, rents or profits therefrom; (b) any arrangement, express or implied, under which any property of such Person is transferred, sequestered or otherwise identified for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to the payment of the general, unsecured creditors of such Person; (c) the filing of any financing statement under the Uniform Commercial Code or its equivalent in any jurisdiction, other than any precautionary filing not otherwise constituting or giving rise to a Lien, including a financing statement filed (i) in respect of a lease not constituting a Capitalized Lease Obligation pursuant to Section 9-505 (or a successor provision) of the Uniform Commercial Code or its equivalent as in effect in an applicable jurisdiction or (ii) in connection with a sale or other disposition of accounts or other assets not prohibited by this Agreement in a transaction not otherwise constituting or giving rise to a Lien; and (d) any agreement by such Person to grant, give or otherwise convey any of the foregoing.
     “Loan” means a Revolving Loan.
     “Loan Document” means this Agreement, each Note, each Letter of Credit Document, the Guaranty, each Security Document and each other document or instrument (other than a Derivatives Contract) now or hereafter executed and delivered by a Loan Party in connection with, pursuant to or relating to this Agreement.
     “Loan Party” means each of the Borrower and each other Person who guarantees all or a portion of the Obligations and/or who pledges any collateral security to secure all or a portion of the Obligations. Schedule 1.1.(A) sets forth the Loan Parties in addition to the Borrower as of the Agreement Date.
     “Mandatorily Redeemable Stock” means, with respect to any Person, any Equity Interest in such Person which by the terms of such Equity Interest (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable), upon the happening of any event or otherwise, (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than an Equity Interest to the extent redeemable in exchange for common stock or other equivalent common Equity Interests at the option of the issuer of such Equity Interest), (b) is convertible into or exchangeable or exercisable for Indebtedness or Mandatorily Redeemable Stock, or (c) is redeemable at the option of the holder thereof, in whole or in part (other than an Equity Interest which is redeemable solely in exchange for common stock or other equivalent common Equity Interests), in each case on or prior to the Revolving Termination Date.

     “Material Adverse Effect” means a materially adverse effect on (a) the business, assets, liabilities, condition (financial or otherwise), results of operations or business prospects of the Parent and its Subsidiaries and Controlled Joint Venture Subsidiaries taken as a whole, (b) the ability of the Borrower or any other Loan Party to perform its obligations under any Loan Document to which it is a party, (c) the validity or enforceability of any of the Loan Documents, (d) the rights and remedies of the Lenders and the Agent under any of the Loan Documents or (e) the timely payment of the principal of or interest on the Loans or other amounts payable in connection therewith or the timely payment of all Reimbursement Obligations.
     “Material Contract” means any contract or other arrangement (other than Loan Documents), whether written or oral, to which the Borrower, any Subsidiary or Joint Venture Subsidiary or any other Loan Party is a party as to which the breach, nonperformance, cancellation or failure to renew by any party thereto could reasonably be expected to have a Material Adverse Effect.
     “Material Indebtedness” has the meaning set forth in Section 10.1(e)(i).
     “Material Subsidiary” means, other than any Excluded Subsidiary, (a) any Subsidiary or Joint Venture Subsidiary to which more than 5.0% of the assets constituting the Adjusted Total Asset Value is attributable on an individual basis, (b) any Subsidiary or Joint Venture Subsidiary which is obligated (whether as a principal or a guarantor) with respect to any Recourse Indebtedness permitted under Section 9.3.(a)(i), and (c) the Investment Subsidiaries.
     “Mezzanine Debt Interest” means a promissory note evidencing a mezzanine financing or similar transaction, secured by a mortgage or a security interest in an Equity Interest and of which the Borrower or any Subsidiary or Joint Venture Subsidiary is the holder and retains the rights of collection of all payments thereunder.
     “Minority Holder” means any Person (other than the Borrower, any Subsidiary or any Controlled Joint Venture Subsidiary of the Borrower or any other Affiliate of the Borrower) that is the holder of an Equity Interest in a Joint Venture Subsidiary of the Borrower.
     “MIP Loan” means that certain non-recourse mortgage loan dated December 7, 2006, in the original principal amount of $212 million, made by Countrywide Commercial Real Estate Finance, Inc. to certain Subsidiaries of Borrower and currently secured by a Lien against five (5) Properties, which matures December 11, 2011.
     “Moody’s” means Moody’s Investors Service, Inc., and its successors.
     “Mortgage” means a mortgage, deed of trust, deed to secure debt or similar security instrument made by a Person owning an interest in real property granting a Lien on such interest in real property as security for the payment of Indebtedness of such Person or another Person.
     “Mortgage Receivable” means a promissory note secured by a Mortgage of which the Parent or any Subsidiary or Joint Venture Subsidiary is the holder and retains the rights of collection of all payments thereunder.

     “Multiemployer Plan” means at any time a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions, including for these purposes any Person which ceased to be a member of the ERISA Group during such five year period.
     “Negative Pledge” means, with respect to a given asset, any provision of a document, instrument or agreement (other than any Loan Document) which prohibits or purports to prohibit the creation or assumption of any Lien on such asset as security for Indebtedness of the Person owning such asset or any other Person; provided, however, that an agreement that conditions a Person’s ability to encumber its assets upon the maintenance of one or more specified ratios that limit such Person’s ability to encumber its assets but that do not generally prohibit the encumbrance of its assets, or the encumbrance of specific assets, shall not constitute a Negative Pledge.
     “Net Proceeds” means with respect to any Equity Issuance by a Person, the aggregate amount of all cash and the Fair Market Value of all other property (other than securities of such Person being converted or exchanged in connection with such Equity Issuance) received by such Person in respect of such Equity Issuance net of investment banking fees, legal fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred by such Person in connection with such Equity Issuance.
     “Non-Defaulting Lender” means, at any time, any Lender that is not a Defaulting Lender at such time.
     “Nonrecourse Indebtedness” means, with respect to a Person, (a) Indebtedness to the extent recourse for payment (except for liability for customary exceptions for fraud, misapplication of funds, environmental indemnities, voluntary bankruptcy, collusive involuntary bankruptcy, completion of capital replacements or repairs and other similar exceptions to nonrecourse liability (collectively, “Nonrecourse Exceptions”)) is contractually limited to specific assets of such Person encumbered by a Lien securing such Indebtedness or (b) if such Person is a Single Asset Entity, any Indebtedness of such Person. A Guaranty of Nonrecourse Exceptions by a Person shall not be considered to give rise to Indebtedness of such Person.
     “Note” has the meaning given that term in Section 2.10.(a).
     “Notice of Borrowing” means a notice in the form of Exhibit B to be delivered to the Agent pursuant to Section 2.1.(b) evidencing the Borrower’s request for a borrowing of Revolving Loans.
     “Notice of Continuation” means a notice in the form of Exhibit C to be delivered to the Agent pursuant to Section 2.8. evidencing the Borrower’s request for the Continuation of a LIBOR Loan.
     “Notice of Conversion” means a notice in the form of Exhibit D to be delivered to the Agent pursuant to Section 2.9. evidencing the Borrower’s request for the Conversion of a Loan from one Type to another Type.

     “Obligations” means, individually and collectively: (a) the aggregate principal balance of, and all accrued and unpaid interest on, all Loans; (b) all Reimbursement Obligations and all other Letter of Credit Liabilities; and (c) all other indebtedness, liabilities, obligations, covenants and duties of the Borrower and the other Loan Parties owing to the Agent or any Lender of every kind, nature and description, under or in respect of this Agreement or any of the other Loan Documents, including, without limitation, the Fees and indemnification obligations, whether direct or indirect, absolute or contingent, due or not due, contractual or tortious, liquidated or unliquidated, and whether or not evidenced by any promissory note.
     “OFAC” means U.S. Department of the Treasury’s Office of Foreign Assets Control and any successor Governmental Authority.
     “Off-Balance Sheet Obligations” means liabilities and obligations of the Parent, any Subsidiary or any other Person in respect of “off-balance sheet arrangements” (as defined in Item 303(a)(4)(ii) of Regulation S-K promulgated under the Securities Act) which the Parent would be required to disclose in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of the Parent’s report on Form 10-Q or Form 10-K (or their equivalents) which the Parent is required to file with the Securities and Exchange Commission (or any Governmental Authority substituted therefor).
     “Other Net Assets” means (a) all assets (other than cash, cash equivalents, marketable securities, Properties and intangible assets) of the Parent and its Subsidiaries that would be set forth on a consolidated balance sheet of the Parent and its Subsidiaries prepared in accordance with GAAP (but excluding any Joint Venture Subsidiary consolidated with such Parent in accordance with GAAP), minus (b) all liabilities (other than Indebtedness and intangible liabilities) of the Parent and its Subsidiaries determined on a consolidated basis (but excluding any Joint Venture Subsidiary consolidated with such Parent in accordance with GAAP).
     “Parent” has the meaning set forth in the introductory paragraph hereof and shall include the Parent’s permitted successors and assigns.
     “Participant” has the meaning given that term in Section 12.5.(d).
     “PBGC” means the Pension Benefit Guaranty Corporation and any successor agency.
     “Permitted Liens” means, as to any Person: (a) Liens securing taxes, assessments and other charges or levies imposed by any Governmental Authority (excluding any Lien imposed pursuant to any of the provisions of ERISA or pursuant to any Environmental Laws) or the claims of materialmen, mechanics, carriers, warehousemen or landlords for labor, materials, supplies or rentals incurred in the ordinary course of business, which are not at the time required to be paid or discharged under Section 7.6.; (b) Liens consisting of deposits or pledges made, in the ordinary course of business, in connection with, or to secure payment of, obligations under workers’ compensation, unemployment insurance or similar Applicable Laws; (c) Liens consisting of encumbrances in the nature of zoning restrictions, easements, and rights or restrictions of record on the use of real property, which do not materially detract from the value of such property or materially and adversely impair the intended use thereof in the business of such Person; (d) the rights of tenants under leases or subleases not interfering with the ordinary conduct of business of such Person; (e) Liens in favor of the Agent for the benefit of the Lenders; (f) Liens in existence as of the Agreement Date and set forth in Schedule 6.1(g); and (g) in the case of any Property owned by the Borrower or any Subsidiary or Joint Venture Subsidiary, exceptions to coverage under any owner’s title policy of insurance insuring the interest of the Borrower or such Subsidiary or Joint Venture Subsidiary, as applicable, in such Property.
     “Person” means an individual, corporation, partnership, limited liability company, association, trust or unincorporated organization, or a government or any agency or political subdivision thereof.
     “Plan” means at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code and either (a) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (b) has at any time within the preceding five years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.
     “Pledge Agreement” means the Pledge Agreement to which the Pledgors are parties substantially in the form of Exhibit E.
     “Pledgor” means the Borrower and each of the Persons set forth on Schedule 1.1.(D), together with any other Person that becomes a “Pledgor” under the Pledge Agreement and, in each case, which has not been released as a “Pledgor” in accordance with this Agreement.
     “Post-Default Rate” means a rate per annum equal to the Base Rate as in effect from time to time plus the Applicable Margin for Base Rate Loans plus four percent (4.0%).
     “Preferred Dividends” means, for any period and without duplication, all Restricted Payments paid during such period on Preferred Equity Interests issued by the Parent or a Subsidiary. Preferred Dividends shall not include dividends or distributions (a) paid or payable solely in Equity Interests (other than Mandatorily Redeemable Stock) payable to holders of such class of Equity Interests, (b) paid or payable to the Parent or a Subsidiary, or (c) constituting or resulting in the redemption of Preferred Equity Interests, other than scheduled redemptions not constituting balloon, bullet or similar redemptions in full. Preferred Dividends shall not include dividends or distributions paid or payable in respect of (i) Preferred Equity Interests that are convertible into common Equity Interests in the Parent or the Borrower, (ii) Class B Operating Partnership units issued by the Borrower in connection with the acquisition of the Marriott Crystal Gateway in Arlington, Virginia and other operating partnership units issued by the Borrower having similar terms as such Class B Operating Partnership units or (iii) Preferred Equity Interests in PIM Highland Holding LLC pursuant to the operating agreement thereof as of the date of this Agreement.
     “Preferred Equity Interests” means, with respect to any Person, Equity Interests in such Person which are entitled to preference or priority over any other Equity Interest in such Person in respect of the payment of dividends or distribution of assets upon liquidation or both, provided, that Preferred Equity Interests shall not include any Equity Interests in a Closely Held

Joint Venture Subsidiary which entitle the holder of such Equity Interests to distributions in certain instances of cash or other property solely in respect of such Equity Interest in such Closely Held Joint Venture Subsidiary in priority over other Equity Interests in such Closely Held Joint Venture Subsidiary in accordance with any waterfall provision, priority distribution provision, sequential distribution provision or other similar provision as set forth in any limited liability company agreement, operating agreement, partnership agreement or similar agreement of such Closely Held Joint Venture Subsidiary, but which priority is not effective in all cases for all distributions (for example, a holder of Equity Interests in a Closely Held Joint Venture Subsidiary may receive a priority return prior to a split of further distributions among all holders of Equity Interests in such Closely Held Joint Venture Subsidiary in accordance with their percentage ownership interests).
     “Prime Rate” means the rate of interest per annum announced publicly by the Lender then acting as the Agent as its prime rate from time to time. The Prime Rate is not necessarily the best or the lowest rate of interest offered by the Lender acting as the Agent or any other Lender.
     “Principal Office” means the address of the Agent specified in Section 12.1., or any subsequent office which the Agent shall have specified by written notice to the Borrower and Lenders as the Principal Office referred to herein, to which payments due are to be made and at which Loans will be disbursed and Letters of Credit requested.
     “Property” means any parcel of real property owned or leased (in whole or in part) or operated by the Parent, any Subsidiary or any Joint Venture Subsidiary of the Parent and which is located in a state of the United States of America or the District of Columbia.
     “Publicly Traded Company” means any corporation whose common stock is listed for trading and is traded on the New York Stock Exchange or another recognized global exchange.
     “Recourse Indebtedness” means Total Indebtedness (other than the Loans and Letter of Credit Liabilities) which does not constitute Nonrecourse Indebtedness. Notwithstanding the foregoing, Recourse Indebtedness shall not include the MIP Loan and the Wachovia Loan to the extent resulting from liability under any Nonrecourse Exceptions given with respect to the MIP Loan and the Wachovia Loan, as applicable.
     “Register” has the meaning given that term in Section 12.5.(c).
     “Regulatory Change” means, with respect to any Lender, any change effective after the Agreement Date in Applicable Law (including without limitation, Regulation D of the Board of Governors of the Federal Reserve System) or the adoption or making after such date of any interpretation, directive or request applying to a class of banks, including such Lender, of or under any Applicable Law (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) by any Governmental Authority or monetary authority charged with the interpretation or administration thereof or compliance by any Lender with any request or directive regarding capital adequacy. The Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, publications, orders, guidelines and directives thereunder or issued in connection therewith and all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall be deemed to have been adopted and gone into effect after the Agreement Date regardless of when adopted, enacted or issued.
     “Reimbursement Obligation” means the absolute, unconditional and irrevocable obligation of the Borrower to reimburse the Agent for any drawing honored by the Agent under a Letter of Credit.
     “REIT” means a Person qualifying for treatment as a “real estate investment trust” under the Internal Revenue Code.
     “Requisite Lenders” means, as of any date, (a) Lenders having more than 50.0% of the aggregate amount of the Revolving Commitments (not held by Defaulting Lenders who are not entitled to vote) or (b) if the Revolving Commitments have been terminated or reduced to zero, Lenders holding more than 50.0% of the principal amount of the aggregate outstanding Loans and Letter of Credit Liabilities (not held by Defaulting Lenders who are not entitled to vote). Revolving Commitments, Loans and Letter of Credit Liabilities held by Defaulting Lenders shall be disregarded when determining the Revolving Requisite Lenders.
     “Responsible Officer” means with respect to the Parent or any Subsidiary or Joint Venture Subsidiary, the chief executive officer, the chief operating officer or the chief financial officer of the Parent or such Subsidiary or Joint Venture Subsidiary.
     “Restricted Payment” means: (a) any dividend or other distribution, direct or indirect, on account of any Equity Interest in the Parent or any Subsidiary or Joint Venture Subsidiary now or hereafter outstanding, except a dividend payable solely in Equity Interests; (b) any redemption, conversion, exchange, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Equity Interest in the Parent or any Subsidiary or Joint Venture Subsidiary now or hereafter outstanding; and (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire any Equity Interests in the Parent or any Subsidiary or Joint Venture Subsidiary now or hereafter outstanding.
     “Revolving Commitment” means, as to each Revolving Lender, such Revolving Lender’s obligation (a) to make Revolving Loans pursuant to Section 2.1. and (b) to issue (in the case of the Revolving Lender then acting as Agent) or participate in (in the case of the other Revolving Lenders) Letters of Credit pursuant to Section 2.3.(a) and 2.3.(i), respectively (but in the case of the Revolving Lender acting as the Agent excluding the aggregate amount of participations in the Letters of Credit held by the other Revolving Lenders), in each case, in an amount up to, but not exceeding, the amount set forth for such Revolving Lender on Schedule I as such Lender’s “Revolving Commitment” or as set forth in the applicable Assignment and Assumption, as the same may be reduced from time to time pursuant to Section 2.11., increased pursuant to Section 2.15. or increased or reduced as appropriate to reflect any assignments to or by such Lender effected in accordance with Section 12.5.

     “Revolving Commitment Percentage” means, as to each Revolving Lender, the ratio, expressed as a percentage, of (a) the amount of such Lender’s Revolving Commitment to (b) the aggregate amount of the Revolving Commitments of all Revolving Lenders; provided, however, that if at the time of determination the Revolving Commitments have terminated or been reduced to zero, the “Revolving Commitment Percentage” of each Revolving Lender shall be the Revolving Commitment Percentage of such Revolving Lender in effect immediately prior to such termination or reduction.
     “Revolving Lender” means each Lender that has a Revolving Commitment or is the holder of a Revolving Loan.
     “Revolving Loan” means a loan made by a Lender to the Borrower pursuant to Section 2.1.(a).
     “Revolving Termination Date” means September 26, 2014, or such later date to which the Revolving Termination Date may be extended pursuant to Section 2.12.
     “Sanctioned Entity” means (a) an agency of the government of, (b) an organization directly or indirectly controlled by, or (c) a Person resident in, in each case, a country that is subject to a sanctions program identified on the list maintained by the OFAC and published from time to time, as such program may be applicable to such agency, organization or Person.
     “Sanctioned Person” means a Person named on the list of Specially Designated Nationals or Blocked Persons maintained by the OFAC as published from time to time.
     “Secured Indebtedness” means Indebtedness of a Person secured in any manner by any Lien.
     “Securities Act” means the Securities Act of 1933, as amended from time to time, together with all rules and regulations issued thereunder.
     “Security Agreement” means the Security Agreement to which various Loan Parties are parties substantially in the form of Exhibit F.
     “Security Document” means the Pledge Agreement, the Security Agreement and any other security agreement, financing statement, or other document, instrument or agreement creating, evidencing or perfecting the Agent’s Liens in any of the Collateral.
     “Single Asset Entity” means a Person (other than an individual) that (a) only owns one or more Properties or Mezzanine Debt Interests; (b) is engaged only in the business of owning, developing and/or leasing such Properties or Mezzanine Debt Interests; and (c) receives substantially all of its gross revenues from such Properties or Mezzanine Debt Interests. In addition, if the assets of a Person consist solely of (i) Equity Interests in one or more Single Asset Entities and (ii) cash and other assets of nominal value incidental to such Person’s ownership of the other Single Asset Entities, such Person shall also be deemed to be a Single Asset Entity for purposes of this Agreement.

     “Solvent” means, when used with respect to any Person, that (a) the fair value and the fair salable value of its assets (excluding any Indebtedness due from any Affiliate of such Person that is not itself Solvent) are each in excess of the fair valuation of its total liabilities (including all contingent liabilities computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that could reasonably be expected to become an actual and matured liability); (b) such Person is able to pay its debts or other obligations in the ordinary course as they mature; and (c) such Person has capital not unreasonably small to carry on its business and all business in which it proposes to be engaged.
     “S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc., and its successors.
     “Stated Amount” means the amount available to be drawn by a beneficiary under a Letter of Credit from time to time, as such amount may be increased or reduced from time to time in accordance with the terms of such Letter of Credit.
     “Subsidiary” means, for any Person, any corporation, partnership or other entity in respect of which 100% of the percentage equity interests therein (other than, in the case of a corporation, directors’ qualifying shares) are at the time directly or indirectly owned or controlled by such Person or one or more other Subsidiaries of such Person. For all purposes, the Borrower shall be deemed a Subsidiary of Parent.
     “Tangible Net Worth” means, as of a given date, (a) the stockholders’ equity of the Parent and its Subsidiaries and Joint Venture Subsidiaries determined on a consolidated basis in accordance with GAAP, plus (b) accumulated depreciation and amortization, minus (c) the following (to the extent reflected in the stockholders’ equity of the Parent and its Subsidiaries and Joint Venture Subsidiaries): (i) the amount of any write-up in the book value of any assets contained in any balance sheet resulting from revaluation thereof or any write-up in excess of the cost of such assets acquired, and (ii) all amounts appearing on the assets side of any such balance sheet for assets which would be classified as intangible assets under GAAP, all determined on a consolidated basis. In addition, when determining Tangible Net Worth, non-cash impairment charges relating to loans, goodwill and other intangibles or long-lived assets reflected in determining stockholders’ equity of the Parent and its Subsidiaries in accordance with Statement of Financial Accounting Standards number 114, 118, 142 or 144, as applicable, may be excluded in an aggregate amount not to exceed $150,000,000; provided, however, any such impairment charges attributable to a Mezzanine Debt Interest associated with an Acquired Mezzanine Debt Entity whose Indebtedness and assets are excluded from calculations of the ratio contained in Section 9.1.(a) pursuant to the second sentence of such Section may not be excluded from Tangible Net Worth under this sentence.
     “Taxes” has the meaning given that term in Section 3.12.
     “Titled Agents” means each of the Arranger, any syndication agent, any documentation agent and any other Person awarded a similar honorific title in connection with this Agreement, and shall include their respective successors and permitted assigns.

     “Total Asset Value” means the sum of all of the following (without duplication) of the Parent and its Subsidiaries on a consolidated basis determined in accordance with GAAP applied on a consistent basis (but excluding any Joint Venture Subsidiary consolidated with Parent in accordance with GAAP): (a) cash, cash equivalents and marketable securities, plus (b) the undepreciated GAAP book value of all Properties, plus (c) Other Net Assets. The Parent’s pro rata share of Total Asset Value held by its Joint Venture Subsidiaries (excluding assets of the type described in the immediately preceding clause (a) for any Joint Venture Subsidiary that is not a Controlled Joint Venture Subsidiary) will be included in Total Asset Value calculations consistent with the above described treatment for wholly owned assets. In addition, when determining Total Asset Value the following may be excluded: non-cash impairment charges relating to loans, goodwill and other intangibles or long-lived assets, in each case, reflected in book value of Properties or Other Net Assets in accordance with Statement of Financial Accounting Standards number 114, 118, 142 or 144, as applicable, in an aggregate amount not to exceed $150,000,000; provided, however, any such impairment charges attributable to a Mezzanine Debt Interest associated with an Acquired Mezzanine Debt Entity whose Indebtedness and assets are excluded from calculations of the ratio contained in Section 9.1.(a) pursuant to the second sentence of such Section may not be excluded from Total Asset Value under this sentence. Capitalized lease assets will be accounted for in accordance with GAAP in effect as of the date of this Agreement.
     “Total Indebtedness” means, the sum of (without duplication) all (a) Indebtedness of the Parent and its Subsidiaries determined on a consolidated basis (but excluding any Joint Venture Subsidiary consolidated with Parent in accordance with GAAP), plus (b) the pro rata share of the Indebtedness of any Joint Venture Subsidiary.
     “Total Net Indebtedness” means (a) Total Indebtedness minus (b) all cash and cash equivalents of the Parent and all Subsidiaries (but specifically excluding any cash posted as collateral or otherwise for or with respect to any Derivatives Contract) and its pro rata share thereof of Joint Venture Subsidiaries determined on a consolidated basis (including any cash held by Marriott in its capacity as a property management company for the benefit Parent and its Subsidiaries and Joint Venture Subsidiaries).
     “Type” with respect to any Revolving Loan refers to whether such Loan is a LIBOR Loan or Base Rate Loan.
     “Unfunded Liabilities” means, with respect to any Plan at any time, the amount (if any) by which (a) the value of all benefit liabilities under such Plan, determined on a plan termination basis using the assumptions prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds (b) the fair market value of all Plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions), all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the ERISA Group to the PBGC or any other Person under Title IV of ERISA.
     “Unpledgeable Subsidiary” means (a) any Subsidiary or Joint Venture Subsidiary (i) holding title to or beneficially owning assets which are or are intended to become collateral for any Secured Indebtedness of such Subsidiary or Joint Venture Subsidiary, or being a beneficial owner of a Subsidiary or Joint Venture Subsidiary holding title to or beneficially owning such assets (but having no material assets other than such beneficial ownership interests) and (ii) the Equity Interests of which may not be pledged as security to any Person pursuant to restrictions contained in (x) any document, instrument or agreement evidencing such Secured Indebtedness or (y) such Subsidiary’s or Joint Venture Subsidiary’s organizational documents included as a condition or anticipated condition to the extension of such Secured Indebtedness, (b) any Joint Venture Subsidiary (i) more than 5.0% of the outstanding Equity Interest of which is owned by Minority Holders and (ii) the Equity Interests of which may not be pledged as security to any Person without the consent of such Minority Holders, and (c) any Subsidiary of an entity described in clause (a) or (b) above.
     “Unsecured Indebtedness” means with respect to any Person, all Indebtedness of such Person that does not constitute Secured Indebtedness.
     “Wachovia Loan” means, collectively, (i) that certain non-recourse mortgage loan dated April 11, 2007, in the original principal amount of $315 million, made by Wachovia Bank, National Association to certain Subsidiaries of Borrower and currently secured by a Lien against ten (10) Properties, (ii) that certain non-recourse senior mezzanine loan dated April 11, 2007, in the original principal amount of $80,122,000, made by Wachovia Bank, National Association to certain Subsidiaries of Borrower and currently secured by a Lien against the equity in the mortgage borrowers, (iii) that certain non-recourse intermediate mezzanine loan dated April 11, 2007, in the original principal amount of $80 million, made by Wachovia Bank, National Association to certain Subsidiaries of Borrower and currently secured by a Lien against the equity in the senior mezzanine borrowers, and (iv) that certain non-recourse junior mezzanine loan dated April 11, 2007, in the original principal amount of $80 million, made by Wachovia Bank, National Association to certain Subsidiaries of Borrower and currently secured by a Lien against the equity in the intermediate mezzanine borrowers, each of which matures May 9, 2012.
     “Westin Mezz Portfolio” means the Westin La Paloma hotel located in Tucson, Arizona and the Westin Hilton Head hotel located in Hilton Head, South Carolina.
Section 1.2. General; References to Times.
     Unless otherwise indicated, all accounting terms, ratios and measurements shall be interpreted or determined in accordance with GAAP as in effect from time to time; provided that, if at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Requisite Lenders shall so request, the Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Requisite Lenders); provided further that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. References in this Agreement to “Sections”, “Articles”, “Exhibits” and “Schedules” are to sections, articles, exhibits and schedules herein and hereto unless otherwise indicated. References in this Agreement to any document, instrument or agreement (a) shall include all exhibits, schedules and other attachments thereto, (b) shall include all documents, instruments or agreements issued or executed in replacement thereof, to the extent permitted hereby and (c) shall mean such document, instrument or agreement, or replacement or predecessor thereto, as amended, supplemented, restated or otherwise modified as of the date of this Agreement and from time to time thereafter to the extent not prohibited hereby and in effect at any given time. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter. Unless explicitly set forth to the contrary, a reference to “Subsidiary”, “Joint Venture Subsidiary” or “Controlled Joint Venture Subsidiary” means a Subsidiary, Joint Venture Subsidiary or Controlled Joint Venture Subsidiary of the Parent and a reference to an “Affiliate” means a reference to an Affiliate of the Borrower. Titles and captions of Articles, Sections, subsections and clauses in this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement. Unless otherwise indicated, all references to time are references to Cleveland, Ohio time.
Section 1.3. Financial Attributes of Non-Wholly Owned Joint Venture Subsidiaries.
     Notwithstanding anything contained in this Agreement to the contrary, when determining the Parent’s compliance with any financial covenant contained in any of the Loan Documents, only the Parent’s pro rata share of the financial attributes of a Joint Venture Subsidiary shall be included.
ARTICLE II. Credit Facility
Section 2.1. Revolving Loans.
     (a) Generally. Subject to the terms and conditions hereof, during the period from the Effective Date to but excluding the Revolving Termination Date, each Revolving Lender severally and not jointly agrees to make Revolving Loans in Dollars to the Borrower in an aggregate principal amount at any one time outstanding up to, but not exceeding, the amount of such Revolving Lender’s Revolving Commitment. Subject to the terms and conditions of this Agreement, during the period from the Effective Date to but excluding the Revolving Termination Date, the Borrower may borrow, repay and reborrow Revolving Loans hereunder.
     (b) Requesting Revolving Loans. The Borrower shall give the Agent notice pursuant to a Notice of Borrowing or telephonic notice of each borrowing of Revolving Loans. Each Notice of Borrowing shall be delivered to the Agent before 11:00 a.m. (i) in the case of LIBOR Loans, on the date three Business Days prior to the proposed date of such borrowing and (ii) in the case of Base Rate Loans, on the date one Business Day prior to the proposed date of such borrowing. Any such telephonic notice shall include all information to be specified in a written Notice of Borrowing and shall be promptly confirmed in writing by the Borrower pursuant to a Notice of Borrowing sent to the Agent by telecopy on the same day of the giving of such telephonic notice. The Agent will transmit by telecopy the Notice of Borrowing (or the information contained in such Notice of Borrowing) to each Revolving Lender promptly upon receipt by the Agent. Each Notice of Borrowing or telephonic notice of each borrowing shall be irrevocable once given and binding on the Borrower.

     (c) Disbursements of Revolving Loan Proceeds. No later than 1:00 p.m. on the date specified in the Notice of Borrowing, each Revolving Lender will make available for the account of its applicable Lending Office to the Agent at the Principal Office, in immediately available funds, the amount of the Revolving Loan to be made by such Revolving Lender. Unless the Agent shall have been notified by any Revolving Lender prior to the specified date of borrowing that such Revolving Lender does not intend to make available to the Agent the Revolving Loan to be made by such Revolving Lender on such date, the Agent may assume that such Revolving Lender will make the amount of such Revolving Loan available to the Agent on the date of the requested borrowing as set forth in the Notice of Borrowing and the Agent may (but shall not be obligated to), in reliance upon such assumption, make available to the Borrower the amount of such Revolving Loan to be provided by such Revolving Lender. Subject to satisfaction of the applicable conditions set forth in Article V. for such borrowing, the Agent will make the proceeds of such borrowing available to the Borrower no later than 2:00 p.m. on the date and at the account specified by the Borrower in such Notice of Borrowing.
Section 2.2. [Intentionally Omitted.]
Section 2.3. Letters of Credit.
     (a) Letters of Credit. Subject to the terms and conditions of this Agreement, the Agent, on behalf of the Revolving Lenders, agrees to issue for the account of the Borrower during the period from and including the Effective Date to, but excluding, the date 30 days prior to the Revolving Termination Date one or more letters of credit (each a “Letter of Credit”) up to a maximum aggregate Stated Amount at any one time outstanding not to exceed the L/C Commitment Amount. Notwithstanding anything to the contrary contained in this Section 2.3. and without limiting any available remedies to Borrower contained in this Agreement or available at law or in equity against a Defaulting Lender, the Agent shall not be obligated to issue, amend, extend, renew or increase any Letter of Credit at a time when any other Lender is a Defaulting Lender, unless the Agent is satisfied that the participation therein will otherwise be fully allocated to the Non-Defaulting Lenders consistent with Section 3.11.(c) and the Defaulting Lender shall have no participation therein, except to the extent the Agent has entered into arrangements with the Borrower or such Defaulting Lender which are satisfactory to the Agent in it good faith determination to eliminate the Agent’s Fronting Exposure with respect to any such Defaulting Lender, including the delivery of cash collateral.
     (b) Terms of Letters of Credit. At the time of issuance, the amount, form, terms and conditions of each Letter of Credit, and of any drafts or acceptances thereunder, shall be subject to approval by the Agent and the Borrower. Notwithstanding the foregoing, in no event may the expiration date of any Letter of Credit extend beyond the earlier of (i) the date one year from its date of issuance or (ii) the Revolving Termination Date; provided, however, a Letter of Credit may contain a provision providing for the automatic extension of the expiration date in the absence of a notice of non-renewal from the Agent but in no event shall any such provision permit the extension of the expiration date of such Letter of Credit beyond the Revolving Termination Date.
     (c) Requests for Issuance of Letters of Credit. The Borrower shall give the Agent written notice (or telephonic notice promptly confirmed in writing) at least 5 Business Days prior to the requested date of issuance of a Letter of Credit, such notice to describe in reasonable detail the proposed terms of such Letter of Credit and the nature of the transactions or obligations proposed to be supported by such Letter of Credit, and in any event shall set forth with respect to such Letter of Credit the proposed (i) Stated Amount, (ii) beneficiary, and (iii) expiration date. The Borrower shall also execute and deliver such customary letter of credit application forms as requested from time to time by the Agent. Provided the Borrower has given the notice prescribed by the first sentence of this subsection and subject to the other terms and conditions of this Agreement, including the satisfaction of any applicable conditions precedent set forth in Article V. and delivery to the Agent of all items required to be delivered in connection with the issuance of such Letter of Credit, the Agent shall issue the requested Letter of Credit on the requested date of issuance for the benefit of the stipulated beneficiary. The Agent shall not at any time be obligated to issue any Letter of Credit if such issuance would conflict with, or cause the Agent or any Lender to exceed any limits imposed by, any Applicable Law. References herein to “issue” and derivations thereof with respect to Letters of Credit shall also include extensions or modifications of any outstanding Letters of Credit, unless the context otherwise requires. Upon the written request of the Borrower, the Agent shall deliver to the Borrower a copy of each issued Letter of Credit within a reasonable time after the date of issuance thereof. To the extent any term of a Letter of Credit Document is inconsistent with a term of any Loan Document, the term of such Loan Document shall control.
     (d) Reimbursement Obligations. Upon receipt by the Agent from the beneficiary of a Letter of Credit of any demand for payment under such Letter of Credit, the Agent shall promptly notify the Borrower of the amount to be paid by the Agent as a result of such demand and the date on which payment is to be made by the Agent to such beneficiary in respect of such demand; provided, however, the Agent’s failure to give, or delay in giving, such notice shall not discharge the Borrower in any respect from the applicable Reimbursement Obligation. The Borrower hereby unconditionally and irrevocably agrees to pay and reimburse the Agent for the amount of each demand for payment under such Letter of Credit on or prior to the date on which payment is to be made by the Agent to the beneficiary thereunder, without presentment, demand, protest or other formalities of any kind (other than notice as provided in this subsection). Upon receipt by the Agent of any payment in respect of any Reimbursement Obligation, the Agent shall, in accordance with Sections 3.1. and 3.2., pay to each Revolving Lender that has acquired a participation therein under the second sentence of Section 2.3.(i) such Revolving Lender’s Revolving Commitment Percentage of such payment.
     (e) Manner of Reimbursement. Upon its receipt of a notice referred to in the immediately preceding subsection (d), the Borrower shall advise the Agent whether or not the Borrower intends to borrow hereunder to finance its obligation to reimburse the Agent for the amount of the related demand for payment and, if it does, the Borrower shall submit a timely request for such borrowing as provided in the applicable provisions of this Agreement. If the Borrower fails to so advise the Agent, or if the Borrower fails to reimburse the Agent for a demand for payment under a Letter of Credit by the date of such payment, then (i) if the applicable conditions contained in Article V. would permit the making of Revolving Loans, the Borrower shall be deemed to have requested a borrowing of Revolving Loans (which shall be Base Rate Loans) in an amount equal to the unpaid Reimbursement Obligation and the Agent shall give each Revolving Lender prompt notice of the amount of the Revolving Loan to be made available to the Agent and (ii) if such conditions would not permit the making of Revolving

Loans, the provisions of subsection (j) of this Section shall apply. The limitations of Section 3.5.(a) shall not apply to any borrowing of Base Rate Loans under this subsection.
     (f) Effect of Letters of Credit on Revolving Commitments. Upon the issuance by the Agent of any Letter of Credit and until such Letter of Credit shall have expired or been terminated, the Revolving Commitment of each Revolving Lender shall be deemed to be utilized for all purposes of this Agreement in an amount equal to the product of (i) such Revolving Lender’s Revolving Commitment Percentage and (ii) the sum of (A) the Stated Amount of such Letter of Credit plus (B) any related Reimbursement Obligations then outstanding.
     (g) Agent’s Duties Regarding Letters of Credit; Unconditional Nature of Reimbursement Obligations. In examining documents presented in connection with drawings under Letters of Credit and making payments under Letters of Credit against such documents, the Agent shall only be required to use the same standard of care as it uses in connection with examining documents presented in connection with drawings under letters of credit in which it has not sold participations and making payments under such letters of credit. The Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, neither the Agent nor any of the Lenders shall be responsible for, and the Borrower’s obligations in respect of the Letters of Credit shall not be affected in any manner by, (i) the form, validity, sufficiency, accuracy, genuineness or legal effects of any document submitted by any party in connection with the application for and issuance of or any drawing honored under any Letter of Credit even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit, or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of any Letter of Credit to comply fully with conditions required in order to draw upon such Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telex, telecopy or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit, or of the proceeds thereof; (vii) the misapplication by the beneficiary of the proceeds of any drawing under any Letter of Credit; or (viii) any consequences arising from causes beyond the control of the Agent or the Lenders. None of the above shall affect, impair or prevent the vesting of any of the Agent’s or any Lender’s rights or powers hereunder. Any action taken or omitted to be taken by the Agent under or in connection with any Letter of Credit, if taken or omitted in the absence of gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final, non-appealable judgment), shall not create against the Agent or any Lender any liability to the Borrower or any Lender. In this regard, the obligation of the Borrower to reimburse the Agent for any drawing made under any Letter of Credit, and to repay any Revolving Loan made pursuant to the second sentence of subsection (e) of this Section, shall be absolute, unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement and any other applicable Letter of Credit Document under all circumstances whatsoever, including without limitation, the following circumstances: (A) any lack of validity or enforceability of any Letter of Credit Document or any term or provisions therein; (B) any amendment or waiver of or any consent to departure from all or any of the Letter of Credit Documents; (C) the existence of any claim, setoff, defense or other right which the Borrower may have at any time against the Agent, any Lender, any beneficiary of a Letter of Credit or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or in the Letter of Credit Documents or any unrelated transaction; (D) any breach of contract or dispute between the Borrower, the Agent, any Lender or any other Person; (E) any demand, statement or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein or made in connection therewith being untrue or inaccurate in any respect whatsoever; (F) any non-application or misapplication by the beneficiary of a Letter of Credit of the proceeds of any drawing under such Letter of Credit; (G) payment by the Agent under any Letter of Credit against presentation of a draft or certificate which does not strictly comply with the terms of such Letter of Credit; and (H) any other act, omission to act, delay or circumstance whatsoever that might, but for the provisions of this Section, constitute a legal or equitable defense to or discharge of the Borrower’s Reimbursement Obligations. Notwithstanding anything to the contrary contained in this Section or Section 12.9., but not in limitation of the Borrower’s unconditional obligation to reimburse the Agent for any drawing made under a Letter of Credit as provided in this Section and to repay any Revolving Loan made pursuant to the second sentence of subsection (e) of this Section, the Borrower shall have no obligation to indemnify the Agent or any Lender in respect of any liability incurred by the Agent or such Lender arising solely out of the gross negligence or willful misconduct of the Agent or such Lender in respect of a Letter of Credit as determined by a court of competent jurisdiction in a final, non-appealable judgment. Except as otherwise provided in this Section, nothing in this Section shall affect any rights the Borrower may have with respect to the gross negligence or willful misconduct of the Agent or any Lender with respect to any Letter of Credit.
     (h) Amendments, Etc. The issuance by the Agent of any amendment, supplement or other modification to any Letter of Credit shall be subject to the same conditions applicable under this Agreement to the issuance of new Letters of Credit (including, without limitation, that the request therefor be made through the Agent), and no such amendment, supplement or other modification shall be issued unless either (i) the respective Letter of Credit affected thereby would have complied with such conditions had it originally been issued hereunder in such amended, supplemented or modified form or (ii) the Requisite Lenders (or all of the Revolving Lenders if required by Section 12.6.) shall have consented thereto. In connection with any such amendment, supplement or other modification, the Borrower shall pay the Fees, if any, payable under the last sentence of Section 3.6.(b).
     (i) Revolving Lenders’ Participation in Letters of Credit. Immediately upon the issuance by the Agent of any Letter of Credit each Revolving Lender shall be deemed to have irrevocably and unconditionally purchased and received from the Agent, without recourse or warranty, an undivided interest and participation to the extent of such Revolving Lender’s Revolving Commitment Percentage of the liability of the Agent with respect to such Letter of Credit, and each Revolving Lender thereby shall absolutely, unconditionally and irrevocably assume, as primary obligor and not as surety, and shall be unconditionally obligated to the Agent to pay and discharge when due, such Revolving Lender’s Revolving Commitment Percentage of the Agent’s liability under such Letter of Credit. In addition, upon the making of each payment by a Revolving Lender to the Agent in respect of any Letter of Credit pursuant to the immediately following subsection (j), such Revolving Lender shall, automatically and without any further action on the part of the Agent or such Revolving Lender, acquire (i) a participation in an amount equal to such payment in the Reimbursement Obligation owing to the Agent by the Borrower in respect of such Letter of Credit and (ii) a participation in a percentage equal to such Revolving Lender’s Revolving Commitment Percentage in any interest or other amounts payable by the Borrower in respect of such Reimbursement Obligation (other than the Fees and other amounts payable to the Agent pursuant to the third and last sentences of Section 3.6.(b)).
     (j) Payment Obligation of Revolving Lenders. Each Revolving Lender severally agrees to pay to the Agent in immediately available funds in Dollars the amount of such Revolving Lender’s Revolving Commitment Percentage of each drawing paid by the Agent under each Letter of Credit to the extent such amount is not reimbursed by the Borrower pursuant to Section 2.3.(d); provided, however, that in respect of any drawing under any Letter of Credit, the maximum amount that any Revolving Lender shall be required to fund, whether as a Revolving Loan or as a participation, shall not exceed such Revolving Lender’s Revolving Commitment Percentage of such drawing. If the notice referenced in the second sentence of Section 2.3.(e) is received by a Revolving Lender not later than 11:00 a.m., then such Revolving Lender shall make such payment available to the Agent not later than 2:00 p.m. on the date of demand therefor; otherwise, such payment shall be made available to the Agent not later than 1:00 p.m. on the next succeeding Business Day. Each Revolving Lender’s obligation to make such payments to the Agent under this subsection, and the Agent’s right to receive the same, shall be absolute, irrevocable and unconditional and shall not be affected in any way by any circumstance whatsoever, including without limitation, (i) the failure of any other Revolving Lender to make its payment under this subsection, (ii) the financial condition of the Borrower or any other Loan Party, (iii) the existence of any Default or Event of Default, including any Event of Default described in Section 10.1.(f) or 10.1.(g) or (iv) the termination of the Revolving Commitments. Each such payment to the Agent shall be made without any offset, abatement, withholding or deduction whatsoever.
     (k) Information to Lenders. The Agent shall periodically deliver to the Lenders information setting forth the Stated Amount of all outstanding Letters of Credit. Other than as set forth in this Section, the Agent shall have no duty to notify the Lenders regarding the issuance or other matters regarding Letters of Credit issued hereunder. The failure of the Agent to perform its requirements under this subsection shall not relieve any Revolving Lender from its obligations under Section 2.3.(j).
Section 2.4. Rates and Payment of Interest on Loans.
     (a) Rates. The Borrower promises to pay to the Agent for the account of each Lender interest on the unpaid principal amount of each Loan made by such Lender for the period from and including the date of the making of such Loan (it being understood that a Revolving Loan referred to in Section 2.1 shall be deemed to have been made when the applicable Lender makes the proceeds of such Loan available to the Agent (or the Agent makes the proceeds of such Loan available to the Borrower on behalf of such Lender) whichever occurs first) to but excluding the date such Loan shall be paid in full, at the following per annum rates:
     (i) during such periods as such Loan is a Base Rate Loan, at the Base Rate (as in effect from time to time) plus the Applicable Margin; and

     (ii) during such periods as such Loan is a LIBOR Loan, at the Adjusted LIBOR for such Loan for the Interest Period therefor plus the Applicable Margin.
Notwithstanding the foregoing, while an Event of Default exists, the Borrower shall pay to the Agent for the account of each Lender interest at the Post-Default Rate on the outstanding principal amount of any Loan made by such Lender, on all Reimbursement Obligations and on any other amount payable by the Borrower hereunder or under the Notes held by such Lender to or for the account of such Lender (including without limitation, accrued but unpaid interest to the extent permitted under Applicable Law).
     (b) Payment of Interest. Accrued and unpaid interest on each Loan shall be payable (i) in the case of a Base Rate Loan, monthly in arrears on the first day of each calendar month, and (ii) in the case of a LIBOR Loan, in arrears on first day of each calendar month. Interest payable at the Post-Default Rate shall be payable from time to time on demand. Promptly after the determination of any interest rate provided for herein or any change therein, the Agent shall give notice thereof to the Lenders to which such interest is payable and to the Borrower. All determinations by the Agent of an interest rate hereunder shall be conclusive and binding on the Lenders and the Borrower for all purposes, absent manifest error.
     (c) Inaccurate Financial Statements or Compliance Certificates. If any financial statement or Compliance Certificate delivered pursuant to Section 8.3. is shown to be inaccurate (regardless of whether this Agreement or the Revolving Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, and only in such case, then the Borrower shall immediately (i) deliver to the Agent a corrected Compliance Certificate for such Applicable Period, (ii) determine the Applicable Margin for such Applicable Period based on the corrected Compliance Certificate, and (iii) pay to the Agent for the account of the Lenders the accrued additional interest owing as a result of such increased Applicable Margin for such Applicable Period, which payment shall be paid to the Lenders by the Agent in accordance with Section 3.1. and 3.2. This subsection shall not in any way limit the rights of the Agent and Lenders (x) with respect to the last sentence of subsection (a) of this Section or (y) under Article X.
Section 2.5. Number of Interest Periods.
     There may be no more than 6 different Interest Periods for LIBOR Loans that are Revolving Loans outstanding at the same time, unless the Requisite Lenders otherwise agree.
Section 2.6. Repayment of Loans.
     The Borrower shall repay the entire outstanding principal balance of, and all accrued but unpaid interest on, the Revolving Loans on the Revolving Termination Date.
Section 2.7. Prepayments.
     (a) Optional. Subject to Section 4.4., the Borrower may prepay any Loan at any time without premium or penalty. The Borrower shall give the Agent at least one Business Day’s prior written notice of the prepayment of any Revolving Loan.

     (b) Mandatory.
     (i) Commitment Overadvance. If at any time the aggregate principal amount of all outstanding Revolving Loans, together with the aggregate amount of all Letter of Credit Liabilities, exceeds the aggregate amount of the Revolving Commitments in effect at such time, the Borrower shall immediately pay to the Agent for the account of the Revolving Lenders the amount of such excess. Payments under this clause shall be applied to repay the outstanding principal amount of the Revolving Loans and any Reimbursement Obligations pro rata in accordance with Section 3.2. and if any Letters of Credit are outstanding at such time the remainder, if any, shall be deposited into the Collateral Account for application to any Reimbursement Obligations.
     (ii) [Intentionally Omitted.]
     (iii) [Intentionally Omitted.]
     (c) Derivatives Contracts. No repayment or prepayment pursuant to this Section shall affect any of the Borrower’s obligations under any Derivatives Contract between the Borrower and any Lender (or any Affiliate of any Lender).
Section 2.8. Continuation.
     So long as no Default or Event of Default shall exist, the Borrower may on any Business Day, with respect to any LIBOR Loan, elect to maintain such LIBOR Loan or any portion thereof as a LIBOR Loan by selecting a new Interest Period for such LIBOR Loan. Each new Interest Period selected under this Section shall commence on the last day of the immediately preceding Interest Period. Each selection of a new Interest Period shall be made by the Borrower giving to the Agent a Notice of Continuation not later than 11:00 a.m. on the third Business Day prior to the date of any such Continuation. Such notice by the Borrower of a Continuation shall be by telephone or telecopy, confirmed immediately in writing if by telephone, in the form of a Notice of Continuation, specifying (a) the proposed date of such Continuation, (b) the LIBOR Loans and portions thereof subject to such Continuation and (c) the duration of the selected Interest Period, all of which shall be specified in such manner as is necessary to comply with all limitations on Loans outstanding hereunder. Each Notice of Continuation shall be irrevocable by and binding on the Borrower once given. Promptly after receipt of a Notice of Continuation, the Agent shall notify each Lender holding any such Loan being Continued by telecopy, or other similar form of transmission, of the proposed Continuation. If a Default or Event of Default shall exist, such Loan will automatically, on the last day of the current Interest Period therefor, Convert into a Base Rate Loan notwithstanding the first sentence of Section 2.9. or the Borrower’s failure to comply with any of the terms of such Section. If Borrower shall fail to select in a timely manner a new Interest Period for any LIBOR Loan in accordance with this Section, and provided no Default or Event of Default shall exist, the LIBOR Loan shall automatically be renewed and maintained as a LIBOR Loan with an Interest Period of 1 month.
Section 2.9. Conversion.
     The Borrower may on any Business Day, upon the Borrower’s giving of a Notice of Conversion to the Agent, Convert all or a portion of a Loan of one Type into a Loan of another

Type; provided, however, a Base Rate Loan may not be Converted to a LIBOR Loan if a Default or Event of Default shall exist. Any Conversion of a LIBOR Loan into a Base Rate Loan shall be made on, and only on, the last day of an Interest Period for such LIBOR Loan. Each such Notice of Conversion shall be given not later than 11:00 a.m. on the Business Day prior to the date of any proposed Conversion into Base Rate Loans and on the third Business Day prior to the date of any proposed Conversion into LIBOR Loans. Promptly after receipt of a Notice of Conversion, the Agent shall notify each Lender holding a Loan being Converted by telecopy, or other similar form of transmission, of the proposed Conversion. Subject to the restrictions specified above, each Notice of Conversion shall be by telephone (confirmed immediately in writing) or telecopy in the form of a Notice of Conversion specifying (a) the requested date of such Conversion, (b) the Type of Loan to be Converted, (c) the portion of such Type of Loan to be Converted, (d) the Type of Loan such Loan is to be Converted into and (e) if such Conversion is into a LIBOR Loan, the requested duration of the Interest Period of such Loan. Each Notice of Conversion shall be irrevocable by and binding on the Borrower once given.
Section 2.10. Notes.
     (a) Note. The Revolving Loans made by each Revolving Lender shall, in addition to this Agreement, also be evidenced by a promissory note of the Borrower substantially in the form of Exhibit G (each a “Note”), payable to the order of such Revolving Lender in a principal amount equal to the amount of its Revolving Commitment as originally in effect and otherwise duly completed.
     (b) [Intentionally Omitted.]
     (c) Records. The date, amount, interest rate, Type and duration of Interest Periods (if applicable) of each Loan made by each Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by such Lender on its books and such entries shall be binding on the Borrower, absent manifest error; provided, however, that the failure of a Lender to make any such record shall not affect the obligations of the Borrower under any of the Loan Documents.
     (d) Lost, Stolen, Destroyed or Mutilated Notes. Upon receipt by the Borrower of (i) written notice from a Lender that a Note of such Lender has been lost, stolen, destroyed or mutilated, and (ii) (A) in the case of loss, theft or destruction, an unsecured agreement of indemnity from such Lender in form reasonably satisfactory to the Borrower, or (B) in the case of mutilation, upon surrender and cancellation of such Note, the Borrower shall at its own expense execute and deliver to such Lender a new Note dated the date of such lost, stolen, destroyed or mutilated Note.
Section 2.11. Voluntary Reductions of the Revolving Commitment.
     The Borrower shall have the right to terminate or reduce the aggregate unused amount of the Revolving Commitments (for which purpose use of the Revolving Commitments shall be deemed to include the aggregate amount of Letter of Credit Liabilities) at any time and from time to time without penalty or premium upon not less than 5 Business Days prior written notice to the Agent of each such termination or reduction, which notice shall specify the effective date thereof and the amount of any such reduction and shall be irrevocable once given and effective only upon receipt by the Agent; provided, however, if the Borrower seeks to reduce the aggregate amount of the Revolving Commitments below $50,000,000, then the Revolving Commitments shall all automatically and permanently be reduced to zero. The Agent will promptly transmit such notice to each Revolving Lender. The Revolving Commitments, once terminated or reduced may not be increased or reinstated.
Section 2.12. Extension of Revolving Termination Date.
     The Borrower shall have the one-time right to extend the Revolving Termination Date by one year. The Borrower may exercise such right only by executing and delivering to the Agent at least 60 days but not more than 120 days prior to the current Revolving Termination Date, a written request for such extension. The Agent shall forward to each Lender a copy of such a request delivered to the Agent promptly upon receipt thereof. Subject to delivery to the Agent of such a request and satisfaction of the following conditions, the Revolving Termination Date shall be extended for one year effective on the date which, but for such extension, would have been the Revolving Termination Date so long as: (i) immediately prior to such extension and immediately after giving effect thereto, (x) no Default or Event of Default shall exist and (y) the representations and warranties made or deemed made by the Borrower and each other Loan Party in the Loan Documents to which any of them is a party, shall be true and correct in all material respects on and as of the date of such extension with the same force and effect as if made on and as of such date except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date) and except for changes in factual circumstances not prohibited under the Loan Documents and (ii) the Borrower shall have paid the Fees payable under Section 3.6.(c).
Section 2.13. Expiration or Maturity Date of Letters of Credit Past Revolving Termination Date.
     If on the date the Revolving Commitments are terminated or reduced to zero (whether voluntarily, by reason of the occurrence of an Event of Default or otherwise), there are any Letters of Credit outstanding hereunder, the Borrower shall, on such date, pay to the Agent for deposit into the Collateral Account an amount of money sufficient to cause the balance of available funds on deposit in the Collateral Account to equal the Stated Amount of such Letter(s) of Credit.
Section 2.14. Amount Limitations.
     Notwithstanding any other term of this Agreement or any other Loan Document, no Revolving Lender shall be required to make a Revolving Loan, the Agent shall not be required to issue a Letter of Credit and no reduction of the Revolving Commitments pursuant to Section 2.11. shall take effect, if immediately after the making of such Revolving Loan, the issuance of such Letter of Credit or such reduction in the Revolving Commitments the aggregate principal amount of all outstanding Revolving Loans, together with the aggregate amount of all Letter of Credit Liabilities, would exceed the aggregate amount of the Revolving Commitments at such time.

Section 2.15. Increase of Revolving Commitments.
     The Borrower shall have the right at any time and from time to time during the term of this Agreement to request increases in the aggregate amount of the Revolving Commitments by not more than $45,000,000 in the aggregate (provided that after giving effect to any increases in the Revolving Commitments pursuant to this Section, the aggregate amount of the Revolving Commitments may not exceed $150,000,000) by providing written notice to the Agent, which notice shall be irrevocable once given. Each such increase in the Revolving Commitments must be in an aggregate minimum amount of $10,000,000 and integral multiples of $5,000,000 in excess thereof. No Lender shall be required to increase its Revolving Commitment and any new Lender becoming a party to this Agreement in connection with any such requested increase must be an Eligible Assignee. If a new Lender becomes a party to this Agreement, or if any existing Lender agrees to increase its Revolving Commitment, such Lender shall on the date it becomes a Lender hereunder (or increases its Revolving Commitment, in the case of an existing Lender) (and as a condition thereto) purchase from the other Lenders its Revolving Commitment Percentage (as determined after giving effect to the increase of Revolving Commitments) of any outstanding Revolving Loans, by making available to the Agent for the account of such other Lenders at the Principal Office, in same day funds, an amount equal to the sum of (A) the portion of the outstanding principal amount of such Revolving Loans to be purchased by such Lender plus (B) the aggregate amount of payments previously made by the other Lenders under Section 2.3.(j) which have not been repaid plus (C) interest accrued and unpaid to and as of such date on such portion of the outstanding principal amount of such Revolving Loans. The Borrower shall pay to the Lenders amounts payable, if any, to such Lenders under Section 4.4. as a result of the prepayment of any such Revolving Loans. No increase of the Revolving Commitments may be effected under this Section if (x) a Default or Event of Default shall be in existence on the effective date of such increase or (y) any representation or warranty made or deemed made by the Borrower or any other Loan Party in any Loan Document to which any such Loan Party is a party is not (or would not be) true or correct in all material respects on the effective date of such increase (except for representations or warranties which expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date) and except for changes in factual circumstances not prohibited under the Loan Documents). In connection with any increase in the aggregate amount of the Revolving Commitments pursuant to this subsection, (a) any Lender becoming a party hereto shall execute such documents and agreements as the Agent may reasonably request and (b) the Borrower shall, if requested by the affected Lender, make appropriate arrangements so that each new Lender, and any existing Lender increasing its Revolving Commitment, receives a new or replacement Note, as appropriate, in the amount of such Lender’s Revolving Commitment upon the effectiveness of the applicable increase in the aggregate amount of Revolving Commitments. Each of the parties hereto hereby agrees that, upon the effectiveness of any increase of Revolving Commitments under this Section 2.15., the Agent may (without the consent of any Lender) amend this Agreement to the extent (but only to the extent) necessary to reflect the increase of Revolving Commitments.

ARTICLE III. Payments, Fees and Other General Provisions
Section 3.1. Payments.
     Except to the extent otherwise provided herein, all payments of principal, interest and other amounts to be made by the Borrower under this Agreement or any other Loan Document shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim, to the Agent at its Principal Office, not later than 2:00 p.m. on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day). Subject to Section 10.4., the Borrower may, at the time of making each payment under this Agreement or any Note, specify to the Agent the amounts payable by the Borrower hereunder to which such payment is to be applied. Each payment received by the Agent for the account of a Lender under this Agreement or any Note shall be paid to such Lender at the applicable Lending Office of such Lender. If the Agent fails to pay such amount to a Lender within one (1) Business Day of receipt, the Agent shall pay interest on such amount until paid at a rate per annum equal to the Federal Funds Rate from time to time in effect, provided that, any payment timely received by the Agent for the account of a Lender under this Agreement shall be deemed to be payment to such Lender by the Borrower at the time of such receipt by the Agent. If the due date of any payment under this Agreement or any other Loan Document would otherwise fall on a day which is not a Business Day such date shall be extended to the next succeeding Business Day and interest shall be payable for the period of such extension.
Section 3.2. Pro Rata Treatment.
     Except to the extent otherwise provided herein: (a) each borrowing from the Revolving Lenders under Section 2.1.(a) and 2.3.(e) shall be made from the Revolving Lenders, each payment of the Fees under Section 3.6.(a), the first sentence of Section 3.6.(b) and Section 3.6.(c) shall be made for the account of the Revolving Lenders, and each termination or reduction of the amount of the Revolving Commitments under Section 2.11. shall be applied to the respective Revolving Commitments of the Revolving Lenders, pro rata according to the amounts of their respective Revolving Commitments; (b) each payment or prepayment of principal of Revolving Loans by the Borrower shall be made for the account of the Revolving Lenders pro rata in accordance with the respective unpaid principal amounts of the Revolving Loans held by them, provided that if immediately prior to giving effect to any such payment in respect of any Revolving Loans the outstanding principal amount of the Revolving Loans shall not be held by the Revolving Lenders pro rata in accordance with their respective Revolving Commitments in effect at the time such Revolving Loans were made, then such payment shall be applied to the Revolving Loans in such manner as shall result, as nearly as is practicable, in the outstanding principal amount of the Revolving Loans being held by the Revolving Lenders pro rata in accordance with their respective Revolving Commitments; (c) each payment of interest on Revolving Loans by the Borrower shall be made for the account of the Revolving Lenders pro rata in accordance with the amounts of interest on the Revolving Loans then due and payable to the Revolving Lenders; (d) the Conversion and Continuation of Revolving Loans of a particular Type (other than Conversions provided for by Section 4.6.) shall be made pro rata among the Lenders holding such Loans according to the amounts of their respective Revolving Loans, and the then current Interest Period for each Lender’s portion of each Loan of such Type shall be coterminous; and (e) the Revolving Lenders’ participation in, and payment obligations in respect of, Letters of Credit under Section 2.3., shall be pro rata in accordance with their respective Revolving Commitments. Notwithstanding anything to the contrary contained in this Section 3.2., if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, each payment by the Borrower hereunder shall be applied in accordance with Section 3.11.(d).
Section 3.3. Sharing of Payments, Etc.
     If a Lender shall obtain payment of any principal of, or interest on, any Loan made by it to the Borrower under this Agreement, or shall obtain payment on any other Obligation owing by the Borrower or any other Loan Party through the exercise of any right of set-off, banker’s lien or counterclaim or similar right or otherwise or through voluntary prepayments directly to a Lender or other payments made by the Borrower to a Lender not in accordance with the terms of this Agreement and such payment should be distributed to the Lenders pro rata in accordance with Section 3.2. or Section 10.4., as applicable, such Lender shall promptly purchase from the other Lenders participations in (or, if and to the extent specified by such Lender, direct interests in) the Loans made by the other Lenders or other Obligations owed to such other Lenders in such amounts, and make such other adjustments from time to time as shall be equitable, to the end that all the Lenders shall share the benefit of such payment (net of any reasonable expenses which may be incurred by such Lender in obtaining or preserving such benefit) pro rata in accordance with Section 3.2. or Section 10.4., as applicable. To such end, all the Lenders shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must otherwise be restored. The Borrower agrees that any Lender so purchasing a participation (or direct interest) in the Loans or other Obligations owed to such other Lenders may exercise all rights of set-off, banker’s lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of Loans in the amount of such participation. Nothing contained herein shall require any Lender to exercise any such right or shall affect the right of any Lender to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of the Borrower.
Section 3.4. Several Obligations.
     No Lender shall be responsible for the failure of any other Lender to make a Loan or to perform any other obligation to be made or performed by such other Lender hereunder, and the failure of any Lender to make a Loan or to perform any other obligation to be made or performed by it hereunder shall not relieve the obligation of any other Lender to make any Loan or to perform any other obligation to be made or performed by such other Lender.
Section 3.5. Minimum Amounts.
     (a) Borrowings and Conversions. Except as otherwise provided in Section 2.3.(e), each borrowing of Base Rate Loans shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $100,000 in excess thereof. Each borrowing, Conversion and Continuation of LIBOR Loans shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $250,000 in excess of that amount.

     (b) Prepayments. Each voluntary prepayment of Revolving Loans shall be in an aggregate minimum amount of $100,000 and integral multiples of $100,000 in excess thereof (or, if less, the aggregate principal amount of Revolving Loans then outstanding).
     (c) Reductions of Revolving Commitments. Each reduction of the Revolving Commitments under Section 2.11. shall be in an aggregate minimum amount of $10,000,000 and integral multiples of $5,000,000 in excess thereof.
     (d) Letters of Credit. The initial Stated Amount of each Letter of Credit shall be at least $100,000.
Section 3.6. Fees.
     (a) Unused Fee. During the period from the Effective Date to but excluding the Revolving Termination Date, the Borrower agrees to pay to the Agent for the account of the Non-Defaulting Lenders an unused facility fee with respect to the average daily difference between the (i) aggregate amount of the Revolving Commitments and (ii) the aggregate principal amount of all outstanding Revolving Loans plus the aggregate amount of all Letter of Credit Liabilities (the “Unused Amount”) in each case for the calendar quarter, or portion thereof, prior to the payment date. Such fee shall be computed by multiplying the Unused Amount with respect to such quarter by 0.35% per annum.
Such fee shall be payable in arrears on the last day of each March, June, September and December of each calendar year. Any such accrued and unpaid fee shall also be payable on the Revolving Termination Date or any earlier date of termination of the Revolving Commitments or reduction of the Revolving Commitments to zero.
     (b) Letter of Credit Fees. The Borrower agrees to pay to the Agent for the account of each Non-Defaulting Lender a letter of credit fee at a rate per annum equal to the Applicable Margin for Revolving Loans that are LIBOR Loans (or while an Event of Default exists, at a per annum rate equal to four percent (4.0%) times the daily average Stated Amount of each Letter of Credit for the period from and including the date of issuance of such Letter of Credit (x) through and including the date such Letter of Credit expires or is terminated or (y) to but excluding the date such Letter of Credit is drawn in full and is not subject to reinstatement, as the case may be. The fees provided for in the immediately preceding sentence shall be nonrefundable and payable in arrears on (i) the last day of each March, June, September and December in each year, (ii) the Revolving Termination Date, (iii) the date the Revolving Commitments are terminated or reduced to zero and (iv) thereafter from time to time on demand of the Agent. In addition, the Borrower shall pay to the Agent for its own account and not the account of any Lender, an issuance fee in respect of each Letter of Credit equal to the greater of (i) $1,500 or (ii) one-eighth of one percent (0.125%) per annum on the initial Stated Amount of such Letter of Credit payable (A) for the period from and including the date of issuance of such Letter of Credit through and including the expiration date of such Letter of Credit and (B) if the expiration date of any Letter of Credit is extended (whether as a result of the operation of an automatic extension clause or otherwise), for the period from but excluding the previous expiration date to and including the extended expiration date. The fees provided for in the immediately preceding sentence shall be nonrefundable and payable upon issuance (or in the case of an extension of the expiration date, on the previous expiration date). The Borrower shall pay directly to the Agent from time to time on demand all commissions, charges, costs and expenses in the amounts customarily charged by the Agent from time to time in like circumstances with respect to the issuance of each Letter of Credit, drawings, amendments and other transactions relating thereto.
     (c) Revolving Extension Fee. If the Borrower exercises its right to extend the Revolving Termination Date in accordance with Section 2.12., the Borrower agrees to pay to the Agent for the account of each Revolving Lender a fee equal to one-quarter of one percent (0.25%) of the amount of such Revolving Lender’s Revolving Commitment (whether or not utilized) at the time of such extension. Such fee shall be due and payable in full on the date which, but for such extension, would have been the Revolving Termination Date.
     (d) [Intentionally Omitted.]
     (e) Administrative and Other Fees. The Borrower agrees to pay the administrative and other fees of the Agent as may be agreed to in writing by the Borrower and the Agent from time to time.
Section 3.7. Computations.
     Unless otherwise expressly set forth herein, any accrued interest on any Loan, any Fees or any other Obligations due hereunder shall be computed on the basis of a year of 365 or 366 days, as applicable, and the actual number of days elapsed; provided, however, interest on LIBOR Loans shall be computed on the basis of a year of 360 days and the actual number of days elapsed.
Section 3.8. Usury.
     In no event shall the amount of interest due or payable on the Loans or other Obligations exceed the maximum rate of interest allowed by Applicable Law and, if any such payment is paid by the Borrower or any other Loan Party or received by any Lender, then such excess sum shall be credited as a payment of principal, unless the Borrower shall notify the respective Lender in writing that the Borrower elects to have such excess sum returned to it forthwith. It is the express intent of the parties hereto that the Borrower not pay and the Lenders not receive, directly or indirectly, in any manner whatsoever, interest in excess of that which may be lawfully paid by the Borrower under Applicable Law.
Section 3.9. Agreement Regarding Interest and Charges.
     The parties hereto hereby agree and stipulate that the only charge imposed upon the Borrower for the use of money in connection with this Agreement is and shall be the interest specifically described in Sections 2.4.(a)(i) and (ii). Notwithstanding the foregoing, the parties hereto agree and stipulate that all agency fees, syndication fees, facility fees, closing fees, letter of credit fees, underwriting fees, default charges, late charges, funding or “breakage” charges, increased cost charges, attorneys’ fees and reimbursement for costs and expenses paid by the Agent or any Lender to third parties or for damages incurred by the Agent or any Lender, in each case in connection with the transactions contemplated by this Agreement and the other Loan

Documents, are charges made to compensate the Agent or any such Lender for underwriting or administrative services and costs or losses performed or incurred, and to be performed or incurred, by the Agent and the Lenders in connection with this Agreement and shall under no circumstances be deemed to be charges for the use of money. All charges other than charges for the use of money shall be fully earned and nonrefundable when due.
Section 3.10. Statements of Account.
     The Agent will invoice or bill the Borrower monthly with respect to the Loans, Letters of Credit, accrued interest and Fees, charges and payments made pursuant to this Agreement and the other Loan Documents, and any such invoice or bill rendered by the Agent shall be deemed conclusive upon Borrower absent manifest error. The failure of the Agent to deliver such an invoice or bill shall not relieve or discharge the Borrower from any of its obligations hereunder.
Section 3.11. Defaulting Lenders.
     (a) Generally. If for any reason any Lender shall be a Defaulting Lender, then, in addition to the rights and remedies that may be available to the Agent or the Borrower under this Agreement or Applicable Law, such Defaulting Lender’s right to participate in the administration of the Loans, this Agreement and the other Loan Documents, including without limitation, any right to vote in respect of, to consent to or to direct any action or inaction of the Agent or to be taken into account in the calculation of the Requisite Lenders or all of the Lenders, shall be suspended during the pendency of such failure or refusal except as provided in Section 12.6.(d). If a Lender is a Defaulting Lender because it has failed to make timely payment to the Agent of any amount required to be paid to the Agent hereunder (without giving effect to any notice or cure periods), in addition to other rights and remedies which the Agent or the Borrower may have under the immediately preceding provisions or otherwise, the Agent shall be entitled (i) to collect interest from such Defaulting Lender on such delinquent payment for the period from the date on which the payment was due until the date on which the payment is made at the Federal Funds Rate, (ii) to withhold or setoff and to apply in satisfaction of the defaulted payment and any related interest, any amounts otherwise payable to such Defaulting Lender under this Agreement or any other Loan Document and (iii) to bring an action or suit against such Defaulting Lender in a court of competent jurisdiction to recover the defaulted amount and any related interest. Any amounts received by the Agent in respect of a Defaulting Lender’s Loans shall be applied as set forth in Section 3.11(d).
     (b) Purchase or Cancellation of Defaulting Lender’s Commitments. Any Non-Defaulting Lender may, but shall not be obligated, in its sole discretion, to acquire all or a portion of a Defaulting Lender’s Revolving Commitments. Any Lender desiring to exercise such right shall give written notice thereof to the Agent and the Borrower no sooner than 2 Business Days and not later than 5 Business Days after such Defaulting Lender became a Defaulting Lender. If more than one Lender exercises such right, each such Lender shall have the right to acquire an amount of such Defaulting Lender’s Revolving Commitments in proportion to the Revolving Commitments of the other Lenders exercising such right. If after such 5th Business Day, the Lenders have not elected to purchase all of the Revolving Commitments of such Defaulting Lender, then the Borrower may, by giving written notice thereof to the Agent, such Defaulting Lender and the other Lenders, either (i) demand that such Defaulting Lender assign its Revolving Commitments to an Eligible Assignee subject to and in accordance with the provisions of Section 12.5.(b) for the purchase price provided for below or (ii) terminate the Revolving Commitments of such Defaulting Lender. No party hereto shall have any obligation whatsoever to initiate any such replacement or to assist in finding an Eligible Assignee. Upon any such purchase or assignment, and any such demand with respect to which the conditions specified in Section 12.5(b)(iii) and (iv) have been satisfied, the Defaulting Lender’s interest in the Loans and its rights hereunder (but not its liability in respect thereof or under the Loan Documents or this Agreement to the extent the same relate to the period prior to the effective date of the purchase) shall terminate on the date of purchase, and the Defaulting Lender shall promptly execute all documents reasonably requested to surrender and transfer such interest to the purchaser or assignee thereof, including an appropriate Assignment and Assumption. The purchase price for the Revolving Commitments of a Defaulting Lender shall be equal to the amount of the principal balance of the Loans outstanding and owed by the Borrower to the Defaulting Lender plus any accrued but unpaid interest thereon, accrued but unpaid fees and any other amounts due and payable to such Defaulting Lender. Prior to payment of such purchase price to a Defaulting Lender, the Agent shall apply against such purchase price any amounts retained by the Agent pursuant to Section 3.11(d).
     (c) Reallocation of Revolving Commitment Percentage to Reduce Fronting Exposure. During any period in which there is a Defaulting Lender, all or any part of such Defaulting Lender’s obligation to acquire, refinance or fund participations in Letters of Credit pursuant to Section 2.3.(i) shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Revolving Commitment Percentages (computed without giving effect to the Revolving Commitment of such Defaulting Lender; provided that (i) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Default or Event of Default exists, (ii) the conditions set forth in Sections 5.1. and 5.2, are satisfied at the time of such reallocation (and, unless the Borrower shall have notified the Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at the time), (iii) the representations and warranties set forth in Article VI hereof shall be true and correct in all material respects on and as of the date of such reallocation with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date), and (iv) the aggregate obligation of each Non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit shall not exceed the positive difference, if any, of (A) the Revolving Commitment of that Non-Defaulting Lender minus (B) the sum of (1) the aggregate outstanding principal amount of the Revolving Loans of that Lender plus (2) such Lender’s pro rata portion in accordance with its Revolving Commitment of outstanding Letter of Credit Liabilities. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.
     (d) Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, or otherwise, and including any amounts made available to the Agent for the account of such Defaulting Lender pursuant to Section 12.3.), shall be applied at such time or times as may be determined by the Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Agent (other than with respect to Letter of Credit Liabilities) hereunder; second, to the payment of any amounts owing by such Defaulting Lender to the Agent (with respect to Letter of Credit Liabilities) hereunder; third, if so determined by the Agent, to be held as cash collateral for future funding obligations of such Defaulting Lender of any participation in any Letter of Credit; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Agent; fifth, if so determined by the Agent and the Borrower, to be held in a non-interest bearing deposit account and released pro rata in order to (x) satisfy obligations of such Defaulting Lender to fund Loans or participations under this Agreement and (y) be held as cash collateral for future funding obligations of such Defaulting Lender of any participation in any Letter of Credit; sixth, to the payment of any amounts owing to the Agent or the Lenders as a result of any judgment of a court of competent jurisdiction obtained by the Agent or any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (i) such payment is a payment of the principal amount of any Revolving Loans or funded participations in Letters of Credit in respect of which such Defaulting Lender has not fully funded its appropriate share and (ii) such Revolving Loans or funded participations in Letters of Credit were made at a time when the conditions set forth in Sections 5.1. and 5.2., as applicable, were satisfied or waived, such payment shall be applied solely to pay the Revolving Loans of, and funded participations in Letters of Credit owed to, all Non-Defaulting Lenders on a pro rata basis until such time as all Revolving Loans and funded and unfunded participations in Letters of Credit are held by the Lenders pro rata in accordance with their Revolving Commitment Percentages without regard to Section 3.11.(c), prior to being applied to the payment of any Revolving Loans of, or funded participations in Letters of Credit owed to, such Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 3.11.(d) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto, and to the extent allocated to the repayment of principal of the Loan, shall not be considered outstanding principal under this Agreement.
     (e) Cash Collateral for Letters of Credit. Within five (5) Business Days of demand by the Agent from time to time, the Borrower shall deliver to the Agent for the benefit of the Agent cash collateral in an amount sufficient to cover all Fronting Exposure with respect to the Agent (after giving effect to Sections 2.3.(a) and 3.11.(c)) on terms satisfactory to the Agent in its good faith determination (and such cash collateral shall be in Dollars). Any such cash collateral shall be deposited in the Collateral Account as collateral (solely for the benefit of the Agent) for the payment and performance of each Defaulting

Lender’s pro rata portion in accordance with their respective Revolving Commitments of outstanding Letter of Credit Liabilities. Moneys in the Collateral Account deposited pursuant to this section shall be applied by the Agent to reimburse the Agent immediately for each Defaulting Lender’s pro rata portion in accordance with their respective Revolving Commitments of any funding obligation with respect to a Letter of Credit which has not otherwise been reimbursed by the Borrower or such Defaulting Lender.
     (f) Certain Fees.
     (i) Each Defaulting Lender shall not be entitled to receive any Unused Fee pursuant to Section 3.6.(a) for any period during which that Lender is a Defaulting Lender.
     (ii) Each Defaulting Lender shall not be entitled to receive Letter of Credit fees pursuant to Section 3.6.(b) for any period during which that Lender is a Defaulting Lender.
     (iii) With respect to any Unused Fee or Letter of Credit fees not required to be paid to any Defaulting Lender pursuant to clause (i) or (ii) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letter of Credit Liabilities that has been reallocated to such Non-Defaulting Lender pursuant to Section 3.11.(c), (y) pay to the Agent the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to the Agent’s Fronting Exposure to such Defaulting Lender and (z) not be required to pay any remaining amount of any such fee.
     (g) Defaulting Lender Cure. If the Borrower and the Agent agree in writing in their reasonable determination that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Agent will so notify the parties hereto, whereupon as of the date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit to be held on a pro rata basis by the Lenders in accordance with their Revolving Commitments (without giving effect to Section 3.11.(c)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.
Section 3.12. Taxes.
     (a) Taxes Generally. All payments by the Borrower of principal of, and interest on, the Loans and all other Obligations shall be made free and clear of and without deduction for any present or future excise, stamp or other taxes, fees, duties, levies, imposts, charges, deductions, withholdings or other charges of any nature whatsoever imposed by any taxing authority, but excluding (i) franchise taxes, (ii) any taxes imposed on or measured by any Lender’s assets, net income, receipts or branch profits, (iii) any taxes (other than withholding taxes) with respect to the Agent or a Lender that would not be imposed but for a connection between the Agent or such Lender and the jurisdiction imposing such taxes (other than a connection arising solely by virtue of the activities of the Agent or such Lender pursuant to or in respect of this Agreement or any other Loan Document), and (iv) any taxes, fees, duties, levies, imposts, charges, deductions, withholdings or other charges to the extent imposed as a result of the failure of the Agent or a Lender, as applicable, to provide and keep current (to the extent legally able) any certificates, documents or other evidence required to qualify for an exemption from, or reduced rate of, any such taxes fees, duties, levies, imposts, charges, deductions, withholdings or other charges or required by the immediately following subsection (c) to be furnished by the Agent or such Lender, as applicable (such non-excluded items being collectively called “Taxes”). If any withholding or deduction from any payment to be made by the Borrower hereunder is required in respect of any Taxes pursuant to any Applicable Law, then the Borrower will:
     (i) pay directly to the relevant Governmental Authority the full amount required to be so withheld or deducted;
     (ii) promptly forward to the Agent an official receipt or other documentation satisfactory to the Agent evidencing such payment to such Governmental Authority; and
     (iii) pay to the Agent for its account or the account of the applicable Lender, as the case may be, such additional amount or amounts as is necessary to ensure that the net amount actually received by the Agent or such Lender will equal the full amount that the Agent or such Lender would have received had no such withholding or deduction been required.
     (b) Tax Indemnification. If the Borrower fails to pay any Taxes when due to the appropriate Governmental Authority or fails to remit to the Agent, for its account or the account of the respective Lender, as the case may be, the required receipts or other required documentary evidence, the Borrower shall indemnify the Agent and the Lenders for any incremental Taxes, interest or penalties that may become payable by the Agent or any Lender as a result of any such failure. For purposes of this Section, a distribution hereunder by the Agent or any Lender to or for the account of any Lender shall be deemed a payment by the Borrower.
     (c) Tax Forms. Prior to the date that any Foreign Lender becomes a party hereto, such Foreign Lender shall deliver to the Borrower and the Agent such certificates, documents or other evidence, as required by the Internal Revenue Code or Treasury Regulations issued pursuant thereto (including Internal Revenue Service Forms W-8ECI and W-8BEN, as applicable, or appropriate successor forms), properly completed, currently effective and duly executed by such Foreign Lender establishing that payments to it hereunder and under the Notes are (i) not subject to United States Federal backup withholding tax and (ii) not subject to United States Federal withholding tax imposed under the Internal Revenue Code. Each such Foreign Lender shall, to the extent it may lawfully do so, (x) deliver further copies of such forms or other appropriate certifications on or before the date that any such forms expire or become obsolete and after the occurrence of any event requiring a change in the most recent form delivered to the Borrower or the Agent and (y) obtain such extensions of the time for filing, and renew such forms and certifications thereof, as may be reasonably requested by the Borrower or the Agent. The Borrower shall not be required to pay any amount pursuant to the last sentence of subsection (a) above to any Foreign Lender or the Agent, if it is organized under the laws of a jurisdiction outside of the United States of America, if such Foreign Lender or the Agent, as applicable, fails to comply with the requirements of this subsection. If any such Foreign Lender, to the extent it may lawfully do so, fails to deliver the above forms or other documentation, then the Borrower or the Agent may withhold from any payments to be made to such Foreign Lender under any of the Loan Documents such amounts as are required by the Internal Revenue Code. If any Governmental Authority asserts that the Borrower or the Agent did not properly withhold or backup withhold, as the case may be, any tax or other amount from payments made to or for the account of any Lender, such Lender shall indemnify the Borrower or the Agent, as the case may be, therefor, including all penalties and interest, any taxes imposed by any jurisdiction on the amounts payable to the Borrower or the Agent under this Section, and costs and expenses (including all reasonable fees and disbursements of any law firm or other external counsel and the reasonable allocated cost of internal legal services and all disbursements of internal counsel) of the Borrower or the Agent. The obligation of the Lenders under this Section shall survive the termination of the Revolving Commitments, repayment of all Obligations and the resignation or replacement of the Agent.
ARTICLE IV. Yield Protection, etc.
Section 4.1. Additional Costs; Capital Adequacy.
     (a) Additional Costs. The Borrower shall promptly, and in any event within 3 Business Days of demand by the Agent, pay to the Agent for the account of each affected Lender from time to time such amounts as such Lender may determine to be necessary to compensate such Lender for any costs incurred by such Lender that it determines are attributable to its making or maintaining of any LIBOR Loans or its obligation to make any LIBOR Loans hereunder, any reduction in any amount receivable by such Lender under this Agreement or any of the other Loan Documents in respect of any of such Loans or such obligation or the maintenance by such Lender of capital in respect of its Loans or its Revolving Commitments (such increases in costs and reductions in amounts receivable being herein called “Additional Costs”), to the extent resulting from any Regulatory Change that: (i) changes the basis of taxation of any amounts payable to such Lender under this Agreement or any of the other Loan Documents in respect of any of such Loans or its Revolving Commitments (other than taxes, fees, duties, levies, imposts, charges, deductions, withholdings or other charges which are excluded from the definition of Taxes pursuant to the first sentence of Section 3.12.(a)); or (ii) imposes or modifies any reserve, special deposit or similar requirements (other than Regulation D of the Board of Governors of the Federal Reserve System or other reserve requirement to the extent utilized in the determination of Adjusted LIBOR for such Loan) relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, such Lender, or any commitment of such Lender (including, without limitation, the Revolving Commitments of such Lender hereunder); or (iii) has or would have the effect of reducing the rate of return on capital of such Lender to a level below that which such Lender could have achieved but for such Regulatory Change (taking into consideration such Lender’s policies with respect to capital adequacy).
     (b) Lender’s Suspension of LIBOR Loans. Without limiting the effect of the provisions of the immediately preceding subsection (a), if, by reason of any Regulatory Change, any Lender either (i) incurs Additional Costs based on or measured by the excess above a specified level of the amount of a category of deposits or other liabilities of such Lender that includes deposits by reference to which the interest rate on LIBOR Loans is determined as provided in this Agreement or a category of extensions of credit or other assets of such Lender that includes LIBOR Loans or (ii) becomes subject to restrictions on the amount of such a category of liabilities or assets that it may hold, then, if such Lender so elects by notice to the Borrower (with a copy to the Agent), the obligation of such Lender to make or Continue, or to Convert any other Type of Loans into, LIBOR Loans hereunder shall be suspended until such Regulatory Change ceases to be in effect (in which case the provisions of Section 4.6. shall apply).
     (c) Additional Costs in Respect of Letters of Credit. Without limiting the obligations of the Borrower under the preceding subsections of this Section (but without duplication), if as a result of any Regulatory Change or any risk-based capital guideline or other requirement heretofore or hereafter issued by any Governmental Authority there shall be imposed, modified or deemed applicable any tax, reserve, special deposit, capital adequacy or similar requirement against or with respect to or measured by reference to Letters of Credit and the result shall be to increase the cost to the Agent of issuing (or any Lender of purchasing participations in) or maintaining its obligation hereunder to issue (or purchase participations in) any Letter of Credit or reduce any amount receivable by the Agent or any Lender hereunder in respect of any Letter of Credit, then, upon demand by the Agent or such Lender, the Borrower shall pay promptly, and in any event within 3 Business Days of demand, to the Agent for its account or the account of such Lender, as applicable, from time to time as specified by the Agent or a Lender, such additional amounts as shall be sufficient to compensate the Agent or such Lender for such increased costs or reductions in amount.
     (d) Notification and Determination of Additional Costs. Each of the Agent and each Lender agrees to notify the Borrower of any event occurring after the Agreement Date entitling the Agent or such Lender to compensation under any of the preceding subsections of this Section as promptly as practicable; provided, however, the failure of the Agent or any Lender to give such notice shall not release the Borrower from any of its obligations hereunder (and in the case of a Lender, to the Agent). The Agent or such Lender agrees to furnish to the Borrower (and in the case of a Lender, to the Agent) a certificate setting forth in reasonable detail the basis and amount of each request by the Agent or such Lender for compensation under this Section. Absent manifest error, determinations by the Agent or any Lender of the effect of any Regulatory Change shall be conclusive, provided that such determinations are made on a reasonable basis and in good faith.
Section 4.2. Suspension of LIBOR Loans.
     Anything herein to the contrary notwithstanding, if, on or prior to the determination of Adjusted LIBOR for any Interest Period:

     (a) the Agent reasonably determines (which determination shall be conclusive) that by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining Adjusted LIBOR for such Interest Period, or
     (b) the Agent reasonably determines (which determination shall be conclusive) that Adjusted LIBOR will not adequately and fairly reflect the cost to the Lenders of making or maintaining LIBOR Loans for such Interest Period;
then the Agent shall give the Borrower and each Lender prompt notice thereof and, so long as such condition remains in effect, the Lenders shall be under no obligation to, and shall not, make additional LIBOR Loans, Continue LIBOR Loans or Convert Loans into LIBOR Loans and the Borrower shall, on the last day of each current Interest Period for each outstanding LIBOR Loan, either repay such Loan or Convert such Loan into a Base Rate Loan.
Section 4.3. Illegality.
     Notwithstanding any other provision of this Agreement, if any Lender shall reasonably determine (which determination shall be conclusive and binding) that it has become unlawful for such Lender to honor its obligation to make or maintain LIBOR Loans hereunder, then such Lender shall promptly notify the Borrower thereof (with a copy to the Agent) and such Lender’s obligation to make or Continue, or to Convert Loans of any other Type into, LIBOR Loans shall be suspended until such time as such Lender may again make and maintain LIBOR Loans (in which case the provisions of Section 4.6. shall be applicable).
Section 4.4. Compensation.
     The Borrower shall pay to the Agent for the account of each Lender, upon the request of such Lender through the Agent, such amount or amounts as shall be sufficient (in the reasonable opinion of such Lender) to compensate it for any loss, cost or expense that such Lender reasonably determines is attributable to:
     (a) any payment or prepayment (whether mandatory or optional) of a LIBOR Loan, or Conversion of a LIBOR Loan, made by such Lender for any reason (including, without limitation, acceleration) on a date other than the last day of the Interest Period for such Loan; or
     (b) any failure by the Borrower for any reason (including, without limitation, the failure of any of the applicable conditions precedent specified in Article V. to be satisfied) to borrow a LIBOR Loan from such Lender on the requested date for such borrowing, or to Convert a Base Rate Loan into a LIBOR Loan or Continue a LIBOR Loan on the requested date of such Conversion or Continuation.
Upon the Borrower’s request, any Lender requesting compensation under this Section shall provide the Borrower with a statement setting forth in reasonable detail the basis for requesting such compensation and the method for determining the amount thereof. Absent manifest error, determinations by any Lender in any such statement shall be conclusive, provided that such determinations are made on a reasonable basis and in good faith.

Section 4.5. Affected Lenders.
     If (a) a Lender requests compensation pursuant to Section 3.12. or 4.1., and the Requisite Lenders are not also doing the same, or (b) the obligation of any Lender to make LIBOR Loans or to Continue, or to Convert Base Rate Loans into, LIBOR Loans shall be suspended pursuant to Section 4.1.(b) or 4.3. but the obligation of the Requisite Lenders shall not have been suspended under such Sections, then, so long as there does not then exist any Default or Event of Default, the Borrower may demand that such Lender (the “Affected Lender”), and upon such demand the Affected Lender shall promptly, assign its Revolving Commitments to an Eligible Assignee subject to and in accordance with the provisions of Section 12.5.(b) pursuant to an Assignment and Assumption for a purchase price equal to the aggregate principal balance of all Loans then owing to the Affected Lender plus any accrued but unpaid interest thereon, accrued but unpaid fees owing to the Affected Lender and any other amounts due and payable to such Affected Lender, or any other amount as may be mutually agreed upon by such Affected Lender and Eligible Assignee. Each of the Agent and the Affected Lender shall reasonably cooperate in effectuating the replacement of such Affected Lender under this Section, but at no time shall the Agent, such Affected Lender or any other Lender be obligated in any way whatsoever to initiate any such replacement or to assist in finding an Eligible Assignee. The exercise by the Borrower of its rights under this Section shall be at the Borrower’s sole cost and expense and at no cost or expense to the Agent, the Affected Lender or any of the other Lenders. The terms of this Section shall not in any way limit the Borrower’s obligation to pay to any Affected Lender compensation owing to such Affected Lender pursuant to Section 3.12., 4.1. or 4.4. or any other applicable provision hereto with respect to periods up to the date of replacement.
Section 4.6. Treatment of Affected Loans.
     If the obligation of any Lender to make LIBOR Loans or to Continue, or to Convert Base Rate Loans into, LIBOR Loans shall be suspended pursuant to Section 4.1.(b) or 4.3., then such Lender’s LIBOR Loans shall be automatically Converted into Base Rate Loans on the last day(s) of the then current Interest Period(s) for LIBOR Loans (or, in the case of a Conversion required by Section 4.1.(b) or 4.3., on such earlier date as such Lender may specify to the Borrower with a copy to the Agent) and, unless and until such Lender gives notice as provided below that the circumstances specified in Section 4.1. or 4.3. that gave rise to such Conversion no longer exist:
     (a) to the extent that such Lender’s LIBOR Loans have been so Converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s LIBOR Loans shall be applied instead to its Base Rate Loans; and
     (b) all Loans that would otherwise be made or Continued by such Lender as LIBOR Loans shall be made or Continued instead as Base Rate Loans, and all Base Rate Loans of such Lender that would otherwise be Converted into LIBOR Loans shall remain as Base Rate Loans.
If such Lender gives notice to the Borrower (with a copy to the Agent) that the circumstances specified in Section 4.1. or 4.3. that gave rise to the Conversion of such Lender’s LIBOR Loans pursuant to this Section no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when LIBOR Loans made by other Lenders are outstanding, then such Lender’s Base Rate Loans shall be automatically Converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding LIBOR Loans, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding LIBOR Loans and by such Lender are held pro rata (as to principal amounts, Types and Interest Periods) in accordance with their respective Revolving Commitments.
Section 4.7. Change of Lending Office.
     Each Lender agrees that it will use reasonable efforts to designate an alternate Lending Office with respect to any of its Loans affected by the matters or circumstances described in Section 3.12., 4.1. or 4.3. to reduce the liability of the Borrower or avoid the results provided thereunder, so long as such designation is not disadvantageous to such Lender as determined by such Lender in its sole discretion.
Section 4.8. Assumptions Concerning Funding of LIBOR Loans.
     Calculation of all amounts payable to a Lender under this Article IV. shall be made as though such Lender had actually funded LIBOR Loans through the purchase of deposits in the relevant market bearing interest at the rate applicable to such LIBOR Loans in an amount equal to the amount of the LIBOR Loans and having a maturity comparable to the relevant Interest Period; provided, however, that each Lender may fund each of its LIBOR Loans in any manner it sees fit and the foregoing assumption shall be used only for calculation of amounts payable under this Article IV.
ARTICLE V. Conditions Precedent
Section 5.1. Initial Conditions Precedent.
     The obligation of the Lenders to effect or permit the occurrence of the first Credit Event hereunder, is subject to the following conditions precedent:
     (a) The Agent shall have received each of the following, in form and substance satisfactory to the Agent:
     (i) counterparts of this Agreement executed by each of the parties hereto;
     (ii) Notes executed by the Borrower, payable to each Lender and complying with the applicable provisions of Section 2.10.;
     (iii) the Guaranty executed by each Guarantor existing as of the Effective Date;
     (iv) the Pledge Agreement executed by each Pledgor existing as of the Effective Date;
     (v) all existing certificates representing any shares of Equity Interests pledged pursuant to the Pledge Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the Pledgor thereof, together with an Acknowledgment and Consent, substantially in the form of Schedule 2 to the

Pledge Agreement, duly executed by any issuer of any Equity Interest pledged pursuant to the Pledge Agreement that is not itself a party to the Pledge Agreement;
     (vi) the Security Agreement executed by the Parent, the Borrower and/or any Domestic Subsidiary (other than an Excluded Subsidiary) having rights in any Mortgage Receivable, any other Investment (other than an Equity Interest subject to the Pledge Agreement) and any deposit account or securities account in which reserves for furniture, fixtures and equipment are deposited, subjecting all such property to the Lien of the Security Agreement, except to the extent prohibited pursuant to the terms of any existing document, instrument or agreement to which the Borrower or any such Domestic Subsidiary a party;
     (vii) except as otherwise provided in Section 5.3. each document (including, without limitation, any UCC financing statement and any control agreement) required by the Pledge Agreement, Security Agreement or under Applicable Law or reasonably deemed necessary or appropriate by the Agent to be entered into, filed, registered or recorded in order to create in favor of the Agent, for the benefit of the Lenders, a perfected first-priority Lien in the Collateral granted under the Pledge Agreement and the Security Agreement, shall have been entered into, filed, registered or recorded or shall have been delivered to the Agent and be in proper form for filing, registration or recordation, as appropriate;
     (viii) results of a recent lien search in each of the jurisdictions in which UCC financing statements or other filings or recordations should be made to evidence or perfect security interests in Collateral, and such search shall reveal no Liens of record with respect to any of the Collateral other than Permitted Liens of the type described in clause (a) of the definition of Permitted Liens or Liens to be terminated prior to the Effective Date;
     (ix) an opinion of counsel to the Loan Parties, addressed to the Agent and the Lenders, in such form as the Agent may reasonably request;
     (x) the articles of incorporation, articles of organization, certificate of limited partnership or other comparable organizational instrument (if any) of the Borrower and each other Loan Party certified as of a recent date by the Secretary of State of the state of formation of such Loan Party;
     (xi) a certificate of good standing or certificate of similar meaning with respect to each Loan Party issued as of a recent date by the Secretary of State of the state of formation of each such Loan Party and certificates of qualification to transact business or other comparable certificates issued by each Secretary of State (and any state department of taxation, as applicable) of each state in which such Loan Party is required to be so qualified and where the failure to be so qualified could reasonably be expected to have a Material Adverse Effect;
     (xii) a certificate of incumbency signed by the Secretary or Assistant Secretary (or other individual performing similar functions) of each Loan Party with respect to each of the officers of such Loan Party authorized to execute and deliver the Loan Documents to which such Loan Party is a party, and in the case of the Borrower, and the officers of the Borrower then authorized to deliver Notices of Borrowing, Notices of Continuation and Notices of Conversion and to request the issuance of Letters of Credit;
     (xiii) copies certified by the Secretary or Assistant Secretary (or other individual performing similar functions) of each Loan Party of (A) the by-laws of such Loan Party, if a corporation, the operating agreement of such Loan Party, if a limited liability company, the partnership agreement of such Loan Party, if a limited or general partnership, or other comparable document in the case of any other form of legal entity and (B) all corporate, partnership, member or other necessary action taken by such Loan Party to authorize the execution, delivery and performance of the Loan Documents to which it is a party;
     (xiv) [Intentionally Omitted];
     (xv) [Intentionally Omitted];
     (xvi) a certificate of the chief executive officer, chief financial officer or other senior officer of the Borrower certifying that all representations and warranties of the Loan Parties contained in the Loan Documents are true, correct and complete in all material respects (excluding any representation or warranty regarding the nonexistence of any Default or Event of Default);
     (xvii) the Fees then due and payable under Section 3.6., and any other Fees payable to the Agent, the Titled Agents and the Lenders on or prior to the Effective Date;
     (xviii) a Compliance Certificate calculated as of June 30, 2011 (giving pro forma effect to the use of the proceeds of the Loans to be funded on the Effective Date);
     (xix) a letter from the Administrative Agent under the Existing Credit Agreement providing information regarding the payment in full of amounts outstanding under the Existing Credit Agreement and providing for the termination thereof and the release of all Liens securing any obligations owing thereunder and the delivery to the Agent of any collateral held pursuant thereto;
     (xx) the Notice of Borrowing for the Revolving Loans to be made available to the Borrower as contemplated by Section 2.1.(c);
     (xxi) [Intentionally Omitted]; and
     (xxii) such other documents, agreements and instruments as the Agent on behalf of the Lenders may reasonably request; and
     (b) In the good faith judgment of the Agent and the Lenders:
     (i) No litigation, action, suit, investigation or other arbitral, administrative or judicial proceeding shall be pending or threatened which could reasonably be expected to materially and adversely affect the credit facilities being provided pursuant to the Loan Documents; and
     (ii) The Borrower and its Subsidiaries and Joint Venture Subsidiaries shall have received all approvals, consents and waivers, and shall have made or given all necessary filings and notices, as shall be required to consummate the transactions contemplated by the Loan Documents without the occurrence of any default under, conflict with or violation of (1) any Applicable Law or (2) any agreement, document or instrument to which the Borrower or any other Loan Party is a party or by which any of them or their respective properties is bound, except for such approvals, consents, waivers, filings and notices the receipt, making or giving of which would not reasonably be likely to (A) have a Material Adverse Effect, or (B) restrain or enjoin, impose materially burdensome conditions on, or otherwise materially and adversely affect the ability of the Borrower or any other Loan Party to fulfill its obligations under the Loan Documents to which it is a party.
Section 5.2. Conditions Precedent to All Loans and Letters of Credit.
     The obligations of the Lenders to make the proceeds of any Loans available to the Borrower or its order and of the Agent to issue Letters of Credit are subject to the further condition precedent that: (a) no Default or Event of Default shall exist as of the date of the making of such Loan or date of issuance of such Letter of Credit or would exist immediately after giving effect thereto; and (b) the representations and warranties made or deemed made by the Borrower and each other Loan Party in the Loan Documents to which any of them is a party, shall be true and correct in all material respects on and as of the date of the making of such Loan or date of issuance of such Letter of Credit with the same force and effect as if made on and as of such date except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date) and except for changes in factual circumstances not prohibited under the Loan Documents. Each Credit Event shall constitute a certification by the Borrower to the effect set forth in the preceding sentence (both as of the date of the giving of notice relating to such Credit Event and, unless the Borrower otherwise notifies the Agent prior to the date of such Credit Event, as of the date of the occurrence of such Credit Event). In addition, if such Credit Event is the making of a Loan or the issuance of a Letter of Credit, the Borrower shall be deemed to have represented to the Agent and the Lenders at the time such Loan is made or Letter of Credit issued that all conditions to the occurrence of such Credit Event contained in this Article V. have been satisfied.
Section 5.3. Post-Closing Deliveries.
     With respect to any Mortgage Receivable or other Investment evidencing Indebtedness secured directly or indirectly by an interest in real property, notwithstanding Section 5.1.(a)(vii), the Borrower shall (a) only be required to deliver to the Agent on or before the Effective Date the original certificates and Instruments representing or evidencing any such Investments, in suitable form for transfer by delivery or, as applicable, accompanied by the applicable Loan Party’s endorsement, where necessary, or duly executed instruments of transfer or assignment in blank, all in form and substance reasonably satisfactory to the Agent and (b) deliver, or cause to be delivered, to the Agent not later than five (5) Business Days after the date of this Agreement, all other items required by Section 5.1.(a)(vii) with respect to all such Investments, including without limitation, such agreements as the Agent may reasonably request to establish control over any such Investments.
ARTICLE VI. Representations and Warranties
Section 6.1. Representations and Warranties.
     In order to induce the Agent and each Lender to enter into this Agreement and to make Loans and issue Letters of Credit, the Parent and the Borrower represent and warrant to the Agent and each Lender as follows:
     (a) Organization; Power; Qualification. Each of the Parent, its Subsidiaries, Joint Venture Subsidiaries and the other Loan Parties is a corporation, partnership or other legal entity, duly organized or formed, validly existing and in good standing under the jurisdiction of its incorporation or formation, has the power and authority to own or lease its respective properties and to carry on its respective business as now being and hereafter proposed to be conducted and is duly qualified and is in good standing as a foreign corporation, partnership or other legal entity, and authorized to do business, in each jurisdiction in which the character of its properties or the nature of its business requires such qualification or authorization and where the failure to be so qualified or authorized could reasonably be expected to have, in each instance, a Material Adverse Effect.
     (b) Ownership Structure. As of the Agreement Date, Schedule 6.1.(b) is a complete and correct list of all Subsidiaries and Joint Venture Subsidiaries of the Parent setting forth for each such Subsidiary and Joint Venture Subsidiary, (i) the jurisdiction of organization of such Subsidiary and Joint Venture Subsidiary, (ii) each Person holding any Equity Interests in such Subsidiary and Joint Venture Subsidiary, (iii) the nature of the Equity Interests held by each such Person, (iv) the percentage of ownership of such Subsidiary and Joint Venture Subsidiary represented by such Equity Interests and (v) whether such Subsidiary or Joint Venture Subsidiary is a Controlled Joint Venture Subsidiary, a Material Subsidiary, an Excluded Subsidiary and/or a Foreign Subsidiary. Except as disclosed in such Schedule, as of the Agreement Date (i) each of the Parent and its Subsidiaries and Joint Venture Subsidiaries owns, free and clear of all Liens (other than Permitted Liens), and has the unencumbered right to vote, all outstanding Equity Interests in each Person shown to be held by it on such Schedule, (ii) all of the issued and outstanding capital stock of each such Person organized as a corporation is validly issued, fully paid and nonassessable and (iii) there are no outstanding subscriptions, options, warrants, commitments, preemptive rights or agreements of any kind (including, without limitation, any stockholders’ or voting trust agreements) for the issuance, sale, registration or voting of, or outstanding securities convertible into, any additional shares of capital stock of any class, or partnership or other ownership interests of any type in, any such Person.
     (c) Authorization of Agreement, Etc. The Borrower has the right and power, and has taken all necessary action to authorize it, to borrow and obtain other extensions of credit hereunder. The Parent and each other Loan Party has the right and power, and has taken all necessary action to authorize it, to execute, deliver and perform each of the Loan Documents to which it is a party in accordance with their respective terms and to consummate the transactions contemplated hereby and thereby. Each of the Loan Documents to which the Borrower or any other Loan Party is a party have been duly executed and delivered by the duly authorized officers of such Person and each is a legal, valid and binding obligation of such Person enforceable against such Person in accordance with its respective terms except as the same may be limited by bankruptcy, insolvency, and other similar laws affecting the rights of creditors generally and the availability of equitable remedies for the enforcement of certain obligations (other than the payment of principal) contained herein or therein and as may be limited by equitable principles generally.
     (d) Compliance of Loan Documents with Laws, Etc. The execution, delivery and performance of this Agreement and the other Loan Documents to which the Borrower or any other Loan Party is a party in accordance with their respective terms and the borrowings and other extensions of credit hereunder do not and will not, by the passage of time, the giving of notice, or both: (i) require any Governmental Approval or violate any Applicable Law (including all Environmental Laws) relating to the Borrower or any other Loan Party; (ii) conflict with, result in a breach of or constitute a default under the organizational documents of the Borrower or any other Loan Party, or any indenture, agreement or other instrument to which the Borrower or any other Loan Party is a party or by which it or any of its respective properties may be bound, except to the extent the exercise of remedies with respect to Equity Interests subject to the Lien of the Pledge Agreement may require compliance with a “change of control” provision or other similar change in ownership provision contained in an indenture, agreement or other instrument to which the issuer of such Equity Interest is a party; or (iii) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by the Borrower or any other Loan Party.
     (e) Compliance with Law; Governmental Approvals. Each of the Parent, the Borrower, each Subsidiary, each Joint Venture Subsidiary and each other Loan Party is in compliance with each Governmental Approval applicable to it and in compliance with all other Applicable Laws (including without limitation, Environmental Laws) relating to the Parent, the Borrower, a Subsidiary, a Joint Venture Subsidiary or such other Loan Party except for noncompliances which, and Governmental Approvals the failure to possess which, could not, individually or in the aggregate, reasonably be expected to cause a Default or Event of Default or have a Material Adverse Effect.
     (f) Title to Properties; Liens. As of the Agreement Date, Schedule 6.1.(f) is a complete and correct listing of all of the real property owned or leased by the Borrower, each other Loan Party and each other Subsidiary and Joint Venture Subsidiary. Each such Person has good, marketable and legal title to, or a valid leasehold interest in, its respective assets. As of the Agreement Date, there are no Liens against any assets of the Borrower, any Subsidiary, any Joint Venture Subsidiary or any other Loan Party except for Permitted Liens.
     (g) Existing Indebtedness. Schedule 6.1.(g) is, as of the Agreement Date, a complete and correct listing of all Indebtedness of the Parent and its Subsidiaries and Joint Venture Subsidiaries having an outstanding principal balance of $1,000,000 or more, including without limitation, Guarantees of the Parent and its Subsidiaries and Joint Venture Subsidiaries.

     (h) Litigation. There are no actions, suits or proceedings pending (nor, to the knowledge of the Parent, are there any actions, suits or proceedings threatened or investigations pending) against or in any other way relating adversely to or affecting the Parent, any Subsidiary, any Joint Venture Subsidiary or any other Loan Party or any of its respective property in any court or before any arbitrator of any kind or before or by any other Governmental Authority which could reasonably be expected to have a Material Adverse Effect. There are no strikes, slow downs, work stoppages or walkouts or other labor disputes in progress or threatened relating to the Parent, any Subsidiary, any Joint Venture Subsidiary or any other Loan Party which could reasonably be expected to have a Material Adverse Effect.
     (i) Taxes. All federal, state and other tax returns of the Parent, any Subsidiary, any Joint Venture Subsidiary or any other Loan Party required by Applicable Law to be filed have been duly filed, and all federal, state and other taxes, assessments and other governmental charges or levies upon the Parent, any Subsidiary, any Joint Venture Subsidiary and each other Loan Party and its respective properties, income, profits and assets which are due and payable have been paid, except any such nonpayment which is at the time permitted under Section 7.6. Except as listed on Schedule 6.1(i), as of the Agreement Date, none of the United States income tax returns of the Parent, its Subsidiaries, its Joint Venture Subsidiaries or any other Loan Party is under audit. All charges, accruals and reserves on the books of the Borrower and each of its Subsidiaries, its Joint Venture Subsidiaries and each other Loan Party in respect of any taxes or other governmental charges are in accordance with GAAP.
     (j) Financial Statements. The Borrower has furnished to each Lender copies of the audited consolidated balance sheets of the Parent and its Controlled Joint Venture Subsidiaries for the fiscal years ending December 31, 2009 and December 31, 2010, and the related audited consolidated statements of operations, cash flows and shareholders’ equity for the fiscal years ending on such dates, with the opinions thereon of Ernst & Young LLP, and the consolidated balance sheet of the Parent and its Controlled Joint Venture Subsidiaries for the six-month period ended June 30, 2011 and the related consolidated statements of operations, cash flows and shareholders’ equity for such period, subject only to normal year-end audit adjustments and the absence of footnotes. Such financial statements (including in each case related schedules and notes) present fairly, in all material respects and in accordance with GAAP consistently applied throughout the periods involved, the consolidated financial position of the Parent and its Subsidiaries and Controlled Joint Venture Subsidiaries as at their respective dates and the results of operations and the cash flow for such periods. Neither the Parent nor any of its Subsidiaries and Joint Venture Subsidiaries has on the Agreement Date any material contingent liabilities, liabilities, liabilities for taxes, unusual or long-term commitments or unrealized or forward anticipated losses from any unfavorable commitments that would be required to be set forth in its financial statements or in the notes thereto, except as referred to or reflected or provided for in said financial statements.
     (k) No Material Adverse Change. Since June 30, 2011, there has been no material adverse change in the business, assets, liabilities, financial condition, results of operations, business or prospects of the Parent and its Subsidiaries and Joint Venture Subsidiaries, taken as a whole. Each of the Parent, its Subsidiaries, its Joint Venture Subsidiaries and the other Loan Parties is Solvent; provided, however, Parent and Borrower make no representation on whether the Subsidiaries that constitute the borrowers and/or operating lessees of the Properties subject to the MIP Loan and Wachovia Loan are Solvent.
     (l) ERISA. Each member of the ERISA Group is in compliance with its obligations under the minimum funding standards of ERISA and the Internal Revenue Code with respect to each Plan and is in compliance with the presently applicable provisions of ERISA and the Internal Revenue Code with respect to each Plan, except in each case for noncompliances which could not reasonably be expected to have a Material Adverse Effect. As of the Agreement Date, no member of the ERISA Group has (i) sought a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code in respect of any Plan, (ii) except as set forth in Schedule 6.1(l), failed to make any contribution or payment to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement, or made any amendment to any Plan or Benefit Arrangement, which has resulted or could result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Internal Revenue Code or (iii) incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA.
     (m) Not Plan Assets; No Prohibited Transaction. None of the assets of the Parent, any Subsidiary, any Joint Venture Subsidiary or any other Loan Party constitute “plan assets” within the meaning of ERISA, the Internal Revenue Code and the respective regulations promulgated thereunder. The execution, delivery and performance of this Agreement and the other Loan Documents, and the borrowing and repayment of amounts hereunder, do not and will not constitute “prohibited transactions” under ERISA or the Internal Revenue Code.
     (n) Absence of Defaults. Neither the Parent, any Subsidiary, any Joint Venture Subsidiary nor any other Loan Party is in default under its articles of incorporation, bylaws, partnership agreement or other similar organizational documents, and no event has occurred, which has not been remedied, cured or waived, which, in any such case: (i) constitutes a Default or an Event of Default; or (ii) constitutes, or with the passage of time, the giving of notice, or both, would constitute, a default or event of default by the Parent, any Subsidiary, any Joint Venture Subsidiary or any other Loan Party under any agreement (other than this Agreement) or judgment, decree or order to which the Borrower or any Subsidiary, any Joint Venture Subsidiary or other Loan Party is a party or by which the Borrower or any Subsidiary, any Joint Venture Subsidiary or other Loan Party or any of their respective properties may be bound where such default or event of default could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
     (o) Environmental Laws. Each of the Parent, its Subsidiaries, its Joint Venture Subsidiaries and the other Loan Parties has obtained all Governmental Approvals which are required of them under Environmental Laws and is in compliance with all terms and conditions of such Governmental Approvals except for those the failure to obtain or to comply with could not reasonably be expected to have a Material Adverse Effect. Except for any of the following matters that could not be reasonably expected to have a Material Adverse Effect, (i) the Parent is not aware of, and has not received notice of, any past, present, or future events, conditions, circumstances, activities, practices, incidents, actions, or plans which, with respect to the Parent, its Subsidiaries, its Joint Venture Subsidiaries and each other Loan Party, may interfere with or prevent compliance or continued compliance with Environmental Laws, or may give rise to any common-law or legal liability, or otherwise form the basis of any claim, action, demand, suit, proceeding, hearing, or study, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling or the emission, discharge, release or threatened release into the environment, of any Hazardous Material; and (ii) there is no civil, criminal, or administrative action, suit, demand, claim, hearing, notice, or demand letter, notice of violation, investigation, or proceeding pending or, to the Parent’s knowledge, threatened, against the Parent, its Subsidiaries, its Joint Venture Subsidiaries and each other Loan Party relating in any way to Environmental Laws.
     (p) Investment Company; Etc. None of the Parent, any Subsidiary, any Joint Venture Subsidiary or any other Loan Party is (i) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or (ii) subject to any other Applicable Law which purports to regulate or restrict its ability to borrow money or to consummate the transactions contemplated by this Agreement or to perform its obligations under any Loan Document to which it is a party.
     (q) Margin Stock. None of the Parent, any Subsidiary, any Joint Venture Subsidiary or any other Loan Party is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System.
     (r) Affiliate Transactions. Except as permitted by Section 9.10., none of the Parent, any Subsidiary, any Joint Venture Subsidiary or any other Loan Party is a party to any transaction with an Affiliate.
     (s) Intellectual Property. Each of the Parent, each other Loan Party and each other Subsidiary and Joint Venture Subsidiary owns or has the right to use, under valid license agreements or otherwise, all material patents, licenses, franchises, trademarks, trademark rights, service marks, service mark rights, trade names, trade name rights, trade secrets and copyrights (collectively, “Intellectual Property”) necessary to the conduct of its businesses as now conducted and as contemplated by the Loan Documents, without known conflict with any patent, license, franchise, trademark, trademark right, service mark, service mark right, trade secret, trade name, copyright or other proprietary right of any other Person. The Parent, each other Loan Party and each other Subsidiary and Joint Venture Subsidiary have taken all such steps as they deem reasonably necessary to protect their respective rights under and with respect to such Intellectual Property.
     (t) Business. As of the Agreement Date, the Parent and its Subsidiaries and Joint Venture Subsidiaries are engaged in the business of acquiring, disposing, financing and owning hotel properties together with other business activities incidental thereto.
     (u) Broker’s Fees. No broker’s or finder’s fee, commission or similar compensation will be payable with respect to the transactions contemplated by the Loan Documents. No other similar fees or commissions will be payable by any Loan Party for any other services rendered to the Parent or any of its Subsidiaries and Joint Venture Subsidiaries ancillary to the transactions contemplated hereby.

     (v) Accuracy and Completeness of Information. No written information, report or other papers or data (excluding financial projections and other forward looking statements) furnished to the Agent or any Lender by, on behalf of, or at the direction of, the Parent, any Subsidiary, any Joint Venture Subsidiary or any other Loan Party in connection with, pursuant to or relating in any way to this Agreement, contained any untrue statement of a fact regarding the Parent, any Subsidiary, any Joint Venture Subsidiary or any other Loan Party or omitted to state a material fact necessary in order to make such statements contained therein, in light of the circumstances under which they were made, not misleading. All financial statements (including in each case all related schedules and notes) furnished to the Agent or any Lender by, on behalf of, or at the direction of, the Parent, any Subsidiary, any Joint Venture Subsidiary or any other Loan Party in connection with, pursuant to or relating in any way to this Agreement, present fairly, in all material respects and in accordance with GAAP consistently applied throughout the periods involved, the financial position of the Persons involved as at the date thereof and the results of operations for such periods (subject, as to interim statements, to changes resulting from normal year-end audit adjustments). All financial projections and other forward looking statements prepared by or on behalf of the Borrower, any Subsidiary, any Joint Venture Subsidiary or any other Loan Party that have been or may hereafter be made available to the Agent or any Lender were or will be prepared in good faith based on assumptions believed in good faith by the Borrower, such Subsidiary, any Joint Venture Subsidiary or such other Loan Party, as applicable, to be reasonable at the time of preparation. As of the Effective Date, no fact is known to the Parent which has had, or may in the future reasonably be expected to have (so far as the Parent can reasonably foresee), a Material Adverse Effect which has not been set forth in the financial statements referred to in Section 6.1.(j) or in such information, reports or other papers or data or otherwise disclosed in writing to the Agent and the Lenders.
     (w) REIT Status. The Parent qualifies as a REIT and is in compliance with all requirements and conditions imposed under the Internal Revenue Code to allow the Parent to maintain its status as a REIT. The Parent has elected to be treated as a REIT.
     (x) Foreign Assets Control. None of the Parent, any Subsidiary, any Joint Venture Subsidiary or any Affiliate of the Parent: (i) is a Sanctioned Person, (ii) has any of its assets in Sanctioned Entities, or (iii) derives any of its operating income from investments in, or transactions with, Sanctioned Persons or Sanctioned Entities.
Section 6.2. Survival of Representations and Warranties, Etc.
     All statements contained in any certificate, financial statement, request for extension of the Revolving Termination Date pursuant to Section 2.12., request for increase of the Revolving Commitments pursuant to Section 2.15., request for confirmation pursuant to Section 7.13.(d), request for a waiver or amendment, items delivered pursuant to Section 8.4, or a notice pursuant to Exhibit B, Exhibit C or Exhibit D delivered by or on behalf of the Parent, any Subsidiary, any Joint Venture Subsidiary or any other Loan Party to the Agent or any Lender pursuant to or in connection with this Agreement or any of the other Loan Documents (including, but not limited to, any such statement made in or in connection with any amendment hereto or thereto or any statement contained in any certificate or financial statement delivered by or on behalf of the Parent prior to the Agreement Date and delivered to the Agent or any Lender in connection with the underwriting or closing of the transactions contemplated hereby) shall constitute representations and warranties made by the Parent to the Agent and the Lenders under this Agreement. All representations and warranties made under this Agreement and the other Loan Documents shall be deemed to be made at and as of the Agreement Date, the Effective Date, the date on which any extension of the Revolving Termination Date is effectuated pursuant to Section 2.12. and the date of the occurrence of any Credit Event, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date) and except for changes in factual circumstances not prohibited under the Loan Documents. All such representations and warranties shall survive the effectiveness of this Agreement, the execution and delivery of the Loan Documents and the making of the Loans and the issuance of the Letters of Credit.
ARTICLE VII. Affirmative Covenants
     For so long as this Agreement is in effect, unless the Requisite Lenders (or, if required pursuant to Section 12.6., all of the Lenders) shall otherwise consent in the manner provided for in Section 12.6., the Parent and the Borrower (as applicable) shall comply with the following covenants:
Section 7.1. Preservation of Existence and Similar Matters.
     Except as otherwise permitted under Section 9.7., the Parent and the Borrower shall, and shall cause each other Subsidiary, Controlled Joint Venture Subsidiary and each other Loan Party to, preserve and maintain its respective existence, rights, franchises, licenses and privileges in the jurisdiction of its incorporation or formation and qualify and remain qualified and authorized to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification and authorization and where the failure to be so authorized and qualified could reasonably be expected to have a Material Adverse Effect.
Section 7.2. Compliance with Applicable Law.
     The Parent and the Borrower shall, and shall cause each other Subsidiary, Controlled Joint Venture Subsidiary and each other Loan Party to, comply with all Applicable Laws, including the obtaining of all Governmental Approvals, the failure with which to comply could reasonably be expected to have a Material Adverse Effect.
Section 7.3. Maintenance of Property.
     In addition to the requirements of any of the other Loan Documents, the Parent and the Borrower shall, and shall cause each other Subsidiary, Controlled Joint Venture Subsidiary and other Loan Party to, (a) protect and preserve all of its respective material properties, including, but not limited to, all Intellectual Property, and maintain in good repair, working order and condition all tangible properties, ordinary wear and tear excepted, and (b) make or cause to be made all needed and appropriate repairs, renewals, replacements and additions to such properties, so that the business carried on in connection therewith may be properly and advantageously conducted at all times.

Section 7.4. Conduct of Business.
     The Parent and the Borrower shall, and shall cause each other Subsidiary, Controlled Joint Venture Subsidiary and the other Loan Parties to, carry on, their respective businesses as described in Section 6.1.(t).
Section 7.5. Insurance.
     In addition to the requirements of any of the other Loan Documents, the Parent and the Borrower shall, and shall cause each other Subsidiary, Controlled Joint Venture Subsidiary and other Loan Party to, maintain insurance (on a replacement cost basis) with financially sound and reputable insurance companies against such risks and in such amounts as is customarily maintained by Persons engaged in similar businesses or as may be required by Applicable Law, and from time to time deliver to the Agent upon its request a detailed list, together with copies of all certificates describing the policies of the insurance then in effect (or copies of such policies if requested by the Agent), stating the names of the insurance companies, the amounts and rates of the insurance, the dates of the expiration thereof and the properties and risks covered thereby; in any event the Borrower shall, and shall cause each of its Subsidiaries and Controlled Joint Venture Subsidiaries to, maintain insurance in such amounts as required by any document evidencing Indebtedness to which any Borrower or its Subsidiaries or Controlled Joint Venture Subsidiaries are a party.
Section 7.6. Payment of Taxes and Claims.
     The Parent and the Borrower shall, and shall cause each other Subsidiary, each other Controlled Joint Venture Subsidiary and other Loan Party to, pay and discharge when due (a) all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any properties belonging to it, and (b) all lawful claims of materialmen, mechanics, carriers, warehousemen and landlords for labor, materials, supplies and rentals which, if unpaid, might become a Lien on any properties of such Person; provided, however, that this Section shall not require the payment or discharge of any such tax, assessment, charge, levy or claim which is being contested in good faith by appropriate proceedings which operate to suspend the collection thereof and for which adequate reserves have been established on the books of the Parent, the Borrower, such other Subsidiary, such other Controlled Joint Venture Subsidiary or such other Loan Party, as applicable, in accordance with GAAP.
Section 7.7. Visits and Inspections.
     The Parent and the Borrower shall, and shall cause each other Subsidiary, each other Controlled Joint Venture Subsidiary and other Loan Party to, permit representatives or agents of any Lender or the Agent, from time to time after reasonable prior notice if no Event of Default shall be in existence, as often as may be reasonably requested, but only during normal business hours and at the expense of such Lender or the Agent (unless a Default or Event of Default shall exist, in which case the exercise by the Agent or such Lender of its rights under this Section shall be at the expense of the Borrower), as the case may be, to: (a) visit and visually inspect all properties of the Parent, the Borrower, such other Subsidiary, such other Controlled Joint Venture Subsidiary or such other Loan Party to the extent any such right to visit or inspect is within the control of such Person; (b) inspect and make extracts from their respective books and records, including but not limited to management letters prepared by independent accountants; and (c) discuss with its officers and employees, and its independent accountants, its business, properties, condition (financial or otherwise), results of operations and performance. If requested by the Agent, the Parent shall execute an authorization letter addressed to its accountants authorizing the Agent or any Lender to discuss the financial affairs of the Parent, the Borrower, any other Subsidiary, any other Controlled Joint Venture Subsidiary and any other Loan Party with its accountants.
Section 7.8. Use of Proceeds; Letters of Credit.
     The Borrower shall use the proceeds of the Revolving Loans and the Letters of Credit for acquisitions, development, debt repayment and other general corporate purposes. No part of the proceeds of any Loan or Letter of Credit will be used (a) for the purpose of buying or carrying “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or to extend credit to others for the purpose of purchasing or carrying any such margin stock or (b) to fund any operations in, to finance any investments or activities in, or to make any payments to, a Sanctioned Person or Sanctioned Entity.
Section 7.9. Environmental Matters.
     The Parent and the Borrower shall, and shall cause each other Subsidiary, Controlled Joint Venture Subsidiary and each other Loan Party to, comply with all Environmental Laws the failure with which to comply could reasonably be expected to have a Material Adverse Effect. If the Parent, the Borrower, any other Subsidiary, any other Joint Venture Subsidiary or any other Loan Party shall (a) receive notice that any violation of any Environmental Law may have been committed or is about to be committed by such Person, (b) receive notice that any administrative or judicial complaint or order has been filed or is about to be filed against the Parent, the Borrower, any other Subsidiary, any other Joint Venture Subsidiary or any other Loan Party alleging violations of any Environmental Law or requiring the Parent, the Borrower, any other Subsidiary, any other Joint Venture Subsidiary or any other Loan Party to take any action in connection with the release of Hazardous Materials or (c) receive any notice from a Governmental Authority or private party alleging that the Parent, the Borrower, any other Subsidiary, any other Joint Venture Subsidiary or any other Loan Party may be liable or responsible for costs associated with a response to or cleanup of a release of Hazardous Materials or any damages caused thereby, and the matters referred to in such notices, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, the Parent shall provide the Agent with a copy of such notice promptly, and in any event within 10 Business Days, after the receipt thereof by the Parent, the Borrower, any other Subsidiary, any other Joint Venture Subsidiary or any other Loan Party. Except for matters that are being challenged or disputed in good faith, the Parent and the Borrower shall, and shall cause each other Subsidiary, any other Controlled Joint Venture Subsidiary and each other Loan Party to, take promptly all actions necessary to prevent the imposition of any Liens on any of their respective properties arising out of or related to any Environmental Laws.

Section 7.10. Books and Records.
     The Parent and the Borrower shall, and shall cause each other Subsidiary, Controlled Joint Venture Subsidiary and the other Loan Parties to, maintain books and records pertaining to its respective business operations in such detail, form and scope as is consistent with good business practice and in accordance with GAAP.
Section 7.11. Further Assurances.
     The Parent and the Borrower shall, at the sole cost and expense of the Parent and the Borrower and upon request of the Agent, execute and deliver or cause to be executed and delivered, to the Agent such further instruments, documents and certificates, and do and cause to be done such further acts that may be reasonably necessary or advisable in the reasonable opinion of the Agent to carry out more effectively the provisions and purposes of this Agreement and the other Loan Documents or to perfect more fully or to renew the rights of the Agent and the Lenders with respect to the Collateral (or with respect to any additions thereto or replacements or proceeds thereof or with respect to any other property or assets hereafter acquired by any Loan Party which may be deemed to be part of the Collateral) pursuant to any of the Loan Documents.
Section 7.12. Additional Guarantors and Pledges.
     (a) Requirement to Become Guarantor. Within 30 days of (i) any Person (other than a Foreign Subsidiary) becoming a Material Subsidiary after the Effective Date, (ii) any Excluded Subsidiary ceasing to be subject to the restriction or circumstances which prevented it from becoming a Guarantor on the Effective Date or delivering an Accession Agreement pursuant to this Section, or (iii) any Person which at any time has been a Guarantor but was released pursuant to Section 7.13.(a) because it had less than $10,000 in assets, thereafter having at least $10,000 in assets in the aggregate, as the case may be, the Parent shall cause to be delivered to the Agent each of the following in form and substance satisfactory to the Agent: (w) an Accession Agreement executed by such Person, (x) the items that would have been delivered under Sections 5.1.(a)(ix) through (xiii) and (xxii) if such Subsidiary or Joint Venture Subsidiary had been a Guarantor on the Effective Date and (y) if such Person would have been required to become party to the Security Agreement pursuant to Section 5.1(a)(vi) had such Person been a Material Subsidiary as of the Effective Date or if such Person had previously been a party to the Security Agreement (directly or by virtue of a supplement thereto) and was released pursuant to Section 7.13.(a) because it had less than $10,000 in assets, and thereafter has at least $10,000 in assets in the aggregate, a supplement to the Security Agreement substantially in the form of Annex 1 to the Security Agreement set forth in Exhibit F hereto executed by such Person to the extent such Person is not already a Grantor and the items that would have been delivered under Sections 5.1.(a)(vii) (excluding any reference to the Pledge Agreement set forth in Section 5.1(a)(vii)), (viii), (ix), (x) through (xiii) and (xxii). The Borrower shall send to each Lender copies of each of the foregoing items once the Agent has received all such items with respect to a Subsidiary or Joint Venture Subsidiary.
     (b) Additional Pledges. Within 30 days of the Borrower or any Domestic Subsidiary (other than an Excluded Subsidiary) not already a Pledgor acquiring, forming,

holding or otherwise receiving or owning after the Effective Date any Equity Interest in a Subsidiary or Joint Venture Subsidiary (other than an Unpledgeable Subsidiary or a Subsidiary or Joint Venture Subsidiary with less than $10,000 in assets in the aggregate), the Parent shall cause to be delivered to the Agent each of the following in form and substance satisfactory to the Agent: (i) a supplement to the Pledge Agreement executed by the Borrower or such Domestic Subsidiary, as applicable, subjecting such Equity Interests to the Lien of the Pledge Agreement, (ii) the items that would have been delivered under Sections 5.1.(a)(v) and (vii) (excluding any reference to the Security Agreement set forth in Section 5.1.(a)(vii)), and if such Subsidiary or Joint Venture Subsidiary is a Material Subsidiary or is a Person described in Section 7.12.(a)(iii), Sections 5.1.(a)(viii), (ix) and (xxii), if such Subsidiary or Joint Venture Subsidiary Equity Interests would have been Collateral under the Pledge Agreement on the Effective Date and (iii) if such Equity Interests are owned by a Domestic Subsidiary that is a Material Subsidiary or is a Person described in Section 7.12.(a)(iii) and is not already a Guarantor and is not an Excluded Subsidiary, the items referred to in Section 7.12.(a)(x). Notwithstanding the immediately preceding sentence of this subsection, (x) in no event shall the Borrower and its Domestic Subsidiaries be required to subject to the Lien of the Pledge Agreement or any other Loan Document more than 65% (or such greater percentage that, due to a change in an Applicable Law after the Agreement Date, (A) could not reasonably be expected to cause the undistributed earnings of such Foreign Subsidiary as determined for United States federal income tax purposes to be treated as a deemed dividend to such Foreign Subsidiary’s United States parent and (B) could not reasonably be expected to cause any material adverse tax consequences) of the issued and outstanding Equity Interest in a Foreign Subsidiary entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) determined on a collective basis, but (y) the Borrower and its Domestic Subsidiaries shall be required to subject to the Lien of the Pledge Agreement 100% of the issued and outstanding Equity Interest in a Foreign Subsidiary not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)).
Section 7.13. Release of Guarantors and Pledges.
     (a) Releases Generally. The Borrower may request in writing that the Agent release, and upon receipt of such request the Agent shall release, any Person from any of the Guaranty and the Security Agreement so long as: (i) such Person qualifies, or will qualify simultaneously with its release from the Guaranty and the Security Agreement, as applicable, as an Excluded Subsidiary or has ceased to be, or simultaneously with its release from the Guaranty and the Security Agreement, as applicable, will cease to be a Subsidiary or a Joint Venture Subsidiary with at least $10,000 in assets in the aggregate; (ii) no Default or Event of Default shall then be in existence or would occur as a result of such release; (iii) such Person is not a party to any Derivatives Contract by virtue of which any other Person is a Derivatives Contracts Beneficiary; and (iv) the Agent shall have received such written request at least 5 Business Days prior to the requested date of release. Delivery by the Borrower to the Agent of any such request shall constitute a representation by the Borrower that the matters set forth in the preceding sentence (both as of the date of the giving of such request and as of the date of the effectiveness of such request) are true and correct with respect to such request.

     (b) Release of Pledge. The Borrower may request in writing that the Agent release, and upon receipt of such request the Agent shall release the Equity Interests in a Subsidiary or a Joint Venture Subsidiary from the Lien of the applicable Security Documents so long as: (i) such Subsidiary or Joint Venture Subsidiary qualifies, or will qualify simultaneously with the release of its Equity Interests from such Security Documents, as an Unpledgeable Subsidiary or has ceased to be, or simultaneously with the release of its Equity Interests from such Security Documents will cease to be, a Subsidiary of Borrower or a Joint Venture Subsidiary with at least $10,000 in assets in the aggregate; (ii) no Default or Event of Default shall then be in existence or would occur as a result of such release; and (iii) the Agent shall have received such written request at least 7 Business Days prior to the requested date of release. Delivery by the Borrower to the Agent of any such request shall constitute a representation by the Borrower that the matters set forth in the preceding sentence (both as of the date of the giving of such request and as of the date of the effectiveness of such request) are true and correct with respect to such request.
     (c) Release of Mezzanine Debt Interests. The Borrower may request in writing that the Agent release, and upon receipt of such request the Agent shall release the Mezzanine Debt Interests held by a Subsidiary or a Joint Venture Subsidiary from the Lien of the applicable Security Documents so long as: (i) (A) such Subsidiary or Joint Venture Subsidiary qualifies, or will qualify simultaneously with the release of its Mezzanine Debt Interests from such Security Documents, as an Unpledgeable Subsidiary or has ceased to be, or simultaneously with the release of its Mezzanine Debt Interests from such Security Documents will cease to be, a Subsidiary or Joint Venture Subsidiary or (B) simultaneously with the release of its Mezzanine Debt Interests from such Security Documents, such Mezzanine Debt Interests will be conveyed, sold, transferred or otherwise disposed of as permitted by this Credit Agreement to a Subsidiary or Joint Venture Subsidiary that qualifies as an Unpledgeable Subsidiary or a Person that is not a Subsidiary or Joint Venture Subsidiary, or has ceased to be a Subsidiary or Joint Venture Subsidiary; (ii) no Default or Event of Default shall then be in existence or would occur as a result of such release; and (iii) the Agent shall have received such written request at least 7 Business Days prior to the requested date of release. Delivery by the Borrower to the Agent of any such request shall constitute a representation by the Borrower that the matters set forth in the preceding sentence (both as of the date of the giving of such request and as of the date of the effectiveness of such request) are true and correct with respect to such request.
     (d) Confirmation. Promptly after written request from Borrower and receipt of such back-up information as Agent may request, Agent will confirm (subject to the terms hereof) in writing that a specified Subsidiary or Joint Venture Subsidiary is at that time (but not necessarily thereafter) (i) an Unpledgeable Subsidiary and that its Equity Interests are not then subject to the Lien of the Security Documents and/or (b) an Excluded Subsidiary, so long as such Subsidiary or Joint Venture Subsidiary then qualifies as an Unpledgeable Subsidiary or Excluded Subsidiary, as the case may be, but subject to such Subsidiary or Joint Venture Subsidiary thereafter being subject to the lien of the Security Documents if it is no longer an Excluded Subsidiary or an Unpledgeable Subsidiary. Delivery by the Borrower to the Agent of any such request shall constitute a representation by the Borrower that the matters set forth in the preceding sentence (both as of the date of the giving of such request and as of the date of the effectiveness of such request) are true and correct with respect to such request. Agent may rely solely on the representations of Borrower. Notwithstanding the foregoing, if such representations of Borrower are not true and correct, then to the full extent possible under applicable law, such confirmation by Agent shall not release, diminish or impair any Lien pursuant to the Security Documents or other rights under the Loan Documents and provided further that no such confirmation shall release, diminish or impair any provision of the Loan Documents if the specified Person is no longer an Excluded Subsidiary or an Unpledgeable Subsidiary.
Section 7.14. REIT Status.
     The Parent shall at all times maintain its status as a REIT and will not revoke its election to be treated as a REIT.
Section 7.15. Exchange Listing.
     The Parent shall maintain at least one class of common shares of the Parent having trading privileges on the New York Stock Exchange or the American Stock Exchange or which is the subject of price quotations in the over-the-counter market as reported by the National Association of Securities Dealers Automated Quotation System.
Section 7.16. Compliance With Material Contracts.
     The Parent and the Borrower shall, and shall cause each other Subsidiary, Controlled Joint Venture Subsidiary and each other Loan Party to, perform and observe all the terms and provisions of each Material Contract to be performed or observed by it, maintain each such Material Contract in full force and effect, and enforce each such Material Contract in accordance with its terms, in each case except where the failure to do so does not and could not reasonably be expected to have a Material Adverse Effect.
ARTICLE VIII. Information
     For so long as this Agreement is in effect, unless the Requisite Lenders (or, if required pursuant to Section 12.6., all of the Lenders) shall otherwise consent in the manner set forth in Section 12.6., the Borrower shall furnish to each Lender (or to the Agent if so provided below) at its Lending Office:
Section 8.1. Quarterly Financial Statements.
     As soon as available and in any event within 5 days after the same is required to be filed with the Securities and Exchange Commission (but in no event later than 50 days after the end of each of the first, second and third fiscal quarters of the Parent), a copy of the quarterly Form 10-Q of the Parent filed with the Securities and Exchange Commission, which shall be certified by the chief executive officer or chief financial officer of the Parent, in his or her opinion, to present fairly, in accordance with GAAP and in all material respects, the consolidated financial position of the Parent and its Subsidiaries and Controlled Joint Venture Subsidiaries as at the date thereof and the results of operations for such period (subject to normal year-end audit adjustments).

Section 8.2. Year-End Statements.
     As soon as available and in any event within 5 days after the same is required to be filed with the Securities and Exchange Commission (but in no event later than 100 days after the end of each fiscal year of the Parent), the audited annual Form 10-K of the Parent filed with the Securities and Exchange Commission, which shall be (a) certified by the chief executive officer or chief financial officer of the Parent, in his or her opinion, to present fairly, in accordance with GAAP and in all material respects, the consolidated financial position of the Parent and its Subsidiaries and Controlled Joint Venture Subsidiaries as at the date thereof and the results of operations for such period and (b) accompanied by the report thereon of independent certified public accountants of recognized national standing acceptable to the Agent, whose certificate shall be unqualified and in scope and substance satisfactory to the Requisite Lenders.
Section 8.3. Compliance Certificate.
     At the time financial statements are furnished pursuant to Sections 8.1. and 8.2., a certificate substantially in the form of Exhibit J (a “Compliance Certificate”) executed by the chief financial officer, chief executive officer, president, chief operating officer, chief accounting officer or vice present-finance of the Parent: (a) setting forth in reasonable detail as at the end of such quarterly accounting period, fiscal year, or other fiscal period, as the case may be, the calculations required to establish whether or not the Parent was in compliance with the covenants contained in Sections 9.1., 9.4. and 9.7 and (b) stating that, to his or her knowledge, after due inquiry, no Default or Event of Default exists, or, if such is not the case, specifying such Default or Event of Default and its nature, when it occurred, whether it is continuing and the steps being taken by the Parent and the Borrower with respect to such event, condition or failure. Together with the delivery of each Compliance Certificate, the Parent shall deliver (i) a statement of funds from operations (determined in accordance with NAREIT standards) for such period then ending; (ii) a statement of cash and Cash Equivalents posted as collateral for any Derivatives Contracts (specifying the amount of cash and Cash Equivalents posted for each Derivatives Contract); and (iii) a report, in form and detail reasonably satisfactory to the Agent, setting forth a list of all Properties acquired by the Parent and its Subsidiaries and Joint Venture Subsidiaries since the date of the delivery of the previous such report, such list to identify such Property’s name, location, cost of acquisition, amount of related mortgage Indebtedness, if any, and the maturity of such mortgage Indebtedness, and the net operating income for such Property for the immediately preceding period of 12 consecutive months; provided, the item set forth in clause (i) above shall be deemed delivered if such item is specifically and separately included in the publicly announced earnings release issued in connection with the financial statements furnished pursuant to Sections 8.1 and 8.2.
Section 8.4. Other Information.
     (a) Management Reports. Promptly upon receipt thereof, copies of all management reports, if any, submitted to the Parent or its Board of Directors by its independent public accountants, with respect to the internal audit and financial controls of the Parent;
     (b) Securities Filings. Within 5 Business Days of the filing thereof, copies of all registration statements (excluding the exhibits thereto (unless requested by the Agent) and any registration statements on Form S-8 or its equivalent), reports on Forms 10-K, 10-Q and 8-K (or their equivalents) and all other periodic reports which the Parent, any Subsidiary, any Joint Venture Subsidiary or any other Loan Party shall file with the Securities and Exchange Commission (or any Governmental Authority substituted therefor) or any national securities exchange;
     (c) Shareholder Information. Promptly upon the mailing thereof to the shareholders of the Parent generally, copies of all financial statements, reports and proxy statements so mailed and promptly upon the issuance thereof copies of all press releases issued by the Parent, any Subsidiary, any Controlled Joint Venture Subsidiary or any other Loan Party;
     (d) ERISA. If and when any member of the ERISA Group (i) gives or is required to give notice to the PBGC of any “reportable event” (as defined in Section 4043 of ERISA) with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA or notice that any Multiemployer Plan is in reorganization, is insolvent or has been terminated, a copy of such notice; (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate, impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or appoint a trustee to administer any Plan, a copy of such notice; (iv) applies for a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code, a copy of such application; (v) gives notice of intent to terminate any Plan under Section 4041(c) of ERISA, a copy of such notice and other information filed with the PBGC; (vi) gives notice of withdrawal from any Plan pursuant to Section 4063 of ERISA, a copy of such notice; or (vii) fails to make any payment or contribution to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement or makes any amendment to any Plan or Benefit Arrangement, and of which has resulted or could reasonably be expected to result in the imposition of a Lien or the posting of a bond or other security, a certificate of the chief executive officer or chief financial officer of the Parent setting forth details as to such occurrence and the action, if any, which the Parent or applicable member of the ERISA Group is required or proposes to take;
     (e) Litigation. To the extent the Parent or any Subsidiary, any Joint Venture Subsidiary is aware of the same, prompt notice of the commencement of any proceeding or investigation by or before any Governmental Authority and any action or proceeding in any court or other tribunal or before any arbitrator against or in any other way relating adversely to, or adversely affecting, the Parent or any Subsidiary, any Joint Venture Subsidiary or any of their respective properties, assets or businesses which could reasonably be expected to have a Material Adverse Effect, and prompt notice of the receipt of notice that any United States income tax returns of the Parent or any of its Subsidiaries or Joint Venture Subsidiaries are being audited;
     (f) Change of Financial Condition. Prompt notice of any change in the business, assets, liabilities, financial condition, results of operations or business prospects of the Parent, the Borrower, any other Subsidiary, any other Joint Venture Subsidiary or any other Loan Party which has had or could reasonably be expected to have a Material Adverse Effect;

     (g) Default. Notice of the occurrence of any of the following promptly upon a Responsible Officer of the Parent obtaining knowledge thereof: (i) any Default or Event of Default or (ii) any event which constitutes or which with the passage of time, the giving of notice, or otherwise, would constitute a default or event of default by the Parent, any Subsidiary, any Joint Venture Subsidiary or any other Loan Party under any Material Contract to which any such Person is a party or by which any such Person or any of its respective properties may be bound;
     (h) Judgments. Prompt notice of any order, judgment or decree in excess of $5,000,000 having been entered against the Parent, any Subsidiary, any Joint Venture Subsidiary or any other Loan Party or any of their respective properties or assets;
     (i) Material Asset Sales. Prompt notice of the sale, transfer or other disposition of any assets of the Parent, any Subsidiary, any Joint Venture Subsidiary or any other Loan Party having a book value in excess of $20,000,000 to any Person other than the Parent, any Subsidiary, any Joint Venture Subsidiary or any other Loan Party;
     (j) Patriot Act Information. From time to time and promptly upon each request, information identifying the Borrower as a Lender may request in order to comply with the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)); and
     (k) Other Information. From time to time and promptly upon each request, such data, certificates, reports, statements, opinions of counsel, documents or further information regarding the business, assets, liabilities, financial condition, results of operations or business prospects of the Borrower or any of its Subsidiaries or Joint Venture Subsidiaries as the Agent or any Lender may reasonably request.
Section 8.5. Electronic Delivery of Certain Information.
     (a) The Parent and the Borrower may deliver documents, materials and other information required to be delivered pursuant to Article VIII. (collectively, “Information”) in an electronic format acceptable to the Agent by e-mailing any such Information to an e-mail address of the Agent as specified by the Agent from time to time. Any Information provided in such manner shall only be deemed to have been delivered to the Agent and the Lenders on the date on which the Agent posts such Information on the Borrower’s behalf (which the Agent shall do promptly upon receipt) on an internet or intranet website to which each Lender and the Agent has access, whether a commercial, third-party website (such as Intralinks or SyndTrak) or a website sponsored by the Agent (the “Platform”).
     (b) In addition, the Borrower and the Parent may deliver Information required to be delivered pursuant to Sections 8.1., 8.2., and 8.4.(b) and (c) by posting any such Information to the Parent’s internet website (as of the Agreement Date, www.ahtreit.com). Any such Information provided in such manner shall only be deemed to have been delivered to the Agent or a Lender (i) on the date on which the Agent or such Lender, as applicable, receives written notice from the Borrower, the Parent or any agent of the Borrower or Parent that such Information has been posted to the Parent’s internet website and (ii) only if such Information is publicly available without charge on such website. If for any reason, the Agent or a Lender either did not receive such notice or after reasonable efforts was unable to access such website, then the Agent or such Lender, as applicable, shall not be deemed to have received such Information. In addition to any manner permitted by Section 12.1., the Borrower and the Parent may notify the Agent or a Lender that Information has been posted to such a website by causing an e-mail notification to be sent to an e-mail address specified from time to time by the Agent or such Lender, as applicable.
     (c) Notwithstanding anything in this Section to the contrary (i) the Borrower and the Parent shall deliver paper copies of Information to the Agent or any Lender that requests the Borrower and the Parent to deliver such paper copies until a written request to cease delivering paper copies is given to the Borrower by the Agent or such Lender and (ii) in every instance the Parent shall be required to provide to the Agent a paper original of the Compliance Certificate required by Section 8.3.
     (d) The Parent and the Borrower each acknowledges and agrees that the Agent may make Information, as well as any other written information, reports, data, certificates, documents, instruments, agreements and other materials relating to the Parent, the Borrower, any other Subsidiary, any other Joint Venture Subsidiary or any other Loan Party or any other materials or matters relating to this Agreement, any of the other Loan Documents or any of the transactions contemplated by the Loan Documents, in each case to the extent that the Agent’s communication thereof to the Lenders is otherwise permitted hereunder (collectively, the “Communications”) available to the Lenders by posting the same on the Platform. The Parent and the Borrower each acknowledges that (i) the distribution of material through an electronic medium, such as the Platform, is not necessarily secure and that there are confidentiality and other risks associated with such distribution, (ii) the Platform is provided “as is” and “as available” and (iii) neither the Agent nor any of its Affiliates warrants the accuracy, adequacy or completeness of the Communications or the Platform and each expressly disclaims liability for errors or omissions in the Communications or the Platform.
     (e) The Agent shall have no obligation to request the delivery or to maintain copies of any of the Information or other materials referred to above, and in no event shall have any responsibility to monitor compliance by the Parent or the Borrower with any such requests.
Section 8.6. Public/Private Information.
     The Parent and the Borrower will cooperate with the Agent in connection with the publication of certain materials and/or information provided by or on behalf of the Parent or the Borrower to the Agent and the Lenders (collectively, “Information Materials”) pursuant to this Article and will designate Information Materials (a) that are either available to the public or not material with respect to the Parent and its Subsidiaries and Joint Venture Subsidiaries or any of their respective securities for purposes of United States federal and state securities laws, as “Public Information” and (b) that are not Public Information as “Private Information”.
ARTICLE IX. Negative Covenants
     For so long as this Agreement is in effect, unless the Requisite Lenders (or, if required pursuant to Section 12.6., all of the Lenders) shall otherwise consent in the manner set forth in

Section 12.6., the Parent and the Borrower (as applicable) shall comply with the following covenants:
Section 9.1. Financial Covenants. The Parent shall not permit:
     (a) Maximum Leverage Ratio. The ratio of (i) Total Net Indebtedness to (ii) Total Asset Value (excluding cash and cash equivalents), to exceed 0.650 to 1.00 at any time. For purposes of this subsection (a), Indebtedness and assets of a given Acquired Mezzanine Debt Entity shall be excluded from Total Net Indebtedness and Total Asset Value if the Requisite Lenders have given their prior written consent to such exclusion. Lender hereby approves the exclusion of the Indebtedness and assets of the Westin Mezz Portfolio from Total Net Indebtedness and Total Asset Value to the extent acquired by Borrower or any Subsidiary or Joint Venture Subsidiary (including, without limitation, acquisition by means of a foreclosure action of a Mezz Debt Interest or through an acquisition through a confirmation of a plan in any bankruptcy, insolvency, reorganization, winding-up, or similar proceeding affecting such assets); provided that such exclusion shall no longer be effective (and the Indebtedness and assets of the Westin Mezz Portfolio shall be included in Total Net Indebtedness and Total Asset Value) in the event that after the date of this Agreement Borrower or Parent directly or indirectly makes an Investment, pays or incurs any Indebtedness (whether principal, interest or otherwise), pays or contributes toward the payment of operating expenses or capital expenditures, or otherwise pays or contributes toward any other costs of owning or operating the Westin Mezz Portfolio, in the amount of $5,000,000 or greater (except from cash generated solely from the operation of the Westin Mezz Portfolio).
     (b) Minimum Fixed Charge Coverage Ratio. The ratio of (i) Adjusted EBITDA for the period of four consecutive fiscal quarters of the Parent most recently ending to (ii) Fixed Charges for such period, to be less than 1.350 to 1.00. For purposes of this subsection (b) only, cash gains or other income (losses) in respect of Derivatives Contracts realized during any applicable period shall be (i) deducted from (added to) Adjusted EBITDA for such period but only to the extent included in net income when determining Adjusted EBITDA and (ii) deducted from (added to) Fixed Charges for such period.
     (c) Minimum Tangible Net Worth. Tangible Net Worth at any time to be less than (i) $1,300,000,000 plus (ii) 75.0% of the Net Proceeds of all Equity Issuances effected by the Parent or any Subsidiary or Controlled Joint Venture Subsidiary after the Effective Date (other than any Equity Issuances to the Parent or any Subsidiary or Controlled Venture Subsidiary) (provided that, for the avoidance of doubt, the contribution by Borrower of an asset to a Joint Venture Subsidiary in exchange for an Equity Interest therein, and the contemporaneous contribution or payment of cash in an amount equivalent to the value thereof by a Minority Holder to such Joint Venture Subsidiary and distribution thereof to Borrower or Parent, or another transaction which, subject to Agent’s reasonable approval, constitutes a sale of an asset to a Joint Venture Subsidiary and not an Equity Issuance, shall not constitute Net Proceeds of an Equity Issuance).
     (d) Floating Rate Indebtedness. The ratio of (i) Floating Rate Indebtedness to (ii) Total Indebtedness, to exceed 0.50 to 1.00 at any time.

     (e) Assets Owned by Borrower and Guarantors. The amount of Adjusted Total Asset Value attributable to assets directly owned by the Borrower and the Guarantors to be less than 95.0% of Adjusted Total Asset Value at any time
Section 9.2. Restricted Payments.
     (a) Intentionally Omitted.
     (b) If a Default or Event of Default exists, the Parent shall not, and shall not permit any of its Subsidiaries or Controlled Joint Venture Subsidiaries to, declare or make any Restricted Payment except (x) to the Parent or any Subsidiary, (y) any Controlled Joint Venture Subsidiary of the Borrower may make Restricted Payments to the extent required by the organizational documents of such Controlled Joint Venture Subsidiary and (z) the Borrower may pay cash dividends to the Parent and other holders of partnership interests in the Borrower with respect to any fiscal year ending during the term of this Agreement to the extent necessary for the Parent to distribute, and the Parent may so distribute, cash dividends to its shareholders in an aggregate amount not to exceed the amount required to be distributed for the Parent to remain in compliance with Section 7.14.
     (c) Notwithstanding the immediately preceding subsection, if a Default or Event of Default specified in Section 10.1.(a), Section 10.1.(b), Section 10.1.(f) or Section 10.1.(g) shall exist, or if as a result of the occurrence of any other Event of Default any of the Obligations have been accelerated pursuant to Section 10.2.(a), the Parent shall not, and shall not permit any Subsidiary or Controlled Joint Venture Subsidiary to, make any Restricted Payments to any Person other than to the Parent or any Subsidiary or any Controlled Joint Venture Subsidiary.
Section 9.3. Indebtedness.
The Parent shall not permit:
     (a) Recourse Indebtedness. The amount of Recourse Indebtedness that is either (i) Unsecured Indebtedness or (ii) also Secured Indebtedness (excluding the Obligations) to the extent not satisfying the loan to value limit in Section 9.3.(b) below, to exceed $50,000,000 in the aggregate at any time. For purposes of this subsection (a)(ii) and to be permitted as Recourse Indebtedness under this Section 9.3.(a), (x) such Secured Indebtedness must be secured by a first priority mortgage on assets securing such Indebtedness, but such Indebtedness may exceed seventy percent (70%) of the as-is appraised value of the real property securing such Indebtedness, and (y) such Indebtedness shall only constitute Recourse Indebtedness of Parent and/or Borrower and not any other Subsidiary or Joint Venture Subsidiary.
     (b) Secured Recourse Indebtedness. The amount of Recourse Indebtedness that is also Secured Indebtedness (excluding the Obligations) to exceed $50,000,000 at any time. For purposes of this subsection (b) and to be permitted as Recourse Indebtedness under this Section 9.3.(b), (i) such Secured Indebtedness must be secured by a first priority mortgage on assets securing such Indebtedness, and such Indebtedness shall not exceed seventy percent (70%) of the as-is appraised value of the real property securing such Indebtedness as determined by the appraisal obtained by the lender at the time such Indebtedness is incurred, and (ii) such

Indebtedness shall only constitute Recourse Indebtedness of Parent and/or Borrower and not any other Subsidiary or Joint Venture Subsidiary.
     (c) For the avoidance of doubt, Recourse Indebtedness with respect to (i) Derivatives Contracts shall not constitute Recourse Indebtedness that is Secured Indebtedness if the sole collateral for such Indebtedness is the Collateral pursuant to the Security Documents and/or cash posted as collateral, (ii) any securities investments made by an Investment Subsidiary shall not constitute Recourse Indebtedness that is Secured Indebtedness if the sole collateral for such Indebtedness are the securities investment assets and/or cash held by such Investment Subsidiary and such indebtedness is solely recourse to such Investment Subsidiary, and (iii) Capitalized Lease Obligations shall not constitute Recourse Indebtedness that is Secured Indebtedness to the extent that the only Lien securing such Indebtedness is pursuant to the lease which creates such Capitalized Lease Obligation, but in all of the foregoing cases, such Indebtedness shall be deemed to be Recourse Indebtedness that is Unsecured Indebtedness. For the further avoidance of doubt, no Recourse Indebtedness that is also Secured Indebtedness shall be permitted except for such Secured Indebtedness as is expressly permitted by this Section 9.3.
     (d) The Parent and the Borrower shall not, and shall not permit any other Subsidiary, Controlled Joint Venture Subsidiary or any other Loan Party to, incur, assume, or otherwise become obligated in respect of any Indebtedness after the Agreement Date if immediately prior to the assumption, incurring or becoming obligated in respect thereof, or immediately thereafter and after giving effect thereto, a Default or Event of Default is or would be in existence, including without limitation, a Default or Event of Default resulting from a violation of any of the covenants contained in Section 9.1.
Section 9.4. Certain Permitted Investments.
     (a) The Parent and the Borrower shall not, and shall not permit any other Subsidiary or Controlled Joint Venture Subsidiary to, make or otherwise own Investments in Joint Venture Subsidiaries that are not Controlled Joint Venture Subsidiaries or other Persons that are not Subsidiaries or Controlled Joint Venture Subsidiaries, such that the aggregate value of such Investments (determined in a manner consistent with the definition of Total Asset Value or, if not contemplated under the definition of Total Asset Value, as determined in accordance with GAAP) of the Parent, its Subsidiaries and Controlled Joint Venture Subsidiaries exceeds 30.0% of Total Asset Value at any time. For the avoidance of doubt, the percentage of Total Asset Value which the Investment of Borrower in PIM Highland Holding LLC constitutes shall equal the Total Asset Value of Borrower attributable to the assets of PIM Highland Holding LLC divided by the Total Asset Value.
     (b) The Parent and the Borrower shall not, and shall not permit any other Subsidiary or Controlled Joint Venture Subsidiary to, make or otherwise own Investments in Investment Subsidiaries such that the aggregate value of such Investments (determined based upon invested capital) of the Parent, its Subsidiaries and Controlled Joint Venture Subsidiaries exceeds five percent (5.0%) of Total Asset Value at any time.

Section 9.5. Investments Generally
     The Parent and the Borrower shall not, and shall not permit any other Subsidiary, any Controlled Joint Venture Subsidiary or other Loan Party to, directly or indirectly, acquire, make or purchase any Investment, or permit any Investment of such Person to be outstanding on and after the Agreement Date, other than the following:
     (a) Investments in Subsidiaries and Controlled Joint Venture Subsidiaries in existence on the Agreement Date and disclosed on Part I of Schedule 6.1.(b);
     (b) Investments to (x) acquire Equity Interests in a Subsidiary or Controlled Joint Venture Subsidiary or any other Person who after giving effect to such acquisition would be a Subsidiary or a Controlled Joint Venture Subsidiary, or (y) form a Subsidiary or a Controlled Joint Venture Subsidiary, so long as in each case (i) immediately prior to such Investment, and after giving effect thereto, no Default or Event of Default is or would be in existence and (ii) the applicable terms and conditions set forth in Section 7.12. are satisfied;
     (c) Investments in Joint Venture Subsidiaries that are not Controlled Joint Venture Subsidiaries or other Persons that are not Subsidiaries or Controlled Joint Venture Subsidiaries described in Section 9.4.(a) to the extent permitted under Section 9.4.(a);
     (d) Investments in Cash Equivalents;
     (e) intercompany Indebtedness among the Parent and its Subsidiaries provided that such Indebtedness is permitted by the terms of Section 9.3.;
     (f) loans and advances to officers and employees for moving, entertainment, travel and other similar expenses in the ordinary course of business consistent with past practices;
     (g) Investments in the Investment Subsidiaries to the extent permitted by Section 9.4.(b); and
     (h) any other Investment so long as immediately prior to making such Investment, and immediately thereafter and after giving effect thereto, no Default or Event of Default is or would be in existence.
Section 9.6. Liens; Negative Pledges; Other Matters.
     (a) The Parent and the Borrower shall not, and shall not permit any other Subsidiary, any other Controlled Joint Venture Subsidiary or other Loan Party to, create, assume, or incur any Lien (other than Permitted Liens) upon any of its properties, assets, income or profits of any character whether now owned or hereafter acquired if immediately prior to the creation, assumption or incurring of such Lien, or immediately thereafter, a Default or Event of Default is or would be in existence, including without limitation, a Default or Event of Default resulting from a violation of any of the covenants contained in Section 9.1.
     (b) The Parent and the Borrower shall not, and shall not permit any other Subsidiary, any other Controlled Joint Venture Subsidiary or other Loan Party to, enter into, assume or otherwise be bound by any Negative Pledge except for a Negative Pledge contained in (i) an agreement (x) evidencing Indebtedness which the Parent, the Borrower or such other Subsidiary or Controlled Joint Venture Subsidiary may create, incur, assume, or permit or suffer to exist under Section 9.3., (y) which Indebtedness is secured by a Lien permitted to exist under the Loan Documents, and (z) which prohibits the creation of any other Lien on (A) only the property securing such Indebtedness as of the date such agreement was entered into or (B) if such property is owned by an Excluded Subsidiary, the Equity Interests issued by such Excluded Subsidiary or any Excluded Subsidiary that directly or indirectly owns Equity Interests in such Excluded Subsidiary; or (ii) an agreement relating to the sale of a Subsidiary or a Joint Venture Subsidiary or assets pending such sale, provided that in any such case the Negative Pledge applies only to the Subsidiary or Joint Venture Subsidiary or the assets that are the subject of such sale.
     (c) Except pursuant to Section 9.2, the Parent and the Borrower shall not, and shall not permit any other Subsidiary, any other Controlled Joint Venture Subsidiary (other than an Excluded Subsidiary) or other Loan Party to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary or Joint Venture Subsidiary (other than an Excluded Subsidiary) to: (i) pay dividends or make any other distribution on any of such Subsidiary’s or Joint Venture Subsidiary’s capital stock or other equity interests owned by the Parent, the Borrower or any other Subsidiary or Joint Venture Subsidiary; (ii) pay any Indebtedness owed to the Parent, the Borrower or any other Subsidiary or Joint Venture Subsidiary; (iii) make loans or advances to the Parent, the Borrower or any other Subsidiary or Joint Venture Subsidiary; or (iv) transfer any of its property or assets to the Parent, the Borrower or any other Subsidiary or Joint Venture Subsidiary.
Section 9.7. Merger, Consolidation, Sales of Assets and Other Arrangements.
     The Parent and the Borrower shall not, and shall not permit any other Subsidiary, any other Controlled Joint Venture Subsidiary or other Loan Party to: (i) enter into any transaction of merger or consolidation; (ii) liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution); or (iii) convey, sell, lease, sublease, transfer or otherwise dispose of, in one transaction or a series of transactions, all or substantially all of its business or assets, whether now owned or hereafter acquired; provided, however, that:
     (a) any of the actions described in the immediately preceding clauses (i) through (iii) may be taken with respect to any Subsidiary, any Controlled Joint Venture Subsidiary or any other Loan Party (other than the Parent and the Borrower) so long as immediately prior to the taking of such action, and immediately thereafter and after giving effect thereto, no Default or Event of Default is or would be in existence; notwithstanding the foregoing, any such Loan Party (other than the Parent and the Borrower) may enter into a transaction of merger pursuant to which such Loan Party is not the survivor of such merger only if (i) the Parent shall have given the Agent and the Lenders at least 10 Business Days’ prior written notice of such merger, such notice to include a certification to the effect that immediately after and after giving effect to such action, no Default or Event of Default is or would be in existence; (ii) if the survivor entity is a Subsidiary or a Controlled Joint Venture Subsidiary, all applicable terms and conditions of Section 7.12. are complied with within 30 days of consummation of such merger; and (iii) such Loan Party and the survivor entity each takes such other action and delivers such other documents, instruments, opinions and agreements as the Agent may reasonably request consistent with Section 7.11.;
     (b) the Parent, the Borrower, the other Subsidiaries, the other Controlled Joint Venture Subsidiaries and the other Loan Parties may lease and sublease their respective assets, as lessor or sublessor (as the case may be), in the ordinary course of their business;
     (c) the Parent, the Borrower and each other Subsidiary and Controlled Joint Venture Subsidiary may sell, transfer or dispose of assets among themselves; and
     (d) the Parent, the Borrower and each other Subsidiary and Joint Venture Subsidiary may convey, sell, transfer or dispose of assets not constituting all or substantially all of its business or assets; provided, however, notwithstanding anything in this Section 9.7. to the contrary, the Parent and the Borrower shall not, and shall not permit any Subsidiary, Joint Venture Subsidiary or other Loan Party to, convey, sell, transfer, contribute or otherwise dispose of (each a “Disposition”) any assets to any Person that is not (or will not be immediately following such transaction) a Subsidiary (or with respect to a Disposition by a Joint Venture Subsidiary, a Subsidiary of such Joint Venture Subsidiary), including, without limitation, a Disposition of assets pursuant to a merger or consolidation, if (x) the aggregate value attributable to such assets plus the value attributable to any other assets subject to a Disposition that occurred during the current fiscal quarter and the previous three (3) fiscal quarters (with such value calculated consistently with the calculation of Total Asset Value, or if such assets are not included in the calculation of Total Asset Value, then in accordance with GAAP), would exceed 25% of Total Asset Value as of the commencement or the expiration (whichever is greater) of such four (4) quarter period (provided that until four (4) full calendar quarters have elapsed from the date of this Agreement, the limit on Dispositions in this clause (x) of Section 9.7.(d) shall be measured as follows: for the period from the date of this Agreement until the end of the first (1st) full calendar quarter thereafter, such test shall be measured based upon the aggregate value of Dispositions made during such period as compared to Total Asset Value as of the commencement or the expiration (whichever is greater) of such period; for the period from the date of this Agreement through the end of the second (2nd) full calendar quarter after the date of this Agreement, such test shall be measured based upon the aggregate value of Dispositions occurring during such period as compared to Total Asset Value as of the commencement or the expiration (whichever is greater) of such period; and with respect to the period from the date of this Agreement through the end of the third (3rd) full calendar quarter after the date of this Agreement, such test shall be measured based upon the aggregate value of Dispositions occurring during such period as compared to Total Asset Value as of the commencement or the expiration (whichever is greater) of such period), or (y) such conveyance would cause any Default or Event of Default to occur hereunder. For the purposes hereof, if the Borrower or Parent retains a direct or indirect Equity Interest in the Person to whom the Disposition was made after such Disposition (for example, following a Disposition into a Joint Venture Subsidiary), only the pro rata value attributable to the interest no longer retained by Parent or Borrower shall be counted toward such 25% threshold. The foregoing shall not prohibit a Joint Venture Subsidiary which is not a Controlled Joint Venture Subsidiary from a Disposition, provided that the Parent’s and the Borrower’s direct or indirect pro rata interest in the assets subject to such Disposition shall count toward the 25% threshold above. For the avoidance of doubt, the value attributable to any assets in any Disposition in connection with any deed-in-lieu or foreclosure of the MIP Loan and the Wachovia Loan, shall not be included in any calculation of Total Asset Value for purposes of clause (x) of this Section 9.7.(d).
Section 9.8. Fiscal Year.
     The Parent shall not change its fiscal year from that in effect as of the Agreement Date.
Section 9.9. Modifications of Organizational Documents.
     The Parent and the Borrower shall not, and shall not permit any other Subsidiary, other Controlled Joint Venture Subsidiary or other Loan Party to, amend, supplement, restate or otherwise modify its articles or certificate of incorporation, by-laws, operating agreement, declaration of trust, partnership agreement or other applicable organizational document if such amendment, supplement, restatement or other modification could reasonably be expected to have a Material Adverse Effect.
Section 9.10. Transactions with Affiliates.
     The Borrower shall not, and shall not permit any of its Subsidiaries, Controlled Joint Venture Subsidiaries or any other Loan Party to, permit to exist or enter into, any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate (other than a Guarantor), except (x) transactions in the ordinary course of and pursuant to the reasonable requirements of the business of the Borrower or any of its Subsidiaries or Controlled Joint Venture Subsidiaries and upon fair and reasonable terms which are no less favorable to the Borrower or such Subsidiary or Controlled Joint Venture Subsidiary than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate and (y) transactions described on Schedule 9.10.
Section 9.11. ERISA Exemptions.
     The Parent and the Borrower shall not, and shall not permit any other Subsidiary, Controlled Joint Venture Subsidiary or any other Loan Party to, permit any of its respective assets to become or be deemed to be “plan assets” within the meaning of ERISA, the Internal Revenue Code and the respective regulations promulgated thereunder.
ARTICLE X. Default
Section 10.1. Events of Default.
     Each of the following shall constitute an Event of Default, whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of Applicable Law or pursuant to any judgment or order of any Governmental Authority:
     (a) Default in Payment of Principal. The Borrower shall fail to pay when due (whether upon demand, at maturity, by reason of acceleration or otherwise) the principal of any of the Loans, or any Reimbursement Obligation.

     (b) Default in Payment of Interest and Other Obligations. The Borrower shall fail to pay when due (i) any interest on any of the Loans and in the case of this clause (i) only such failure shall continue for a period of 5 Business Days, or (ii) any of the other payment Obligations (other than Obligations referred to in Section 10.1.(a) and 10.1(b)(i)) owing by the Borrower under this Agreement or any other Loan Document, or any other Loan Party shall fail to pay when due any payment Obligation owing by such other Loan Party under any Loan Document to which it is a party, and in the case of this clause (ii) only such failure shall continue, with respect to any Fees, for a period of 10 Business Days, and with respect to any other Obligations referred to in Section 10.1.(b)(ii) (but not Fees), for a period of 5 Business Days.
     (c) Default in Performance. (i) The Parent or the Borrower shall fail to perform or observe any term, covenant, condition or agreement contained in Section 5.3.(b), Section 8.4.(g) or in Article IX. or (ii) the Borrower or any other Loan Party shall fail to perform or observe any term, covenant, condition or agreement contained in this Agreement or any other Loan Document to which it is a party and not otherwise mentioned in this Section and in the case of this clause (ii) only such failure shall continue for a period of 30 days after the earlier of (x) the date upon which a Responsible Officer of the Parent or such other Loan Party obtains knowledge of such failure or (y) the date upon which the Parent has received written notice of such failure from the Agent.
     (d) Misrepresentations. Any written statement, representation or warranty made or deemed made by or on behalf of the Parent, the Borrower or any other Loan Party under this Agreement or under any other Loan Document, or any amendment hereto or thereto, or in any other writing or statement at any time furnished or made or deemed made by or on behalf of the Parent, the Borrower or any other Loan Party to the Agent or any Lender, shall at any time prove to have been incorrect or misleading, in light of the circumstances in which made or deemed made, in any material respect when furnished or made or deemed made.
     (e) Indebtedness Cross-Default; Derivatives Contracts.
     (i) The Parent, the Borrower, any other Subsidiary or Controlled Joint Venture Subsidiary or any other Loan Party shall fail to pay when due and payable, within any applicable grace or cure period, the principal of, or interest on, any Indebtedness (other than the Loans and Reimbursement Obligations, Indebtedness in respect of Derivatives Contracts and Nonrecourse Indebtedness of any Subsidiary or Controlled Joint Venture Subsidiary that is an Acquired Mezzanine Debt Entity) having an aggregate outstanding principal amount of $25,000,000 or more (or $150,000,000 or more in the case of Nonrecourse Indebtedness) (all such Indebtedness being referred to as “Material Indebtedness”); provided that for the purposes of this Section 10.1.(e)(i), (ii) and (iii), if an event described in such subsections occurs with respect to the MIP Loan and/or the Wachovia Loan at or at any time after their respective maturity dates as of the date of this Agreement, and provided Borrower gives prompt written notice to the Agent of the occurrence of such events and its election to invoke the provisions of this Section 10.1.(e)(i), then, subject to the terms of the last sentence of this Section 10.1.(e)(i), (A) neither such event, nor any such event under the second of the MIP Loan and the Wachovia Loan to experience such event (provided that the reinstatement of the

$150,000,000 threshold for Nonrecourse Indebtedness has not occurred as provided below), shall constitute an Event of Default under this Section 10.1.(e)(i) or count against the threshold limitations contained in such subsections, and (B) the $150,000,000 threshold set forth above in this Section 10.1.(e)(i) with respect to Nonrecourse Indebtedness shall be reduced to zero ($0) until such time as the obligations giving rise to the occurrence of such event are fully cured, performed, forgiven, waived, compromised, settled or otherwise extinguished (by operation of law or otherwise), including as a result of foreclosure or deed-in-lieu of foreclosure, and the Borrower has delivered to the Agent written notice thereof and electing to irrevocably and permanently reinstate the $150,000,000 threshold for Nonrecourse Indebtedness for the remainder of the term of this Agreement. For the avoidance of doubt, the foregoing provisions with respect to the MIP Loan and/or the Wachovia Loan shall only be applicable one time, such that once the $150,000,000 threshold for Nonrecourse Indebtedness is reinstated, if an event described in this Section 10.1.(e)(i), (ii) or (iii) occurs with respect to either the MIP Loan or the Wachovia Loan, the provisions of this Section 10.1.(e) which provide that such events shall not be an Event of Default shall be of no force or effect;
     (ii) (x) the maturity of any Material Indebtedness shall have been accelerated in accordance with the provisions of any indenture, contract or instrument evidencing, providing for the creation of or otherwise concerning such Material Indebtedness or (y) any Material Indebtedness shall have been required to be prepaid or repurchased prior to the stated maturity thereof;
     (iii) any other event shall have occurred and be continuing which permits any holder or holders of Material Indebtedness, any trustee or agent acting on behalf of such holder or holders or any other Person, to accelerate the maturity of any such Material Indebtedness or require any such Material Indebtedness to be prepaid or repurchased prior to its stated maturity; or
     (iv) as a result of the failure of the Parent, the Borrower, any other Subsidiary, any other Controlled Joint Venture Subsidiary or any other Loan Party to perform or observe any term, covenant, condition or agreement contained in any Derivatives Contract, any such Derivatives Contracts are terminated and the aggregate Derivatives Termination Value of all such terminated Derivative Contracts owed by the Parent, the Borrower, the other Subsidiaries, the other Controlled Joint Venture Subsidiaries and other Loan Parties as a result thereof (net of any cash or Cash Equivalents posted as collateral for such terminated Derivatives Contracts) is $25,000,000 or more.
     (f) Voluntary Bankruptcy Proceeding. The Parent, the Borrower, any other Loan Party or any Controlled Joint Venture Subsidiary shall: (i) commence a voluntary case under the Bankruptcy Code of 1978, as amended, or other federal bankruptcy laws (as now or hereafter in effect); (ii) file a petition seeking to take advantage of any other Applicable Laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts; (iii) consent to, or fail to contest in a timely and appropriate manner, any petition filed against it in an involuntary case under such bankruptcy laws or other Applicable Laws or consent to any proceeding or action described in the immediately following subsection; (iv) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of a substantial part of its property, domestic or foreign; (v) admit in writing its inability to pay its debts as they become due; (vi) make a general assignment for the benefit of creditors; (vii) make a conveyance fraudulent as to creditors under any Applicable Law; or (viii) take any corporate or partnership action for the purpose of effecting any of the foregoing.
     (g) Involuntary Bankruptcy Proceeding. A case or other proceeding shall be commenced against the Parent, the Borrower, any other Loan Party or any Controlled Joint Venture Subsidiary in any court of competent jurisdiction seeking: (i) relief under the Bankruptcy Code of 1978, as amended, or other federal bankruptcy laws (as now or hereafter in effect) or under any other Applicable Laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts; or (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of such Person, or of all or any substantial part of the assets, domestic or foreign, of such Person, and such case or proceeding shall continue undismissed or unstayed for a period of 60 consecutive calendar days, or an order granting the remedy or other relief requested in such case or proceeding against the Parent, the Borrower, such Controlled Joint Venture Subsidiary or such other Loan Party (including, but not limited to, an order for relief under such Bankruptcy Code or such other federal bankruptcy laws) shall be entered.
     (h) Litigation; Enforceability. The Parent, the Borrower or any other Loan Party shall disavow, revoke or terminate (or attempt to terminate) any Loan Document or shall otherwise challenge or contest in any action, suit or proceeding in any court or before any Governmental Authority the validity or enforceability of this Agreement, any Note or any other Loan Document or this Agreement, any Note, the Guaranty or any other Loan Document shall cease to be in full force and effect (except as a result of the express terms thereof).
     (i) Judgment. A judgment or order for the payment of money or for an injunction shall be entered against the Parent, the Borrower, any Controlled Joint Venture Subsidiary or any other Loan Party, by any court or other tribunal and (i) such judgment or order shall continue for a period of 60 days without being paid, stayed or dismissed through appropriate appellate proceedings and (ii) either (A) the amount of such judgment or order for which insurance has not been acknowledged in writing by the applicable insurance carrier (or the amount as to which the insurer has denied liability) exceeds, individually or together with all other such outstanding judgments or orders entered against the Parent, the Borrower, such Controlled Joint Venture Subsidiaries and such other Loan Parties, $10,000,000 or (B) in the case of an injunction or other non-monetary judgment, such injunction or judgment could reasonably be expected to have a Material Adverse Effect.
     (j) Attachment. A warrant, writ of attachment, execution or similar process shall be issued against any property of the Parent, the Borrower, any Controlled Joint Venture Subsidiary or any other Loan Party which exceeds, individually or together with all other such warrants, writs, executions and processes, $10,000,000 in amount and such warrant, writ, execution or process shall not be discharged, vacated, stayed or bonded for a period of 30 days; provided, however, that if a bond has been issued in favor of the claimant or other Person obtaining such warrant, writ, execution or process, the issuer of such bond shall execute a waiver or subordination agreement in form and substance satisfactory to the Agent pursuant to which the issuer of such bond subordinates its right of reimbursement, contribution or subrogation to the Obligations and waives or subordinates any Lien it may have on the assets of any Loan Party.
     (k) ERISA. Any member of the ERISA Group shall fail to pay when due an amount or amounts aggregating in excess of $10,000,000 which it shall have become liable to pay under Title IV of ERISA; or notice of intent to terminate a Plan or Plans having aggregate Unfunded Liabilities in excess of $10,000,000 shall be filed under Title IV of ERISA by any member of the ERISA Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate, to impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or to cause a trustee to be appointed to administer, any Plan or Plans having aggregate Unfunded Liabilities in excess of $10,000,000; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any such Plan must be terminated; or there shall occur a complete or partial withdrawal from, or a default, within the meaning of Section 4219(c)(5) of ERISA, with respect to, one or more Multiemployer Plans which could cause one or more members of the ERISA Group to incur a current payment obligation in excess of $10,000,000.
     (l) Loan Documents. An Event of Default (as defined therein) shall occur under any of the other Loan Documents.
     (m) Change of Control/Change in Management.
     (i) Any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person will be deemed to have “beneficial ownership” of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35.0% of the total voting power of the then outstanding voting stock of the Parent;
     (ii) During any period of 12 consecutive months ending after the Agreement Date, individuals who at the beginning of any such 12-month period constituted the Board of Directors of the Parent (together with any new directors whose election by such Board or whose nomination for election by the shareholders of the Parent was approved by a vote of at least two-thirds of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved but excluding any director whose initial nomination for, or assumption of office as, a director occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the Board of Directors) cease for any reason to constitute a majority of the Board of Directors of the Parent then in office; or
     (iii) the Parent shall cease to own and control, directly or indirectly, at least 60.0% of the outstanding Equity Interests in the Borrower; or

     (iv) the Parent or a Subsidiary of the Parent shall cease to be the sole general partner of the Borrower or shall cease to have the sole and exclusive power to exercise all management and control over the Borrower.
     (n) Failure of Security. The Agent shall cease to have a valid and perfected first priority Lien in any material portion of the Collateral, in each case, for any reason other than the failure of the Agent to take any action within its control.
Section 10.2. Remedies Upon Event of Default.
Upon the occurrence of an Event of Default the following provisions shall apply:
     (a) Acceleration; Termination of Facilities.
     (i) Automatic. Upon the occurrence of an Event of Default specified in Section 10.1.(f) or 10.1.(g), (A)(i) the principal of, and all accrued interest on, the Loans and the Notes at the time outstanding, (ii) an amount equal to the Stated Amount of all Letters of Credit outstanding as of the date of the occurrence of such Event of Default for deposit into the Collateral Account pursuant to Section 10.5. and (iii) all of the other Obligations (other than obligations in respect of Derivatives Contracts to the extent constituting Obligations), including, but not limited to, the other amounts owed to the Lenders and the Agent under this Agreement, the Notes or any of the other Loan Documents shall become immediately and automatically due and payable without presentment, demand, protest, or other notice of any kind, all of which are expressly waived by the Borrower and (B) all of the Revolving Commitments, the obligation of the Lenders to make Revolving Loans, and the obligation of the Agent to issue Letters of Credit hereunder, shall all immediately and automatically terminate.
     (ii) Optional. If any other Event of Default shall exist, the Agent shall, at the direction of the Requisite Lenders: (A) declare (1) the principal of, and accrued interest on, the Loans and the Notes at the time outstanding, (2) an amount equal to the Stated Amount of all Letters of Credit outstanding as of the date of the occurrence of such other Event of Default for deposit into the Collateral Account pursuant to Section 10.5. and (3) all of the other Obligations (other than obligations in respect of Derivatives Contracts to the extent constituting Obligations), including, but not limited to, the other amounts owed to the Lenders and the Agent under this Agreement, the Notes or any of the other Loan Documents to be forthwith due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by the Borrower and (B) terminate the Revolving Commitments, the obligation of the Lenders to make Revolving Loans hereunder and the obligation of the Agent to issue Letters of Credit hereunder.
     (b) Loan Documents. The Requisite Lenders may direct the Agent to, and the Agent if so directed shall, exercise any and all of its rights under any and all of the other Loan Documents.
     (c) Applicable Law. The Requisite Lenders may direct the Agent to, and the Agent if so directed shall, exercise all other rights and remedies it may have under any Applicable Law.

     (d) Appointment of Receiver. To the extent permitted by Applicable Law, the Agent and the Lenders shall be entitled to the appointment of a receiver for the assets and properties of the Parent and its Subsidiaries and Controlled Joint Venture Subsidiaries, without notice of any kind whatsoever and without regard to the adequacy of any security for the Obligations or the solvency of any party bound for its payment, to take possession of all or any portion of the business operations of the Parent and its Subsidiaries and Controlled Joint Venture Subsidiaries and to exercise such power as the court shall confer upon such receiver.
Section 10.3. Remedies Upon Default.
     Upon the occurrence of a Default specified in Section 10.1.(f) or 10.1.(g), the Revolving Commitments shall immediately and automatically terminate.
Section 10.4. Allocation of Proceeds.
     If an Event of Default shall exist and maturity of any of the Obligations has been accelerated, all payments received by the Agent under any of the Loan Documents, in respect of any principal of or interest on the Obligations or any other amounts payable by the Borrower hereunder or thereunder, shall be applied in the following order and priority:
     (a) amounts due the Agent in respect of fees and expenses due under Section 12.2.;
     (b) amounts due the Lenders in respect of fees and expenses due under Section 12.2., pro rata in the amount then due each Lender;
     (c) payments of interest on all Loans and Reimbursement Obligations, to be applied for the ratable benefit of the Lenders;
     (d) payments of principal of all Loans, Reimbursement Obligations, other Letter of Credit Liabilities, and all Secured Obligations (as defined in either the Pledge Agreement or the Security Agreement) constituting indebtedness, liabilities, obligations, covenants and duties of the Borrower owing to the Agent, any Lender or any Derivatives Contracts Beneficiary of any kind, nature or description (but excluding any indebtedness, liabilities, obligations, covenants and duties of the Borrower, Parent or any Subsidiary owing to the Agent, or any Derivatives Contracts Beneficiary of any kind, nature or description, under or in respect of any Derivatives Contract entered into by the Borrower or any Subsidiary with any Person that is a Derivatives Contracts Beneficiary if such Derivatives Contract is not specifically for the hedging of interest rate risk with respect to the Loans), to be applied for the ratable benefit of the Lenders and the holders of such Secured Obligations; provided, however, to the extent that any amounts available for distribution pursuant to this subsection are attributable to the issued but undrawn amount of an outstanding Letter of Credit, such amounts shall be paid to the Agent for deposit into the Collateral Account;
     (e) payments owing to the Agent or any Derivatives Contracts Beneficiary of any kind, nature or description, under or in respect of any Derivatives Contract entered into by the Borrower or any Subsidiary with any Person that is a Derivatives Contract Beneficiary which Derivatives Contract is not specifically for the hedging of interest rate risk with respect to the Loans, to be applied for the ratable benefit of the Lenders and the holders of such obligations;

     (f) amounts due the Agent and the Lenders pursuant to Sections 11.7. and 12.9.;
     (g) payment of all other Obligations and other amounts due and owing by the Borrower and the other Loan Parties under any of the Loan Documents, if any, to be applied for the ratable benefit of the Lenders; and
     (h) any amount remaining after application as provided above, shall be paid to the Borrower or whomever else may be legally entitled thereto.
For purposes of applying payments received in accordance with Section 10.4. or any other provision of the Loan Documents, the Agent shall be entitled to rely upon the Derivatives Contracts Beneficiaries for a determination (which each Derivatives Contracts Beneficiary agrees (or shall agree) to provide upon request of the Agent) of the outstanding obligations owed to such Derivatives Contracts Beneficiary. Unless it has actual knowledge (including by way of written notice from such Derivatives Contracts Beneficiary) to the contrary, the Agent, in acting hereunder, shall be entitled to assume that no obligations are outstanding to any Derivatives Contracts Beneficiary.
Section 10.5. Collateral Account.
     (a) As collateral security for the prompt payment in full when due of all Letter of Credit Liabilities and the other Obligations, the Borrower hereby pledges and grants to the Agent, for the ratable benefit of the Agent and the Lenders as provided herein, a security interest in all of its right, title and interest in and to the Collateral Account and the balances from time to time in the Collateral Account (including the investments and reinvestments therein provided for below). The balances from time to time in the Collateral Account shall not constitute payment of any Letter of Credit Liabilities until applied by the Agent as provided herein. Anything in this Agreement to the contrary notwithstanding, funds held in the Collateral Account shall be subject to withdrawal only as provided in this Section.
     (b) Amounts on deposit in the Collateral Account shall be invested and reinvested by the Agent in such Cash Equivalents as the Agent shall determine in its sole discretion. All such investments and reinvestments shall be held in the name of and be under the sole dominion and control of the Agent for the ratable benefit of the Lenders. The Agent shall exercise reasonable care in the custody and preservation of any funds held in the Collateral Account and shall be deemed to have exercised such care if such funds are accorded treatment substantially equivalent to that which the Agent accords other funds deposited with the Agent, it being understood that the Agent shall not have any responsibility for taking any necessary steps to preserve rights against any parties with respect to any funds held in the Collateral Account.
     (c) If a drawing pursuant to any Letter of Credit occurs on or prior to the expiration date of such Letter of Credit, the Borrower and the Lenders authorize the Agent to use the monies deposited in the Collateral Account and proceeds thereof to make payment to the beneficiary with respect to such drawing or the payee with respect to such presentment.
     (d) If an Event of Default exists, the Requisite Lenders may, in their discretion, at any time and from time to time, instruct the Agent to liquidate any such investments and reinvestments and apply proceeds thereof to the Obligations in accordance with Section 10.4.

     (e) So long as no Default or Event of Default exists, and to the extent amounts on deposit in or credited to the Collateral Account exceed the aggregate amount of the Letter of Credit Liabilities then due and owing and the pro rata share of any Letter of Credit Liabilities of any Defaulting Lender after giving effect to Section 3.11.(c)., the Agent shall, from time to time, at the request of the Borrower, deliver to the Borrower promptly upon the Agent’s receipt of such request from the Borrower, and in any event within 3 Business Days of such receipt, against receipt but without any recourse, warranty or representation whatsoever, such amount of the credit balances in the Collateral Account as exceeds the aggregate amount of the Letter of Credit Liabilities at such time.
     (f) The Borrower shall pay to the Agent from time to time such reasonable and customary fees as the Agent charges for similar services in connection with the Agent’s administration of the Collateral Account and investments and reinvestments of funds therein.
Section 10.6. Performance by Agent.
     If the Parent or the Borrower shall fail to perform any covenant, duty or agreement contained in any of the Loan Documents, the Agent may, after notice to the Parent or the Borrower, as applicable, perform or attempt to perform such covenant, duty or agreement on behalf of the Parent or the Borrower, as applicable, after the expiration of any cure or grace periods set forth herein. In such event, the Borrower shall, at the request of the Agent, promptly pay any amount reasonably expended by the Agent in such performance or attempted performance to the Agent, together with interest thereon at the applicable Post-Default Rate from the date of such expenditure until paid. Notwithstanding the foregoing, neither the Agent nor any Lender shall have any liability or responsibility whatsoever for the performance of any obligation of the Parent or the Borrower under this Agreement or any other Loan Document.
Section 10.7. Rights Cumulative.
     The rights and remedies of the Agent and the Lenders under this Agreement and each of the other Loan Documents shall be cumulative and not exclusive of any rights or remedies which any of them may otherwise have under Applicable Law. In exercising their respective rights and remedies the Agent and the Lenders may be selective and no failure or delay by the Agent or any of the Lenders in exercising any right shall operate as a waiver of it, nor shall any single or partial exercise of any power or right preclude its other or further exercise or the exercise of any other power or right. Notwithstanding the provisions of this Agreement providing that the Loans may be evidenced by multiple Notes in favor of the Lenders and that certain obligations under Derivatives Contracts are entitled to certain benefits under the Loan Documents, the Lenders, and by acceptance of the benefits of the Loan Documents the Derivatives Contracts Beneficiaries, acknowledge and agree that only the Agent may exercise any remedies under the Loan Documents.
ARTICLE XI. The Agent
Section 11.1. Authorization and Action.
     Each Lender hereby appoints and authorizes the Agent to take such action as contractual representative on such Lender’s behalf and to exercise such powers under this Agreement and the other Loan Documents as are specifically delegated to the Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. Not in limitation of the foregoing, each Lender authorizes and directs the Agent to enter into the Loan Documents for the benefit of the Lenders. Each Lender hereby agrees that, except as otherwise set forth herein, any action taken by the Requisite Lenders in accordance with the provisions of this Agreement or the Loan Documents, and the exercise by the Requisite Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. Nothing herein shall be construed to deem the Agent a trustee or fiduciary for any Lender or to impose on the Agent duties or obligations other than those expressly provided for herein. At the request of a Lender, the Agent will forward to such Lender copies or, where appropriate, originals of the documents delivered to the Agent pursuant to this Agreement or the other Loan Documents. The Agent will also furnish to any Lender, upon the request of such Lender, a copy of any certificate or notice furnished to the Agent by the Parent, the Borrower, any other Loan Party or any other Affiliate of the Borrower, pursuant to this Agreement or any other Loan Document not already delivered to such Lender pursuant to the terms of this Agreement or any such other Loan Document. As to any matters not expressly provided for by the Loan Documents (including, without limitation, enforcement or collection of any of the Obligations), the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Requisite Lenders (or all of the Lenders if explicitly required under any other provision of this Agreement), and such instructions shall be binding upon all Lenders and all holders of any of the Obligations; provided, however, that, notwithstanding anything in this Agreement to the contrary, the Agent shall not be required to take any action which exposes the Agent to personal liability or which is contrary to this Agreement or any other Loan Document or Applicable Law. Not in limitation of the foregoing, the Agent shall not exercise any right or remedy it or the Lenders may have under any Loan Document upon the occurrence of a Default or an Event of Default unless the Requisite Lenders (or all of the Lenders if explicitly required under any provision of this Agreement) have so directed the Agent to exercise such right or remedy.
Section 11.2. Agent’s Reliance, Etc.
     Notwithstanding any other provisions of this Agreement or any other Loan Documents, neither the Agent nor any of its directors, officers, agents, employees or counsel shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement or any other Loan Document, except for its or their own gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, non-appealable judgment. Without limiting the generality of the foregoing, the Agent: (a) may treat the payee of any Note as the holder thereof until the Agent receives written notice of the assignment or transfer thereof signed by such payee and in form satisfactory to the Agent; (b) may consult with legal counsel (including its own counsel or counsel for the Parent, the Borrower or any other Loan Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (c) makes no warranty or representation to any Lender or any other Person and shall not be responsible to any Lender or any other Person for any statements, warranties or representations made by any Person in or in connection with this Agreement or any other Loan Document; (d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of any of this Agreement or any other Loan Document or the satisfaction of any conditions precedent under this Agreement or any Loan Document on the part of the Parent, the Borrower or other Persons or inspect the property, books or records of the Parent, the Borrower or any other Person; (e) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document, any other instrument or document furnished pursuant thereto or any Collateral covered thereby or the perfection or priority of any Lien in favor of the Agent on behalf of the Lenders in any such Collateral; and (f) shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telephone or telecopy) believed by it to be genuine and signed, sent or given by the proper party or parties. Not in limitation of the foregoing, the Agent shall have no obligation to the Lenders or to any other Person to assure that the Collateral exists or is owned by any Loan Party or is cared for, protected or insured or that the Liens granted to the Agent pursuant to the Security Documents have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to the Agent in any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Agent may act in any manner it may reasonably deem appropriate given the Agent’s own interest in the Collateral as one of the Lenders and that the Agent shall have no duty or liability whatsoever to the Lenders in this regard, except for its gross negligence or willful misconduct. The Lenders hereby authorize the Agent (i) to release any Lien granted to or held by the Agent in any Collateral as provided in Section 7.13. or 12.10. and (ii) to release a Guarantor from the Guaranty as provided in Section 7.13. or 12.10. Upon request by the Agent at any time, the Lenders will confirm in writing the Agent’s authority to release particular types or items of Collateral or a Guarantor pursuant to such Sections.
Section 11.3. Notice of Defaults.
     The Agent shall not be deemed to have knowledge or notice of the occurrence of a Default or Event of Default unless the Agent has received notice from a Lender, the Parent or the Borrower referring to this Agreement, describing with reasonable specificity such Default or Event of Default and stating that such notice is a “notice of default.” If any Lender (excluding the Lender which is also serving as the Agent) has actual knowledge of any Default or Event of Default, it shall promptly send to the Agent such a “notice of default.” Further, if the Agent receives such a “notice of default”, the Agent shall give prompt notice thereof to the Lenders.
Section 11.4. KeyBank as Lender.
     KeyBank, as a Lender, shall have the same rights and powers under this Agreement and any other Loan Document as any other Lender and may exercise the same as though it were not the Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include KeyBank in each case in its individual capacity. KeyBank and its Affiliates may each accept deposits from, maintain deposits or credit balances for, invest in, lend money to, act as trustee under indentures of, serve as financial advisor to, and generally engage in any kind of business with, the Parent, the Borrower, any other Loan Party or any other Affiliate thereof as if it were any other bank and without any duty to account therefor to the other Lenders. Further, the Agent and any Affiliate may accept fees and other consideration from the Parent, the Borrower, any other Loan Party or any other Affiliate of the Borrower for services in connection with this Agreement and otherwise without having to account for the same to the other Lenders. The Lenders acknowledge that, pursuant to such activities, KeyBank or its Affiliates may receive information regarding the Parent, the Borrower, other Loan Parties, other Subsidiaries, other Joint Venture Subsidiaries and other Affiliates of the Borrower (including information that may be subject to confidentiality obligations in favor of such Person) and acknowledge that the Agent shall be under no obligation to provide such information to them.
Section 11.5. Approvals of Lenders.
     All communications from the Agent to any Lender requesting such Lender’s determination, consent, approval or disapproval (a) shall be given in the form of a written notice to such Lender, (b) shall be accompanied by a description of the matter or issue as to which such determination, approval, consent or disapproval is requested, or shall advise such Lender where information, if any, regarding such matter or issue may be inspected, or shall otherwise describe the matter or issue to be resolved, (c) shall include, if reasonably requested by such Lender and to the extent not previously provided to such Lender, written materials and, as appropriate, a brief summary of all oral information provided to the Agent by the Parent in respect of the matter or issue to be resolved, and (d) shall include the Agent’s recommended course of action or determination in respect thereof. Each Lender shall reply promptly, but in any event within 10 Business Days (or such lesser or greater period as may be specifically required under the Loan Documents) of receipt of such communication. If a Lender does not so respond to the Agent within such period, the Agent may issue a second request in writing to such Lender for such determination, consent, approval or disapproval, which shall include in the heading a notice in capital letters that such request is a second request and that such Lender’s consent or approval shall be deemed to have been given if no response is received by the Agent within five (5) Business Days after such second request. Except as otherwise provided in this Agreement, unless a Lender shall give written notice to the Agent that it specifically objects to the recommendation or determination of the Agent (together with a written explanation of the reasons behind such objection) within five (5) Business Days of such second request, such Lender shall be deemed to have conclusively approved of or consented to such recommendation or determination.
Section 11.6. Lender Credit Decision, Etc.
     Each Lender expressly acknowledges and agrees that neither the Agent nor any of its officers, directors, employees, agents, counsel, attorneys-in-fact or other Affiliates has made any representations or warranties as to the financial condition, operations, creditworthiness, solvency or other information concerning the business or affairs of the Parent, the Borrower, any other Loan Party, any Subsidiary, any Joint Venture Subsidiary or any other Person to such Lender and that no act by the Agent hereafter taken, including any review of the affairs of the Parent, the Borrower, any other Loan Party or any other Subsidiary or Joint Venture Subsidiary, shall be deemed to constitute any such representation or warranty by the Agent to any Lender. Each Lender acknowledges that it has made its own credit and legal analysis and decision to enter into this Agreement and the transactions contemplated hereby, independently and without reliance upon the Agent, any other Lender or counsel to the Agent, or any of their respective officers, directors, employees and agents, and based on the financial statements of the Parent, the Borrower, the other Subsidiaries, other Joint Venture Subsidiaries or any other Affiliate thereof, and inquiries of such Persons, its independent due diligence of the business and affairs of the Parent, the Borrower, the other Loan Parties, the other Subsidiaries, other Joint Venture Subsidiaries and other Persons, its review of the Loan Documents, the legal opinions required to be delivered to it hereunder, the advice of its own counsel and such other documents and information as it has deemed appropriate. Each Lender also acknowledges that it will, independently and without reliance upon the Agent, any other Lender or counsel to the Agent or any of their respective officers, directors, employees and agents, and based on such review, advice, documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under the Loan Documents. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Agent under this Agreement or any of the other Loan Documents, the Agent shall have no duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of the Parent, the Borrower, any other Loan Party or any other Affiliate thereof which may come into possession of the Agent, or any of its officers, directors, employees, agents, attorneys-in-fact or other Affiliates. Each Lender acknowledges that the Agent’s legal counsel in connection with the transactions contemplated by this Agreement is only acting as counsel to the Agent and is not acting as counsel to such Lender.
Section 11.7. Indemnification of Agent.
     Each Lender agrees to indemnify the Agent (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) pro rata in accordance with such Lender’s respective Aggregate Exposure Percentage, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, reasonable out-of-pocket costs and expenses, or disbursements of any kind or nature whatsoever which may at any time be imposed on, incurred by, or asserted against the Agent (in its capacity as Agent but not as a Lender) in any way relating to or arising out of the Loan Documents, any transaction contemplated hereby or thereby or any action taken or omitted by the Agent under the Loan Documents (collectively, “Indemnifiable Amounts”); provided, however, that no Lender shall be liable for any portion of such Indemnifiable Amounts to the extent resulting from the Agent’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, non-appealable judgment or if the Agent fails to follow the written direction of the Requisite Lenders (or all of the Lenders if expressly required hereunder) unless such failure results from the Agent following the advice of counsel to the Agent (of which advice the Lenders have received notice) that following such written direction would violate Applicable Law. Without limiting the generality of the foregoing but subject to the preceding proviso, each Lender agrees to reimburse the Agent (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), promptly upon demand for its ratable share of any out-of-pocket expenses (including counsel fees of the counsel(s) of the Agent’s own choosing) incurred by the Agent in connection with the preparation, negotiation, execution, or enforcement of, or legal advice with respect to the rights or responsibilities of the parties under, the Loan Documents, any suit or action brought by the Agent to enforce the terms of the Loan Documents and/or collect any Obligations, any “lender liability” suit or claim brought against the

Agent and/or the Lenders, and any claim or suit brought against the Agent, and/or the Lenders arising under any Environmental Laws. Such out-of-pocket expenses (including counsel fees) shall be advanced by the Lenders on the request of the Agent notwithstanding any claim or assertion that the Agent is not entitled to indemnification hereunder upon receipt of an undertaking by the Agent that the Agent will reimburse the Lenders if it is actually and finally determined by a court of competent jurisdiction that the Agent is not so entitled to indemnification. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder or under the other Loan Documents and the termination of this Agreement. If the Borrower shall reimburse the Agent for any Indemnifiable Amount following payment by any Lender to the Agent in respect of such Indemnifiable Amount pursuant to this Section, the Agent shall share such reimbursement on a ratable basis with each Lender making any such payment.
Section 11.8. Successor Agent.
     The Agent may resign at any time as Agent under the Loan Documents by giving written notice thereof to the Lenders and the Borrower. The Agent may be removed as Agent under the Loan Documents for gross negligence or willful misconduct upon 30-day’s prior written notice by all Lenders (other than the Lender then acting as Agent) to the Agent and the Borrower. Upon any such resignation or removal the Requisite Lenders shall have the right to appoint a successor Agent which appointment shall, provided no Default or Event of Default exists, be subject to the Borrower’s approval, which approval shall not be unreasonably withheld or delayed (except that the Borrower shall, in all events, be deemed to have approved each Lender and its Affiliates as a successor Agent). If no successor Agent shall have been so appointed in accordance with the immediately preceding sentence, and shall have accepted such appointment, within 30 days after the resigning Agent’s giving of notice of resignation or the giving of notice of the removal of the Agent, then the resigning or removed Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be a Lender, if any Lender shall be willing to serve, and otherwise shall be a commercial bank having total combined assets of at least $50,000,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Agent, and the retiring or removed Agent shall be discharged from its duties and obligations under the Loan Documents. Such successor Agent shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or shall make other arrangements satisfactory to the current Agent, in either case, to assume effectively the obligations of the current Agent with respect to such Letters of Credit. After any Agent’s resignation or removal hereunder as Agent, the provisions of this Article XI. shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under the Loan Documents.
Section 11.9. Titled Agents.
     Each of the Titled Agents in each such respective capacity, assumes no responsibility or obligation hereunder, including, without limitation, for servicing, enforcement or collection of any of the Loans, or for any duties as an agent hereunder for the Lenders. The titles of the Titled Agents are solely honorific and imply no fiduciary responsibility on the part of the Titled Agents to the Agent, the Borrower or any Lender and the use of such titles does not impose on the Titled

Agents any duties or obligations greater than those of any other Lender or entitle the Titled Agents to any rights other than those to which any other Lender is entitled.
ARTICLE XII. Miscellaneous
Section 12.1. Notices.
     Unless otherwise provided herein, communications provided for hereunder shall be in writing and shall be mailed, telecopied or delivered as follows:
     If to the Borrower:
Ashford Hospitality Limited Partnership
14185 Dallas Parkway, Suite 1100
Dallas, Texas 75254
Attn: David Brooks, Chief Legal Officer
Telephone:   (972) 778-9207
Telecopy:     (972) 490-9605
     If to the Agent:
KeyBank National Association
8th Floor, 127 Public Square
Mail Stop OH-01-27-0844
Cleveland, Ohio 44114-1306
Attn: Michael P. Szuba
Telephone:   (216) 689-5984
Telecopy:     (216) 689-4997
     If to a Lender:
To such Lender’s address or telecopy number, as applicable, set forth in its Administrative Details Form;
or, as to each party at such other address as shall be designated by such party in a written notice to the other parties delivered in compliance with this Section. All such notices and other communications shall be effective (i) if mailed, when received; (ii) if telecopied, when transmitted; or (iii) if hand delivered or sent by overnight courier, when delivered. Notwithstanding the immediately preceding sentence, all notices or communications to the Agent or any Lender under Article II. shall be effective only when actually received. Neither the Agent nor any Lender shall incur any liability to any Loan Party (nor shall the Agent incur any liability to the Lenders) for acting upon any telephonic notice referred to in this Agreement which the Agent or such Lender, as the case may be, believes in good faith to have been given by a Person authorized to deliver such notice or for otherwise acting in good faith hereunder. Failure of a Person designated to get a copy of a notice to receive such copy shall not affect the validity of notice properly given to any other Person.

Section 12.2. Expenses.
     The Borrower agrees (a) to pay or reimburse the Agent for all of its reasonable out-of-pocket costs and expenses incurred in connection with the preparation, negotiation and execution of, and any amendment, supplement or modification to, any of the Loan Documents (including due diligence expenses and travel expenses relating to closing), and the consummation of the transactions contemplated thereby, including the reasonable fees and disbursements of counsel to the Agent and costs and expenses in connection with the use of IntraLinks, Inc., SyndTrak or other similar information transmission systems in connection with the Loan Documents, (b) to pay or reimburse the Agent and the Lenders for all their reasonable costs and expenses incurred in connection with the enforcement or preservation of any rights under the Loan Documents, including the reasonable fees and disbursements of their respective counsel (including the allocated fees and expenses of in-house counsel) and any payments in indemnification or otherwise payable by the Lenders to the Agent pursuant to the Loan Documents, (c) to pay, and indemnify and hold harmless the Agent and the Lenders from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any failure to pay or delay in paying, documentary, stamp, excise and other similar taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of any of the Loan Documents, or consummation of any amendment, supplement or modification of, or any waiver or consent under or in respect of, any Loan Document and (d) to the extent not already covered by any of the preceding subsections, to pay or reimburse the Agent and the Lenders for all their costs and expenses incurred in connection with any bankruptcy or other proceeding of the type described in Section 10.1.(f) or 10.1.(g), including the reasonable fees and disbursements of counsel to the Agent and any Lender, whether such fees and expenses are incurred prior to, during or after the commencement of such proceeding or the confirmation or conclusion of any such proceeding. If the Borrower shall fail to pay any amounts required to be paid by it pursuant to this Section, the Agent and/or the Lenders may pay such amounts on behalf of the Borrower and either deem the same to be Loans outstanding hereunder or otherwise Obligations owing hereunder.
Section 12.3. Setoff.
     Subject to Section 3.3. and in addition to any rights now or hereafter granted under Applicable Law and not by way of limitation of any such rights, the Borrower hereby authorizes the Agent, each Lender, each Affiliate of the Agent or any Lender, and each Participant, at any time while an Event of Default exists, without prior notice to the Borrower or to any other Person, any such notice being hereby expressly waived, but in the case of a Lender, an Affiliate of a Lender or a Participant subject to receipt of the prior written consent of the Agent exercised in its sole discretion, to set off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured) and any other indebtedness at any time held or owing by the Agent, such Lender, any such Affiliate of the Agent or such Lender, or such Participant, to or for the credit or the account of the Borrower against and on account of any of the Obligations, irrespective of whether or not any or all of the Loans and all other Obligations have been declared to be, or have otherwise become, due and payable as permitted by Section 10.2., and although such obligations shall be contingent or unmatured; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (a) all amounts so set off shall be paid over immediately to the

Agent for further application in accordance with the provisions of this Agreement and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Agent and the Lenders, and (b) the Defaulting Lender shall provide promptly to the Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.
Section 12.4. Litigation; Jurisdiction; Other Matters; Waivers.
     (a) EACH PARTY HERETO ACKNOWLEDGES THAT ANY DISPUTE OR CONTROVERSY BETWEEN OR AMONG THE PARENT, THE BORROWER, THE AGENT OR ANY OF THE LENDERS WOULD BE BASED ON DIFFICULT AND COMPLEX ISSUES OF LAW AND FACT AND WOULD RESULT IN DELAY AND EXPENSE TO THE PARTIES. ACCORDINGLY, TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE LENDERS, THE AGENT, THE PARENT AND THE BORROWER HEREBY WAIVES ITS RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING OF ANY KIND OR NATURE IN ANY COURT OR TRIBUNAL IN WHICH AN ACTION MAY BE COMMENCED BY OR AGAINST ANY PARTY HERETO ARISING OUT OF THIS AGREEMENT, THE NOTES, OR ANY OTHER LOAN DOCUMENT OR BY REASON OF ANY OTHER SUIT, CAUSE OF ACTION OR DISPUTE WHATSOEVER BETWEEN OR AMONG THE PARENT, THE BORROWER, THE AGENT OR ANY OF THE LENDERS OF ANY KIND OR NATURE RELATING TO ANY OF THE LOAN DOCUMENTS.
     (b) EACH OF THE PARENT, THE BORROWER, THE AGENT AND EACH LENDER HEREBY AGREES THAT THE FEDERAL DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK AND ANY STATE COURT LOCATED IN THE BOROUGH OF MANHATTAN, NEW YORK, NEW YORK, SHALL HAVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN OR AMONG THE PARENT, THE BORROWER, THE AGENT OR ANY OF THE LENDERS, PERTAINING DIRECTLY OR INDIRECTLY TO THIS AGREEMENT, THE LOANS AND LETTERS OF CREDIT, THE NOTES OR ANY OTHER LOAN DOCUMENT OR TO ANY MATTER ARISING HEREFROM OR THEREFROM. THE PARENT, THE BORROWER AND EACH OF THE LENDERS EXPRESSLY SUBMIT AND CONSENT IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR PROCEEDING COMMENCED IN SUCH COURTS WITH RESPECT TO SUCH CLAIMS OR DISPUTES. EACH PARTY FURTHER WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT FORUM, AND EACH AGREES NOT TO PLEAD OR CLAIM THE SAME. THE CHOICE OF FORUM SET FORTH IN THIS SECTION SHALL NOT BE DEEMED TO PRECLUDE THE BRINGING OF ANY ACTION BY THE AGENT OR ANY LENDER OR THE ENFORCEMENT BY THE AGENT OR ANY LENDER OF ANY JUDGMENT OBTAINED IN SUCH FORUM IN ANY OTHER APPROPRIATE JURISDICTION.
     (c) THE PROVISIONS OF THIS SECTION HAVE BEEN CONSIDERED BY EACH PARTY WITH THE ADVICE OF COUNSEL AND WITH A FULL UNDERSTANDING OF THE LEGAL CONSEQUENCES THEREOF, AND SHALL SURVIVE THE PAYMENT OF THE LOANS AND ALL OTHER AMOUNTS PAYABLE

HEREUNDER OR UNDER THE OTHER LOAN DOCUMENTS, THE TERMINATION OR EXPIRATION OF ALL LETTERS OF CREDIT AND THE TERMINATION OF THIS AGREEMENT.
Section 12.5. Successors and Assigns.
     (a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Parent nor the Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of the immediately following subsection (b), (ii) by way of participation in accordance with the provisions of the immediately following subsection (d) or (iii) by way of pledge or assignment of a security interest subject to the restrictions of the immediately following subsection (f) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in the immediately following subsection (d) and, to the extent expressly contemplated hereby, the Affiliates and the partners, directors, officers, employees, agents and advisors of the Agent and the Lenders and of their respective Affiliates) any legal or equitable right, remedy or claim under or by reason of this Agreement.
     (b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees (an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Commitments and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:
     (i) Minimum Amounts.
               (A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Revolving Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
               (B) in any case not described in the immediately preceding subsection (A), the aggregate amount of the Revolving Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Revolving Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $10,000,000 in the case of any assignment in respect of a Revolving Commitment, unless each of the Agent and, so long as no Default or Event of Default shall exist, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

     (ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Revolving Commitment assigned.
     (iii) Required Consents. No consent shall be required for any assignment except to the extent required by clause (i)(B) of this subsection (b) and, in addition:
               (A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) a Default or Event of Default shall exist at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund, provided that the Borrower will be deemed to have consented unless it provides written notice to Agent and the assigning Lender within ten (10) Business Days (provided that if neither the Agent nor the assigning Lender has received such consent or written notice within five (5) Business Days of request, the Agent or the assigning Lender shall have telephoned a senior officer of Borrower or Parent (including the chairman of the board, chief executive officer, president, chief operating officer, general counsel, chief financial officer, treasurer, chief accounting officer or any executive vice president) requesting such consent and provided a separate confirmation of such second request to Borrower by telecopier, email, hand delivery, overnight courier or registered mail); and
               (B) the consent of the Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of a Revolving Commitment if such assignment is to a Person that is not already a Lender with a Revolving Commitment, an Affiliate of such Lender or an Approved Fund with respect to such Lender.
     (iv) Assignment and Acceptance. The parties to each assignment shall execute and deliver to the Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500 for each assignment, and the assignee, if it is not a Lender, shall deliver to the Agent an Administrative Details Form.
     (v) No Assignment to Parent or Borrower. No such assignment shall be made to the Parent, the Borrower or any of the Parent’s or Borrower’s Affiliates or Subsidiaries or Joint Venture Subsidiaries.
     (vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person.
Subject to acceptance and recording thereof by the Agent pursuant to the immediately following subsection (c), from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 4.4., 12.2. and 12.9. and the other provisions of this Agreement and the other Loan Documents as provided in Section 12.10. with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with the immediately following subsection (d).
     (c) Register. The Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Principal Office a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Revolving Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Parent, the Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Parent, the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
     (d) Participations. Any Lender may at any time, without the consent of, or notice to, the Parent, the Borrower or the Agent, sell participations to any Person (other than a natural person or the Parent, the Borrower or any of the Parent’s or the Borrower’s Affiliates or Subsidiaries or Joint Venture Subsidiaries or any Defaulting Lender or an Affiliate of a Defaulting Lender) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Revolving Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Parent, the Borrower, the Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver of any provision of any Loan Document described in Section 12.6.(d) that adversely affects such Participant. Subject to the immediately following subsection (e), the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.12., 4.1., and 4.4. to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by Applicable Law, each Participant also shall be entitled to the benefits of Section 12.3. as though it were a Lender, provided such Participant agrees to be subject to Section 3.3. as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Revolving Commitments, Loans, Letters of Credit or its other obligations under any this Agreement) except to the extent that such disclosure is necessary to establish that such Revolving Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.
     (e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Sections 3.12., 4.1., and 4.4. than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.12. unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower and the Agent, to comply with Section 3.12.(c) as though it were a Lender.
     (f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or central bank or similar authority of a country other than the United States of America in which such Lender is located; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
     (g) No Registration. Each Lender agrees that, without the prior written consent of the Borrower and the Agent, it will not make any assignment hereunder in any manner or under any circumstances that would require registration or qualification of, or filings in respect of, any Loan or Note under the Securities Act or any other securities laws of the United States of America or of any other jurisdiction.
     (h) Defaulting Lender Assignment. In connection with any assignment of rights and obligations of any Defaulting Lender, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or actions, including funding, with the consent of the Borrower and the Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit in accordance with its Revolving Commitment Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

     (i) Assignments by Derivatives Contracts Beneficiaries. A Derivatives Contracts Beneficiary may not assign its rights under this Agreement or any of the other Loan Documents without the consent of Agent and, unless a Default or Event of Default exists, the Borrower (which consents may be withheld in such Person’s sole discretion), provided that such rights may be assigned without consent under this Section 12.5.(i) if such assignment is to a Lender or an Affiliate of a Lender. Notwithstanding the foregoing, nothing in this Section 12.5.(i) shall override or limit any separate requirement for consent or approval by Borrower of such assignment set forth in the applicable Derivatives Contracts.
Section 12.6. Amendments.
     (a) Except as otherwise expressly provided in this Agreement, any consent or approval required or permitted by this Agreement or any other Loan Document to be given by the Lenders may be given, and any term of this Agreement or of any other Loan Document may be amended, and the performance or observance by the Parent, the Borrower or any other Loan Party or any Subsidiary or Controlled Joint Venture Subsidiary of any terms of this Agreement or such other Loan Document or the continuance of any Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Requisite Lenders (and, in the case of an amendment to any Loan Document, the written consent of each Loan Party a party thereto).
     (b) [Intentionally Omitted.]
     (c) [Intentionally Omitted.]
     (d) Notwithstanding the foregoing, without the prior written consent of each Lender adversely affected thereby, no amendment, waiver or consent shall do any of the following:
     (i) except pursuant to Section 2.15, increase the Revolving Commitment of any Lender, increase the aggregate amount of the Revolving Commitments of all Lenders or subject the Lenders to any additional obligations;
     (ii) reduce the principal of, or principal payments due with respect to, or interest that has accrued or the rates of interest (other than interest at the Post-Default Rate) that will be charged on the outstanding principal amount of, any Loans or other Obligations;
     (iii) reduce the amount of any Fees payable hereunder or postpone any date fixed for payment thereof;
     (iv) modify the definition of the term “Revolving Termination Date” (except as contemplated under Section 2.12.), or otherwise postpone any date fixed for any payment of any principal of, or interest on, any Loans or any other Obligations (including the waiver of any Default or Event of Default as a result of the nonpayment of any such Obligations as and when due), or extend the expiration date of any Letter of Credit beyond the Revolving Termination Date;
     (v) amend or otherwise modify the provisions of Section 3.2.;

     (vi) modify the definition of the term “Requisite Lenders” or otherwise modify in any other manner the number or percentage of the Lenders required to make any determinations or waive any rights hereunder or to modify any provision hereof, including without limitation, any modification of this Section 12.6. if such modification would have such effect;
     (vii) release any Guarantor from its obligations under the Guaranty (except as otherwise permitted under Section 7.13.(a)) or release any material part of the Collateral or any Pledgor or Grantor from any Security Document (except as otherwise permitted under Section 7.13.(a) or (b), as applicable); or
     (viii) amend or otherwise modify the provisions of Section 2.14.; or
     (ix) increase the number of Interest Periods permitted with respect to Loans under Section 2.5.
Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders, except that (A) the Revolving Commitment of any Defaulting Lender may not be increased, the “Revolving Termination Date” (except as contemplated in Section 2.12.) applicable to such Defaulting Lender’s Revolving Commitment may not be extended, and the principal due such Defaulting Lender shall not be forgiven, without the consent of such Lender, and (B) any waiver, amendment or modification requiring the consent of all Lenders that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.
     (e) No amendment, waiver or consent, unless in writing and signed by the Agent, in such capacity, in addition to the Lenders required hereinabove to take such action, shall affect the rights or duties of the Agent under this Agreement or any of the other Loan Documents.
     (f) [Intentionally Omitted.]
     (g) No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon and any amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose set forth therein. Except as otherwise provided in Section 11.5., no course of dealing or delay or omission on the part of the Agent or any Lender in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto. Except as otherwise explicitly provided for herein or in any other Loan Document, no notice to or demand upon the Parent or the Borrower shall entitle the Parent or the Borrower to any other or further notice or demand in similar or other circumstances.
Section 12.7. Nonliability of Agent and Lenders.
     The relationship between the Borrower and the Lenders and the Agent shall be solely that of borrower and lender. Neither the Agent nor any Lender shall have any fiduciary responsibilities to the Parent, the Borrower or any other Loan Party and no provision in this

Agreement or in any of the other Loan Documents, and no course of dealing between or among any of the parties hereto, shall be deemed to create any fiduciary duty owing by the Agent or any Lender to any Lender, the Parent, the Borrower, any other Subsidiary, any other Joint Venture Subsidiary or any other Loan Party. Neither the Agent nor any Lender undertakes any responsibility to the Parent or the Borrower to review or inform the Parent or the Borrower of any matter in connection with any phase of business or operations of the Parent or the Borrower.
Section 12.8. Confidentiality.
     Each of the Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by, or required to be disclosed to, any nationally recognized rating agency or regulatory or similar authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners) having or purporting to have jurisdiction over it, (c) to the extent required by Applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies under any Loan Document (or any Derivatives Contract with a Derivatives Contract Beneficiary or the Agent) or any action or proceeding relating to any Loan Document (or any such Derivatives Contract) or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any actual or proposed Assignee or Participant, or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Parent, the Borrower or its Subsidiaries and its respective obligations, (g) subject to each such Person being informed of the confidential nature of the Information and to their agreement to keep such Information confidential, to (i) an investor or prospective investor in securities issued by an Approved Fund that also agrees that Information shall be used solely for the purpose of evaluating an investment in such securities issued by the Approved Fund, (ii) a trustee, collateral manager, servicer, backup servicer, noteholder or secured party in securities issued by an Approved Fund in connection with the administration, servicing and reporting on the assets serving as collateral for securities issued by an Approved Fund, or (iii) a nationally recognized rating agency that requires access to information regarding the Loan Parties, the Loans and Loan Documents in connection with ratings issued in respect of securities issued by an Approved Fund, (h) with the consent of the Borrower, (i) to Gold Sheets and other similar bank trade publications, such information to consist of deal terms and other information customarily found in such publications, and (j) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section actually know by the Agent or such Lender to be a breach of this Section or (y) becomes available to the Agent, any Lender or any Affiliate of the Agent or any Lender on a nonconfidential basis from a source other than the Borrower or the Parent. Notwithstanding the foregoing, the Agent and each Lender may disclose any such confidential information, without notice to the Parent, the Borrower or any other Loan Party, to Governmental Authorities in connection with any regulatory examination of the Agent or such Lender or in accordance with the regulatory compliance policy of the Agent or such Lender. As used in this Section, the term “Information” means all information received from the Parent, the Borrower, any other Loan Party or any other Subsidiary, any other Joint Venture Subsidiary or

Affiliate relating to any Loan Party or any of their respective businesses, other than any such information that is available to the Agent or any Lender on a nonconfidential basis prior to disclosure by the Parent, the Borrower, any other Loan Party or any other Subsidiary, Joint Venture Subsidiary or Affiliate, provided that, in the case of any such information received from the Borrower, any other Loan Party or any other Subsidiary, Joint Venture Subsidiary or Affiliate after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
Section 12.9. Indemnification.
     (a) The Borrower shall and hereby agrees to indemnify, defend and hold harmless the Agent, each of the Lenders, any Affiliate of the Agent or any Lender, and their respective directors, officers, shareholders, agents, employees and counsel (each referred to herein as an “Indemnified Party”) from and against any and all of the following (collectively, the “Indemnified Costs”): losses, costs, claims, damages, liabilities, deficiencies, judgments or reasonable expenses of every kind and nature (including, without limitation, amounts paid in settlement, court costs and the reasonable fees and disbursements of counsel incurred in connection with any litigation, investigation, claim or proceeding or any advice rendered in connection therewith, but excluding losses, costs, claims, damages, liabilities, deficiencies, judgments or expenses indemnification in respect of which is specifically covered by Section 3.12. or 4.1. or expressly excluded from the coverage of such Section 3.12. or 4.1.) incurred by an Indemnified Party in connection with, arising out of, or by reason of, any suit, cause of action, claim, arbitration, investigation or settlement, consent decree or other proceeding (the foregoing referred to herein as an “Indemnity Proceeding”) which is in any way related directly or indirectly to: (i) this Agreement or any other Loan Document or the transactions contemplated thereby; (ii) the making of any Loans or issuance of Letters of Credit hereunder; (iii) any actual or proposed use by the Borrower of the proceeds of the Loans or Letters of Credit; (iv) the Agent’s or any Lender’s entering into this Agreement; (v) the fact that the Agent and the Lenders have established the credit facility evidenced hereby in favor of the Borrower; (vi) the fact that the Agent and the Lenders are creditors of the Borrower and have or are alleged to have information regarding the financial condition, strategic plans or business operations of the Parent, the Borrower and the other Subsidiaries and Joint Venture Subsidiaries; (vii) the fact that the Agent and the Lenders are material creditors of the Borrower and are alleged to influence directly or indirectly the business decisions or affairs of the Parent, the Borrower and the other Subsidiaries and Joint Venture Subsidiaries or their financial condition; (viii) the exercise of any right or remedy the Agent or the Lenders may have under this Agreement or the other Loan Documents; (ix) any civil penalty or fine assessed by the OFAC against, and all reasonable costs and expenses (including counsel fees and disbursements) incurred in connection with defense thereof by, the Agent or any Lender as a result of conduct of the Parent, the Borrower, any other Loan Party or any other Subsidiary or Joint Venture Subsidiary that violates a sanction enforced by the OFAC; or (x) any violation or non-compliance by the Parent, the Borrower or any other Subsidiary or Joint Venture Subsidiary of any Applicable Law (including any Environmental Law) including, but not limited to, any Indemnity Proceeding commenced by (A) the Internal Revenue Service or state taxing authority or (B) any Governmental Authority or other Person under any Environmental Law, including any Indemnity Proceeding commenced by a Governmental Authority or other Person seeking remedial or other action to cause the Parent, the Borrower or any other Subsidiary or Joint Venture Subsidiary (or any of their respective properties) (or the Agent and/or the Lenders as successors to the Borrower) to be in compliance with such Environmental Laws; provided, however, that the Borrower shall not be obligated to indemnify any Indemnified Party for (A) any acts or omissions of such Indemnified Party in connection with matters described in this subsection to the extent arising from the gross negligence or willful misconduct of such Indemnified Party, as determined by a court of competent jurisdiction in a final, non-appealable judgment or (B) Indemnified Costs to the extent arising directly out of or resulting directly from claims of one or more Indemnified Parties against another Indemnified Party.
     (b) The Borrower’s indemnification obligations under this Section 12.9. shall apply to all Indemnity Proceedings arising out of, or related to, the foregoing whether or not an Indemnified Party is a named party in such Indemnity Proceeding. In this regard, this indemnification shall cover all Indemnified Costs of any Indemnified Party in connection with any deposition of any Indemnified Party or compliance with any subpoena (including any subpoena requesting the production of documents). This indemnification shall, among other things, apply to any Indemnity Proceeding commenced by other creditors of the Parent, the Borrower or any Subsidiary or Joint Venture Subsidiary, any shareholder of the Parent, the Borrower or any other Subsidiary or Joint Venture Subsidiary (whether such shareholder(s) are prosecuting such Indemnity Proceeding in their individual capacity or derivatively on behalf of the any such Person), any account debtor of the Parent, the Borrower or any other Subsidiary or Joint Venture Subsidiary or by any Governmental Authority. If indemnification is to be sought hereunder by an Indemnified Party, then such Indemnified Party shall notify the Borrower of the commencement of any Indemnity Proceeding; provided, however, that the failure to so notify the Borrower shall not relieve the Borrower from any liability that it may have to such Indemnified Party pursuant to this Section 12.9.
     (c) This indemnification shall apply to any Indemnity Proceeding arising during the pendency of any bankruptcy proceeding filed by or against the Parent, the Borrower and/or any other Subsidiary or Joint Venture Subsidiary.
     (d) All out-of-pocket fees and expenses of, and all amounts paid to third-persons by, an Indemnified Party shall be advanced by the Borrower at the request of such Indemnified Party notwithstanding any claim or assertion by the Borrower that such Indemnified Party is not entitled to indemnification hereunder, upon receipt of an undertaking by such Indemnified Party that such Indemnified Party will reimburse the Borrower if it is actually and finally determined by a court of competent jurisdiction that such Indemnified Party is not so entitled to indemnification hereunder.
     (e) An Indemnified Party may conduct its own investigation and defense of, and may formulate its own strategy with respect to, any Indemnity Proceeding covered by this Section and, as provided above, all Indemnified Costs incurred by such Indemnified Party shall be reimbursed by the Borrower. No action taken by legal counsel chosen by an Indemnified Party in investigating or defending against any such Indemnity Proceeding shall vitiate or in any way impair the obligations and duties of the Borrower hereunder to indemnify and hold harmless each such Indemnified Party; provided, however, that if (i) the Borrower is required to indemnify an Indemnified Party pursuant hereto and (ii) the Borrower has provided evidence reasonably satisfactory to such Indemnified Party that the Borrower has the financial wherewithal to reimburse such Indemnified Party for any amount paid by such Indemnified Party with respect to such Indemnity Proceeding, such Indemnified Party shall not settle or compromise any such Indemnity Proceeding without the prior written consent of the Borrower (which consent shall not be unreasonably withheld or delayed). Notwithstanding the foregoing, an Indemnified Party may settle or compromise any such Indemnity Proceeding without the prior written consent of the Borrower where (x) no monetary relief is sought against such Indemnified Party in such Indemnity Proceeding or (y) there is an allegation of a violation of law by such Indemnified Party.
     (f) If and to the extent that the obligations of the Borrower under this Section are unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of such obligations which is permissible under Applicable Law.
     (g) The Borrower’s obligations under this Section shall survive any termination of this Agreement and the other Loan Documents and the payment in full in cash of the Obligations, and are in addition to, and not in substitution of, any other of their obligations set forth in this Agreement or any other Loan Document to which it is a party.
     (h) Notwithstanding anything to the contrary in this Section 12.9., the Borrower shall not be required to indemnify the Indemnified Parties for more than one counsel, who shall be chosen by the Agent, in a particular jurisdiction in respect of a particular matter unless the counsel chosen by the Agent shall have advised in writing that a conflict of interest between or among the Indemnified Parties exists.
Section 12.10. Termination; Survival.
     (a) At such time as (a) all of the Revolving Commitments have been terminated, (b) all Letters of Credit have terminated or expired, (c) none of the Lenders is obligated any longer under this Agreement to make any Loans and (d) all Obligations (other than obligations which survive as provided in the following sentence) have been paid and satisfied in full, this Agreement shall terminate and upon the request of the Borrower, the Agent shall (without notice to, or vote or consent of, any Lender) take such actions as shall be required to release its security interest in all Collateral, and to release all guarantee obligations under any Loan Document. Any such release of guarantee obligations shall be subject to the provision of Section 9 of the Guaranty providing for automatic reinstatement as provided therein. The indemnities to which the Agent and the Lenders are entitled under the provisions of Sections 3.12., 4.1., 4.4., 11.7., 12.2. and 12.9. and any other provision of this Agreement and the other Loan Documents, and the provisions of Section 12.4., shall continue in full force and effect and shall protect the Agent and the Lenders (i) notwithstanding any termination of this Agreement, or of the other Loan Documents, against events arising after such termination as well as before and (ii) at all times after any such party ceases to be a party to this Agreement with respect to all matters and events existing on or prior to the date such party ceased to be a party to this Agreement.

     (b) At such time as any Collateral is conveyed, sold, transferred or otherwise disposed of as permitted by this Credit Agreement, upon the request of the Borrower, the Agent shall (without notice to, or vote or consent of, any Lender) take such actions as shall be required to release its security interest in such Collateral, so long as (i) no Default or Event of Default shall then be in existence or would occur as a result of such release and (ii) the Agent shall have received such written request at least 7 Business Days prior to the requested date of release.
Section 12.11. Severability of Provisions.
     Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remainder of such provision or the remaining provisions or affecting the validity or enforceability of such provision in any other jurisdiction.
Section 12.12. GOVERNING LAW.
     THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.
Section 12.13. Patriot Act.
     The Lenders and the Agent each hereby notifies the Parent and the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), it is required to obtain, verify and record information that identifies the Parent, the Borrower and the other Loan Parties, which information includes the name and address of the Parent, the Borrower and the other Loan Parties and other information that will allow such Lender or the Agent, as applicable, to identify the Parent, the Borrower and the other Loan Parties in accordance with such Act.
Section 12.14. Counterparts.
     This Agreement and any amendments, waivers, consents or supplements may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all of which counterparts together shall constitute but one and the same instrument.
Section 12.15. Obligations with Respect to Loan Parties.
     The obligations of the Borrower to direct or prohibit the taking of certain actions by the other Loan Parties as specified herein shall be absolute and not subject to any defense the Borrower may have that the Borrower does not control such Loan Parties.
Section 12.16. Limitation of Liability.
     Neither the Agent nor any Lender, nor any Affiliate, officer, director, employee, attorney, or agent of the Agent or any Lender shall have any liability with respect to, and the Borrower hereby waives, releases, and agrees not to sue any of them upon, any claim for any special, indirect, incidental, or consequential damages suffered or incurred by the Borrower in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Agreement or any of the other Loan Documents. The Borrower hereby waives, releases, and agrees not to sue the Agent or any Lender or any of the Agent’s or any Lender’s Affiliates, officers, directors, employees, attorneys, or agents for punitive damages in respect of any claim in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Agreement or financed hereby. No Indemnified Party shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby except to the extent attributable to the gross negligence of such Indemnified Party as determined by a court of competent jurisdiction in a final, non-appealable judgment.
Section 12.17. Entire Agreement.
     This Agreement, the Notes, and the other Loan Documents referred to herein embody the final, entire agreement among the parties hereto and supersede any and all prior commitments, agreements, representations, and understandings, whether written or oral, relating to the subject matter hereof and thereof and may not be contradicted or varied by evidence of prior, contemporaneous, or subsequent oral agreements or discussions of the parties hereto. There are no oral agreements among the parties hereto.
Section 12.18. Construction.
     The Agent, each Lender, the Parent and the Borrower acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement and the other Loan Documents with its legal counsel and that this Agreement and the other Loan Documents shall be construed as if jointly drafted by the Agent, each Lender, the Parent and the Borrower.
[Signatures on Following Pages]

     IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be executed by their authorized officers all as of the day and year first above written.

ASHFORD HOSPITALITY LIMITED PARTNERSHIP

By:	Ashford OP General Partner LLC, its general partner

	By:	/s/ David Brooks

	Name:	David Brooks
	Title:	Vice President

ASHFORD HOSPITALITY TRUST, INC.

By:	/s/ David Brooks

Name:	David Brooks
Title:	Chief Operating Officer and General Counsel
[Signatures Continued on Next Page]

[Signature Page to Credit Agreement with Ashford Hospitality Limited Partnership]

KEYBANK NATIONAL ASSOCIATION, as Agent and as a Lender

By:	/s/ Michael P. Szuba

Name:	Michael P. Szuba

Title:	Vice President

[Signatures Continued on Next Page]

[Signature Page to Credit Agreement with Ashford Hospitality Limited Partnership]

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as a Lender

By:	/s/ Mikhail Faybusovich

Name:	Mikhail Faybusovich

Title:	Director

By:	/s/ Vipul Dhadda

Name:	Vipul Dhadda

Title:	Associate

[Signatures Continued on Next Page]

[Signature Page to Credit Agreement with Ashford Hospitality Limited Partnership]

UBS LOAN FINANCE LLC, as a Lender

By:	/s/ Irja R. Otsa

Name:	Irja R. Otsa

Title:	Associate Director

By:	/s/ Mary E. Evans

Name:	Mary E. Evans

Title:	Associate Director

[Signatures Continued on Next Page]

[Signature Page to Credit Agreement with Ashford Hospitality Limited Partnership]

MORGAN STANLEY BANK, N.A., as a Lender

By:	/s/ Sherrese Clarke

Name:	Sherrese Clarke
Title:	Authorized Signatory

SCHEDULE I
Revolving Commitments

Lender	Revolving Commitment
KeyBank National Association	$35,000,000
Credit Suisse AG, Cayman Islands Branch	$25,000,000
Morgan Stanley Bank, N.A.	$25,000,000
UBS Loan Finance LLC	$20,000,000
Total	$105,000,000
Schedule 1-1

Schedule 1.1(A)
RESERVED
Schedule 1.1(A)-1

Schedule 1.1(B)
Grantors
Borrower
Parent
FF&E Accounts
None
Mortgage Receivables:
Ashford Hospitality Finance LP

Schedule 1.1(C)
Loan Parties
Loan Parties
Ashford Hospitality Limited Partnership
Ashford Hospitality Trust, Inc.
Ashford 1031 GP LLC
Ashford Credit Holding LLC
Ashford HHC III LLC
Ashford Hospitality Finance General Partner LLC
Ashford Hospitality Finance LP
Ashford Hospitality Servicing LLC
Ashford IHC LLC
Ashford Mezz Borrower LLC
Ashford OP General Partner LLC
Ashford OP Limited Partner LLC
Ashford TRS Corporation
Ashford TRS VI Corporation
Ashford TRS WQ LLC
Ashford WQ Hotel GP LLC
Ashford WQ Hotel LP
Ashford WQ Licensee LLC
Bucks County Member LLC
Commack New York Hotel Limited Partnership
Coral Gables Florida Hotel Limited Partnership
FL/NY GP LLC
Hyannis Massachusetts Hotel Limited Partnership
RFS SPE 2000 LLC
South Yarmouth Massachusetts Hotel Limited Partnership
Westbury New York Hotel Limited Partnership
Ashford Capital Advisors LLC
Ashford Investment Management LP
Ashford Investment Management GP LLC
Ashford TRS Investment Management LP
Ashford TRS Investment Management GP LLC

Schedule 1.1(D)
Pledgors

Pledgor	Pledged Interests	Pledgee
Ashford Hospitality Trust, Inc.	100% member interest	Ashford OP Limited Partner LLC

Ashford Hospitality Trust, Inc.	100% member interest	Ashford OP General Partner LLC

Ashford Hospitality Limited Partnership	99.99% LP interest	Ashford Hospitality Finance LP

Ashford Hospitality Limited Partnership	100% member interest	Ashford Hospitality Finance General Partner LLC

Ashford Hospitality Limited Partnership	100% member interest	Ashford Mezz Borrower LLC

Ashford Hospitality Limited Partnership	100% stock interest	Ashford TRS Corporation

Ashford Hospitality Limited Partnership	100% member interest	FL/NY GP LLC

Ashford Hospitality Limited Partnership	98% LP interest	Commack New York Hotel Limited Partnership

Ashford Hospitality Limited Partnership	98% LP interest	Westbury New York Hotel Limited Partnership

Ashford Hospitality Limited Partnership	100% member interest	Ashford Credit Holding LLC

Ashford Hospitality Limited Partnership	100% member interest	Ashford HHC III LLC

Ashford Hospitality Limited Partnership	74.9% LP interest	Ashford HHC Partners III LP

Ashford Hospitality Limited Partnership	100% member interest	Ashford WQ Hotel GP LLC

Ashford Hospitality Limited Partnership	99.9% LP interest	Ashford WQ Hotel LP

Ashford Hospitality Limited Partnership	100% member interest	Ashford IHC LLC

Ashford Hospitality Limited Partnership	Approx. 80.6% LP interest	Ashford IHC Partners LP

Ashford 1031 GP LLC	1% GP interest	Hyannis Massachusetts Hotel Limited Partnership

Ashford 1031 GP LLC	1% GP interest	Coral Gables Florida Hotel Limited Partnership

Ashford 1031 GP LLC	1% GP interest	South Yarmouth Massachusetts Hotel Limited Partnership

Ashford Credit Holding LLC	98% LP interest	Hyannis Massachusetts Hotel Limited Partnership

Ashford Credit Holding LLC	98% LP interest	Coral Gables Florida Hotel Limited Partnership

Ashford Credit Holding LLC	98% LP interest	South Yarmouth Massachusetts Hotel Limited Partnership

Ashford Credit Holding LLC	100% member interest	Ashford 1031 GP LLC

Ashford HHC III LLC	0.1% GP interest	Ashford HHC Partners III LP

Ashford Hospitality Finance General Partner LLC	0.01% GP interest	Ashford Hospitality Finance LP

Ashford IHC LLC	0.1% GP interest	Ashford IHC Partners LP

Ashford Mezz Borrower LLC	100% member interest	Bucks County Member LLC

Ashford OP General Partner LLC	GP interest	Ashford Hospitality Limited Partnership

Pledgor	Pledged Interests	Pledgee
Ashford OP Limited Partner LLC	LP interest	Ashford Hospitality Limited Partnership

Ashford TRS Corporation	1% LP interest	Commack New York Hotel Limited Partnership

Ashford TRS Corporation	1% LP interest	Westbury New York Hotel Limited Partnership

Ashford TRS Corporation	100% member interest	Austin Embassy Beverage Inc.

Ashford TRS Corporation	1% LP interest	Hyannis Massachusetts Hotel Limited Partnership

Ashford TRS Corporation	1% LP interest	Coral Gables Florida Hotel Limited Partnership

Ashford TRS Corporation	1% LP interest	South Yarmouth Massachusetts Hotel Limited Partnership

Ashford TRS Corporation	100% member interest	Ashford TRS WQ LLC

Ashford TRS Corporation	100% member interest	Ashford WQ Licensee LLC

Ashford TRS Corporation	100% stock interest	Ashford TRS VI Corporation

FL/NY GP LLC	1% GP interest	Commack New York Hotel Limited Partnership

FL/NY GP LLC	1% GP interest	Westbury New York Hotel Limited Partnership

Ashford Hospitality Finance LP	100% member interest	Ashford Hospitality Servicing LLC

Ashford WQ Hotel GP LLC	0.1% GP interest	Ashford WQ Hotel LP

Ashford TRS VI Corporation	100% member interest	RFS SPE 2000 LLC

Ashford Hospitality Limited Partnership	100% member interest	Ashford Capital Advisors LLC

Ashford Hospitality Limited Partnership	99.9% LP interest	Ashford Investment Management LP

Ashford Investment Management GP LLC	0.1% GP interest	Ashford Investment Management LP

Ashford Hospitality Limited Partnership	100% member interest	Ashford Investment Management GP LLC

Ashford TRS Corporation	100% member interest	Ashford TRS Investment Management GP LLC

Ashford TRS Corporation	99.9% LP interest	Ashford TRS Investment Management LP

Ashford TRS Investment Management GP LLC	0.1% GP interest	Ashford TRS Investment Management LP

Schedule 6.1(b)
Ashford OP = Ashford Hospitality Limited Partnership

Non-Material Subsidiary = a Subsidiary or Joint Venture Subsidiary that is neither an Excluded Subsidiary nor a Material Subsidiary (and has less than $10,000 of assets)

	Jurisdiction of	Subsidiary		Equity % of	Nature of
Subsidiary	Organization	Designation	Equity Interests Owned By	Owner	Equity
AH Hotel GP, LLC	DELAWARE	Non-Material Subsidiary	Ashford HHC Partners, LP	100%	Member
AH Hotel Partners, LP	DELAWARE	Non-Material Subsidiary	AH Hotel GP, LLC	0.5%	GP
			Ashford HHC Partners LP	99.5%	LP
AH Tenant Corporation	DELAWARE	Excluded Subsidiary	Ashford HHC Partners LP	100%	Stock
APHM — ND, L.P.	TEXAS	Non-Material Subsidiary	APHM North Dallas — GP, LLC	0.1%	GP
			Ashford LMND LLC	99.9%	LP
APHM North Dallas — GP, LLC	DELAWARE	Non-Material Subsidiary	Ashford LMND LLC	100%	Member
Ashford 1031 GP LLC	DELAWARE	Material Subsidiary	Ashford Credit Holding LLC	100%	Member
Annapolis Hotel GP LLC	DELAWARE	Excluded Subsidiary	Ashford OP	100%	Member
Annapolis Maryland Hotel Limited Partnership	DELAWARE	Excluded Subsidiary	Annapolis Hotel GP LLC	1%	GP
			Ashford OP	99%	LP
Ashford Alpharetta Limited Partnership	DELAWARE	Excluded Subsidiary	Ashford Senior General Partner IV LLC	0.1%	GP
			Ashford Credit Holding LLC	99.9%	LP
Ashford Anaheim GP LLC	DELAWARE	Non-Material Subsidiary	Ashford OP	100%	Member
Ashford Anaheim LP	DELAWARE	Non-Material Subsidiary	Ashford Anaheim GP LLC	0.5%	GP
			Ashford OP	99.5%	LP
Ashford Anchorage GP LLC	DELAWARE	Excluded Subsidiary	Ashford OP	100%	Member
Ashford Anchorage LP	DELAWARE	Excluded Subsidiary	Ashford Anchorage GP LLC	0.1%	GP
			Ashford OP	99.9%	LP
Ashford Atlanta Buckhead LP	DELAWARE	Excluded Subsidiary	Ashford Sapphire V GP LLC	0.5%	GP
			Ashford OP	99.5%	LP
Ashford Atlantic Beach LP	DELAWARE	Excluded Subsidiary	Ashford Sapphire GP LLC	0.5%	GP
			Ashford Sapphire Senior Mezz I LLC	99.5%	LP
Ashford Atlantic Perimeter LP	DELAWARE	Non-Material Subsidiary	Ashford TRS Sapphire GP LLC	0.5%	GP
			Ashford Sapphire Senior Mezz II LLC	99.5%	LP

1

	Jurisdiction of	Subsidiary		Equity % of	Nature of
Subsidiary	Organization	Designation	Equity Interests Owned By	Owner	Equity
Ashford Austin LP	DELAWARE	Excluded Subsidiary	Ashford Pool II GP LLC	0.1%	GP
			Ashford Mezz Borrower LLC	99.9%	LP
Ashford Basking Ridge LP	DELAWARE	Excluded Subsidiary	Ashford Sapphire I GP LLC	0.5%	GP
			Ashford OP	99.5%	LP
Ashford Birmingham LP	DELAWARE	Non-Material Subsidiary	Ashford TRS Sapphire GP LLC	0.5%	GP
			Ashford Sapphire Senior Mezz II LLC	99.5%	LP
Ashford Bloomington LP	DELAWARE	Excluded Subsidiary	Ashford Pool II GP LLC	0.1%	GP
			Ashford Mezz Borrower LLC	99.9%	LP
Ashford Bridgewater Hotel Partnership, LP	DELAWARE	Excluded Subsidiary	Ashford Sapphire VI GP LLC	0.5%	GP
			Ashford OP	99.5%	LP
Ashford Bucks County LLC	DELAWARE	Excluded Subsidiary	Bucks County Member LLC	100%	Member
Ashford Buena Vista LP	DELAWARE	Excluded Subsidiary	Ashford Pool I GP LLC	0.1%	GP
			Ashford Mezz Borrower LLC	99.9%	LP
Ashford Buford I LP	DELAWARE	Excluded Subsidiary	Ashford Pool I GP LLC	0.1%	GP
			Ashford Mezz Borrower LLC	99.9%	LP
Ashford Buford II LP	DELAWARE	Excluded Subsidiary	Ashford Pool I GP LLC	0.1%	GP
			Ashford Mezz Borrower LLC	99.9%	LP
Ashford BWI Airport LP	DELAWARE	Excluded Subsidiary	Ashford Sapphire GP LLC	0.5%	GP
			Ashford Sapphire Senior Mezz I LLC	99.5%	LP
Ashford Canada Trust	DELAWARE	Non-Material Subsidiary	Ashford Sapphire Canada LLC	100%	Beneficiary
Ashford Capital Advisors LLC	DELAWARE	Material Subsidiary	Ashford Hospitality Limited Partnership	100%	Member
Ashford Centerville Limited Partnership	DELAWARE	Excluded Subsidiary	Ashford Senior General Partner III LLC	0.1%	GP
			Ashford Credit Holding LLC	99.9%	LP
Ashford Charlotte Limited Partnership	DELAWARE	Excluded Subsidiary	Ashford Senior General Partner I LLC	0.1%	GP
			Ashford Credit Holding LLC	99.9%	LP
Ashford Chicago O’Hare GP LLC	DELAWARE	Non-Material Subsidiary	Ashford OP	100%	Member
Ashford Chicago O’Hare LP	DELAWARE	Non-Material Subsidiary	Ashford Chicago O’Hare GP LLC	0.1%	GP
			Ashford OP	99.9%	LP
Ashford CM GP LLC	DELAWARE	Excluded Subsidiary	CM Hotel Partners, LP	100%	Member
Ashford CM Partners LP	DELAWARE	Excluded Subsidiary	Ashford CM GP LLC	0.5%	GP
			CM Hotel Partners, LP	99.5%	LP

2

	Jurisdiction of	Subsidiary		Equity % of	Nature of
Subsidiary	Organization	Designation	Equity Interests Owned By	Owner	Equity
Ashford Columbus LP	DELAWARE	Excluded Subsidiary	Ashford Sapphire GP LLC	0.5%	GP
			Ashford Sapphire Senior Mezz I LLC	99.5%	LP
Ashford Coral Gables LP	DELAWARE	Excluded Subsidiary	Ashford Sapphire GP LLC	0.5%	GP
			Ashford Sapphire Senior Mezz I LLC	99.5%	LP
Ashford Credit Holding LLC	DELAWARE	Material Subsidiary	Ashford OP	100%	Member
Ashford Crystal City Limited Partnership	DELAWARE	Excluded Subsidiary	Ashford Senior General Partner II LLC	0.1%	GP
			Ashford Credit Holding LLC	99.9%	LP
Ashford Crystal City GP LLC	DELAWARE	Excluded Subsidiary	CHH Crystal City Hotel, LP	100%	Member
Ashford Crystal City Partners LP	DELAWARE	Excluded Subsidiary	Ashford Crystal City GP LLC	0.5%	GP
			CHH Crystal City Hotel, LP	99.5%	LP
Ashford Crystal Gateway GP LLC	DELAWARE	Excluded Subsidiary	Ashford OP	100%	Member
Ashford Crystal Gateway LP	DELAWARE	Excluded Subsidiary	Ashford OP	99.9%	LP
			Ashford Crystal Gateway GP LLC	0.1%	GP
Ashford Dallas LP	DELAWARE	Excluded Subsidiary	Ashford Pool II GP LLC	0.1%	GP
			Ashford Mezz Borrower LLC	99.9%	LP
Ashford Dearborn GP LLC	DELAWARE	Non-Material Subsidiary	Ashford TRS Corporation	100%	Member
Ashford Dulles LP	DELAWARE	Excluded Subsidiary	Ashford Pool I GP LLC	0.1%	GP
			Ashford Mezz Borrower LLC	99.9%	LP
Ashford Durham I LLC	DELAWARE	Excluded Subsidiary	Commack New York Hotel Limited Partnership	100%	Member
Ashford Durham II LLC	DELAWARE	Excluded Subsidiary	Westbury New York Hotel Limited Partnership	100%	Member
Ashford Edison LP	DELAWARE	Excluded Subsidiary	Ashford Sapphire V GP LLC	0.5%	GP
			Ashford OP	99.5%	LP
Ashford Evansville I LP	DELAWARE	Excluded Subsidiary	Ashford Pool II GP LLC	0.1%	GP
			Ashford Mezz Borrower LLC	99.9%	LP
Ashford Evansville III LP	DELAWARE	Excluded Subsidiary	Ashford Pool II GP LLC	0.1%	GP
			Ashford Mezz Borrower LLC	99.9%	LP
Ashford Falls Church Limited Partnership	DELAWARE	Excluded Subsidiary	Ashford Senior General Partner IV LLC	0.1%	GP
			Ashford Credit Holding LLC	99.9%	LP
Ashford Flagstaff LP	DELAWARE	Excluded Subsidiary	Ashford Sapphire VI GP LLC	0.5%	GP
			Ashford OP	99.5%	LP
Ashford Ft. Lauderdale Weston I LLC	DELAWARE	Excluded Subsidiary	Hyannis Massachusetts Hotel Limited Partnership	100%	Member

3

	Jurisdiction of	Subsidiary		Equity % of	Nature of
Subsidiary	Organization	Designation	Equity Interests Owned By	Owner	Equity
Ashford Ft. Lauderdale Weston II LLC	DELAWARE	Excluded Subsidiary	Coral Gables Florida Hotel Limited Partnership	100%	Member
Ashford Ft. Lauderdale Weston III LLC	DELAWARE	Excluded Subsidiary	South Yarmouth Massachusetts Hotel Limited Partnership	100%	Member
Ashford Gaithersburg Limited Partnership	DELAWARE	Excluded Subsidiary	Ashford Senior General Partner III LLC	0.1%	GP
			Ashford Credit Holding LLC	99.9%	LP
Ashford Gateway TRS Corporation	DELAWARE	Excluded Subsidiary	Ashford TRS Corporation	100%	Stock
Ashford GCH Beverage, Inc.	DELAWARE	Non-Material Subsidiary	Ashford TRS Corporation	100%	Stock
Ashford Hawthorne LP	DELAWARE	Excluded Subsidiary	Ashford Sapphire II GP LLC	0.5%	GP
			Ashford OP	99.5%	LP
Ashford HHC LLC	DELAWARE	Excluded Subsidiary	Ashford OP	100%	Member
Ashford HHC II LLC	DELAWARE	Excluded Subsidiary	Ashford OP	100%	Member
Ashford HHC III LLC	DELAWARE	Material Subsidiary	Ashford OP	100%	Member
Ashford HHC Partners LP	DELAWARE	Excluded Subsidiary	Ashford HHC LLC	0.1%	GP
			Ashford OP	99.9%	LP
Ashford HHC Partners II LP	DELAWARE	Excluded Subsidiary	Ashford HHC II LLC	0.1%	GP
			Ashford OP	99.9%	LP
Ashford HHC Partners III LP	DELAWARE	Excluded Subsidiary	Ashford HHC III LLC	0.1%	GP
		Controlled Joint Venture Subsidiary	Ashford OP	74.9%	LP
Ashford HI Beverage, Inc.	DELAWARE	Non-Material Subsidiary	Ashford TRS Corporation	100%	Stock
Ashford Holtsville LP	DELAWARE	Non-Material Subsidiary	Ashford Sapphire GP LLC	0.5%	GP
			Ashford Sapphire Senior Mezz I LLC	99.5%	LP
Ashford Hospitality Finance Albuquerque General Partner LLC	DELAWARE	Non-Material Subsidiary	Ashford OP	100%	Member
Ashford Hospitality Finance Albuquerque LP	DELAWARE	Non-Material Subsidiary	Ashford Hospitality Finance Albuquerque General Partner LLC	0.01%	GP
			Ashford OP	99.99%	LP
Ashford Hospitality Finance California General Partner LLC	DELAWARE	Non-Material Subsidiary	Ashford OP	100%	Member
Ashford Hospitality Finance General Partner LLC	DELAWARE	Material Subsidiary	Ashford OP	100%	Member
Ashford Hospitality Finance La Jolla LP	DELAWARE	Non-Material Subsidiary	Ashford Hospitality Finance California General Partner LLC	0.1%	GP
			Ashford OP	99.99%	LP

4

	Jurisdiction of	Subsidiary		Equity % of	Nature of
Subsidiary	Organization	Designation	Equity Interests Owned By	Owner	Equity
Ashford Hospitality Finance LP	DELAWARE	Material Subsidiary	Ashford Hospitality Finance General Partner LLC	0.1%	GP
			Ashford OP	99.99%	LP
Ashford Hospitality Limited Partnership	DELAWARE	Borrower	Ashford OP General Partner LLC	0%	GP
		Material Subsidiary	Ashford OP Limited Partner LLC	Approx 80.6%	LP
Ashford Hospitality Servicing LLC	DELAWARE	Material Subsidiary	Ashford Hospitality Finance LP	100%	Member
Ashford Hospitality Trust, Inc.	MARYLAND	Parent	Public Company	N/A	N/A
		Material Subsidiary
Ashford IHC LLC	DELAWARE	Material Subsidiary	Ashford OP	100%	Member
Ashford IHC Partners, LP	DELAWARE	Excluded Subsidiary	Ashford IHC LLC	0.1%	GP
		Controlled Joint Venture Subsidiary	Ashford OP	84.9%	LP
Ashford Investment Management GP LLC	DELAWARE	Material Subsidiary	Ashford Hospitality Limited Partnership	100%	Member
Ashford Investment Management LP	DELAWARE	Material Subsidiary	Ashford Investment Management GP LLC	0.1%	GP
			Ashford Hospitality Limited Partnership	99.9%	LP
Ashford Irvine Spectrum Foothill Ranch Limited Partnership	DELAWARE	Excluded Subsidiary	Ashford Senior General Partner IV LLC	0.1%	GP
			Ashford Credit Holding LLC	99.9%	LP
Ashford Jacksonville I LP	DELAWARE	Excluded Subsidiary	Ashford Pool II GP LLC	0.1%	GP
			Ashford OP	99.9%	LP
Ashford Jacksonville II LP	DELAWARE	Excluded Subsidiary	Ashford Pool II GP LLC	0.1%	GP
			Ashford Mezz Borrower LLC	99.9%	LP
Ashford Jacksonville III GP LLC	DELAWARE	Non-Material Subsidiary	RFS SPE 2000 LLC	100%	Member
Ashford Jacksonville III LP	DELAWARE	Non-Material Subsidiary	Ashford Jacksonville III GP LLC	0.5%	GP
			RFS SPE 2000 LLC	99.5%	LP
Ashford Jacksonville IV GP LLC	DELAWARE	Excluded Subsidiary	RFS SPE 2000 LLC	100%	Member
Ashford Jacksonville IV LP	DELAWARE	Excluded Subsidiary	Ashford Jacksonville IV GP LLC	0.5%	GP
			RFS SPE 2000 LLC	99.5%	LP
Ashford Kansas City LP	DELAWARE	Non-Material Subsidiary	Ashford TRS Sapphire GP LLC	0.5%	GP
			Ashford Sapphire Senior Mezz II LLC	99.5%	LP
Ashford Kennesaw I LP	DELAWARE	Excluded Subsidiary	Ashford Sapphire GP LLC	0.5%	GP
			Ashford Sapphire Senior Mezz I LLC	99.5%	LP
Ashford Kennesaw II LP	DELAWARE	Excluded Subsidiary	Ashford Sapphire GP LLC	0.5%	GP
			Ashford Sapphire Senior Mezz I LLC	99.5%	LP

5

	Jurisdiction of	Subsidiary		Equity % of	Nature of
Subsidiary	Organization	Designation	Equity Interests Owned By	Owner	Equity
Ashford Las Vegas LP	DELAWARE	Excluded Subsidiary	Ashford Pool II GP LLC	0.1%	GP
			Ashford Mezz Borrower LLC	99.9%	LP
Ashford Laundry LLC	DELAWARE	Non-Material Subsidiary	Ashford OP	100%	Member
Ashford Lawrenceville LP	DELAWARE	Excluded Subsidiary	Ashford Sapphire GP LLC	0.5%	GP
			Ashford Sapphire Senior Mezz I LLC	99.5%	LP
Ashford Lee Vista GP LLC	DELAWARE	Excluded Subsidiary	CHH Lee Vista Hotel, LP	100%	Member
Ashford Lee Vista Partners LP	DELAWARE	Excluded Subsidiary	Ashford Lee Vista GP LLC	0.5%	GP
			CHH Lee Vista Hotel, LP	99.5%	LP
Ashford LLB C-Hotel Management, LP	DELAWARE	Excluded Subsidiary	Ashford Sapphire V GP LLC	0.5%	GP
			Ashford OP	99.5%	LP
Ashford LLB SHS Management, LP	DELAWARE	Excluded Subsidiary	Ashford Sapphire V GP LLC	0.5%	GP
			Ashford OP	99.5%	LP
Ashford LLB F-Inn Management, LP	DELAWARE	Excluded Subsidiary	Ashford Sapphire V GP LLC	0.5%	GP
			Ashford OP	99.5%	LP
Ashford LMND LLC	DELAWARE	Non-Material Subsidiary	Ashford Hospitality Finance LP	100%	Member
Ashford Louisville LP	DELAWARE	Excluded Subsidiary	Ashford Pool I GP LLC	0.1%	GP
			Ashford Mezz Borrower LLC	99.9%	LP
Ashford LV Hughes Center LP	DELAWARE	Excluded Subsidiary	Ashford Sapphire GP LLC	0.5%	GP
			Ashford Sapphire Senior Mezz I LLC	99.5%	LP
Ashford Manhattan Beach LP	DELAWARE	Excluded Subsidiary	Ashford Sapphire II GP LLC	0.5%	GP
			Ashford OP	99.5%	LP
Ashford Market Center LP	DELAWARE	Excluded Subsidiary	Ashford Sapphire VI GP LLC	0.5%	GP
			Ashford OP	99.5%	LP
Ashford Mezz Borrower LLC	DELAWARE	Material Subsidiary	Ashford OP	100%	Member
Ashford Minneapolis Airport GP LLC	DELAWARE	Excluded Subsidiary	Ashford OP	100%	Member
Ashford Minneapolis Airport LP	DELAWARE	Excluded Subsidiary	Ashford Minneapolis Airport GP LLC	0.1%	GP
			Ashford OP	99.9%	LP
Ashford Mira Mesa San Diego Limited Partnership	DELAWARE	Excluded Subsidiary	Ashford Senior General Partner IV LLC	0.1%	GP
			Ashford Credit Holding LLC	99.9%	LP
Ashford Mobile LP	DELAWARE	Excluded Subsidiary	Ashford Sapphire GP LLC	0.5%	GP
			Ashford Sapphire Senior Mezz I LLC	99.5%	LP
Ashford MV San Diego GP LLC	DELAWARE	Excluded Subsidiary	Ashford OP	100%	Member

6

	Jurisdiction of	Subsidiary		Equity % of	Nature of
Subsidiary	Organization	Designation	Equity Interests Owned By	Owner	Equity
Ashford MV San Diego LP	DELAWARE	Excluded Subsidiary	Ashford MV San Diego GP LLC	0.1%	GP
			Ashford OP	99.9%	LP
Ashford Newark LP	DELAWARE	Excluded Subsidiary	Ashford Sapphire I GP LLC	0.5%	GP
			Ashford OP	99.5%	LP
Ashford Oakland LP	DELAWARE	Excluded Subsidiary	Ashford Sapphire I GP LLC	0.5%	GP
			Ashford OP	99.5%	LP
Ashford OP General Partner LLC	DELAWARE	Material Subsidiary	Ashford Hospitality Trust, Inc.	100%	Member
Ashford OP Limited Partner LLC	DELAWARE	Material Subsidiary	Ashford Hospitality Trust, Inc.	100%	Member
Ashford Orlando Sea World Limited Partnership	DELAWARE	Excluded Subsidiary	Ashford Senior General Partner I LLC	0.1%	GP
			Ashford Credit Holding LLC	99.9%	LP
Ashford Overland Park Limited Partnership	DELAWARE	Excluded Subsidiary	Ashford Senior General Partner I LLC	0.1%	GP
			Ashford Credit Holding LLC	99.9%	LP
Ashford PH GP LLC	DELAWARE	Excluded Subsidiary	PH Hotel Partners, LP	100%	Member
Ashford PH Partners LP	DELAWARE	Excluded Subsidiary	Ashford PH GP LLC	0.5%	GP
			PH Hotel Partners, LP	99.5%	LP
Ashford Philadelphia Annex, LLC	DELAWARE	Excluded Subsidiary	Ashford OP	89%	Member
		Controlled Joint Venture Subsidiary
Ashford Philly GP LLC	DELAWARE	Excluded Subsidiary	Ashford OP	100%	Member
Ashford Philly LP	DELAWARE	Excluded Subsidiary	Ashford Philly GP LLC	0.1%	GP
			Ashford OP	99.9%	LP
Ashford Phoenix Airport LP	DELAWARE	Excluded Subsidiary	Ashford Sapphire II GP LLC	0.5%	GP
			Ashford OP	99.5%	LP
Ashford Plano-C LP	DELAWARE	Excluded Subsidiary	Ashford Sapphire I GP LLC	0.5%	GP
			Ashford OP	99.5%	LP
Ashford Plano-M LP	DELAWARE	Excluded Subsidiary	Ashford Sapphire VII GP LLC	0.5%	GP
			Ashford OP	99.5%	LP
Ashford Plano-R LP	DELAWARE	Excluded Subsidiary	Ashford Sapphire II GP LLC	0.5%	GP
			Ashford OP	99.5%	LP
Ashford Plymouth Meeting LP	DELAWARE	Excluded Subsidiary	Ashford Sapphire II GP LLC	0.5%	GP
			Ashford OP	99.5%	LP
Ashford Pool I GP LLC	DELAWARE	Excluded Subsidiary	Ashford Mezz Borrower LLC	100%	Member

7

	Jurisdiction of	Subsidiary		Equity % of	Nature of
Subsidiary	Organization	Designation	Equity Interests Owned By	Owner	Equity
Ashford Pool II GP LLC	DELAWARE	Excluded Subsidiary	Ashford Mezz Borrower LLC	100%	Member
Ashford Properties General Partner LLC	DELAWARE	Non-Material Subsidiary	Ashford OP	100%	Member
Ashford Properties General Partner Sub I, LLC	DELAWARE	Non-Material Subsidiary	Ashford Properties General Partner LLC	100%	Member
Ashford Raleigh Limited Partnership	DELAWARE	Excluded Subsidiary	Ashford Senior General Partner I LLC	0.1%	GP
			Ashford Credit Holding LLC	99.9%	LP
Ashford Richmond LP	DELAWARE	Excluded Subsidiary	Ashford Sapphire II GP LLC	0.5%	GP
			Ashford OP	99.5%	LP
Ashford Ruby Palm Desert I Limited Partnership	DELAWARE	Excluded Subsidiary	Ashford Senior General Partner I LLC	0.1%	GP
			Ashford Credit Holding LLC	99.9%	LP
Ashford Salt Lake Limited Partnership	DELAWARE	Excluded Subsidiary	Ashford Senior General Partner I LLC	0.1%	GP
			Ashford Credit Holding LLC	99.9%	LP
Ashford San Francisco GP LLC	DELAWARE	Non-Material Subsidiary	Ashford OP	100%	Member
Ashford San Francisco LP	DELAWARE	Non-Material Subsidiary	Ashford San Francisco GP LLC	0.5%	GP
			Ashford OP	99.5%	LP
Ashford San Francisco II LP	DELAWARE	Excluded Subsidiary	Ashford Sapphire III GP LLC	0.5%	GP
			Ashford OP	99.5%	LP
Ashford San Jose LP	DELAWARE	Excluded Subsidiary	Ashford Sapphire II GP LLC	0.5%	GP
			Ashford OP	99.5%	LP
Ashford Santa Clara GP LLC	DELAWARE	Excluded Subsidiary	CHH Santa Clara Hotel, LP	100%	Member
Ashford Santa Clara Partners LP	DELAWARE	Excluded Subsidiary	Ashford Santa Clara GP LLC	0.5%	GP
			CHH Santa Clara Hotel, LP	99.5%	LP
Ashford Santa Fe LP	DELAWARE	Excluded Subsidiary	Ashford Sapphire GP LLC	0.5%	GP
			Ashford Sapphire Senior Mezz I LLC	99.5%	LP
Ashford Sapphire I GP LLC	DELAWARE	Excluded Subsidiary	Ashford OP	100%	Member
Ashford Sapphire II GP LLC	DELAWARE	Excluded Subsidiary	Ashford OP	100%	Member
Ashford Sapphire III GP LLC	DELAWARE	Excluded Subsidiary	Ashford OP	100%	Member
Ashford Sapphire V GP LLC	DELAWARE	Excluded Subsidiary	Ashford OP	100%	Member
Ashford Sapphire VI GP LLC	DELAWARE	Excluded Subsidiary	Ashford OP	100%	Member
Ashford Sapphire VII GP LLC	DELAWARE	Excluded Subsidiary	Ashford OP	100%	Member
Ashford Sapphire Acquisition LLC	DELAWARE	Non-Material Subsidiary	Ashford OP	100%	Member
Ashford Sapphire GP LLC	DELAWARE	Excluded Subsidiary	Ashford Sapphire Senior Mezz I LLC	100%	Member
Ashford Sapphire Junior Holder I LLC	DELAWARE	Excluded Subsidiary	Ashford OP	100%	Member

8

	Jurisdiction of	Subsidiary		Equity % of	Nature of
Subsidiary	Organization	Designation	Equity Interests Owned By	Owner	Equity
Ashford Sapphire Junior Holder II LLC	DELAWARE	Excluded Subsidiary	Ashford TRS Corporation	100%	Member
Ashford Sapphire Junior Mezz I LLC	DELAWARE	Excluded Subsidiary	Ashford Sapphire Junior Holder I LLC	100%	Member
Ashford Sapphire Junior Mezz II LLC	DELAWARE	Excluded Subsidiary	Ashford Sapphire Junior Holder II LLC	100%	Member
Ashford Sapphire Senior Mezz I LLC	DELAWARE	Excluded Subsidiary	Ashford Sapphire Junior Mezz I LLC	100%	Member
Ashford Sapphire Senior Mezz II LLC	DELAWARE	Excluded Subsidiary	Ashford Sapphire Junior Mezz II LLC	100%	Member
Ashford Scottsdale LP	DELAWARE	Excluded Subsidiary	Ashford Sapphire I GP LLC	0.5%	GP
			Ashford OP	99.5%	LP
Ashford Seattle Downtown LP	DELAWARE	Excluded Subsidiary	Ashford Sapphire III GP LLC	0.5%	GP
			Ashford OP	99.5%	LP
Ashford Seattle Waterfront LP	DELAWARE	Excluded Subsidiary	Ashford Sapphire VII GP LLC	0.5%	GP
			Ashford OP	99.5%	LP
Ashford Senior General Partner LLC	DELAWARE	Non-Material Subsidiary	Ashford Mezz Borrower LLC	100%	Member
Ashford Senior General Partner I LLC	DELAWARE	Excluded Subsidiary	Ashford Credit Holding LLC	100%	Member
Ashford Senior General Partner II LLC	DELAWARE	Excluded Subsidiary	Ashford Credit Holding LLC	100%	Member
Ashford Senior General Partner III LLC	DELAWARE	Excluded Subsidiary	Ashford Credit Holding LLC	100%	Member
Ashford Senior General Partner IV LLC	DELAWARE	Excluded Subsidiary	Ashford Credit Holding LLC	100%	Member
Ashford Syracuse LP	DELAWARE	Excluded Subsidiary	Ashford Pool I GP LLC	0.1%	GP
			Ashford Mezz Borrower LLC	99.9%	LP
Ashford Tampa International Hotel, LP	DELAWARE	Excluded Subsidiary	Ashford Sapphire VII GP LLC	0.5%	GP
			Ashford OP	99.5%	LP
Ashford Terre Haute LP	DELAWARE	Excluded Subsidiary	Ashford Pool I GP LLC	0.1%	GP
			Ashford Mezz Borrower LLC	99.9%	LP
Ashford Tipton Lakes LP	DELAWARE	Excluded Subsidiary	Ashford Pool I GP LLC	0.1%	GP
			Ashford Mezz Borrower LLC	99.9%	LP
Ashford Torrance LP	DELAWARE	Non-Material Subsidiary	Ashford TRS Sapphire GP LLC	0.5%	GP
			Ashford Sapphire Senior Mezz II LLC	99.5%	LP
Ashford TRS Anaheim LLC	DELAWARE	Non-Material Subsidiary	Ashford TRS Corporation	100%	Member
Ashford TRS Chicago LLC	DELAWARE	Non-Material Subsidiary	Ashford TRS Corporation	100%	Member
Ashford TRS Corporation	DELAWARE	Material Subsidiary	Ashford OP	100%	Stock
Ashford TRS III LLC	DELAWARE	Non-Material Subsidiary	Ashford TRS Corporation	100%	Member
Ashford TRS V LLC	DELAWARE	Non-Material Subsidiary	Ashford TRS Corporation	100%	Member
Ashford TRS VI Corporation	DELAWARE	Material Subsidiary	Ashford TRS Corporation	100%	Stock

9

	Jurisdiction of	Subsidiary		Equity % of	Nature of
Subsidiary	Organization	Designation	Equity Interests Owned By	Owner	Equity
Ashford TRS Canada Corporation	DELAWARE	Non-Material Subsidiary	Ashford TRS Corporation	100%	Stock
Ashford TRS CM LLC	DELAWARE	Excluded Subsidiary	AH Tenant corporation	100%	Member
Ashford TRS Crystal City LLC	DELAWARE	Excluded Subsidiary	Crystal City Tenant Corp.	100%	Member
Ashford TRS Investment Management GP LLC	DELAWARE	Material Subsidiary	Ashford TRS Corporation	100%	Member
Ashford TRS Investment Management LP	DELAWARE	Material Subsidiary	Ashford TRS Investment Management GP LLC	0.1%	GP
			Ashford TRS Corporation	99.9%	LP
Ashford TRS Jacksonville III LLC	DELAWARE	Non-Material Subsidiary	Ashford TRS VI Corporation	100%	Stock
Ashford TRS Jacksonville IV LLC	DELAWARE	Excluded Subsidiary	Ashford TRS VI Corporation	100%	Stock
Ashford TRS Lee Vista LLC	DELAWARE	Excluded Subsidiary	Lee Vista Tenant Corp.	100%	Member
Ashford TRS Lessee LLC	DELAWARE	Non-Material Subsidiary	Ashford TRS Corporation	100%	Stock
Ashford TRS Lessee I LLC	DELAWARE	Excluded Subsidiary	Ashford TRS VI Corporation	100%	Member
Ashford TRS Lessee II LLC	DELAWARE	Excluded Subsidiary	Ashford TRS VI Corporation	100%	Member
Ashford TRS Lessee III LLC	DELAWARE	Excluded Subsidiary	Ashford TRS VI Corporation	100%	Member
Ashford TRS Lessee IV LLC	DELAWARE	Excluded Subsidiary	Ashford TRS VI Corporation	100%	Member
Ashford TRS Nickel LLC	DELAWARE	Excluded Subsidiary	Ashford TRS Corporation	100%	Member
Ashford TRS PH LLC	DELAWARE	Excluded Subsidiary	AH Tenant Corporation	100%	Member
Ashford TRS Pool I LLC	DELAWARE	Excluded Subsidiary	Ashford TRS Corporation	100%	Member
Ashford TRS Pool II LLC	DELAWARE	Excluded Subsidiary	Ashford TRS Corporation	100%	Member
Ashford TRS Santa Clara LLC	DELAWARE	Excluded Subsidiary	Santa Clara Tenant Corp.	100%	Member
Ashford TRS San Francisco LLC	DELAWARE	Non-Material Subsidiary	Ashford TRS Corporation	100%	Member
Ashford TRS Sapphire LLC	DELAWARE	Excluded Subsidiary	Ashford TRS Corporation	100%	Member
Ashford TRS Sapphire I LLC	DELAWARE	Excluded Subsidiary	Ashford TRS Corporation	100%	Member
Ashford TRS Sapphire II LLC	DELAWARE	Excluded Subsidiary	Ashford TRS Corporation	100%	Member
Ashford TRS Sapphire III LLC	DELAWARE	Excluded Subsidiary	Ashford TRS Corporation	100%	Member
Ashford TRS Sapphire V LLC	DELAWARE	Excluded Subsidiary	Ashford TRS Corporation	100%	Member
Ashford TRS Sapphire VI LLC	DELAWARE	Excluded Subsidiary	Ashford TRS Corporation	100%	Member
Ashford TRS Sapphire VII LLC	DELAWARE	Excluded Subsidiary	Ashford TRS Corporation	100%	Member
Ashford TRS Sapphire GP LLC	DELAWARE	Excluded Subsidiary	Ashford Sapphire Senior Mezz II LLC	100%	Member
Ashford TRS WQ LLC	DELAWARE	Material Subsidiary	Ashford TRS Corporation	100%	Member
Ashford Walnut Creek GP LLC	DELAWARE	Excluded Subsidiary	Ashford OP	100%	Member

10

	Jurisdiction of	Subsidiary		Equity % of	Nature of
Subsidiary	Organization	Designation	Equity Interests Owned By	Owner	Equity
Ashford Walnut Creek LP	DELAWARE	Excluded Subsidiary	Ashford Walnut Creek GP LLC	0.1%	GP
			Ashford OP	99.9%	LP
Ashford WQ Hotel GP LLC	DELAWARE	Material Subsidiary	Ashford OP	100%	Member
Ashford WQ Hotel LP	DELAWARE	Material Subsidiary	Ashford WQ Hotel GP LLC	0.1%	GP
			Ashford OP	99.9%	LP
Ashford WQ Licensee LLC	DELAWARE	Material Subsidiary	Ashford TRS Corporation	100%	Member
Austin Embassy Beverage, Inc.	TEXAS	Non-Material Subsidiary	Ashford TRS Corporation	100%	Stock
Bucks County Member LLC	DELAWARE	Material Subsidiary	Ashford Mezz Borrower LLC	100%	Member
CHH III Tenant Parent Corp.	DELAWARE	Excluded Subsidiary	Ashford HHC Partners III LP	100%	Stock
		Controlled Joint Venture Subsidiary
CHH Capital Hotel GP LLC	DELAWARE	Excluded Subsidiary	Ashford HHC Partners III LP	100%	Member
		Controlled Joint Venture Subsidiary
CHH Capital Hotel Partners LP	DELAWARE	Excluded Subsidiary	CHH Capital Hotel GP LLC	0.5%	GP
		Controlled Joint Venture Subsidiary	Ashford HHC Partners III LP	99.5%	LP
CHH Capital Tenant Corp.	DELAWARE	Excluded Subsidiary	CHH III Tenant Parent Corp.	100%	Stock
		Controlled Joint Venture Subsidiary
CHH Crystal City Hotel GP, LLC	DELAWARE	Excluded Subsidiary	Ashford HHC Partners II LP	100%	Member
CHH Crystal City Hotel, LP	DELAWARE	Excluded Subsidiary	CHH Crystal City Hotel GP, LLC	0.5%	GP
			Ashford HHC Partners II LP	99.5%	LP
CHH Dallas Parent, LLC	DELAWARE	Non-Material Subsidiary	Ashford HHC Partners II LP	100%	Member
CHH Dallas Partnership, LP	DELAWARE	Non-Material Subsidiary	CHH Dallas Parent, LLC	0.5%	GP
			Ashford HHC Partners II LP	99.5%	LP
CHH Lee Vista Hotel GP, LLC	DELAWARE	Excluded Subsidiary	Ashford HHC Partners II LP	100%	Member
CHH Lee Vista Hotel, LP	DELAWARE	Excluded Subsidiary	CHH Lee Vista Hotel GP, LLC	0.5%	GP
			Ashford HHC Partners II LP	99.5%	LP
CHH Rye Town Hotel GP, LLC	DELAWARE	Non material subsidiary	Ashford HHC Partners II LP	100%	Member
CHH Rye Town Hotel, LP	DELAWARE	Non material subsidiary	CHH Rye Town Hotel GP, LLC	0.5%	GP
			Ashford HHC Partners II LP	99.5%	LP
CHH Santa Clara Hotel GP, LLC	DELAWARE	Excluded Subsidiary	Ashford HHC Partners II LP	100%	Member

11

	Jurisdiction of	Subsidiary		Equity % of	Nature of
Subsidiary	Organization	Designation	Equity Interests Owned By	Owner	Equity
CHH Santa Clara Hotel, LP	DELAWARE	Excluded Subsidiary	CHH Santa Clara Hotel GP, LLC	0.5%	GP
			Ashford HHC Partners II LP	99.5%	LP
CHH Torrey Pines Hotel GP LLC	DELAWARE	Excluded Subsidiary	Ashford HHC Partners III LP	100%	Member
		Controlled Joint Venture Subsidiary
CHH Torrey Pines Hotel Partners LP	DELAWARE	Excluded Subsidiary	CHH Torrey Pines Hotel GP LLC	0.5%	GP
		Controlled Joint Venture Subsidiary	Ashford HHC Partners III LP	99.5%	LP
CHH Torrey Pines Tenant Corp.	DELAWARE	Excluded Subsidiary	CHH III Tenant Parent Corp.	100%	Stock
		Controlled Joint Venture Subsidiary
CHH Tucson Parent, LLC	DELAWARE	Excluded Subsidiary	Ashford HHC Partners II LP	100%	Member
CHH Tucson Partnership, LP	DELAWARE	Excluded Subsidiary	CHH Tucson Parent, LLC	0.5%	GP
			Ashford HHC Partners II LP	99.5%	LP
CIH Galleria Parent, LLC	DELAWARE	Non-Material Subsidiary	Ashford IHC Partners, LP	100%	Member
		Controlled Joint Venture Subsidiary
CM Hotel GP, LLC	DELAWARE	Excluded Subsidiary	Ashford HHC Partners, LP	100%	Member
CM Hotel Partners, LP	DELAWARE	Excluded Subsidiary	CM Hotel GP, LLC	0.5%	GP
			Ashford HHC Partners LP	99.5%	LP
Commack New York Hotel Limited Partnership	DELAWARE	Material Subsidiary	FL/NY GP LLC	1%	GP
			Ashford OP	98%	LP
			Ashford TRS Corporation	1%	LP
Coral Gables Florida Hotel Limited Partnership	DELAWARE	Material Subsidiary	Ashford 1031 GP LLC	1%	GP
			Ashford Credit Holding LLC	98%	LP
			Ashford TRS Corporation	1%	LP
Crystal City Tenant Corp.	DELAWARE	Excluded Subsidiary	CHH Crystal City Hotel, LP	100%	Stock
CY-CIH Manchester Parent, LLC	DELAWARE	Excluded Subsidiary	Ashford IHC Partners, LP	100%	Member
		Controlled Joint Venture Subsidiary
CY Manchester Hotel Partners, LP	DELAWARE	Excluded Subsidiary	CY-CIH Manchester Parent, LLC	0.5%	GP
		Controlled Joint Venture Subsidiary	Ashford IHC Partners, LP	99.5%	LP

12

	Jurisdiction of	Subsidiary		Equity % of	Nature of
Subsidiary	Organization	Designation	Equity Interests Owned By	Owner	Equity
CY Manchester Tenant Corporation	DELAWARE	Excluded Subsidiary	CY Manchester Hotel Partners, LP	100%	Stock
		Controlled Joint Venture Subsidiary
Dearborn Hotel Partners, LP	DELAWARE	Non-Material Subsidiary	Ashford Dearborn GP LLC	0.5%	GP
			Ashford TRS Corporation	99.5%	LP
Dearborn Tenant Corp.	DELAWARE	Non-Material Subsidiary	Dearborn Hotel Partners, LP	100%	Stock
DLC 2 Tree Tenant Corp.	DELAWARE	Non-Material Subsidiary	CHH Dallas Partnership, LP	100%	Stock
EC Tenant Corp.	DELAWARE	Excluded Subsidiary	CHH Tucson Partnership, LP	100%	Stock
FL/NY GP LLC	DELAWARE	Material Subsidiary	Ashford OP	100%	Member
Galleria Hotel Partners, LP	DELAWARE	Non-Material Subsidiary	CIH Galleria Parent, LLC	0.5%	GP
		Controlled Joint Venture Subsidiary	Ashford IHC Partners, LP	99.5%	LP
Galleria Tenant Corporation	DELAWARE	Non-Material Subsidiary	Galleria Hotel Partners, LP	100%	Stock
		Controlled Joint Venture Subsidiary
HH Annapolis Holding LLC	DELAWARE	Excluded Subsidiary	HH Swap A LLC	100%	Member
HH Annapolis LLC	DELAWARE	Excluded Subsidiary	HH Annapolis Holding LLC	100%	Member
HH Atlanta LLC	DELAWARE	Excluded Subsidiary	HH Swap A LLC	100%	Member
HH Austin Hotel Associates, L.P.	DELAWARE	Excluded Subsidiary	HHC Texas GP LLC	1%	GP
			HH Swap A LLC	99%	LP
HH Baltimore Holdings LLC	DELAWARE	Excluded Subsidiary	HH Swap A LLC	100%	Member
HH Baltimore LLC	DELAWARE	Excluded Subsidiary	HH Baltimore Holdings LLC	100%	Member
HH Boston Back Bay LLC	DELAWARE	Excluded Subsidiary	HH Swap C LLC	100%	Member
HH Chicago LLC	DELAWARE	Excluded Subsidiary	HH Swap A LLC	100%	Member
HH Churchill Hotel Associates, L.P.	DELAWARE	Excluded Subsidiary	HHC Texas GP LLC	1%	GP
			HH Swap A LLC	99%	LP
HH Denver LLC	DELAWARE	Excluded Subsidiary	HH Swap A LLC	100%	Member
HH DFW Hotel Associates, L.P.	DELAWARE	Excluded Subsidiary	Non-REIT GP LLC	1%	GP
			HH Swap G LLC	99%	LP
HH FP Portfolio LLC	DELAWARE	Excluded Subsidiary	HH Swap A LLC	100%	Member
HH Gaithersburg Borrower LLC	DELAWARE	Excluded Subsidiary	HH Gaithersburg LLC	100%	Member
HH Gaithersburg LLC	DELAWARE	Excluded Subsidiary	HH Swap A LLC	100%	Member
HH LC Portfolio LLC	DELAWARE	Excluded Subsidiary	HH Swap A LLC	100%	Member

13

	Jurisdiction of	Subsidiary		Equity % of	Nature of
Subsidiary	Organization	Designation	Equity Interests Owned By	Owner	Equity
HH Melrose Hotel Associates, L.P.	DELAWARE	Excluded Subsidiary	HHC Texas GP LLC	1%	GP
			HH Swap A LLC	99%	LP
HH Mezz Borrower A-2 LLC	DELAWARE	Excluded Subsidiary	HH Mezz Borrower A-3 LLC	100%	Member
HH Mezz Borrower A-3 LLC	DELAWARE	Excluded Subsidiary	HH Mezz Borrower A-4 LLC	100%	Member
HH Mezz Borrower A-4 LLC	DELAWARE	Excluded Subsidiary	PIM Highland Holding LLC	100%	Member
HH Mezz Borrower C-2 LLC	DELAWARE	Excluded Subsidiary	HH Mezz Borrower C-3 LLC	100%	Member
HH Mezz Borrower C-3 LLC	DELAWARE	Excluded Subsidiary	HH Mezz Borrower C-4 LLC	100%	Member
HH Mezz Borrower C-4 LLC	DELAWARE	Excluded Subsidiary	PIM Highland Holding LLC	100%	Member
HH Mezz Borrower D-2 LLC	DELAWARE	Excluded Subsidiary	HH Mezz Borrower D-3 LLC	100%	Member
HH Mezz Borrower D-3 LLC	DELAWARE	Excluded Subsidiary	HH Mezz Borrower D-4 LLC	100%	Member
HH Mezz Borrower D-4 LLC	DELAWARE	Excluded Subsidiary	PIM Highland TRS Corporation	100%	Member
HH Mezz Borrower F-2 LLC	DELAWARE	Excluded Subsidiary	HH Mezz Borrower F-3 LLC	100%	Member
HH Mezz Borrower F-3 LLC	DELAWARE	Excluded Subsidiary	HH Mezz Borrower F-4 LLC	100%	Member
HH Mezz Borrower F-4 LLC	DELAWARE	Excluded Subsidiary	PIM Highland TRS Corporation	100%	Member
HH Mezz Borrower G-2 LLC	DELAWARE	Excluded Subsidiary	HH Mezz Borrower G-3 LLC	100%	Member
HH Mezz Borrower G-3 LLC	DELAWARE	Excluded Subsidiary	HH Mezz Borrower G-4 LLC	100%	Member
HH Mezz Borrower G-4 LLC	DELAWARE	Excluded Subsidiary	PIM Highland Holding LLC	100%	Member
HH Nashville LLC	DELAWARE	Excluded Subsidiary	HH TRS GP LLC	0.1%	GP
			HH Swap C LLC	99.9%	LP
HH Palm Springs LLC	DELAWARE	Excluded Subsidiary	HH Swap G LLC	100%	Member
HH Princeton LLC	DELAWARE	Excluded Subsidiary	HH Swap C LLC	100%	Member
HH San Antonio LLC	DELAWARE	Excluded Subsidiary	HH Swap G LLC	100%	Member
HH Savannah LLC	DELAWARE	Excluded Subsidiary	HH Swap A LLC	100%	Member
HH Swap A LLC	DELAWARE	Excluded Subsidiary	HH Mezz Borrower A-2 LLC	100%	Member
HH Swap C LLC	DELAWARE	Excluded Subsidiary	HH Swap C-1 LLC	100%	Member
HH Swap C-1 LLC	DELAWARE	Excluded Subsidiary	HH Mezz Borrower C-2 LLC	100%	Member
HH Swap D LLC	DELAWARE	Excluded Subsidiary	HH Mezz Borrower D-2 LLC	100%	Member
HH Swap F LLC	DELAWARE	Excluded Subsidiary	HH Swap F-1 LLC	100%	Member
HH Swap F-1 LLC	DELAWARE	Excluded Subsidiary	HH Mezz Borrower F-2 LLC	100%	Member
HH Swap G LLC	DELAWARE	Excluded Subsidiary	HH Mezz Borrower G-2 LLC	100%	Member
HH Tampa Westshore LLC	DELAWARE	Excluded Subsidiary	HH Swap G LLC	100%	Member

14

	Jurisdiction of	Subsidiary		Equity % of	Nature of
Subsidiary	Organization	Designation	Equity Interests Owned By	Owner	Equity
HH Texas Hotel Associates, L.P.	DELAWARE	Excluded Subsidiary	HHC Texas GP LLC	1%	GP
			HH Swap A LLC	99%	LP
HHC Texas GP LLC	DELAWARE	Excluded Subsidiary	HH Swap A LLC	100%	Member
HHC TRS Atlanta LLC	DELAWARE	Excluded Subsidiary	HH Swap D LLC	100%	Member
HHC TRS Austin LLC	DELAWARE	Excluded Subsidiary	HH Swap D LLC	100%	Member
HHC TRS Baltimore LLC	DELAWARE	Excluded Subsidiary	HH Swap D LLC	100%	Member
HHC TRS Chicago LLC	DELAWARE	Excluded Subsidiary	HH Swap D LLC	100%	Member
HHC TRS FP Portfolio LLC	DELAWARE	Excluded Subsidiary	HH Swap D LLC	100%	Member
HHC TRS GP LLC	DELAWARE	Excluded Subsidiary	HH Swap D LLC	100%	Member
HHC TRS Highland LLC	DELAWARE	Excluded Subsidiary	HH Swap D LLC	100%	Member
HHC TRS LC Portfolio LLC	DELAWARE	Excluded Subsidiary	HH Swap D LLC	100%	Member
HHC TRS Melrose LLC	DELAWARE	Excluded Subsidiary	HH Swap D LLC	100%	Member
HHC TRS Nashville LLC	DELAWARE	Excluded Subsidiary	HH Swap F LLC	100%	Member
HHC TRS OP LLC	DELAWARE	Excluded Subsidiary	HH Swap F LLC	100%	Member
HHC TRS Portsmouth LLC	DELAWARE	Excluded Subsidiary	HH Swap D LLC	100%	Member
HHC TRS Princeton LLC	DELAWARE	Excluded Subsidiary	HH Swap F LLC	100%	Member
HHC TRS Savannah LLC	DELAWARE	Excluded Subsidiary	HH Swap D LLC	100%	Member
HHC TRS Tampa LLC	DELAWARE	Excluded Subsidiary	HH Swap D LLC	100%	Member
Hyannis Massachusetts Hotel Limited Partnership	DELAWARE	Material Subsidiary	Ashford 1031 GP LLC	1%	GP
			Ashford Credit Holding LLC	98%	LP
			Ashford TRS Corporation	1%	LP
Key West Florida Hotel Limited Partnership	DELAWARE	Excluded Subsidiary	Key West Hotel GP LLC	1%	GP
			Ashford OP	99%	LP
Key West Hotel GP LLC	DELAWARE	Excluded Subsidiary	Ashford OP	100%	Member
Lee Vista Tenant Corp.	DELAWARE	Excluded Subsidiary	CHH Lee Vista Hotel, LP	100%	Stock
Minnetonka Hotel GP LLC	DELAWARE	Excluded Subsidiary	Ashford OP	100%	Member
Minnetonka Minnesota Hotel Limited Partnership	DELAWARE	Excluded Subsidiary	Minnetonka Hotel GP LLC	1%	GP
			Ashford OP	99%	LP
New Beverly Hills GP LLC	DELAWARE	Excluded Subsidiary	Ashford OP	100%	Member
New Beverly Hills Hotel Limited Partnership	DELAWARE	Excluded Subsidiary	New Beverly Hills GP LLC	0.2%	GP
			Ashford OP	99.8%	LP

15

	Jurisdiction of	Subsidiary		Equity % of	Nature of
Subsidiary	Organization	Designation	Equity Interests Owned By	Owner	Equity
New Clear Lake GP LLC	DELAWARE	Excluded Subsidiary	Ashford OP	100%	Member
New Clear Lake Hotel Limited Partnership	DELAWARE	Excluded Subsidiary	New Clear Lake GP LLC	0.2%	GP
			Ashford OP	99.8%	LP
New Fort Tower I GP LLC	DELAWARE	Excluded Subsidiary	Ashford OP	100%	Member
New Fort Tower I Hotel Limited Partnership	DELAWARE	Excluded Subsidiary	New Fort Tower I GP LLC	0.2%	GP
			Ashford OP	99.8%	LP
New Fort Tower II GP LLC	DELAWARE	Non-Material Subsidiary	Ashford OP	100%	Member
New Fort Tower II Hotel Limited Partnership	DELAWARE	Non-Material Subsidiary	New Fort Tower II GP LLC	0.2%	GP
			Ashford OP	99.8%	LP
New Houston GP LLC	DELAWARE	Excluded Subsidiary	Ashford OP	100%	Member
New Houston Hotel Limited Partnership	DELAWARE	Excluded Subsidiary	New Houston GP LLC	0.2%	GP
			Ashford OP	99.8%	LP
New Indianapolis Downtown GP LLC	DELAWARE	Excluded Subsidiary	Ashford OP	100%	Member
New Indianapolis Downtown Hotel Limited Partnership	DELAWARE	Excluded Subsidiary	New Indianapolis Downtown GP LLC	0.2%	GP
			Ashford OP	99.8%	LP
Non-REIT GP LLC	DELAWARE	Excluded Subsidiary	HH Swap G LLC	100%	Member
Palm Beach Florida Hotel and Office Building Limited Partnership	DELAWARE	Excluded Subsidiary	Palm Beach GP LLC	1%	GP
			Ashford OP	99%	LP
Palm Beach GP LLC	DELAWARE	Excluded Subsidiary	Ashford OP	100%	Member
PH Hotel GP, LLC	DELAWARE	Excluded Subsidiary	Ashford HHC Partners, LP	100%	Member
PH Hotel Partners, LP	DELAWARE	Excluded Subsidiary	PH Hotel GP, LLC	0.5%	GP
			Ashford HHC Partners LP	99.5%	LP
PIM Ashford Mezz 4 LLC	DELAWARE	Non-Material Subsidiary	Ashford Hospitality Finance LP	50%	Member
PIM Ashford Subsidiary I, LLC	DELAWARE	Excluded Subsidiary	PIM Ashford Venture I, LLC	100%	Member
PIM Ashford Venture I, LLC	DELAWARE	Excluded Subsidiary	Ashford Hospitality Finance LP	25%	GP
PIM Highland Holding LLC	DELAWARE	Excluded Subsidiary	Ashford OP	71.74%	Member
PIM Highland TRS Corporation	DELAWARE	Excluded Subsidiary	PIM Highland Holding LLC	100%	Stockholder
Portsmouth Hotel Associates LLC	DELAWARE	Excluded Subsidiary	HH Swap G LLC	100%	Member
REDUS SH ND, LLC	DELAWARE	Excluded Subsidiary	Ashford TRS Corporation	17%	Member
RFS SPE 2000 LLC	VIRGINIA	Material Subsidiary	Ashford TRS VI Corporation	100%	Member

16

	Jurisdiction of	Subsidiary		Equity % of	Nature of
Subsidiary	Organization	Designation	Equity Interests Owned By	Owner	Equity
RI-CIH Manchester Parent, LLC	DELAWARE	Excluded Subsidiary	Ashford IHC Partners, LP	100%	Member
		Controlled Joint Venture Subsidiary
RI Manchester Hotel Partners, LP	DELAWARE	Excluded Subsidiary	RI-CIH Manchester Parent, LLC	0.5%	GP
		Controlled Joint Venture Subsidiary	Ashford IHC Partners, LP	99.5%	LP
RI Manchester Tenant Corporation	DELAWARE	Excluded Subsidiary	RI Manchester Hotel Partners, LP	100%	Stock
		Controlled Joint Venture Subsidiary
Ruby Senior General Partner I LLC	DELAWARE	Non-Material Subsidiary	Ashford TRS VI Corporation	100%	Member
Ruby Senior General Partner II LLC	DELAWARE	Non-Material Subsidiary	Ashford TRS VI Corporation	100%	Member
Ruby Senior General Partner III LLC	DELAWARE	Non-Material Subsidiary	Ashford TRS VI Corporation	100%	Member
Rye Town Tenant Corp.	DELAWARE	Non material subsidiary	CHH Rye Town Hotel, LP	100%	Stock
Santa Clara Tenant Corp.	DELAWARE	Excluded Subsidiary	CHH Santa Clara Hotel, LP	100%	Stock
South Yarmouth Massachusetts Hotel Limited Partnership	DELAWARE	Material Subsidiary	Ashford 1031 GP LLC	1%	GP
			Ashford Credit Holding LLC	98%	LP
			Ashford TRS Corporation	1%	LP
St. Petersburg Florida Hotel Limited Partnership	DELAWARE	Excluded Subsidiary	St. Petersburg GP LLC	1%	GP
			Ashford OP	99%	LP
St. Petersburg GP LLC	DELAWARE	Excluded Subsidiary	Ashford OP	100%	Member
Westbury New York Hotel Limited Partnership	DELAWARE	Material Subsidiary	FL/NY GP LLC	1%	GP
			Ashford OP	98%	LP
			Ashford TRS Corporation	1%	LP
9181-3543 Quebec Inc.	CANADA	Non-Material Subsidiary	Ashford TRS Canada Corporation	100%	Stock

17

Schedule 6.1(f)
Real Property

	Hotel Name	Owner of Fee Simple or Ground Leasehold
1.	Churchill Hotel	HH Churchill Hotel Associates, L.P.
1914 Connecticut Avenue NW
Washington, DC 20009

2.	Courtyard Alpharetta, GA	Ashford Alpharetta Limited Partnership
12655 Deerfield Parkway
Alpharetta, GA 30004

3.	Courtyard Basking Ridge	Ashford Basking Ridge LP
595 Martinsville Road
Basking Ridge, NJ 07920-2800

4.	Courtyard Bloomington, IN	Ashford Bloomington LP
310 S. College Avenue
Bloomington, IN 47403

5.	Courtyard Boston Tremont	HH FP Portfolio LLC
275 Tremont Street
Boston, MA 02116

6.	Courtyard Columbus, IN	Ashford Tipton Lakes LP
3888 Mimosa Drive
Columbus, IN 47201

7.	Courtyard Dallas Plano in Legacy Park	Ashford Plano-C LP
6840 N. Dallas Parkway
Plano, TX 75024-3499

8.	Courtyard Denver Airport	HH Denver LLC
6901 Tower Road
Denver, CO 80249

9.	Courtyard Edison — Raritan Center	Ashford Edison LP
3105 Woodbridge Avenue
Edison, NJ 08837-3236

10.	Courtyard Ft. Lauderdale, FL 2000 N. Commerce Parkway Ft. Lauderdale, FL 33326	Ashford Ft. Lauderdale Weston I, II and III LLC (undivided interests)

11.	Courtyard Gaithersburg	HH Gaithersburg LLC
204 Boardwalk Place
Gaithersburg, MD 20878

12.	Courtyard Hartford — Manchester 225 Slater Street Manchester, CT 06042-1649	CY Manchester Hotel Partners, LP (Fee and Ground Leasehold)

13.	Courtyard Irvine Spectrum, CA	Ashford Irvine Spectrum Foothill Ranch Limited Partnership
27492 Portola Parkway
Foothill Ranch, CA 92610

14.	Courtyard Louisville, KY	Ashford Louisville LP
819 Phillips Lane
Louisville, KY 40209

15.	Courtyard Marriott Village at Little Lake Bryan	Ashford LLB C-Hotel Management, LP
8623 Vineland Avenue
Orlando, FL 32821-6499

16.	Courtyard Newark — Silicon Valley	Ashford Newark LP
34905 Newark Blvd.
Newark, CA 94560-1215

17.	Courtyard Oakland Airport	Ashford Oakland LP
350 Hegenberger Road
Oakland, CA 94621-1445

18.	Courtyard Overland Park, KS	Ashford Overland Park Limited Partnership
11001 Woodson Street
I-435 and Nall
Overland Park, KS 66211

19.	Courtyard Palm Desert, CA	Ashford Ruby Palm Desert I Limited Partnership
74895 Frank Sinatra Drive
Palm Desert, CA 92211

20.	Courtyard Philadelphia Downtown	Ashford Philadelphia Annex, LLC
21 N. Juniper Street
Philadelphia, PA 19107-2532

1

	Hotel Name	Owner of Fee Simple or Ground Leasehold
21.	Courtyard Reagan Airport, VA	Ashford Crystal City Limited Partnership
2899 Jefferson Davis Highway
Crystal City, VA 22202

22.	Courtyard San Francisco Downtown	Ashford San Francisco II LP
299 2nd Street
San Francisco, CA 94105-3123

23.	Courtyard Savannah	HH LC Portfolio LLC
415 West Liberty Street
Savannah, GA 31401

24.	Courtyard Scottsdale Old Town	Ashford Scottsdale LP
3311 N. Scottsdale Road
Scottsdale, AZ 85251-6427

25.	Courtyard Seattle Downtown — Lake Union	Ashford Seattle Downtown LP
925 Westlake Avenue N.
Seattle, WA 98109-3524

26.	Crowne Plaza	Key West Florida Hotel Limited Partnership
430 Duval Street
Key West, FL 33040

27.	Crowne Plaza	New Beverly Hills Hotel Limited Partnership
1150 S. Beverly Drive
Los Angeles, CA 90035

28.	Crowne Plaza Atlanta Ravinia	HH FP Portfolio LLC
4355 Ashford-Dunwoody Rd
Atlanta, GA 30346

29.	Doubletree Guest Suites,	Ashford Columbus LP
50 S. Front Street
Columbus, OH 43215

30.	Embassy Suites	Ashford Austin LP
9505 Stonelake Blvd.
Austin, TX 78759

31.	Embassy Suites	Ashford Dallas LP
14021 Noel Rd.
Dallas, TX 75240

32.	Embassy Suites	Ashford Dulles LP
2339 Centerville Rd.
Dulles, VA 20171

33.	Embassy Suites	Ashford Flagstaff LP
706 South Milton Rd.
Flagstaff AZ 86001

34.	Embassy Suites	New Houston Hotel Limited Partnership
2911 Sage road
Houston, TX 77057

35.	Embassy Suites	Ashford Las Vegas LP
4315 Swenson Street
Las Vegas, NV 89119

36.	Embassy Suites	Ashford Philly LP
9000 Bartram Avenue
Philadelphia, PA 19153

37.	Embassy Suites	Ashford Syracuse LP
6646 Old Collamer Rd.
Syracuse, NY 13057

38.	Embassy Suites	Ashford Walnut Creek LP
1345 Treat Boulevard
Walnut Creek, CA 95497

39.	Embassy Suites and Admiralty 4350 PGA Boulevard Palm Beach Gardens, FL 33410	Palm Beach Florida Hotel and Office Building Limited Partnership

40.	Embassy Suites Airport	Ashford Lee Vista Partners LP
5835 T G Lee Blvd.
Orlando, FL 32822-4402

41.	Embassy Suites Crystal City	Ashford Crystal City Partners LP
1300 Jefferson Davis Hwy.
Arlington, VA 22202-3242

42.	Embassy Suites Hotel Portland-Downtown	Ashford PH Partners LP
319 SW Pine Street
Portland, OR 97204-2725

2

	Hotel Name	Owner of Fee Simple or Ground Leasehold
43.	Embassy Suites Silicon Valley	Ashford Santa Clara Partners LP
2885 Lakeside Drive
Santa Clara, CA 95054-2805

44.	Fairfield Inn	Ashford Kennesaw I LP
3425 Busbee Drive
Kennesaw, GA

45.	Fairfield Inn Marriott Village at Little Lake Bryan	Ashford LLB F-Inn Management, LP
8623 Vineland Avenue
Orlando, FL 32821-6499

46.	Hampton Inn	Ashford Buford I LP
3240 Buford Drive
Buford, GA 30519

47.	Hampton Inn	Ashford Evansville I LP
8000 Eagle Crest Blvd.
Evansville, IN 47715

48.	Hampton Inn	Ashford Lawrenceville LP
1135 Lakes Parkway
Lawrenceville, GA 30043

49.	Hampton Inn	Ashford Terre Haute LP
3325 US Highway 41 South
Terre Haute, IN 47802

50.	Hampton Inn Parsippany	HH FP Portfolio LLC
One Hilton Court
Parsippany, NJ 07054

51.	Hilton Boston Back Bay	HH Boston Back Bay LLC
40 Dalton Street
Boston, MA 02115

52.	Hilton Capital	CHH Capital Hotel Partners LP
1001 16th & K St. NW
Washington, D.C. 20036

53.	Hilton Costa Mesa	Ashford CM Partners LP
3050 Bristol Street
Costa Mesa, CA 92626-3036

54.	Hilton Ft. Worth	New Fort Tower I Hotel Limited Partnership
815 Main Street
Fort Worth, TX 76102

55.	Hilton Garden Inn	Ashford Jacksonville I LP
9745 Gate Parkway North
Jacksonville, FL 32246

56.	Hilton Garden Inn Austin	HH Austin Hotel Associates, L.P.
500 North Interstate Hwy 35
Austin, TX 78701

57.	Hilton Garden Inn BWI Airport	HH Baltimore LLC
1516 Aero Drive
Linthicum, MD 21090

58.	Hilton Garden Inn Virginia Beach	HH LC Portfolio LLC
252 Town Center Drive
Virginia Beach, VA 23462

59.	Hilton LaJolla Torrey Pines	CHH Torrey Pines Hotel Partners LP
10950 N. Torrey Pines Road
LaJolla, CA 93027-1006

60.	Hilton Minneapolis	Ashford Minneapolis Airport LP
3800 American Blvd. East
Bloomington, MN 55425

61.	Hilton Nassau Bay	New Clear Lake Hotel Limited Partnership
3000 NASA Road 1
Nassau Bay, TX

62.	Hilton Parsippany	HH FP Portfolio LLC
One Hilton Court
Parsippany, NJ 07054

63.	Hilton Santa Fe	Ashford Santa Fe LP
100 Sandoval Street
Santa Fe, NM 87501

64.	Hilton St. Petersburg	St. Petersburg Florida Hotel Limited Partnership
333 1st Street South
St. Petersburg, FL 33701

3

	Hotel Name	Owner of Fee Simple or Ground Leasehold
65.	Hilton Tampa Westshore	HH Tampa Westshore LLC
2225 North Lois Avenue
Tampa, FL 33607

66.	Hilton Tucson El Con Golf & Tennis Resort	CHH Tucson Partnership, LP
10000 N. Oracle Road
Tucson, AZ 85737-7644

67.	Historic Inns	Annapolis Maryland Hotel Limited Partnership
58 State Circle
Annapolis, MD 21401

68.	Homewood Suites	Ashford Mobile LP
530 Providence Park Drive
Mobile, AL 36695

69.	Hyatt Regency Coral Gables	Ashford Coral Gables LP
50 Alhambra Piz
Coral Gables, FL 33134-5228

70.	Hyatt Regency Savannah	HH Savannah LLC
2 West Bay Street
Savannah, GA 31401

71.	Hyatt Regency Windwatch	HH FP Portfolio LLC
1717 Motor Parkway
Hauppauge, NY 11788

72.	Marriot San Antonio Plaza	HH San Antonio LLC
555 South Alamo Street
San Antonio, TX 78205

73.	Marriott Bridgewater	Ashford Bridgewater Hotel Partnership, LP
700 Commons Way
Bridgewater, NJ 08807-2807

74.	Marriott Crystal Gateway	Ashford Crystal Gateway LP
1700 Jefferson Davis Hwy
Arlington VA

75.	Marriott Dallas/Plano @ Legacy Town Center	Ashford Plano-M LP
7121 Bishop Road
Plano, TX 75024-4921

76.	Marriott DFW Airport	HH DFW Hotel Associates, L.P.
8440 Freeport Parkway
Irving, TX 75063

77.	Marriott Omaha	HH LC Portfolio LLC
10220 Regency Circle
Omaha, NE 68114

78.	Marriott Research Triangle Park	Ashford Durham I LLC (59%)
	4700 Guardian Drive	Ashford Durham II LLC (41%)
	Durham, NC 27703	tenants in common

79.	Marriott Seattle Waterfront	Ashford Seattle Waterfront LP
2100 Alaskan Way
Seattle, WA 98121-3139

80.	Marriott Sugar Land Town Square	HH Texas Hotel Associates L.P.
16090 City Walk
Sugar Land, TX 77479

81.	Marriott Suites Market Center	Ashford Market Center LP
2493 N. Stemmons Freeway
Dallas, TX 75207-2601

82.	Melrose Hotel	HH Melrose Hotel Associates, L.P.
2430 Pennsylvania Avenue
Washington, DC 20037

83.	Renaissance Nashville	HH Nashville LLC
611 Commerce Street
Nashville, TN 37203

84.	Renaissance Palm Springs	HH Palm Springs LLC
888 Tahquitz Canyon Way
Palm Springs, CA 92262

85.	Renaissance Portsmouth	Portsmouth Hotel Associates LLC
425 Water Street
Portsmouth, VA 23704

86.	Renaissance Tampa at International Plaza	Ashford Tampa International Hotel Partnership, LP
4200 Jim Walter Blvd.
Tampa, FL 33607-5778

4

	Hotel Name	Owner of Fee Simple or Ground Leasehold
87.	Residence Inn	Ashford Salt Lake Limited Partnership
6425 South 3000 East Cottonwood, UT 84121

88.	Residence Inn	Ashford Evansville III LP
8283 E. Walnut Street
Evansville, IN 47715

89.	Residence Inn	Ashford Falls Church Limited Partnership
8125 Gatehouse Rd.
Fairfax, VA 22042

90.	Residence Inn	Ashford Ruby Palm Desert I Limited Partnership
38305 Cook Street
Palm Desert, CA 92211

91.	Residence Inn Atlanta — Buckhead (Lenox Park)	Ashford Atlanta Buckhead LP
2220 Lake Blvd.
Atlanta, GA 30319-5310

92.	Residence Inn Dallas Plano	Ashford Plano-R LP
5001 Whitestone Lane
Plano, TX 75024-3003

93.	Residence Inn Hartford — Manchester	RI Manchester Hotel Partners, LP
201 Hale Road
Manchester, CT 06042-1739

94.	Residence Inn Jacksonville	Ashford Jacksonville IV LP
10551 Deerwood Park Blvd
Jacksonville, FL 32256

95.	Residence Inn Lake Buena Vista	Ashford Buena Vista LP
11420 Marbella Palms Ct.
Orlando FL 32836

96.	Residence Inn Las Vegas Hughes Center	Ashford LV Hughes Center LP
370 Hughes Center Drive
Las Vegas, NV 89109-4814

97.	Residence Inn Orlando Sea World,	Ashford Orlando Sea World Limited Partnership
11000 Westwood Blvd.
Orlando, FL 32821

98.	Residence Inn Phoenix Airport	Ashford Phoenix Airport LP
801 N. 44th Street
Phoenix, AZ 85008-6569

99.	Residence Inn San Jose — Newark	Ashford San Jose LP
35466 Dumbarton Ct.
Silicon Valley, CA 94560-1100

100.	Residence Inn Sorrento Mesa	Ashford Mira Mesa San Diego Limited Partnership
5995 Pacific Mesa Court
San Diego, CA

101.	Residence Inn Tampa Downtown	HH LC Portfolio LLC
101 East Tyler Street
Tampa, FL 33602

102.	Ritz-Carlton Atlanta Downtown	HH Atlanta LLC
181 Peachtree Street, NE
Atlanta, GA 30303

103.	Sea Turtle Inn,	Ashford Atlantic Beach LP
One Ocean Blvd.
Atlantic Beach, FL 32233

104.	Sheraton Anchorage	Ashford Anchorage LP
401 East 6th Avenue
Anchorage, AK 99501

105.	Sheraton Annapolis	HH Annapolis LLC
173 Jennifer Rd
Annapolis, Maryland, 21401

106.	Sheraton Bucks County,	Ashford Bucks County LLC
400 Oxford Valley Rd.
Langhorne, PA 19047

107.	Sheraton Indy City Center	New Indianapolis Downtown Hotel Limited Partnership
31 W. Ohio Street
Indianapolis, IN 46204

5

	Hotel Name	Owner of Fee Simple or Ground Leasehold
108.	Sheraton Minnetonka	Minnetonka Minnesota Hotel Limited Partnership
12201 Ridgedale Drive
Minnetonka, MN 53505

109.	Sheraton San Diego	Ashford MV San Diego LP
1433 Camino Del Rio South
San Diego, CA 92108

110.	Silversmith Hotel	HH Chicago LLC
10 South Wabash Avenue
Chicago, IL 60603

111.	Springhill Suites	Ashford Buford II LP
3250 Buford Drive
Buford, GA 30519

112.	Springhill Suites	Ashford BWI Airport LP
899 Elkridge Landing Rd.
BWI Airport, Maryland 21090

113.	Springhill Suites	Ashford Centerville Limited Partnership
5920 Trinity Parkway
Centreville, VA 20120

114.	Springhill Suites	Ashford Charlotte Limited Partnership
8700 Research Drive
Charlotte, NC 28262

115.	Springhill Suites	Ashford Gaithersburg Limited Partnership
9715 Washingtonian Blvd.
Gaithersburg, MD 20878

116.	Springhill Suites	Ashford Jacksonville II LP
4385 Southside Boulevard
Jacksonville, FL 32216

117.	Springhill Suites	Ashford Kennesaw II LP
3399 Town Point Drive
Kennesaw, GA 30144

118.	Springhill Suites — Raleigh Durham Airport	Ashford Raleigh Limited Partnership
920 Slater Rd.
Durham, NC 27703

119.	SpringHill Suites Manhattan Beach — Hawthorne	Ashford Hawthorne LP
14620 Aviation Blvd.
Manhattan Beach, CA 90250

120.	Springhill Suites Marriott Village at Little Lake Bryan	Ashford LLB SHS Management, LP
8623 Vineland Avenue
Orlando, FL 32821-6499

121.	SpringHill Suites Philadelphia — Plymouth Meeting	Ashford Plymouth Meeting LP
430 Plymouth Road
Plymouth Meeting, PA 19461

122.	SpringHill Suites Richmond — Virginia Center	Ashford Richmond LP
9701 Brook Road
Glen Allen, VA 23059-4580

123.	TownePlace Suites Los Angeles — Manhattan Beach	Ashford Manhattan Beach LP
14400 Aviation Blvd.
Los Angeles, CA 90250-6654

124.	Westin Princeton at Forrestal Village	HH Princeton LLC
201 Village Boulevard
Princeton, NJ 08540

125.	World Quest Resort	Ashford WQ Hotel LP — amenities and raw land
8849 World Quest Boulevard
	Orlando, FL 32821	Ashford TRS WQ LLC — 96 condos and developer rights

6

Schedule 6.1(g)
Indebtedness
1. The Indebtedness evidenced by the Loan Documents.
2. The Indebtedness secured by the Liens described in the table below. Each Guaranty of the Indebtedness is a nonrecourse liability carve-out guaranty for customary exceptions, such as for fraud, misapplication of funds, environmental indemnities, voluntary bankruptcy, collusive involuntary bankruptcy, completion of capital replacements or repairs, and other similar exceptions to nonrecourse liability.

Liens on the following Properties or
Equity Interests	Date	Borrower / Guaranty	Original Principal Amount
UBS Real Estate Investments, Inc. Pool 1: Embassy Suites Dulles Embassy Suites Syracuse Residence Inn Lake Buena Vista Hampton Inn Terre Haute Hampton Inn Buford SpringHill Suites Buford Courtyard Louisville Courtyard Columbus Tipton Lakes	November 14, 2005	Ashford Dulles LP Ashford Syracuse LP Ashford Buena Vista, LP Ashford Terre Haute LP Ashford Buford I LP Ashford Buford II LP Ashford Louisville LP Ashford Tipton Lakes LP Guaranty: Ashford Hospitality Limited Partnership Ashford Hospitality Trust, Inc.	$110,899,000

UBS Real Estate Investments, Inc. Pool 2: Embassy Suites Las Vegas Hampton Inn Evansville Residence Inn Evansville SpringHill Suites Jacksonville Courtyard Bloomington Embassy Suites Austin Hilton Garden Inn Jacksonville Embassy Suites Dallas	November 14, 2005	Ashford Las Vegas LP Ashford Evansville I LP Ashford Evansville III LP Ashford Jacksonville II LP Ashford Bloomington LP Ashford Austin LP Ashford Jacksonville I LP Ashford Dallas LP Guaranty: Ashford Hospitality Limited Partnership Ashford Hospitality Trust, Inc.	$100,576,000

Merrill Lynch Mortgage Lending, Inc.	June 17, 2005	Ashford Alpharetta Limited Partnership	Pool 1: $160,490,000

1

Liens on the following Properties or
Equity Interests	Date	Borrower / Guaranty	Original Principal Amount
Pool 1:
Courtyard Palm Desert
Residence Inn Orlando Sea World
Residence Inn Palm Desert
Residence Inn Salt Lake City
Springhill Suites Charlotte
Springhill Suites Raleigh Durham
Historic Inns Annapolis
Courtyard Overland Park
Sheraton Minnetonka,
Crowne Plaza Key West
Pool 2:
Courtyard Crystal City
Residence Inn Indianapolis
Embassy Suites Palm Beach
Hilton St. Petersburg
Hilton Nassau Bay
Pool 3:
Crowne Plaza Beverly Hills
Hilton Ft. Forth
Springhill Suites Gaithersburg
Courtyard Ft. Lauderdale
Springhill Suites Centreville
Pool 7:
Courtyard Foothill Ranch
Residence Inn Fairfax
Residence Inn Mira Mesa
Courtyard Alpharetta
Embassy Suites Houston
Amended and Restated for Pools 1, 2, 3 and 7: October 13, 2005 2nd Amended and Restated for Pool 2: December 20, 2005	Ashford Crystal City Limited Partnership
Ashford Irvine spectrum Foothill Ranch Limited Partnership
Ashford Ft. Lauderdale Weston I LLC
Ashford Ft. Lauderdale Weston II LLC
Ashford Ft. Lauderdale Weston III LLC
Ashford Overland Park Limited Partnership
Ashford Ruby Palm Desert I Limited Partnership
Key West Florida Hotel Limited Partnership
New Beverly Hills Hotel Limited Partnership
New Houston Hotel Limited Partnership
Palm Beach Florida Hotel and Office Building Limited Partnership
New Fort Tower I Hotel Limited Partnership
New Clear Lake Hotel Limited Partnership
St. Petersburg Florida Hotel Limited Partnership
Annapolis Maryland Hotel Limited Partnership
Ashford Salt Lake Limited Partnership
Ashford Falls Church Limited Partnership
Ashford Orlando Sea World Limited Partnership
Ashford Mira Mesa San Diego Limited Partnership
New Indianapolis Downtown Hotel Limited Partnership
Minnetonka Minnesota Hotel Limited Partnership
Ashford Centerville Limited Partnership
Ashford Charlotte Limited Partnership
Ashford Raleigh Limited Partnership
		Ashford Gaithersburg Limited Partnershi	Pool 2: $115,645,000 Pool 3: $95,905,000 Pool 7: $83,075,000

German American Capital Corporation Marriott Crystal Gateway Hotel	October 29, 2010	Ashford Crystal Gateway LP Guaranty: Ashford Hospitality Limited Partnership	$105 million

2

Liens on the following Properties or
Equity Interests	Date	Borrower / Guaranty	Original Principal Amount
Countrywide Commercial Real Estate Finance, Inc. Sheraton Anchorage Sheraton Mission Valley San Diego Embassy Suites Walnut Creek Embassy Suites Philadelphia Airport Hilton Minneapolis Airport	December 7, 2006	Ashford Philly LP Ashford Anchorage LP Ashford Minneapolis Airport LP Ashford MV San Diego LP Ashford Walnut Creek LP Guaranty: Ashford Hospitality Limited Partnership	$212M — initial funding $35M — PIP advances

Wachovia Bank, National Association
Fixed Rate Pool 1
Courtyard Plano
Courtyard Scottsdale
Courtyard Oakland
Courtyard Basking Ridge
Courtyard Newark
Fixed Rate Pool 2
 Residence Inn Plano
Residence Inn Phoenix
Residence Inn Newark
Springhill Philadelphia
Springhill Manhattan Beach
Towneplace Manhattan Beach
Springhill Richmond
Fixed Rate Pool 3
 Courtyard Seattle
Courtyard San Francisco
Fixed Rate Pool 4
Courtyard at Lake Buena Vista
Springhill Suites at Lake Buena Vista
Fairfield Inn at Lake Buena Vista
Courtyard Edison — Raritan
Residence Inn Buckhead
Fixed Rate Pool 5
Sheraton Bucks County
Marriott Bridgewater
Marriott Dallas Market Center
Embassy Suites Flagstaff
Marriott Research Triangle Park
Fixed Rate Pool 6
 Marriott Legacy Park
Marriott Seattle Waterfront
April 11, 2007	Ashford Bridgewater Hotel Partnership, LP
Ashford Plano-M LP
Ashford Seattle Waterfront LP
Ashford Market Center LP
Ashford Tampa International Hotel, LP
Ashford Philadelphia Annex, LLC
Ashford San Francisco II LP
Ashford Coral Gables LP
Ashford LLB C-Hotel Management, LP
Ashford LLB SHS Management, LP
Ashford LLB F-Inn Management, LP
Ashford Basking Ridge LP
Ashford Edison LP
Ashford Newark LP
Ashford Oakland LP
Ashford Plano-C LP
Ashford Scottsdale LP
Ashford Seattle Downtown LP
Ashford Atlanta Buckhead LP
Ashford LV Hughes Center LP
Ashford San Jose LP
Ashford Phoenix Airport LP
Ashford Plano-R LP
Ashford Hawthorne LP
Ashford Plymouth Meeting LP
Ashford Richmond LP
Ashford Manhattan Beach LP
Ashford Lawrenceville LP
Ashford Columbus LP
Ashford Flagstaff LP
Ashford Santa Fe LP
Ashford Mobile LP
Ashford Atlantic Beach LP
FR Pool 1:
$115,600,000.00

FR Pool 2:
$126,466,000.00

FR Pool 3:
$128,408,000.00

FR Pool 4:
$103,906,000.00

FR Pool 5:
$158,105,000.00

FR Pool 6:
$260,980,000.00

Pool Philly:
$35,000,000.00

Floating Pool :
$315,000,000.00

3

Liens on the following Properties or
Equity Interests	Date	Borrower / Guaranty	Original Principal Amount
Renaissance Tampa
Pool Philly
 Courtyard Downtown Philadelphia
Floating Rate Loan
 Residence Inn Las Vegas
Hilton Santa Fe
One Ocean Resort
Hampton Inn Lawrenceville
Doubletree Columbus
Homewood Suites Mobile
Fairfield Inn Kennesaw
Springhill BWI
Springhill Kennesaw
Hyatt Coral Gables
Ashford Kennesaw I LP
Ashford Durham I LLC
Ashford Durham II LLC
Ashford BWI Airport LP
Ashford Kennesaw II LP Ashford Bucks County LLC

Guaranty:
Ashford Hospitality Limited Partnership
Ashford Hospitality Trust, Inc.

Wachovia Bank, National Association

Senior mezzanine loan — secured by Lien against the Equity Interests in the Floating Rate Loan mortgage borrowers and general partners.

Intermediate mezzanine loan — secured by Lien against the Equity Interests in the senior mezzanine borrowers.

Junior mezzanine loan — secured by Lien against the Equity Interests in the intermediate mezzanine borrowers.
April 11, 2007	Senior Mezzanine Loan Borrowers:
Ashford Sapphire Senior Mezz I LLC
Ashford Sapphire Senior Mezz II LLC

Junior Mezzanine Loan Borrowers:
Ashford Sapphire Junior Mezz I LLC
Ashford Sapphire Junior Mezz II LLC

Junior Junior Mezzanine Loan Borrowers:
Ashford Sapphire Junior Holder I LLC
Ashford Sapphire Junior Holder II LLC

Guaranty (all 3 Mezzanine Loans) :
Ashford Hospitality Limited Partnership
Ashford Hospitality Trust, Inc.
Senior Mezzanine Loan $80,122,000.00 Junior Mezzanine Loan: $80,000,000.00 Junior Junior Mezzanine Loan: $80,000,000.00

Aareal Bank Hilton Torrey Pines Hilton Capital (DC)	August 6, 2008	CHH Torrey Pines Hotel Partners, LP CHH Capital Hotel Partners, LP Guaranty: Ashford Hospitality Limited Partnership Ashford Hospitality Trust, Inc.	$160 million

The Prudential Insurance Company of America Hilton Costa Mesa Embassy Suites Portland	November 18, 2009	Ashford CM Partners LP Ashford PH Partners LP Ashford Crystal City Partners LP Ashford Lee Vista Partners LP	Prudential: $100 million Wheelock: $45 million

4

Liens on the following Properties or
Equity Interests	Date	Borrower / Guaranty	Original Principal Amount
		Ashford Santa Clara Partners LP
Embassy Suites Crystal City Arlington Embassy Suites Orlando Airport Embassy Suites Santa Clara		Guaranty: Ashford Hospitality Limited Partnership

WSI(I) — AHT, LLC (Wheelock)

Junior mortgage loan — also secured by a Lien against the Equity Interests in the mortgage borrowers and general partners.

Metropolitan Life Insurance Company	December 29, 2009	CHH Tucson Partnership, LP	$19,740,000

Hilton Tucson El Conquistador		Guaranty: Ashford Hospitality Limited Partnership

GECC Courtyard Manchester	Origination: December 11, 2000 Assumption: April 11, 2007	CY Manchester Hotel Partners, LP Guaranty: Ashford Hospitality Limited Partnership	$6,800,000
Zions First National Bank Residence Inn Jacksonville	March 23, 2009	Ashford Jacksonville IV LP	$7 million

Wells Fargo, National Association
Barclays Capital Real Estate, Inc.

Churchill Hotel
Courtyard Boston Tremont
Courtyard Denver Airport
Courtyard Gaithersburg Washingtonian
Courtyard Savannah Historic District
Crowne Plaza Atlanta Ravinia
Hampton Inn Parsippany
Hilton Garden Inn Austin
Hilton Garden Inn BWI Airport
Hilton Garden Inn Virginia Beach
Hilton Parsippany
Hilton Tampa Westshore
Hyatt Regency Savannah
Hyatt Regency Windwatch Happauge
Marriot San Antonio Plaza
March 10, 2011	HH Churchill Hotel Associates, L.P.
HH FP Portfolio LLC
HH Denver LLC
HH Gaithersburg LLC
HH LC Portfolio LLC
HH Austin Hotel Associates, L.P.
HH Baltimore LLC
HH Tampa Westshore LLC
HH Savannah LLC
HH San Antonio LLC
HH DFW Hotel Associates, L.P.
HH Texas Hotel Associates L.P.
HH Melrose Hotel Associates, L.P.
HH Palm Springs LLC
Portsmouth Hotel Associates LLC
HH Atlanta LLC
HH Annapolis LLC
HH Chicago LLC
			$530 million

5

Liens on the following Properties or
Equity Interests	Date	Borrower / Guaranty	Original Principal Amount
Marriott DFW Airport
Marriott Omaha
Marriott Sugar Land Town Square
Melrose Hotel
Renaissance Palm Springs
Renaissance Portsmouth
Residence Inn Tampa Downtown
Ritz-Carlton Atlanta Downtown
Sheraton Annapolis
Silversmith Hotel Chicago Downtown
HHC TRS Highland LLC
HHC TRS FP Portfolio LLC
HHC TRS Portsmouth LLC
HHC TRS Baltimore LLC
HHC TRS LC Portfolio LLC
HHC TRS Austin LLC
HHC TRS Tampa LLC
HHC TRS Savannah LLC
HHC TRS Melrose LLC
HHC TRS Atlanta LLC
HHC TRS Chicago LLC

Guaranty: Ashford Hospitality Limited
Partnership

American Equity Investment Life Insurance Company
Liberty Life Insurance Company
Newcastle CDO VIII, 1 Limited
Newcastle CDO IX, 1 Limited
Fir Tree REOF II Master Fund, LLC
Fir Tree Capital Opportunity Master Fund, L.P.
M1 mezzanine loan — secured by Lien against the Equity Interests in the Wells Fargo / Barclays Capital mortgage borrowers, and their general partners described above, and the three (3) Connecticut General Life Insurance Company loan mortgage borrowers described below.

Starwood Property Mortgage, L.L.C.
M2 mezzanine loan — secured by Lien against the Equity Interests in the M1 mezzanine loan borrowers

LVS I SPE II, LLC
M3 mezzanine loan — secured by Lien against the Equity Interests in the M2 mezzanine loan borrowers
March 10, 2011	M1 mezzanine borrowers:
HH Swap A LLC
HH Swap C LLC
HH Swap C-1 LLC
HH Swap D LLC
HH Swap F LLC
HH Swap F-1 LLC
HH Swap G LLC

M2 mezzanine borrowers:
HH Mezz Borrower A-2 LLC
HH Mezz Borrower C-2 LLC
HH Mezz Borrower D-2 LLC
HH Mezz Borrower F-2 LLC
HH Mezz Borrower G-2 LLC

M3 mezzanine borrowers:
HH Mezz Borrower A-3 LLC
HH Mezz Borrower C-3 LLC
HH Mezz Borrower D-3 LLC
HH Mezz Borrower F-3 LLC
HH Mezz Borrower G-3 LLC

M4 mezzanine borrowers:
HH Mezz Borrower A-4 LLC
HH Mezz Borrower C-4 LLC
HH Mezz Borrower D-4 LLC
M1 mezzanine loan: $144,745,920 M2 mezzanine loan: $137,794,870 M3 mezzanine loan: $118,109,889 M4 mezzanine loan: $18,424,907

6

Liens on the following Properties or
Equity Interests	Date	Borrower / Guaranty	Original Principal Amount
GSRE III, Ltd. M4 mezzanine loan — secured by Lien against the Equity Interests in the M3 mezzanine loan borrowers		HH Mezz Borrower F-4 LLC HH Mezz Borrower G-4 LLC Guaranty: Ashford Hospitality Limited Partnership

Connecticut General Life Insurance Company Westin Princeton	Origination: January 6, 2006 Assumption: March 10, 2011	HH Princeton LLC HHC TRS Princeton LLC Guaranty: Ashford Hospitality Limited Partnership	$35 million

Connecticut General Life Insurance Company Renaissance Nashville	Origination: March 13, 2006 Assumption: March 10, 2011	HH Nashville LLC HHC TRS Nashville LLC Guaranty: Ashford Hospitality Limited Partnership	$52 million

Connecticut General Life Insurance Company Hilton Boston Back Bay	Origination: December 26, 2005 Assumption: March 10, 2011	HH Boston Back Bay LLC HHC TRS OP LLC Guaranty: Ashford Hospitality Limited Partnership	$69 million

7

Schedule 6.1(i)
Income tax return audits
2007, 2008 and 2009 US Federal tax returns of CHH III Tenant Parent Corp. and its Subsidiaries

Schedule 6.1(l)
ERISA Non-Payments or Amendments
In July of 2010, the employees of the Sheraton Anchorage petitioned the hotel to withdraw recognition of the union, Unite / Here Local 878, as the employees’ exclusive bargaining agent. On July 2, 2010 the hotel officially withdrew recognition of the union. Under the union pension plan, the withdrawal triggers a determination of whether the pension plan has net unfunded liabilities, and the hotel’s pro rata share of such liability. Under ERISA regulations, the withdrawal liability was calculated as of December 31, 2009, and will result in 20 annual installments of approximately $84,248 per year (i.e., a total liability of approximately $1.68 million over 20 years).
In response, the union filed a number of unfair labor practice actions against the hotel which are currently subject to administrative process under NLRB rules and procedures. If the final ruling, including all available appeals, is that the hotel legally withdrew recognition of the union, the annual installments of withdrawal liability under the pension will need to be paid. If the final ruling is that the hotel did not legally withdraw recognition of the union, normal pension fund payments of approximately $75,000 per year will need to be made.
The hotel has a pending agreement with the pension fund that the hotel will continue to make annual pension fund contributions of approximately $75,000 per year, as adjusted based on how the employee count changes over time. If the final ruling is that the hotel legally withdrew recognition of the union, the annual pension fund contribution payments will be credited towards the $84,248 annual payments of withdrawal liability required to have been made and to be made.

Schedule 9.10
Transaction with Affiliates
Please See “Certain Relationship and Related Transaction” contained in Schedule 14A Proxy Statement Pursuant to Section 14(A) of the Securities Exchange Act of 1934, filed on April 19, 2011 by Ashford Hospitality Trust, Inc.

EXHIBIT A
FORM OF ASSIGNMENT AND ASSUMPTION
     This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]2 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.]4 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
     For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including without limitation any letters of credit, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing the extent related to the amount and percentage interest identified below, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold

[1]	For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.

[2]	For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.

[3]	Select as appropriate.

[4]	Include bracketed language if there are either multiple Assignors or multiple Assignees.

and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1.	Assignor[s]:

2.	Assignee[s]:

[for each Assignee, indicate [Affiliate][Approved Fund] of
[identify Lender]
3. Borrower(s): Ashford Hospitality Limited Partnership
4. Agent: KeyBank National Association, as agent under the Credit Agreement
5. Credit Agreement: [Credit Agreement dated as of September 26, 2011 among Ashford Hospitality Limited Partnership, the Lenders parties thereto, KeyBank National Association, as Agent and the other parties thereto]
6. Assigned Interest[s]:

Assignor[s][5]	Assignee[s][6]	Facility Assigned[7]	Aggregate Amount of Commitment/ Loans for all Lenders[8]	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/ Loans[9]	CUSIP Number

			$	$	%
			$	$	%
7.	[Trade Date: ______________][10]

[5]	List each Assignor, as appropriate.

[6]	List each Assignee, as appropriate.

[7]	Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g., “Revolving Credit Commitment,” “Term Loan Commitment,” etc.)

[8]	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

[9]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

[10]	To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.

Effective Date: _____________ ___, 20___ [TO BE INSERTED BY AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]
The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR[S][11]

[NAME OF ASSIGNOR]

By:

Name:
Title:

[NAME OF ASSIGNOR]

By:

Name:
Title:

ASSIGNEE[S][12]

[NAME OF ASSIGNEE]

By:

Name:
Title:

[NAME OF ASSIGNEE]

By:

Name:
Title:

[Consented to and][13] Accepted:

[NAME OF AGENT], as Agent

By:

Name:
Title:

[11]	Add additional signature blocks as needed.

[12]	Add additional signature blocks as needed.

[13]	To be added only if the consent of the Agent is required by the terms of the Credit Agreement.

[Consented to:][14]

[NAME OF RELEVANT PARTY]

By:

Name:
Title:

[14]	To be added only if the consent of the Borrower and/or other parties is required by the terms of the Credit Agreement.

ANNEX 1
[__________________]15
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
1. Representations and Warranties.
1.1. Assignor[s]. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries, Joint Venture Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries, Joint Venture Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
1.2. Assignee[s]. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 12.5.(b)(iii), (v) and (vi) of the Credit Agreement (subject to such consents, if any, as may be required under Section 12.5.(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date specified for this Assignment and Assumption, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 8.1. or 8.2., as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Lender, attached to the Assignment and Assumption is any

[15]	Describe Credit Agreement at option of Agent.

documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance on the Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.
2. Payments. From and after the Effective Date, the Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignee whether such amounts have accrued prior to, on or after the Effective Date specified for this Assignment and Assumption. The Assignor[s] and the Assignee[s] shall make all appropriate adjustments in payments by the Agent for periods prior to such Effective Date or with respect to the making of this assignment directly between themselves.
3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT B
FORM OF NOTICE OF BORROWING
______________, 20__
KeyBank National Association, as Agent
4900 Tiedeman Road
Brooklyn, Ohio 44144
Attention: Matt Himes
Ladies and Gentlemen:
     Reference is made to that certain Credit Agreement dated as of September 26, 2011 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Ashford Hospitality Limited Partnership (the “Borrower”), the financial institutions party thereto and their assignees under Section 12.5. thereof (the “Lenders”), KeyBank National Association, as Agent (the “Agent”) and the other parties thereto. Capitalized terms used herein, and not otherwise defined herein, have their respective meanings given them in the Credit Agreement.
1.	Pursuant to Section 2.1.(b) of the Credit Agreement, the Borrower hereby requests that the Lenders make Revolving Loans to the Borrower in an aggregate principal amount equal to $_______________.

2.	The Borrower requests that such Revolving Loans be made available to the Borrower on ______________, 20_.

3.	The Borrower hereby requests that the requested Revolving Loans all be of the following Type:

[Check one box only]
☐	Base Rate Loans

☐	LIBOR Loans, each with an initial Interest Period for a duration of:

[Check one box only]	☐ 1 month
☐ 2 months
☐ 3 months
☐ 6 months
☐ 12 months
4.	The proceeds of this borrowing of Revolving Loans will be used for the following purpose:
.

5.	The Borrower requests that the proceeds of this borrowing of Revolving Loans be made available to the Borrower by _________________________.

B-1

     The Borrower hereby certifies to the Agent and the Lenders that as of the date hereof and as of the date of the making of the requested Revolving Loans and after giving effect thereto, (a) no Default or Event of Default exists, and (b) the representations and warranties made or deemed made by the Borrower and each other Loan Party in the Loan Documents to which any of them is a party are and shall be true and correct in all material respects with the same force and effect as if made on and as of the date hereof, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date) and except for changes in factual circumstances not prohibited under the Loan Documents. In addition, the Borrower certifies to the Agent and the Lenders that all conditions to the making of the requested Revolving Loans contained in Article V. of the Credit Agreement will have been satisfied (or waived in accordance with the applicable provisions of the Loan Documents) at the time such Revolving Loans are made.
     If notice of the requested borrowing of Revolving Loans was previously given by telephone, this notice is to be considered the written confirmation of such telephone notice required by Section 2.1.(b) of the Credit Agreement.
     IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Notice of Borrowing as of the date first written above.

ASHFORD HOSPITALITY LIMITED PARTNERSHIP
By: Ashford OP General Partner LLC, its general partner

By:

Name:
Title:

B-2

EXHIBIT C
FORM OF NOTICE OF CONTINUATION
__________________, 20__
KeyBank National Association, as Agent
4900 Tiedeman Road
Brooklyn, Ohio 44144
Attention: Matt Himes
Ladies and Gentlemen:
     Reference is made to that certain Credit Agreement dated as of September 26, 2011 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Ashford Hospitality Limited Partnership (the “Borrower”), the financial institutions party thereto and their assignees under Section 12.5. thereof (the “Lenders”), KeyBank National Association, as Agent (the “Agent”) and the other parties thereto. Capitalized terms used herein, and not otherwise defined herein, have their respective meanings given them in the Credit Agreement.
     Pursuant to Section 2.8. of the Credit Agreement, the Borrower hereby requests a Continuation of a borrowing of Loans under the Credit Agreement, and in that connection sets forth below the information relating to such Continuation as required by such Section of the Credit Agreement:
1.	The proposed date of such Continuation is ________________, 20_.

2.	The aggregate principal amount of Loans subject to the requested Continuation is $___________ and was originally borrowed by the Borrower on ________________, 20_.

3.	The portion of such principal amount subject to such Continuation is $____________.

4.	The current Interest Period for each of the Loans subject to such Continuation ends on __________________, 20_.

5.	The duration of the new Interest Period for each of such Loans or portion thereof subject to such Continuation is:

[Check one box only]	☐ 1 month
☐ 2 months
☐ 3 months
☐ 6 months
☐ 12 months

C-1

     If notice of the requested Continuation was given previously by telephone, this notice is to be considered the written confirmation of such telephone notice required by Section 2.8. of the Credit Agreement.
     IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Notice of Continuation as of the date first written above.

ASHFORD HOSPITALITY LIMITED PARTNERSHIP

By:	Ashford OP General Partner LLC, its general partner

By:

Name:
Title:

C-2

EXHIBIT D
FORM OF NOTICE OF CONVERSION
________________, 20__
KeyBank National Association, as Agent
4900 Tiedeman Road
Brooklyn, Ohio 44144
Attention: Matt Himes
Ladies and Gentlemen:
     Reference is made to that certain Credit Agreement dated as of September 26, 2011 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Ashford Hospitality Limited Partnership (the “Borrower”), the financial institutions party thereto and their assignees under Section 12.5. thereof (the “Lenders”), KeyBank National Association, as Agent (the “Agent”) and the other parties thereto. Capitalized terms used herein, and not otherwise defined herein, have their respective meanings given them in the Credit Agreement.
     Pursuant to Section 2.9. of the Credit Agreement, the Borrower hereby requests a Conversion of a borrowing of Loans of one Type into Loans of another Type under the Credit Agreement, and in that connection sets forth below the information relating to such Conversion as required by such Section of the Credit Agreement:
1.	The proposed date of such Conversion is _______________, 20_.

2.	The Loans to be Converted pursuant hereto are currently:

[Check one box only]	☐ Base Rate Loans

☐ LIBOR Loans
3.	The aggregate principal amount of Loans subject to the requested Conversion is $___________________ and was originally borrowed by the Borrower on _______________, 20_.

4.	The portion of such principal amount subject to such Conversion is $_______________.

5.	The amount of such Loans to be so Converted is to be converted into Loans of the following Type:

[Check one box only]
☐	Base Rate Loans

D-1

☐	LIBOR Loans, each with an initial Interest Period for a duration of:

[Check one box only]	☐ 1 month
☐ 2 months
☐ 3 months
☐ 6 months
☐ 12 months
     The Borrower hereby certifies to the Agent and the Lenders that as of the date hereof and as of the date of the requested Conversion and after giving effect thereto, (a) no Default or Event of Default exists or will exist (provided the certification under this clause (a) shall not be made in connection with the Conversion of a Loan into a Base Rate Loan), and (b) the representations and warranties made or deemed made by the Borrower and each other Loan Party in the Loan Documents to which any of them is a party are and shall be true and correct in all material respects, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date) and except for changes in factual circumstances not prohibited under the Loan Documents (provided the certification under this clause (b) shall not be made in connection with the Conversion of a Loan into a Base Rate Loan).
     If notice of the requested Conversion was given previously by telephone, this notice is to be considered the written confirmation of such telephone notice required by Section 2.9. of the Credit Agreement.
     IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Notice of Conversion as of the date first written above.

ASHFORD HOSPITALITY LIMITED PARTNERSHIP
By: Ashford OP General Partner LLC, its general partner

By:

Name:
Title:

D-2

EXHIBIT E

FORM OF PLEDGE AGREEMENT
     THIS PLEDGE AGREEMENT dated as of September 26, 2011 executed and delivered by each of the undersigned parties identified as “Pledgors” on the signature pages hereto and the other Persons who may become Pledgors hereunder pursuant to the execution and delivery of a Pledge Agreement Supplement substantially in the form of Annex 1 hereto (each a “Pledgor” and collectively, the “Pledgors”) in favor of KEYBANK NATIONAL ASSOCIATION, as Agent (the “Pledgee”).
     WHEREAS, pursuant to that certain Credit Agreement dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Ashford Hospitality Limited Partnership (the “Borrower”), the financial institutions from time to time party thereto as “Lenders” and the Pledgee, the Lenders, the Pledgee and other parties thereto have agreed to make available to the Borrower certain financial accommodations on the terms and conditions contained in the Credit Agreement;
     WHEREAS, the Borrower and each of the other Pledgors, though separate legal entities, are members of the same corporate family and have determined it to be in their mutual best interests to obtain financing from the Lenders and the Pledgee through their collective efforts;
     WHEREAS, each Pledgor acknowledges that it will receive direct and indirect benefits from the Lenders and the Pledgee making such financial accommodations available to the Borrower under the Credit Agreement; and
     WHEREAS, it is a condition precedent to the extension of such financial accommodations under the Credit Agreement that the Pledgors execute and deliver this Agreement, among other things, to grant to the Pledgee for the benefit of the Secured Beneficiaries (as hereinafter defined) a security interest in the Collateral as security for the Secured Obligations.
     NOW, THEREFORE, in consideration of the mutual agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, the parties agree as follows:
     Section 1. Definitions. Terms not otherwise defined herein are used herein with the respective meanings given them in the Credit Agreement. Terms defined in the Uniform Commercial Code as in effect in the State of New York shall have the respective definitions as so defined. In addition, as used in this Agreement:
     “Bankruptcy Code” means United States Bankruptcy Code (11 U.S.C. Section 101 et seq.), as in effect from time to time, and any successor statute thereto.
     “Collateral” has the meaning given such term in the first paragraph of Section 2 of this Agreement. “Issuer” means with respect to an Equity Interest, the Person who issued such Equity Interest and shall include each of the Persons identified as an Issuer on Schedule 1 attached hereto (or any addendum or supplement thereto), and any successors thereto, whether by merger or otherwise.
     “Permitted Liens” means, as to any Person: (i) Liens securing taxes, assessments and other charges or levies imposed by any governmental authority (excluding any Lien imposed pursuant to any of the provisions of ERISA or pursuant to any environmental laws) or the claims of materialmen, mechanics, carriers, warehousemen or landlords for labor, materials, supplies or rentals incurred in the ordinary course of business, which are not at the time required to be paid or discharged under the applicable provisions of the Loan Documents; (ii) Liens consisting of deposits or pledges made, in the ordinary course of business, in connection with, or to secure payment of, obligations under workers’ compensation, unemployment insurance or similar laws; and (iii) Liens in favor of the Pledgee for the benefit of the Secured Beneficiaries.
     “Proceeds” means all proceeds (including proceeds of proceeds) of any of the Collateral including all: (a) rights, benefits, distributions, premiums, profits, dividends, interest, cash, instruments, documents of title, accounts, contract rights, inventory, equipment, general intangibles, payment intangibles, deposit accounts, chattel paper, and other property from time to time received, receivable, or otherwise distributed in respect of or in exchange for, or as a replacement of or a substitution for, any of the Collateral, or proceeds thereof (including any cash, Equity Interests, or other instruments issued after any recapitalization, readjustment, reclassification, merger or consolidation with respect to the Issuers and any security entitlements, as defined in Section 8-102(a)(17) of the UCC, with respect thereto); (b) “proceeds,” as such term is defined in Section 9-102(a)(64) of the UCC; (c) proceeds of any insurance, indemnity, warranty, or guaranty (including guaranties of delivery) payable from time to time with respect to any of the Collateral, or proceeds thereof; and (d) payments (in any form whatsoever) made or due and payable to a Pledgor from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Collateral, or proceeds thereof.
     “Secured Beneficiary” means the Pledgee, the Lenders and the Derivatives Contracts Beneficiaries.
     “Secured Obligations” means, collectively, (a) with respect to the Borrower, the unpaid principal of and interest on all Loans, all Reimbursement Obligations, all other Letter of Credit Liabilities and all other indebtedness, liabilities, obligations, covenants and duties of the Borrower owing to the Pledgee or any Lender (or, in the case of any Derivatives Contract, any Derivatives Contracts Beneficiary) of any kind, nature or description, under or in respect of the Credit Agreement or any other Loan Document to which the Borrower is a party, or any Derivatives Contract entered into by the Borrower with any Person that is a Derivatives Contracts Beneficiary, whether direct or indirect, absolute or contingent, due or to become due, contractual or tortious, liquidated or unliquidated, and including all interest (including interest that accrues after the filing of a case under the Bankruptcy Code) and any and all costs, fees (including reasonable attorneys fees), and expenses which the Borrower is required to pay pursuant to any of the foregoing, under Applicable Law, or otherwise and (b) with respect to any other Pledgor, all indebtedness, liabilities, obligations, covenants and duties of such Pledgor owing to the Pledgee or any Lender (or, in the case of any Derivatives Contract, any Derivatives Contracts Beneficiary) of any kind, nature or description, under or in respect of the Guaranty or any other Loan Document to which such Pledgor is a party, or any Derivatives Contract entered into by such Pledgor that is and at all times remains a Guarantor with any Person that is a Derivatives Contracts Beneficiary, whether direct or indirect, absolute or contingent, due or to become due, contractual or tortious, liquidated or unliquidated, and including all interest (including interest that accrues after the filing of a case under the Bankruptcy Code) and any and all costs, fees (including reasonable attorneys fees), and expenses which such Pledgor is required to pay or has guaranteed pursuant to any of the foregoing, under Applicable Law, or otherwise.
     “Securities Act” means the Securities Act of 1933, as amended.
     “UCC” means the Uniform Commercial Code as in effect in any applicable jurisdiction.
     Section 2. Pledge. As security for the prompt performance and payment in full of the Secured Obligations, each Pledgor hereby pledges to the Pledgee for the benefit of the Secured Beneficiaries, and grants to the Pledgee for the benefit of the Secured Beneficiaries a security interest in, all of such Pledgor’s right, title and interest in, to and under the following (collectively, the “Collateral”):
     (a) all Equity Interests now or hereafter owned, acquired or held by such Pledgor, including without limitation, the Equity Interests described in Schedule 1 attached hereto;
     (b) all other Investments of such Pledgor;
     (c) all payments due or to become due to such Pledgor in respect of any of the foregoing;
     (d) all of such Pledgor’s claims, rights, powers, privileges, authority, puts, calls, options, security interests, liens and remedies, if any, in respect of any of the foregoing;
     (e) all of such Pledgor’s rights to exercise and enforce any and every right, power, remedy, authority, option and privilege of such Pledgor relating to any of the foregoing including, without limitation, any power to (i) terminate, cancel or modify any agreement, (ii) execute any instruments and to take any and all other action on behalf of and in the name of such Pledgor in respect of any of the foregoing and the applicable Issuer thereof, (iii) exercise voting rights or make determinations, (iv) exercise any election (including, but not limited to, election of remedies), (v) exercise any “put”, right of first offer or first refusal, or other option, (vi) exercise any right of redemption or repurchase, (vii) give or receive any notice, consent, amendment, waiver or approval, (viii) demand, receive, enforce, collect or receipt for any of the foregoing, (ix) enforce or execute any checks, or other instruments or orders, and (x) file any claims and to take any action in connection with any of the foregoing;
     (f) all certificates and instruments representing or evidencing any of the foregoing;
     (g) all other rights, titles, interests, powers, privileges and preferences pertaining to any of the foregoing; and
     (h) all Proceeds of any of the foregoing.

Notwithstanding the foregoing, the Collateral shall not include any Equity Interest of any Unpledgeable Subsidiary or any other entity exempted under Section 7.12(b) of the Credit Agreement.
     Section 3. Representations and Warranties. Each Pledgor hereby represents and warrants to the Pledgee and the Lenders as follows:
     (a) Title and Liens. Such Pledgor is, and will at all times continue to be, the legal and beneficial owner of the Collateral of such Pledgor unless the Pledgor is released as provided in the Credit Agreement. None of the Collateral is subject to any adverse claim or other Lien other than Permitted Liens. No Person has control of any of the Collateral other than the Pledgee.
     (b) Authorization. Such Pledgor has the right and power, and has taken all necessary action to authorize it, to execute, deliver and perform this Agreement in accordance with its terms. The execution, delivery and performance of this Agreement in accordance with its terms, including the granting of the security interest hereunder, do not and will not, by the passage of time, the giving of notice, or both: (i) require any Governmental Approval or violate any Applicable Law (including any Environmental Law) relating to such Pledgor; (ii) conflict with, result in a breach of or constitute a default under the organizational documents of such Pledgor, or any indenture, agreement or other instrument to which such Pledgor is a party or by which it or any of the Collateral of such Pledgor or its other property may be bound, except to the extent the exercise of remedies with respect to Equity Interests subject to the Lien of this Agreement may require compliance with a “change in control” provision or other similar change in ownership provision contained in an indenture, agreement or other instrument to which the Issuer of such Equity Interest is a party; or (iii) result in or require the creation or imposition of any Lien upon or with respect to any of the Collateral of such Pledgor or such Pledgor’s other property whether now owned or hereafter acquired.
     (c) Validity and Perfection of Security Interest. This Agreement is effective to create in favor of the Pledgee, for the benefit of the Secured Beneficiaries, a legal, valid and enforceable first-priority security interest in the Collateral. Such security interest will be perfected in the Collateral of each Pledgor (i) with respect to any such Collateral that is a “security” (as such term is defined in the UCC) and is evidenced by a certificate, when such Collateral is delivered to the Pledgee with duly executed stock powers with respect thereto, (ii) with respect to any such Collateral that is a “security” (as such term is defined in the UCC) but is not evidenced by a certificate, when UCC financing statements in appropriate form are filed in the appropriate filing offices in the jurisdiction of organization of such Pledgor or when control is established by the Pledgee over such interests in accordance with the provision of Section 8-106 of the UCC, or any successor provision, and (iii) with respect to any such Collateral that is not a “security” (as such term is defined in the UCC), when UCC financing statements in appropriate form are filed in the appropriate filing offices in the jurisdiction of organization of such Pledgor. Except as set forth in this subsection, no action is necessary to perfect the security interest granted by any Pledgor under this Agreement.
     (d) Pledged Equity Interests. The information set forth on Schedule 1 hereto with respect to the Collateral of such Pledgor is true and correct.

     (e) Name, Organization, Etc. Such Pledgor’s exact legal name, type of legal entity, jurisdiction of formation, organizational identification number and location of its chief executive office are as set forth on Schedule 1. Except as set forth on such Schedule, since the date of such Pledgor’s formation, such Pledgor has not changed its name or merged with or otherwise combined its business with any other Person.
     (f) Authorization of Equity Interest. All Equity Interests which constitute Collateral are duly authorized, validly issued, fully paid and nonassessable and are not subject to preemptive rights of any Person.
     (g) Interests in Partnerships and LLCs. None of the Collateral consisting of an interest in a partnership or in a limited liability company (i) is dealt in or traded on a securities exchange or in securities markets, (ii) by its terms expressly provides that it is a security governed by Article 8 of the UCC, (iii) is an investment company security, (iv) otherwise constitutes a security or (v) constitutes a financial asset.
     Section 4. Covenants. Each Pledgor hereby unconditionally covenants and agrees as follows:
     (a) No Liens; No Sale of Collateral. Such Pledgor will not create, assume, incur or permit or suffer to exist any adverse claim or other Lien on any of the Collateral other than Permitted Liens and shall not enter into any document, instrument or agreement (other than this Agreement) which prohibits or purports to prohibit the creation or assumption of any Lien on any of the Collateral. Except as expressly permitted by any Loan Document, such Pledgor will not sell, lease, lend, assign, transfer or otherwise dispose of all or any portion of the Collateral (or any interest therein).
     (b) Change of Name, Etc. Without giving the Pledgee at least 30-days’ prior written notice and to the extent such action is not otherwise prohibited by any of the Loan Documents, such Pledgor shall not: (i) change its name; (ii) reorganize or otherwise become formed under the laws of another jurisdiction or (iii) become bound by a security agreement of another Person under Section 9-203(d) of the UCC.
     (c) Defense of Title. Such Pledgor will warrant and defend its title to and ownership of the Collateral of such Pledgor, at its sole cost and expense, against the claims of all Persons.
     (d) Delivery of Certificates, Etc. If a Pledgor shall receive any certificate (including, without limitation, any certificate representing a stock and/or liquidating dividends, other distributions in property, return of capital or other distributions made on or in respect of the Collateral, whether resulting from a subdivision, combination or reclassification of outstanding Equity Interests or received in exchange for Collateral or any part thereof or as a result of any merger, consolidation, acquisition or other exchange of assets or on the liquidation, whether voluntary or involuntary, or otherwise), instrument, option or rights in respect of any Collateral, whether in addition to, in substitution of, as a conversion of, or in exchange for, any Collateral, or otherwise in respect thereof, such Pledgor shall hold the same in trust for the Secured Beneficiaries and promptly deliver the same to the Pledgee in the exact form received, duly indorsed by such Pledgor to the Pledgee, if required, together with an undated stock power covering such certificate (or other appropriate instrument of transfer) duly executed in blank by such Pledgor and with, if the Pledgee so requests, signature guaranteed, to be held by the Pledgee, subject to the terms of this Agreement, as Collateral.
     (e) Uncertificated Securities. With respect to any Collateral that constitutes a security and is not represented or evidenced by a certificate or instrument, such Pledgor shall cause the Issuer thereof either (i) to register the Pledgee as the registered owner of such security or (ii) to agree in writing with the Pledgee and such Pledgor that such Issuer will comply with the instructions with respect to such security originated by the Pledgee without further consent of such Pledgor.
     (f) Security Entitlements and Securities Accounts. With respect to any Collateral consisting of a security entitlement or a securities account (other than any securities account, or any security entitlement credited or required to be credited to a securities account, with an individual average balance during any 30-day period of less than $100,000), such Pledgor shall, and shall cause the applicable securities intermediary to, enter into an agreement with, and in form and substance reasonably acceptable to, the Pledgee, granting control to the Pledgee over such Collateral.
     (g) Additional Shares. Such Pledgor shall not permit any Issuer to issue any additional Equity Interests unless such Equity Interests are pledged hereunder as provided herein. Further, such Pledgor shall not permit any Issuer to amend or modify its articles or certificate of incorporation, articles of organization, certificate of limited partnership, by-laws, operating agreement, partnership agreement or other comparable organizational instrument in a manner which would adversely affect the voting, liquidation, preference or other similar rights of any holder of the Equity Interests pledged hereunder.
     (h) Issuer Acknowledgment. Such Pledgor shall, upon the Pledgee’s request therefor, cause each Issuer of Collateral pledged by such Pledgor and which Issuer is not a Pledgor itself, to execute and deliver to the Pledgee an Acknowledgment and Consent substantially in the form of Schedule 2 attached hereto.
     Section 5. Voting Rights; Dividends, etc.
     (a) So long as no Event of Default exists:
     (i) each Pledgor shall be entitled to exercise any and all voting and/or consensual rights and powers accruing to an owner of the Collateral or any part thereof for any purpose not inconsistent with the terms and conditions of any of the Loan Documents or any agreement giving rise to or otherwise relating to any of the Secured Obligations; and
     (ii) each Pledgor shall be entitled to retain and use any and all cash dividends or interest paid on the Collateral in the normal course of the applicable Issuer’s business, but any and all stock and/or liquidating dividends, other distributions in property, return of capital or other distributions made on or in respect of the Collateral, whether resulting from a subdivision, combination or reclassification of outstanding Equity Interests or received in exchange for Collateral or any part thereof or as a result of any merger, consolidation, acquisition or other exchange of assets or on the liquidation, whether voluntary or involuntary, or otherwise, shall be and become part of the Collateral and, if received by a Pledgor, shall forthwith be delivered to the Pledgee.
The Pledgee agrees to execute and deliver to a Pledgor, or cause to be executed and delivered to a Pledgor, as appropriate, at the sole cost and expense of such Pledgor, all such proxies, powers of attorney, dividend orders and other instruments as such Pledgor may reasonably request for the purpose of enabling such Pledgor to exercise the voting and/or consensual rights and powers which such Pledgor is entitled to exercise pursuant to clause (i) above and/or to receive the dividends which such Pledgor is authorized to retain pursuant to clause (ii) above.
     (b) If an Event of Default exists, all rights of a Pledgor to exercise the voting and/or consensual rights and powers which a Pledgor is entitled to exercise pursuant to subsection (a)(i) above and/or to receive the dividends and distributions which a Pledgor is authorized to receive and retain pursuant to subsection (a)(ii) above shall cease, and all such rights thereupon shall become immediately vested in the Pledgee, which shall have the sole and exclusive right and authority to exercise such voting and/or consensual rights and powers which any Pledgor shall otherwise be entitled to exercise pursuant to subsection (a)(i) above and/or to receive and retain the dividends and distributions which any Pledgor shall otherwise be authorized to retain pursuant to subsection (a)(ii) above. Any and all money and other property paid over to or received by the Pledgee pursuant to the provisions of this subsection (b) shall be retained by the Pledgee as additional Collateral hereunder and shall be applied in accordance with the provisions of Section 7. If any Pledgor shall receive any dividends, distributions or other property which it is not entitled to receive under this Section, such Pledgor shall hold the same in trust for the Secured Beneficiaries, without commingling the same with other funds or property of or held by such Pledgor, and shall promptly deliver the same to the Pledgee, in the identical form received, together with any necessary endorsements.
     Section 6. Remedies.
     In addition to any right or remedy that any Secured Beneficiary may have under the other Loan Documents or otherwise under Applicable Law, if an Event of Default shall exist, the Pledgee may exercise any and all the rights and remedies of a secured party under the UCC and may otherwise sell, assign, transfer, endorse and deliver the whole or, from time to time, any part of the Collateral at a public or private sale or on any securities exchange, for cash, upon credit or for other property, for immediate or future delivery, and for such price or prices and on such terms as the Pledgee in its discretion shall deem appropriate. With respect to any Collateral held or maintained with a securities intermediary, the Pledgee shall be entitled to notify such securities intermediary that such securities intermediary should follow the entitlement orders of the Pledgee and that such securities intermediary should no longer follow entitlement orders of the Pledgor, without further consent of the Pledgor. The Pledgee shall have the right (in its sole and absolute discretion) to register any Equity Interests which are part of the Collateral in its own name as pledgee or the name of its nominee (as Pledgee or as sub-agent), endorsed or assigned in blank or in favor of the Pledgee. The Pledgee shall be authorized at any sale (if it deems it advisable to do so) to restrict the prospective bidders or purchasers to Persons who will represent and agree that they are purchasing the Collateral for their own account in compliance with the Securities Act and any other Applicable Law and upon consummation of any such sale the

Pledgee shall have the right to assign, transfer, endorse and deliver to the purchaser or purchasers thereof the Collateral so sold. Each purchaser at any sale of Collateral shall take and hold the property sold absolutely free from any claim or right on the part of any Pledgor, and each Pledgor hereby waives (to the fullest extent permitted by Applicable Law) all rights of redemption, stay and/or appraisal which such Pledgor now has or may at any time in the future have under any Applicable Law now existing or hereafter enacted. Each Pledgor agrees that, to the extent notice of sale shall be required by Applicable Law, at least 10 days’ prior written notice to such Pledgor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. Any such public sale shall be held at such time or times within ordinary business hours and at such place or places as the Pledgee may fix and shall state in the notice or publication (if any) of such sale. At any such sale, the Collateral, or portion thereof to be sold, may be sold in one lot as an entirety or in separate parcels, as the Pledgee may determine in its sole and absolute discretion. The Pledgee shall not be obligated to make any sale of the Collateral if it shall determine not to do so regardless of the fact that notice of sale of the Collateral may have been given. The Pledgee may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned. In case the sale of all or any part of the Collateral is made on credit or for future delivery, the Collateral so sold may be retained by the Pledgee until the sale price is paid by the purchaser or purchasers thereof, but neither the Pledgee nor any other Secured Beneficiary shall incur any liability to any Pledgor in case any such purchaser or purchasers shall fail to take up and pay for the Collateral so sold and, in case of any such failure, such Collateral may be sold again upon like notice. At any public sale made pursuant to this Agreement, the Pledgee, any Lender and any other holder of any of the Secured Obligations, to the extent permitted by Applicable Law, may bid for or purchase, free from any right of redemption, stay and/or appraisal on the part of any Pledgor (all said rights being also hereby waived and released to the extent permitted by Applicable Law), any part of or all the Collateral offered for sale. For purposes hereof, a written agreement to purchase all or any part of the Collateral shall be treated as a sale thereof; the Pledgee shall be free to carry out such sale pursuant to such agreement and no Pledgor shall be entitled to the return of any Collateral subject thereto, notwithstanding the fact that after the Pledgee shall have entered into such an agreement all Events of Default may have been remedied or the Secured Obligations may have been paid in full as herein provided. Each Pledgor hereby waives any right to require any marshaling of assets and any similar right. In addition to exercising the power of sale herein conferred upon it, the Pledgee shall also have the option to proceed by suit or suits at law or in equity to foreclose this Agreement and sell the Collateral or any portion thereof pursuant to judgment or decree of a court or courts having competent jurisdiction. The rights and remedies of the Secured Beneficiaries under this Agreement are cumulative and not exclusive of any rights or remedies which any of them otherwise have.
     Section 7. Application of Proceeds of Sale and Cash. The proceeds of any sale of the whole or any part of the Collateral upon the exercise of remedies pursuant to Section 6 of this Agreement, together with any other moneys held by the Pledgee under the provisions of this Agreement, shall be applied in accordance with Section 10.4. of the Credit Agreement. Each Pledgor shall remain liable and will pay, on demand, any deficiency remaining in respect of the Secured Obligations.

     Section 8. Pledgee Appointed Attorney-in-Fact. Each Pledgor hereby constitutes and appoints the Pledgee as the attorney-in-fact of such Pledgor with full power of substitution either in the Pledgee’s name or in the name of such Pledgor to do any of the following: (a) to perform any obligation of such Pledgor hereunder in such Pledgor’s name or otherwise; (b) to ask for, demand, sue for, collect, receive, receipt and give acquittance for any and all moneys due or to become due under and by virtue of any Collateral; (c) to prepare, execute, file, record or deliver notices, assignments, financing statements, continuation statements, applications for registration or like papers to perfect, preserve or release the Pledgee’s security interest in the Collateral; (d) to issue entitlement orders, instructions and other orders to any securities intermediary in connection with any of the Collateral held by or maintained with such securities intermediary; (e) to verify facts concerning the Collateral in such Pledgor’s name, its own name or a fictitious name; (f) to endorse checks, drafts, orders and other instruments for the payment of money payable to such Pledgor, representing any interest or dividend or other distribution payable in respect of the Collateral or any part thereof or on account thereof and to give full discharge for the same; (g) to exercise all rights, powers and remedies which such Pledgor would have, but for this Agreement, with respect to any of the Collateral; and (h) to carry out the provisions of this Agreement and to take any action and execute any instrument which the Pledgee may deem necessary or advisable to accomplish the purposes hereof, and to do all acts and things and execute all documents in the name of such Pledgor or otherwise, deemed by the Pledgee as necessary, proper and convenient in connection with the preservation, perfection or enforcement of its rights hereunder; provided, however, the Pledgee may only exercise its rights described in the immediately preceding clauses (a), (b), (d) and (g) if an Event of Default exists; provided further, that the Pledgee will give notice to the Borrower as soon as reasonably possible upon its exercise of the rights under the immediately preceding clauses (a) through (h), except (1) any such notice regarding the exercise of rights under the immediately preceding clauses (a), (b), (d) or (g) shall be given if and to the extent required by Applicable Law and (2) in no event will the failure to give such notice have any effect on the validity of the exercise of any such right or give rise to liability on the part of any Secured Beneficiary. Nothing herein contained shall be construed as requiring or obligating any Secured Beneficiary to make any commitment or to make any inquiry as to the nature or sufficiency of any payment received by it, or to present or file any claim or notice, or to take any action with respect to the Collateral or any part thereof or the moneys due or to become due in respect thereof or any property covered thereby, and no action taken by the Pledgee or omitted to be taken with respect to the Collateral or any part thereof shall give rise to any defense, counterclaim or offset in favor of any Pledgor or to any claim or action against the Pledgee. The power of attorney granted herein is irrevocable and coupled with an interest.
     Section 9. Pledgee’s Duty of Care. Other than the exercise of reasonable care to ensure that safe custody of the Collateral while being held by the Pledgee hereunder, the Pledgee shall have no duty or liability to preserve rights pertaining thereto, it being understood and agreed that each Pledgor shall be responsible for preservation of all rights of such Pledgor in the Collateral. The Pledgee shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession if such Collateral is accorded treatment substantially equal to that which the Pledgee accords its own property, it being understood that the Pledgee shall not have responsibility for (a) ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relating to any Collateral, whether or not the Pledgee has or is deemed to have knowledge of such matters or (b) taking any necessary steps to preserve rights against any parties with respect to any Collateral.
     Section 10. Reimbursement of Pledgee. Each Pledgor agrees to pay upon demand to the Pledgee the amount of any and all expenses, including the reasonable fees, disbursements and other charges of its counsel and of any experts or agents, and its fully allocated internal costs, that the Pledgee may incur in connection with (a) the administration of this Agreement, (b) the custody or preservation of, or any sale of, collection from, or other realization upon, any of the Collateral, (c) the exercise or enforcement of any of the rights of the Pledgee hereunder, or (d) the failure by any Pledgor to perform or observe any of the provisions hereof or otherwise in respect of the Collateral.
     Section 11. Indemnification. Each Pledgor agrees to pay, indemnify, and hold the Pledgee, each other Secured Beneficiary and each of their respective predecessor, affiliate, subsidiaries, successors and assigns, together with their past, present and future officers, directors, agents, attorneys, financial advisors, representatives, partners, joint ventures, affiliates and the successor and assigns of any and all of them (each, an “Indemnified Person”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (“Indemnified Amounts”) brought against or incurred by an Indemnified Person, in any manner arising out of or, directly or indirectly, related in any way to or connected with this Agreement, including without limitation, the exercise by any Secured Beneficiary of any of its rights and remedies under this Agreement or any other action taken by any Secured Beneficiary pursuant to the terms of this Agreement; provided, however, a Pledgor shall have no obligation hereunder to any Indemnified Person with respect to Indemnified Amounts to the extent arising from the gross negligence or willful misconduct of such Indemnified Party, as determined by a court of competent jurisdiction in a final, non-appealable judgment.
     Section 12. Further Assurances. Each Pledgor shall, at its sole cost and expense, take all action that may be necessary or desirable in the Pledgee’s sole discretion, so as at all times to maintain the validity, perfection, enforceability and priority of the Pledgee’s security interest in the Collateral, or to enable the Pledgee to exercise or enforce its rights hereunder, including without limitation or otherwise in respect of the Collateral. The Pledgee shall at all times have the right to exchange the certificates representing such Equity Interests for certificates of smaller or larger numbers of shares for any purpose consistent with this Agreement.
     Section 13. Securities Act. In view of the position of the Pledgors in relation to the Collateral, or because of other current or future circumstances, a question may arise under the Securities Act, or any similar Applicable Law hereafter enacted analogous in purpose or effect (the Securities Act and any such similar Applicable Law as from time to time in effect being called the “Federal Securities Laws”) with respect to any disposition of the Collateral permitted hereunder. Each Pledgor understands that compliance with the Federal Securities Laws might very strictly limit the course of conduct of the Pledgee if the Pledgee were to attempt to dispose of all or any part of the Collateral in accordance with the terms hereof, and might also limit the extent to which or the manner in which any subsequent transferee of any Collateral could dispose of the same. Similarly, there may be other legal restrictions or limitations affecting the Pledgee in any attempt to dispose of all or part of the Collateral in accordance with the terms hereof under applicable Blue Sky or other state securities laws or similar Applicable Law analogous in purpose or effect. Each Pledgor recognizes that in light of the foregoing restrictions and limitations the Pledgee may, with respect to any sale of the Collateral, limit the purchasers to those who will agree, among other things, to acquire such Collateral for their own account, for investment, and not with a view to the distribution or resale thereof. Each Pledgor acknowledges and agrees that in light of the foregoing restrictions and limitations, the Pledgee, in its sole and absolute discretion, may, in accordance with Applicable Law, (a) proceed to make such a sale whether or not a registration statement for the purpose of registering such Collateral or part thereof shall have been filed under the Federal Securities Laws and (b) approach and negotiate with a single potential purchaser to effect such sale. Each Pledgor acknowledges and agrees that any such sale might result in prices and other terms less favorable to the seller than if such sale were a public sale without such restrictions. In the event of any such sale, the Pledgee shall incur no responsibility or liability for selling all or any part of the Collateral in accordance with the terms hereof at a price that the Pledgee, in its sole and absolute discretion, may in good faith deem reasonable under the circumstances, notwithstanding the possibility that a substantially higher price might have been realized if the sale were deferred until after registration as aforesaid or if more than a single purchaser were approached. To the extent permitted by Applicable Law, the provisions of this Section will apply notwithstanding the existence of public or private market upon which the quotations or sales prices may exceed substantially the price at which the Pledgee sells.
     Section 14. Continuing Security Interest. This Agreement shall create a continuing security interest in the Collateral and shall remain in full force and effect until it terminates in accordance with its terms.
     Section 15. Security Interest Absolute. All rights of the Pledgee hereunder, the grant of a security interest in the Collateral and all obligations of each Pledgor hereunder, shall be absolute and unconditional irrespective of (a) any lack of validity or enforceability of any Loan Document, any agreement with respect to any of the Secured Obligations or any other agreement or instrument relating to any of the foregoing, (b) any change in the time, manner or place of the payment of, or in any other term of, all or any of the Secured Obligations, or any other amendment or waiver of or any consent to any departure from any Loan Document, or any other agreement or instrument relating to any of the foregoing, (c) any exchange, release or nonperfection of any other collateral, or any release or amendment or waiver of or consent to or departure from any guaranty, for all or any of the Secured Obligations or (d) any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Pledgor in respect of the Secured Obligations or in respect of this Agreement (other than the indefeasible payment in full of all the Secured Obligations).
     Section 16. No Waiver. Neither the failure on the part of any Secured Beneficiary to exercise, nor the delay on the part of any Secured Beneficiary in exercising any right, power or remedy hereunder, nor any course of dealing between any Secured Beneficiary, on the one hand, and any Pledgor, on the other hand, shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power, or remedy hereunder preclude any other or the further exercise thereof or the exercise of any other right, power or remedy.

     Section 17. Notices. Notices, requests and other communications required or permitted hereunder shall be given in accordance with, and subject to the provisions of, Section 12.1. of the Credit Agreement, in the case of the Borrower, and Section 26 of the Guaranty, in the case of any other Pledgor.
     Section 18. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.
     Section 19. LITIGATION; JURISDICTION; OTHER MATTERS; WAIVERS.
     (a) EACH PARTY HERETO ACKNOWLEDGES THAT ANY DISPUTE OR CONTROVERSY AMONG ANY OF THE PLEDGORS AND THE PLEDGEE WOULD BE BASED ON DIFFICULT AND COMPLEX ISSUES OF LAW AND FACT AND WOULD RESULT IN DELAY AND EXPENSE TO THE PARTIES. ACCORDINGLY, TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PLEDGEE AND THE PLEDGORS HEREBY WAIVES ITS RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING OF ANY KIND OR NATURE IN ANY COURT OR TRIBUNAL IN WHICH AN ACTION MAY BE COMMENCED BY OR AGAINST ANY PARTY HERETO ARISING OUT OF OR RELATING IN ANY WAY TO THIS AGREEMENT OR THE COLLATERAL.
     (b) EACH OF PLEDGORS AND THE PLEDGEE HEREBY AGREES THAT THE FEDERAL DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND ANY STATE COURT LOCATED IN THE BOROUGH OF MANHATTAN, NEW YORK, NEW YORK, SHALL HAVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN OR AMONG THE PLEDGORS AND THE PLEDGEE, PERTAINING DIRECTLY OR INDIRECTLY TO THIS AGREEMENT, THE COLLATERAL OR TO ANY MATTER ARISING HEREFROM OR THEREFROM. EACH PLEDGOR AND THE PLEDGEE EXPRESSLY SUBMIT AND CONSENT IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR PROCEEDING COMMENCED IN SUCH COURTS WITH RESPECT TO SUCH CLAIMS OR DISPUTES. EACH PARTY FURTHER WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT FORUM, AND EACH AGREES NOT TO PLEAD OR CLAIM THE SAME. THE CHOICE OF FORUM SET FORTH IN THIS SECTION SHALL NOT BE DEEMED TO PRECLUDE THE BRINGING OF ANY ACTION BY THE PLEDGEE OR THE ENFORCEMENT BY THE PLEDGEE OF ANY JUDGMENT OBTAINED IN SUCH FORUM IN ANY OTHER APPROPRIATE JURISDICTION.
     (c) EACH PLEDGOR EXPRESSLY WAIVES TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW: (i) ANY CONSTITUTIONAL OR OTHER RIGHT TO A JUDICIAL HEARING PRIOR TO THE TIME THE PLEDGEE DISPOSES OF ALL OR ANY PART OF THE COLLATERAL AS PROVIDED IN THIS AGREEMENT; (ii) ALL RIGHTS OF REDEMPTION, STAY, OR APPRAISAL THAT SUCH PLEDGOR NOW HAS OR MAY AT ANY TIME IN THE FUTURE HAVE UNDER ANY APPLICABLE LAW NOW

EXISTING OR HEREAFTER ENACTED; AND (iii) EXCEPT AS EXPRESSLY REQUIRED UNDER THIS AGREEMENT OR APPLICABLE LAW, ANY REQUIREMENT OF NOTICE, DEMAND, OR ADVERTISEMENT FOR SALE.
     (d) THE PROVISIONS OF THIS SECTION HAVE BEEN CONSIDERED BY EACH PARTY WITH THE ADVICE OF COUNSEL AND WITH A FULL UNDERSTANDING OF THE LEGAL CONSEQUENCES THEREOF, AND SHALL SURVIVE THE PAYMENT OF THE SECURED OBLIGATIONS AND THE TERMINATION OF THIS AGREEMENT.
     Section 20. Amendments. No amendment or waiver of any provision of this Agreement nor consent to any departure by any Pledgor herefrom shall in any event be effective unless the same shall be in writing and signed by the parties hereto, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.
     Section 21. Binding Agreement; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns under the Credit Agreement, except that no Pledgor shall be permitted to assign this Agreement or any interest herein or in the Collateral or any part thereof and any such assignment by a Pledgor shall be null and void absent the prior written consent of the Pledgee. Without limiting the foregoing, the Derivatives Contracts Beneficiaries may only assign their rights under this agreement in accordance with the applicable provisions of the Credit Agreement.
     Section 22. Termination. Upon indefeasible payment in full of all of the Secured Obligations (other than Secured Obligations in respect of Derivatives Contracts) and termination of the Credit Agreement in accordance with its terms, this Agreement shall terminate. Upon termination of this Agreement in accordance with its terms, the Pledgee agrees to take such actions as any Pledgor may reasonably request, and at the sole cost and expense of such Pledgor, to evidence the termination of this Agreement.
     Section 23. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under Applicable Law, but if any provision of this Agreement shall be prohibited by or invalid under Applicable Law, such provisions shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Agreement.
     Section 24. Headings. Section headings used herein are for convenience only and are not to affect the construction of or be taken into consideration in interpreting this Agreement.
     Section 25. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which shall constitute but one agreement.
     Section 26. Joint and Several Obligations of Pledgors. THE OBLIGATIONS OF THE PLEDGORS HEREUNDER SHALL BE JOINT AND SEVERAL.

     Section 27. Miscellaneous. By acceptance of the benefits hereof, each Secured Beneficiary acknowledges and agrees that its rights hereunder are subject to the terms of the Credit Agreement, that the rights, obligations, and liabilities of the Pledgee are subject to the terms of the Credit Agreement, and that the Collateral can be released as provided in the Credit Agreement.
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     IN WITNESS WHEREOF, each Pledgor has executed and delivered this Pledge Agreement under seal as of this the date first written above.

PLEDGORS: [NAME OF PLEDGORS]
By:
Name:
Title:

Agreed to, accepted and acknowledged as of the date first written above. PLEDGEE: KEYBANK NATIONAL ASSOCIATION, as Agent
By:
Name:
Title:

ANNEX 1 TO PLEDGE AGREEMENT
FORM OF PLEDGE AGREEMENT SUPPLEMENT
     THIS PLEDGE AGREEMENT SUPPLEMENT dated as of ________________, 201__ (this “Supplement”) executed and delivered by _______________, a _______________ (the “New Pledgor”) in favor of KEYBANK NATIONAL ASSOCIATION, as Agent (the “Pledgee”).
     WHEREAS, pursuant to that certain Credit Agreement dated as of September 26, 2011 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Ashford Hospitality Limited Partnership (the “Borrower”), the financial institutions from time to time party thereto as “Lenders”, the Pledgee, and the other parties thereto, the Lenders have agreed to make available to the Borrower certain financial accommodations on the terms and conditions set forth in the Credit Agreement;
     WHEREAS, to secure obligations owning by certain parties under the Credit Agreement and the other Loan Documents, the Borrower and the other “Pledgors” thereunder have executed and delivered that certain Pledge Agreement dated as of September 26, 2011 (as amended, restated, supplemented or otherwise modified from time to time, the “Pledge Agreement”) in favor of the Pledgee;
     WHEREAS, it is a condition precedent to the continued extension by the Lenders and the Pledgee of such financial accommodations that the New Pledgor execute this Supplement to become a party to the Pledge Agreement.
     NOW, THEREFORE, in consideration of the above premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the New Pledgor, the New Pledgor hereby agrees as follows:
     Section 1. Accession to Pledge Agreement; Grant of Security Interest. The New Pledgor agrees that it is a “Pledgor” under the Pledge Agreement and assumes all obligations of a “Pledgor” thereunder, all as if the New Pledgor had been an original signatory to the Pledge Agreement. Without limiting the generality of the foregoing, the New Pledgor hereby:
     (a) pledges to the Pledgee for the benefit of the Secured Beneficiaries, and grants to the Pledgee for the benefit of the Secured Beneficiaries a security interest in, all of the New Pledgor’s right, title and interest in, to and under the Collateral, including the Equity Interests described on Exhibit I attached hereto, as security for the Secured Obligations;
     (b) makes to the Pledgee and the Lenders as of the date hereof each of the representations and warranties contained in Section 3 of the Pledge Agreement and agrees to be bound by each of the covenants contained in the Pledge Agreement, including without limitation, those contained in Section 4 thereof; and
     (c) consents and agrees to each other provision set forth in the Pledge Agreement.

     Section 2. GOVERNING LAW. THIS SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.
     Section 3. Definitions. Capitalized terms used herein and not otherwise defined herein shall have their respective defined meanings given them in the Pledge Agreement.
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     IN WITNESS WHEREOF, the New Pledgor has caused this Pledge Agreement Supplement to be duly executed and delivered under seal by its duly authorized officers as of the date first written above.

[NEW PLEDGOR]
By:
Name:
Title:

Address for Notices: Attention: Telecopy Number: (__) ______________________ Telephone Number: (__) ______________________

Accepted: KEYBANK NATIONAL ASSOCIATION, as Agent
By:
Name:
Title:

EXHIBIT I
Pledged Equity Interests

		Jurisdiction of	Class of Equity	Certificate Number	Percentage of
Pledgor	Issuer	Formation	Interest	(if any)	Ownership
This Exhibit shall be deemed to be a supplement to Schedule 1 attached to the Pledge Agreement.

SCHEDULE 1 TO PLEDGE AGREEMENT
Pledged Equity Interests:

		Jurisdiction of		Certificate
		Formation of	Class of Equity	Number	Percentage of
Pledgor	Issuer	Issuer	Interest	(if any)	Ownership

Pledgor Information:

Pledgor	Jurisdiction of Formation	Organizational ID No.	Location of Chief Executive Office

SCHEDULE 2 TO PLEDGE AGREEMENT
Form of Acknowledgement and Consent
     The undersigned hereby acknowledges receipt of a copy of the Pledge Agreement dated as of September 26, 2011 (the “Pledge Agreement”), made by Ashford Hospitality Limited Partnership and the other Pledgors party thereto in favor of KeyBank National Association, as Agent. Terms not otherwise defined herein have the respective meanings given them in the Pledge Agreement.
     The undersigned agrees for the benefit of the Pledgee and the Lenders as follows:
     (a) The undersigned will be bound by, and comply with, the terms of the Pledge Agreement applicable to the undersigned, including without limitation, Sections 4(e) and 4(g).
     (b) The undersigned will notify the Pledgee in writing promptly of the occurrence of any of the events described in Section 4(d) of the Pledge Agreement.
     [(c) The undersigned will not permit any of the Equity Interests issued by it (i) to be dealt in or traded on a securities exchange or in securities markets; or (ii) to provide by its terms that it is a security governed by Article 8 of the UCC.]16
     IN WITNESS WHEREOF, the undersigned has executed and delivered this Acknowledgement and Consent under seal as of this the date first written above.

[ISSUER]

By:

Name:

Title:

[16]	Include only if the Issuer is a partnership or limited liability company.

EXHIBIT F
FORM OF SECURITY AGREEMENT
     THIS SECURITY AGREEMENT dated as of September 26, 2011 executed and delivered by each of the undersigned parties identified as “Grantors” on the signature pages hereto and the other Persons who may become Grantors hereunder pursuant to the execution and delivery of a Security Agreement Supplement substantially in the form of Annex 1 hereto (each a “Grantor” and collectively, the “Grantors”) in favor of KEYBANK NATIONAL ASSOCIATION, as Agent (the “Secured Party”).
     WHEREAS, pursuant to that certain Credit Agreement dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Ashford Hospitality Limited Partnership (the “Borrower”), the financial institutions from time to time party thereto as “Lenders” and the Secured Party, the Lenders, the Secured Party and the other parties thereto have agreed to make available to the Borrower certain financial accommodations on the terms and conditions contained in the Credit Agreement;
     WHEREAS, the Borrower and each of the other Grantors, though separate legal entities, are members of the same corporate family and have determined it to be in their mutual best interests to obtain financing from the Lenders and the Secured Party through their collective efforts;
     WHEREAS, each Grantor acknowledges that it will receive direct and indirect benefits from the Lenders and the Secured Party making such financial accommodations available to the Borrower under the Credit Agreement; and
     WHEREAS, it is a condition precedent to the extension of such financial accommodations under the Credit Agreement that the Grantors execute and deliver this Agreement, among other things, to grant to the Secured Party for the benefit of the Secured Beneficiaries (as hereinafter defined) a security interest in the Collateral as security for the Secured Obligations.
     NOW, THEREFORE, in consideration of the mutual agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, the parties agree as follows:
     Section 1. Definitions.
     (a) The following terms shall have the following meanings:
     “Additional Pledged Collateral” means any Pledged Collateral acquired by any Grantor after the date hereof and in which a security interest is granted pursuant to Section 2, including, to the extent a security interest is granted therein pursuant to such Section, (i) all additional Indebtedness from time to time owed to any Grantor by any obligor on the Pledged Debt Instruments and the Instruments evidencing such Indebtedness and (ii) all interest, cash,

Instruments and other property or Proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any of the foregoing.
     “Agreement” means this Security Agreement.
     “Bankruptcy Code” means United States Bankruptcy Code (11 U.S.C. Section 101 et seq.), as in effect from time to time, and any successor statute thereto.
     “Credit Agreement” has the meaning given that term in the recitals of this Agreement.
     “Collateral” means, with respect to a Grantor, all of such Grantor’s right, title and interest to and under all of the following property, whether now owned or hereafter acquired by such Grantor or in which a Grantor now has or at any time in the future may acquire any right, title or interest, and whether now existing or hereafter arising:
     (a) all Deposit Accounts;
     (b) all Instruments;
     (c) all Securities Accounts;
     (d) all books and records pertaining to any property described in this definition;
     (e) all Supporting Obligations pertaining to any property described in this definition;
     (f) all property of the types described in clauses (a) through (e) of this definition of any Grantor held by the Secured Party, including all such property, in the possession or custody of or in transit to the Secured Party for any purpose, including safekeeping, collection or pledge, for the account of such Grantor or as to which such Grantor may have any right or power; and
     (g) to the extent not otherwise included, all Proceeds.
When the term “Collateral” is used without reference to a Grantor, then it shall be deemed to be a collective reference to the “Collateral” of all Grantors.
     “Deposit Account” means a deposit account of a Grantor in which such Grantor maintains any reserves for furniture, Fixtures and/or Equipment.
     “Deposit Account Control Agreement” means an agreement, in form and substance satisfactory to the Secured Party, entered into by a Grantor, the Secured Party and the bank at which such Grantor maintains a Deposit Account giving the Secured Party control over such Deposit Account.
     “Permitted Liens” means, as to any Person: (i) Liens securing taxes, assessments and other charges or levies imposed by any governmental authority (excluding any Lien imposed pursuant to any of the provisions of ERISA or pursuant to any environmental laws) or the claims of materialmen, mechanics, carriers, warehousemen or landlords for labor, materials, supplies or rentals incurred in the ordinary course of business, which are not at the time required to be paid or discharged under the applicable provisions of the Loan Documents; (ii) Liens consisting of deposits or pledges made, in the ordinary course of business, in connection with, or to secure payment of, obligations under workers’ compensation, unemployment insurance or similar laws; and (iii) Liens in favor of the Secured Party for the benefit of the Secured Beneficiaries.
     “Pledged Collateral” means, collectively, Pledged Debt Instruments, any other Investment Property of any Grantor, all chattel paper, certificates or other Instruments representing any of the foregoing and all Security Entitlements of any Grantor in respect of any of the foregoing. Pledged Collateral may be General Intangibles, Instruments or Investment Property. Pledged Collateral shall not include any property that constitutes “Collateral” under and as defined in the Pledge Agreement.
     “Pledged Debt Instruments” means all right, title and interest of any Grantor in Instruments evidencing any Indebtedness owed to such Grantor, including all Indebtedness described on Schedule 1, issued by the obligors named therein.
     “Proceeds” means all proceeds (including proceeds of proceeds) of any of the Collateral including all: (i) rights, benefits, distributions, premiums, profits, dividends, interest, cash, Instruments, Documents, Accounts, contract rights, Inventory, Equipment, General Intangibles, Payment Intangibles, Deposit Accounts, Chattel Paper, and other property from time to time received, receivable, or otherwise distributed in respect of or in exchange for, or as a replacement of or a substitution for, any of the Collateral, or proceeds thereof; (ii) “proceeds,” as such term is defined in Section 9-102(a)(64) of the UCC; (iii) proceeds of any insurance, indemnity, warranty, or guaranty (including guaranties of delivery) payable from time to time with respect to any of the Collateral, or proceeds thereof; and (iv) payments (in any form whatsoever) made or due and payable to a Grantor from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Collateral, or proceeds thereof.
     “Secured Beneficiary” means the Secured Party, the Lenders and the Derivatives Contracts Beneficiaries.
     “Secured Obligations” means, collectively, (a) with respect to the Borrower, the unpaid principal of and interest on all Loans, all Reimbursement Obligations, all other Letter of Credit Liabilities and all other indebtedness, liabilities, obligations, covenants and duties of the Borrower owing to the Secured Party or any Lender (or, in the case of any Derivatives Contract, any Derivatives Contracts Beneficiary) of any kind, nature or description, under or in respect of the Credit Agreement or any other Loan Document to which the Borrower is a party, or any Derivatives Contract entered into by the Borrower with any Person that is a Derivatives Contracts Beneficiary, whether direct or indirect, absolute or contingent, due or to become due, contractual or tortious, liquidated or unliquidated, and including all interest (including interest that accrues after the filing of a case under the Bankruptcy Code) and any and all costs, fees (including reasonable attorneys fees), and expenses which the Borrower is required to pay pursuant to any of the foregoing, under Applicable Law, or otherwise and (b) with respect to any other Grantor, all indebtedness, liabilities, obligations, covenants and duties of such Grantor owing to the Secured Party or any Lender (or, in the case of any Derivatives Contract, any Derivatives Contracts Beneficiary) of any kind, nature or description, under or in respect of the Guaranty or any other Loan Document to which such Grantor is a party, or any Derivatives Contract entered into by such Grantor which is and at all times remains a Guarantor with any Person that is a Derivatives Contracts Beneficiary, whether direct or indirect, absolute or contingent, due or to become due, contractual or tortious, liquidated or unliquidated, and including all interest (including interest that accrues after the filing of a case under the Bankruptcy Code) and any and all costs, fees (including reasonable attorneys fees), and expenses which such Grantor is required to pay or has guaranteed pursuant to any of the foregoing, under Applicable Law, or otherwise.
     “Securities Account” means a securities account of a Grantor in which such Grantor maintains any reserves for furniture, Fixtures and/or Equipment.
     “Securities Account Control Agreement” means an agreement, in form and substance satisfactory to the Secured Party, entered into by a Grantor, the Secured Party and the Securities Intermediary at which such Grantor maintains a Securities Account giving the Secured Party control over such Securities Account.
     “UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York; provided, however, to the extent that, by reason of mandatory provisions of law, any of the attachment, perfection, or priority of, or remedies with respect to, the Secured Party’s security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction solely for purposes of the provisions hereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.
     (b) Unless otherwise defined herein, terms defined in the Credit Agreement and used herein have the respective meanings given them in the Credit Agreement.
     (c) Terms used herein without definition that are defined in the UCC have the respective meanings given them in the UCC and if defined in more than one article of the UCC, such terms shall have the meaning defined in Article 9 of the UCC, including the following terms (which are capitalized herein):
     “Account”
     “Certificated Security”
     “Chattel Paper”
     “Documents”
     “Entitlement Holder”
     “Entitlement Order”
     “Equipment”
     “Financial Asset”
     “Fixtures”
     “General Intangible”

     “Goods”
     “Instruments”
     “Inventory”
     “Investment Property”
     “Securities Intermediary”
     “Security”
     “Security Entitlement”
     “Supporting Obligation”
     “Uncertificated Security”
     “Payment Intangible”
     (d) In this Agreement, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including.” The terms “herein,” “hereof,” “hereto” and “hereunder” and similar terms refer to this Agreement as a whole and not to any particular Article, Section, subsection or clause in this Agreement. Unless otherwise noted, references herein to an Annex, Schedule, Section, subsection or clause refer to the appropriate Annex or Schedule to, or Section, subsection or clause of this Agreement. The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms. Where the context requires, provisions relating to any Collateral, when used in relation to a Grantor, shall refer to such Grantor’s Collateral or any relevant part thereof. Any reference in this Agreement to a Loan Document shall include all appendices, exhibits and schedules thereto, and, unless specifically stated otherwise all amendments, restatements, supplements or other modifications thereto, and as the same may be in effect at any time such reference becomes operative. The term “including” means “including without limitation” except when used in the computation of time periods. The terms “Lender,” “Secured Beneficiary,” and “Secured Party” include their respective successors and permitted assigns.
     Section 2. Grant of Security Interests in Collateral. Each Grantor, as security for the full, prompt and complete payment and performance when due (whether at stated maturity, by acceleration or otherwise) of the Secured Obligations, hereby mortgages, pledges and hypothecates to the Secured Party for the benefit of the Secured Beneficiaries, and grants to the Secured Party for the benefit of the Secured Beneficiaries a lien on and security interest in, all of such Grantor’s right, title and interest in, to and under the Collateral of such Grantor.
     Section 3. Grantors Remain Obligated. Notwithstanding any other provision of this Agreement to the contrary, (a) each Grantor shall remain liable to observe and perform all the conditions and obligations to be observed and performed by it under each and every contract or other agreement included as part of the Collateral, all in accordance with the terms of each such contract and agreement, (b) no Secured Beneficiary shall have any obligation or liability under any contract or other agreement included as part of the Collateral by reason of or arising out of this Agreement or the receipt by any Secured Beneficiary of any payment relating thereto, (c) the exercise by the Secured Party of any rights under this Agreement or otherwise in respect of the Collateral shall not release any Grantor from its obligations under any contract or other agreement included as part of the Collateral and (d) no Secured Beneficiary shall be obligated to take any of the following actions with respect to any contract or other agreement included as part of the Collateral: (i) perform any obligation of any Grantor, (ii) make any payment, (iii) make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party, (iv) present or file any claim or (v) take any action to enforce any performance or to collect the payment of any amounts that may have been assigned to it or to which it may be entitled at any time or times.
     Section 4. Representations and Warranties. Each Grantor represents and warrants to the Secured Party and the Lenders as follows:
     (a) Title and Liens. Such Grantor is, and will at all times continue to be, the legal and beneficial owner of the Collateral of such Grantor except for Collateral disposed of by such Grantor as expressly permitted by any Loan Document. Not in limitation of the preceding sentence, such Grantor is the Entitlement Holder of all Investment Property held in a Securities Account of such Grantor. None of the Collateral is subject to any adverse claim or other Lien other than Permitted Liens.
     (b) Authorization. Such Grantor has the right and power, and has taken all necessary action to authorize it, to execute, deliver and perform this Agreement in accordance with its terms. The execution, delivery and performance of this Agreement in accordance with its terms, including the granting of the security interest hereunder, do not and will not, by the passage of time, the giving of notice, or both: (i) require any Government Approval or violate any Applicable Law (including any Environmental Law) relating to such Grantor; (ii) require and consent or approval of, or authorization, order or other action by, any Governmental Authority or other Person, (iii) conflict with, result in a breach of or constitute a default under the organizational documents of such Grantor, or any indenture, agreement or other instrument to which such Grantor is a party or by which it or any of the Collateral of such Grantor or its other property may be bound; or (iv) result in or require the creation or imposition of any Lien upon or with respect to any of the Collateral of such Grantor or such Grantor’s other property whether now owned or hereafter acquired.
     (c) Validity and Perfection of Security Interest. This Agreement is effective to create in favor of the Secured Party, for the benefit of the Secured Beneficiaries, a legal, valid and enforceable first-priority security interest in the Collateral other than any Deposit Account or Securities Account with respect to which, in accordance with Section 5(e), no Deposit Account Control Agreement or Securities Account Control Agreement has been delivered. Such security interest will be perfected upon (i) in the case of all Collateral in which a security interest may be perfected by the filing of a financing statement under the UCC, the completion of the filings and other actions specified on Schedule 2 (which, in the case of all filings and other documents referred to on such Schedule, have been delivered to the Secured Party in completed and duly executed form), (ii) the delivery to the Secured Party of all Collateral consisting of Instruments and Certificated Securities, in each case properly endorsed for transfer to the Secured Party or in blank, (iii) the execution of Securities Account Control Agreements with respect to Investment Property not in certificated form, and (iv) the execution of Deposit Account Control Agreements with respect to all Deposit Accounts of a Grantor. Except as set forth in this subsection, no action is necessary to perfect the security interest granted by any Grantor under this Agreement. Each such security interest shall be prior to all other Liens on the Collateral except for Permitted Liens having priority over the Secured Party’s security interest solely by operation of Applicable Law.

     (d) Jurisdiction of Formation, Locations, Etc. Such Grantor’s jurisdiction of organization, exact legal name, organizational identification number, if any, and the location of such Grantor’s chief executive office or sole place of business, in each case as of the date hereof, is specified on Schedule 3 and such Schedule also lists all jurisdictions of incorporation, legal names and locations of such Grantor’s chief executive office or sole place of business for the five years preceding the date hereof.
     (e) Pledged Collateral. All Pledged Collateral and, if applicable, any Additional Pledged Collateral, consisting of Certificated Securities or Instruments has been delivered to the Secured Party in accordance with Section 5(f) or (g).
     (f) Deposit Accounts and Securities Accounts. Schedule 4 sets forth all Deposit Accounts and Securities Accounts maintained by any Grantor on the date hereof or on the date of the delivery of any update to such Schedule pursuant to the terms hereof, which sets forth such information separately for each Grantor.
     Section 5. Covenants. Each Grantor hereby unconditionally covenants and agrees as follows:
     (a) No Liens, Sale, Etc. Such Grantor shall (i) except for the security interests created by this Agreement, not create or suffer to exist any Lien upon or with respect to any Collateral, except Permitted Liens, (ii) not sell, transfer or assign (by operation of law or otherwise) any Collateral except as expressly permitted under the Loan Documents, and (iii) not enter into any agreement or undertaking restricting the right or ability of such Grantor or the Secured Party to sell, assign or transfer, or grant any Lien in, any Collateral except as expressly permitted under the Loan Documents.
     (b) Maintenance of Perfection. Such Grantor shall maintain the security interests created by this Agreement as perfected security interests having at least the priority described in Section 4(c) and shall defend such security interests and the applicable priorities of such security interests against the claims and demands of all Persons.
     (c) Statements of Collateral. Such Grantor shall furnish to the Secured Party from time to time statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as the Secured Party may reasonably request, all in reasonable detail and in form and substance reasonably satisfactory to the Secured Party.
     (d) Changes in Locations, Name, Etc. Unless a Grantor shall have given the Secured Party at least 30 days’ prior written notice (or such shorter time as shall be acceptable to the Secured Party) and shall have delivered to the Secured Party all additional financing statements and other documents reasonably requested by the Secured Party to maintain the validity, perfection and priority of the security interests provided for herein, such Grantor shall not do any of the following:
     (i) change its jurisdiction of organization or its location, in each case from that referred to in Section 4(d); or

     (ii) change its legal name or organizational identification number, if any, or corporation, limited liability company or other organizational structure to such an extent that any financing statement filed in connection with this Agreement would become misleading.
     (e) Control Agreements. Each Grantor shall obtain and deliver to the Secured Party an authenticated Deposit Account Control Agreement, from each bank holding a Deposit Account (other than any Deposit Account having an individual average balance during any 30-day period of less than $100,000) for such Grantor. Each Grantor shall obtain an authenticated Securities Account Control Agreement from each Securities Intermediary issuing or holding any Securities Account (other than any Securities Account having an individual average balance during any 30-day period of less than $100,000) to or for any Grantor.
     (f) Pledged Collateral. Within 30 days of any Grantor acquiring possession of any certificates and Instruments representing or evidencing Pledged Collateral (including Additional Pledged Collateral), such Grantor shall deliver to the Secured Party, all such certificates and Instruments representing or evidencing any Pledged Collateral (including Additional Pledged Collateral), whether now existing or hereafter acquired, in suitable form for transfer by delivery or, as applicable, accompanied by such Grantor’s endorsement, where necessary, or duly executed instruments of transfer or assignment in blank, all in form and substance reasonably satisfactory to the Secured Party. While an Event of Default exists, the Secured Party shall have the right, at any time in its discretion and without notice to any Grantor, (i) to transfer to or to register in its name or in the name of its nominees any Pledged Collateral and (ii) to exchange any certificate or instrument representing or evidencing any Pledged Collateral for certificates or instruments of smaller or larger denominations. Except as permitted by the Credit Agreement, such Grantor shall not grant control over any Investment Property that is Collateral to any Person other than the Secured Party.
     (g) Delivery of Instruments. Within 30 days of any Grantor acquiring possession of any Instrument payable to such Grantor, such Grantor shall deliver to the Secured Party each such Instrument, duly indorsed in a manner reasonably satisfactory to the Secured Party.
     (h) Further Assurances. At any time and from time to time, at the request of the Secured Party, and at the sole expense of such Grantor, such Grantor shall promptly and duly execute and deliver, and have recorded, such further instruments and documents and take such further action as the Secured Party may reasonably request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted, including the filing of any financing or continuation statement under the UCC (or other similar laws) in effect in any jurisdiction with respect to the security interests created hereby and the execution and delivery of Securities Account Control Agreements and Deposit Account Control Agreements.
     Section 6. Remedial Provisions.
     (a) General Remedies. While an Event of Default exists, the Secured Party may exercise, in addition to all other rights and remedies granted to it in this Agreement and in any other instrument or agreement securing, evidencing or relating to the Secured Obligations, all rights and remedies of a secured party under the UCC or any other Applicable Law. Without limiting the generality of the foregoing, the Secured Party, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by Applicable Law referred to below) to or upon any Grantor or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived by each Grantor), may in such circumstances forthwith collect, receive, appropriate and realize upon any Collateral, and may forthwith sell, lease, assign, give option or options to purchase, or otherwise dispose of and deliver any Collateral (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of any Secured Beneficiary or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. The Secured Party shall have the right upon any such public sale or sales, and, to the extent permitted by the UCC and other Applicable Law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption of any Grantor, which right or equity is hereby waived and released by each Grantor. To the extent permitted by Applicable Law, each Grantor waives all claims, damages and demands it may acquire against any Secured Beneficiary arising out of the exercise by the Secured Party of any rights hereunder. If any notice of a proposed sale or other disposition of Collateral shall be required by Applicable Law, such notice shall be deemed reasonable and proper if given at least 10 days before such sale or other disposition.
     (b) Pledged Collateral. While an Event of Default exists, upon notice by the Secured Party to the relevant Grantor or Grantors, (i) the Secured Party shall have the right to receive any Proceeds of the Pledged Collateral and make application thereof to the Secured Obligations in the order provided in Section 10.4. of the Credit Agreement and (ii) the Secured Party or its nominee may exercise any voting, consent, corporate and other right pertaining to the Pledged Collateral as if the Secured Party were the absolute owner thereof, all without liability except to account for property actually received by it; provided, however, that the Secured Party shall have no duty to any Grantor to exercise any such right, privilege or option and shall not be responsible for any failure to do so or delay in so doing. In order to permit the Secured Party to exercise the voting and other consensual rights that it is entitled to exercise pursuant hereto and to receive all distributions that it is entitled to receive hereunder, (i) each Grantor shall promptly execute and deliver (or cause to be executed and delivered) to the Secured Party all such orders and instruments as the Secured Party may from time to time request and (ii) without limiting the immediately preceding clause (i), such Grantor hereby grants to the Secured Party an irrevocable proxy to exercise all rights, powers, privileges and remedies to which a holder of the Pledged Collateral would be entitled, which proxy shall be effective, automatically and without the necessity of any action (including any transfer of any Pledged Collateral on the record books of the issuer thereof) by any other Person (including the issuer of such Pledged Collateral or any officer or agent thereof) while an Event of Default exists. Each Grantor hereby expressly authorizes and irrevocably instructs each issuer of any Pledged Collateral pledged hereunder by such Grantor to (x) comply with any instruction received by it from the Secured Party in writing that states that an Event of Default exists and is otherwise in accordance with the terms of this Agreement, without any other or further instructions from such Grantor, and each Grantor agrees that such issuer shall be fully protected in so complying and (y) pay any payment with respect to the Pledged Collateral directly to the Secured Party.

     (c) Writ of Possession; Receiver. Each Grantor hereby acknowledges that the Secured Obligations arose out of a commercial transaction, and agrees that while an Event of Default exists the Secured Party shall have the right to an immediate writ of possession with respect to the Collateral without notice of a hearing or the requirement of posting a bond. The Secured Party shall have the right to the appointment of a receiver for the properties and assets of each Grantor, and each Grantor hereby consents to such rights and such appointment and hereby waives any objection such Grantor may have thereto or the right to have a bond or other security posted by the Secured Party.
     (d) Remedies Cumulative. Each right, power, and remedy of the Secured Party as provided for in this Agreement or in the other Loan Documents or now or hereafter existing at law or in equity or by statute or otherwise shall be cumulative and concurrent and shall be in addition to every other right, power, or remedy provided for in this Agreement or in the other Loan Documents or now or hereafter existing at law or in equity or by statute or otherwise, and the exercise or beginning of the exercise by the Secured Party, of any one or more of such rights, powers, or remedies shall not preclude the simultaneous or later exercise by the Secured Party of any or all such other rights, powers, or remedies.
     (e) Marshaling. The Secured Party shall not be required to marshal any present or future collateral security (including but not limited to the Collateral) for, or other assurances of payment of, the Secured Obligations or any of them or to resort to such collateral security or other assurances of payment in any particular order. To the fullest extent that it lawfully may, each Grantor hereby agrees that it will not invoke any Applicable Law relating to the marshaling of collateral which might cause delay in or impede the enforcement of the Secured Party’s rights and remedies under this Agreement or under any other instrument creating or evidencing any of the Secured Obligations or under which any of the Secured Obligations is outstanding or by which any of the Secured Obligations is secured or payment thereof is otherwise assured, and, to the fullest extent that it lawfully may, each Grantor hereby irrevocably waives the benefits of all such laws.
     (f) Application of Proceeds. The proceeds of any sale of the whole or any part of the Collateral pursuant to this Agreement, together with any other moneys held by the Secured Party under the provisions of this Agreement, shall be applied in accordance with Section 10.4. of the Credit Agreement. Each Grantor shall remain liable and will pay, on demand, any deficiency remaining in respect of the Secured Obligations.
     (g) Deposit Accounts and Securities Accounts. If any Event of Default shall exist, the Secured Party may (i) instruct the bank at which any Deposit Account is maintained to comply with instructions originated by the Secured Party directing disposition of the funds in such Deposit Account without further consent of any Grantor and (ii) instruct the Securities Intermediary at which any Securities Account is maintained to comply with the Entitlement Order originated by the Secured Party without further consent of any Grantor.
     Section 7. Secured Party Appointed Attorney-in-Fact. Each Grantor hereby constitutes and appoints the Secured Party as the attorney-in-fact of such Grantor with full power of substitution either in the Secured Party’s name or in the name of such Grantor to do any of the following: (a) to perform any obligation of such Grantor hereunder in such Grantor’s name or otherwise; (b) to ask for, demand, sue for, collect, receive, receipt and give acquittance for any and all moneys due or to become due under and by virtue of any Collateral; (c) to prepare, execute, file, record or deliver notices, assignments, financing statements, continuation statements, applications for registration or like papers to perfect, preserve or release the Secured Party’s security interest in the Collateral; (d) to issue Entitlement Orders, instructions and other orders to any bank or Securities Intermediary in connection with any of the Collateral held by or maintained with such bank or Securities Intermediary; (e) to verify facts concerning the Collateral in such Grantor’s name, its own name or a fictitious name; (f) to endorse checks, drafts, orders and other instruments for the payment of money payable to such Grantor, representing any payment in respect of the Collateral or any part thereof or on account thereof and to give full discharge for the same; (g) to exercise all rights, powers and remedies which such Grantor would have, but for this Agreement, with respect to any of the Collateral; and (h) to carry out the provisions of this Agreement and to take any action and execute any instrument which the Secured Party may deem necessary or advisable to accomplish the purposes hereof, and to do all acts and things and execute all documents in the name of such Grantor or otherwise, deemed by the Secured Party as necessary, proper and convenient in connection with the preservation, perfection or enforcement of its rights hereunder; provided, however, the Secured Party may only exercise its rights described in the immediately preceding clauses (a), (b), (d) and (g) if an Event of Default exists; provided, further, that the Secured Party will give notice to the Borrower as soon as reasonably possible upon its exercise of its rights under the immediately preceding clauses (a) through (h), except (1) any such notice regarding the exercise of rights under the immediately preceding clauses (a), (b), (d) or (g) shall be given if and to the extent required by Applicable Law and (2) in no event will the failure to give such have any effect on the validity of the exercise of any such right or give rise to liability on the part of any Secured Beneficiary. Nothing herein contained shall be construed as requiring or obligating any Secured Beneficiary to make any commitment or to make any inquiry as to the nature or sufficiency of any payment received by it, or to present or file any claim or notice, or to take any action with respect to the Collateral or any part thereof or the moneys due or to become due in respect thereof or any property covered thereby, and no action taken by the Secured Party or omitted to be taken with respect to the Collateral or any part thereof shall give rise to any defense, counterclaim or offset in favor of any Grantor or to any claim or action against the Secured Party. The power of attorney granted herein is irrevocable and coupled with an interest.
     Section 8. Secured Party Duties. The powers conferred on the Secured Party hereunder are solely to protect the Secured Party’s interest in the Collateral, for the benefit of the Secured Beneficiaries, and shall not impose any duty upon the Secured Party to exercise any such powers. Except for the safe custody of any Collateral in its actual possession and the accounting for moneys actually received by it hereunder, the Secured Party shall have no duty as to any Collateral or as to the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral. The Secured Party shall be deemed to have exercise reasonable care in the custody and preservation of any Collateral in its actual possession if the Secured Party accords such Collateral treatment substantially equal to that which the Secured Party accords its own property.
     Section 9. Authorization of Financing Statements. Each Grantor authorizes the Secured Party, and its counsel and other representatives, at any time and from time to time, to file or record financing statements, amendments to financing statements, and other filing or recording documents or instruments with respect to the Collateral in such form and in such offices as the Secured Party reasonably determines appropriate to perfect the security interests of the Secured Party under this Agreement. Each Grantor hereby also authorizes the Secured Party, and its counsel and other representatives, at any time and from time to time, to file continuation statements with respect to previously filed financing statements. A photographic or other reproduction of this Agreement shall be sufficient as a financing statement or other filing or recording document or instrument for filing or recording in any jurisdiction. Each Grantor acknowledges that it is not authorized to file any financing statement or amendment or termination statement with respect to any financing statement filed in connection with this Agreement without the prior written consent of the Secured Party, subject to such Grantor’s rights under Section 9-509(d)(2) of the UCC.
     Section 10. Amendments. No amendment or waiver of any provision of this Agreement nor consent to any departure by any Grantor herefrom shall in any event be effective unless the same shall be in writing and signed by the parties hereto, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that Schedules to this Agreement may be supplemented through Security Agreement Supplements executed by a Grantor and accepted by the Secured Party.
     Section 11. Notices. Notices, requests and other communications required or permitted hereunder shall be given in accordance with, and be subject to, the applicable terms of the Credit Agreement in the case of the Borrower or the Guaranty in the case of any other Grantor.
     Section 12. No Waiver. Neither the failure on the part of any Secured Beneficiary to exercise, nor the delay on the part of any Secured Beneficiary in exercising any right, power or remedy hereunder, nor any course of dealing between any Secured Beneficiary, on the one hand, and any Grantor, on the other hand, shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power, or remedy hereunder preclude any other or the further exercise thereof or the exercise of any other right, power or remedy.
     Section 13. Binding Agreement; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns under the Credit Agreement, except that no Grantor shall be permitted to assign this Agreement or any interest herein or in the Collateral or any part thereof and any such assignment by a Grantor shall be null and void absent the prior written consent of the Secured Party. Without limiting the foregoing, the Derivatives Contracts Beneficiaries may only assign their rights under this agreement in accordance with the applicable provisions of the Credit Agreement.
     Section 14. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which shall constitute but one agreement.
     Section 15. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provisions shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Agreement.
     Section 16. Headings. Section headings used herein are for convenience only and are not to affect the construction of or be taken into consideration in interpreting this Agreement.
     Section 17. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.
Section 18. LITIGATION; JURISDICTION; OTHER MATTERS; WAIVERS.
     (a) EACH PARTY HERETO ACKNOWLEDGES THAT ANY DISPUTE OR CONTROVERSY AMONG ANY OF THE GRANTORS AND THE SECURED PARTY WOULD BE BASED ON DIFFICULT AND COMPLEX ISSUES OF LAW AND FACT AND WOULD RESULT IN DELAY AND EXPENSE TO THE PARTIES. ACCORDINGLY, TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE SECURED PARTY AND THE GRANTORS HEREBY WAIVES ITS RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING OF ANY KIND OR NATURE IN ANY COURT OR TRIBUNAL IN WHICH AN ACTION MAY BE COMMENCED BY OR AGAINST ANY PARTY HERETO ARISING OUT OF OR RELATING IN ANY WAY TO THIS AGREEMENT OR THE COLLATERAL.
     (b) EACH OF THE GRANTORS AND THE SECURED PARTY HEREBY AGREES THAT THE FEDERAL DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK AND ANY STATE COURT LOCATED IN THE BOROUGH OF MANHATTAN, NEW YORK, NEW YORK, SHALL HAVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN OR AMONG THE GRANTORS AND THE SECURED PARTY, PERTAINING DIRECTLY OR INDIRECTLY TO THIS AGREEMENT, THE COLLATERAL OR TO ANY MATTER ARISING HEREFROM OR THEREFROM. EACH GRANTOR AND THE SECURED PARTY EXPRESSLY SUBMIT AND CONSENT IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR PROCEEDING COMMENCED IN SUCH COURTS WITH RESPECT TO SUCH CLAIMS OR DISPUTES. EACH PARTY FURTHER WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT FORUM, AND EACH AGREES NOT TO PLEAD OR CLAIM THE SAME. THE CHOICE OF FORUM SET FORTH IN THIS SECTION SHALL NOT BE DEEMED TO PRECLUDE THE BRINGING OF ANY ACTION BY THE SECURED PARTY OR THE ENFORCEMENT BY THE SECURED PARTY OF ANY JUDGMENT OBTAINED IN SUCH FORUM IN ANY OTHER APPROPRIATE JURISDICTION.
     (c) EACH GRANTOR EXPRESSLY WAIVES TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW: (i) ANY CONSTITUTIONAL OR OTHER RIGHT TO A JUDICIAL HEARING PRIOR TO THE TIME THE SECURED PARTY DISPOSES OF ALL OR ANY PART OF THE COLLATERAL AS PROVIDED IN THIS AGREEMENT;

(ii) ALL RIGHTS OF REDEMPTION, STAY, OR APPRAISAL THAT SUCH GRANTOR NOW HAS OR MAY AT ANY TIME IN THE FUTURE HAVE UNDER ANY APPLICABLE LAW NOW EXISTING OR HEREAFTER ENACTED; AND (iii) EXCEPT AS EXPRESSLY REQUIRED UNDER THIS AGREEMENT OR APPLICABLE LAW, ANY REQUIREMENT OF NOTICE, DEMAND, OR ADVERTISEMENT FOR SALE.
     (d) THE PROVISIONS OF THIS SECTION HAVE BEEN CONSIDERED BY EACH PARTY WITH THE ADVICE OF COUNSEL AND WITH A FULL UNDERSTANDING OF THE LEGAL CONSEQUENCES THEREOF, AND SHALL SURVIVE THE PAYMENT OF THE SECURED OBLIGATIONS AND THE TERMINATION OF THIS AGREEMENT.
     Section 19. Additional Grantors. If, pursuant to Section 7.12. of the Credit Agreement, the Borrower shall be required to cause any Subsidiary or Joint Venture Subsidiary that is not a Grantor to become a Grantor hereunder, such Subsidiary or Joint Venture Subsidiary shall execute and deliver to the Secured Party a Security Agreement Supplement substantially in the form of Annex 1 hereto and shall thereafter for all purposes be party hereto as a “Grantor” and have the same rights, benefits and obligations as a Grantor initially party hereto.
     Section 20. Termination. Upon indefeasible payment in full of all of the Secured Obligations (other than Secured Obligations in respect of Derivatives Contracts) and termination of the Credit Agreement in accordance with its terms, this Agreement shall terminate. Upon termination of this Agreement in accordance with its terms, the Secured Party agrees to take such actions as any Grantor may reasonably request, and at the sole cost and expense of such Grantor, to evidence the termination of this Agreement.
     Section 21. Continuing Security Interest. This Agreement shall create a continuing security interest in the Collateral and shall remain in full force and effect until it terminates in accordance with its terms.
     Section 22. Reinstatement. Each Grantor agrees that, if any payment made by any Loan Party or other Person and applied to the Secured Obligations is at any time annulled, avoided, set aside, rescinded, invalidated, declared to be fraudulent or preferential or otherwise required to be refunded or repaid, or the proceeds of Collateral are required to be returned by the Secured Party to such Loan Party, its estate, trustee, receiver or any other party, including any Grantor, under any bankruptcy law or other applicable law, then, to the extent of such payment or repayment, any Lien or other Collateral securing such liability shall be and remain in full force and effect, as fully as if such payment had never been made or, if prior thereto the Lien granted hereby or other Collateral securing such liability hereunder shall have been released or terminated by virtue of such cancellation or surrender, such Lien or other Collateral shall be reinstated in full force and effect, and such prior cancellation or surrender shall not diminish, release, discharge, impair or otherwise affect any Lien or other Collateral securing the obligations of any Grantor in respect of the amount of such payment.
     Section 23. Security Interest Absolute. All rights of the Secured Party hereunder, the grant of a security interest in the Collateral and all obligations of each Grantor hereunder, shall be absolute and unconditional irrespective of (a) any lack of validity or enforceability of any

Loan Document, any agreement with respect to any of the Secured Obligations or any other agreement or instrument relating to any of the foregoing, (b) any change in the time, manner or place of the payment of, or in any other term of, all or any of the Secured Obligations, or any other amendment or waiver of or any consent to any departure from any Loan Document, or any other agreement or instrument relating to any of the foregoing, (c) any exchange, release or nonperfection of any other collateral, or any release or amendment or waiver of or consent to or departure from any guaranty, for all or any of the Secured Obligations or (d) any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Grantor in respect of the Secured Obligations or in respect of this Agreement (other than the indefeasible payment in full of all the Secured Obligations).
     Section 24. Joint and Several Obligations of Grantors. THE OBLIGATIONS OF THE GRANTORS HEREUNDER SHALL BE JOINT AND SEVERAL.
     Section 25. Miscellaneous. By acceptance of the benefits hereof, each Secured Beneficiary acknowledges and agrees that its rights hereunder are subject to the terms of the Credit Agreement, that the rights, obligations, and liabilities of the Secured Party are subject to the terms of the Credit Agreement, and that the Collateral can be released as provided in the Credit Agreement.
[Signatures on Next Page]

     IN WITNESS WHEREOF, each Grantor has executed and delivered this Security Agreement under seal as of this the date first written above.

GRANTORS:

[NAME OF GRANTORS]

By:

Name:

Title:

Agreed to, accepted and acknowledged as of the date first written above.

SECURED PARTY:

KEYBANK NATIONAL ASSOCIATION, as Agent

By:

Name:

Title:

SCHEDULE 1 TO SECURITY AGREEMENT
Pledged Debt Instruments
[TO BE COMPLETED BY GRANTORS]

SCHEDULE 2 TO SECURITY AGREEMENT
Necessary Filings
UCC Financing Statement Filings:

Grantor	Jurisdiction Where to be Filed

[TO BE COMPLETED BY GRANTORS]

SCHEDULE 3 TO SECURITY AGREEMENT
Jurisdictions of Organization, Names, Organizational ID Numbers, Locations, Etc.

	Jurisdiction of		Chief Executive Office/Sole Place of
Grantor (Exact Legal Name)	Formation	Org ID No.	Business

[TO BE COMPLETED BY GRANTORS]

SCHEDULE 4 TO SECURITY AGREEMENT
Deposit Accounts and Securities Accounts
Deposit Accounts:

Grantor	Bank	Account No.

Securities Accounts:
[NONE]
[TO BE COMPLETED BY GRANTORS]

ANNEX 1 TO SECURITY AGREEMENT
FORM OF SECURITY AGREEMENT SUPPLEMENT
     THIS SECURITY AGREEMENT SUPPLEMENT dated as of ______________, 201__ (this “Supplement”) executed and delivered by ______________, a _________________ (the “New Grantor”) in favor of KEYBANK NATIONAL ASSOCIATION, as Agent (the “Secured Party”).
     WHEREAS, pursuant to that certain Credit Agreement dated as of September 26, 2011 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Ashford Hospitality Limited Partnership (the “Borrower”), the financial institutions from time to time party thereto as “Lenders”, the Secured Party, and the other parties thereto, the Secured Party and the Lenders have agreed to make available to the Borrower certain financial accommodations on the terms and conditions set forth in the Credit Agreement;
     WHEREAS, to secure obligations owning by certain parties under the Credit Agreement and the other Loan Documents, the Borrower and the other “Grantors” thereunder have executed and delivered that certain Security Agreement dated as of September 26, 2011 (as amended, restated, supplemented or otherwise modified from time to time, the “Security Agreement”) in favor of the Secured Party;
     WHEREAS, it is a condition precedent to the continued extension by the Lenders and the Secured Party of such financial accommodations that the New Pledgor execute this Supplement to become a party to the Security Agreement.
     NOW, THEREFORE, in consideration of the above premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the New Grantor, the New Grantor hereby agrees as follows:
     Section 1. Accession to Security Agreement; Grant of Security Interest. The New Grantor agrees that it is a “Grantor” under the Security Agreement and assumes all obligations of a “Grantor” thereunder, all as if the New Grantor had been an original signatory to the Security Agreement. Without limiting the generality of the foregoing, the New Grantor hereby:
     (a) mortgages, pledges and hypothecates to the Secured Party for the benefit of the Secured Beneficiaries, and grants to the Secured Party for the benefit of the Secured Beneficiaries a lien on and security interest in, all of such Grantor’s right, title and interest in, to and under the Collateral of such Grantor, all as collateral security for the full, prompt and complete payment and performance when due (whether at stated maturity, by acceleration or otherwise) of the Secured Obligations;
     (b) makes to the Secured Party and the Lenders as of the date hereof each of the representations and warranties contained in Section 4 of the Security Agreement and agrees to be bound by each of the covenants contained in the Security Agreement, including without limitation, those contained in Section 5 thereof; and

     (c) consents and agrees to each other provision set forth in the Security Agreement.
     Section 2. Supplement to Schedules. The information set forth in Annex 1 attached hereto is hereby added to the information set forth in Schedules 1 through 4 of the Security Agreement.
     Section 3. GOVERNING LAW. THIS SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.
     Section 4. Definitions. Capitalized terms used herein and not otherwise defined herein shall have their respective defined meanings given them in the Security Agreement.
[Signatures on Next Page]

IN WITNESS WHEREOF, the New Grantor has caused this Security Agreement Supplement to be duly executed and delivered under seal by its duly authorized officers as of the date first written above.

[NEW GRANTOR]

By:

Name:

Title:

Address for Notices:

Attention: _________________________
Telecopy Number: (__) ______________________
Telephone Number: (__) ______________________

Accepted:

KEYBANK NATIONAL
ASSOCIATION, as Agent

By:

Name:

Title:

ANNEX 1
[Set forth information to be disclosed on Schedules 1 through 4 with respect to the New Grantor]
This Annex shall be deemed to be a supplement to Schedules 1 through 4 attached to the Security Agreement.

EXHIBIT G
FORM OF REVOLVING NOTE

$	, 20__
     FOR VALUE RECEIVED, the undersigned, ASHFORD HOSPITALITY LIMITED PARTNERSHIP, a limited partnership formed under the laws of the State of Delaware (the “Borrower”), hereby promises to pay to the order of ________________________ (the “Lender”), in care of KeyBank National Association, as Agent (the “Agent”) at 127 Public Square, Cleveland, Ohio 44114-1306, or at such other address as may be specified in writing by the Agent to the Borrower, the principal sum of __________________________ AND ____/100 DOLLARS ($______________) (or such lesser amount as shall equal the aggregate unpaid principal amount of Revolving Loans made by the Lender to the Borrower under the Credit Agreement (as herein defined)), on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount owing hereunder, at the rates and on the dates provided in the Credit Agreement.
     The date and amount of each Revolving Loan made by the Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by the Lender on its books and, prior to any transfer of this Note, endorsed by the Lender on the schedule attached hereto or any continuation thereof, provided that the failure of the Lender to make any such recordation or endorsement shall not affect the obligations of the Borrower to make a payment when due of any amount owing under the Credit Agreement or hereunder.
     This Note is one of the Notes referred to in the Credit Agreement dated as of September 26, 2011 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among the Borrower, the financial institutions party thereto and their assignees under Section 12.5. thereof (the “Lenders”) and the Agent. Capitalized terms used herein, and not otherwise defined herein, have their respective meanings given them in the Credit Agreement.
     The Credit Agreement provides for the acceleration of the maturity of this Note upon the occurrence of certain events and for prepayments of Loans upon the terms and conditions specified therein.
     Except as permitted by Section 12.5. of the Credit Agreement, this Note may not be assigned by the Lender to any Person.
     THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.
     The Borrower hereby waives presentment for payment, demand, notice of demand, notice of non-payment, protest, notice of protest and all other similar notices.
     Time is of the essence for this Note.

          IN WITNESS WHEREOF, the undersigned has executed and delivered this Note under seal as of the date first written above.

ASHFORD HOSPITALITY LIMITED PARTNERSHIP By: Ashford OP General Partner LLC, its general partner

By:

Name:

Title:

SCHEDULE OF REVOLVING LOANS
     This Note evidences Revolving Loans made under the within-described Credit Agreement to the Borrower, on the dates and in the principal amounts set forth below, subject to the payments and prepayments of principal set forth below:

	Principal	Amount	Unpaid
	Amount of	Paid or	Principal	Notation
Date of Loan	Loan	Prepaid	Amount	Made By

EXHIBIT H
RESERVED
H-1

EXHIBIT I
RESERVED
I-1

EXHIBIT J
FORM OF COMPLIANCE CERTIFICATE
                                        , 20__
KeyBank National Association, as Agent
127 Public Square
8th Floor
Mail Stop OH-01-27-0844
Cleveland, Ohio 44114-1306
Attention: Michael P. Szuba
Each of the Lenders Party to the Credit
     Agreement referred to below
Ladies and Gentlemen:
     Reference is made to that certain Credit Agreement dated as of September 26, 2011 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Ashford Hospitality Limited Partnership (the “Borrower”), the financial institutions party thereto and their assignees under Section 12.5. thereof (the “Lenders”) KeyBank National Association, as Agent (the “Agent”), and the other parties thereto. Capitalized terms used herein, and not otherwise defined herein, have their respective meanings given them in the Credit Agreement.
     Pursuant to Section 8.3. of the Credit Agreement, the undersigned hereby certifies to the Agent and the Lenders as follows:
     (1) The undersigned is the                                          of the Parent.
     (2) The undersigned has examined the books and records of the Parent and/or the Borrower and has conducted such other examinations and investigations as are reasonably necessary to provide this Compliance Certificate.
     (3) To the undersigned’s knowledge, after due inquiry, no Default or Event of Default exists [if such is not the case, specify such Default or Event of Default and its nature, when it occurred and whether it is continuing and the steps being taken by the Borrower with respect to such event, condition or failure].
     (4) Attached hereto as Schedule 1 are reasonably detailed calculations establishing whether or not the Borrower and its Subsidiaries and Controlled Joint Venture Subsidiaries were in compliance with the covenants contained in Sections 9.1., 9.4. and 9.7. of the Credit Agreement.

     IN WITNESS WHEREOF, the undersigned has executed this certificate as of the date first above written.

Name:

Title:

Schedule 1
[Calculations to be Attached]

EXHIBIT K
FORM OF GUARANTY
     THIS GUARANTY dated as of September 26, 2011, executed and delivered by each of the undersigned and the other Persons from time to time party hereto pursuant to the execution and delivery of an Accession Agreement in the form of Annex I hereto (all of the undersigned, together with such other Persons each a “Guarantor” and collectively, the “Guarantors”) in favor of (a) KEYBANK NATIONAL ASSOCIATION, in its capacity as Agent (the “Agent”) for the Lenders under that certain Credit Agreement dated as of September 26, 2011 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Ashford Hospitality Limited Partnership (the “Borrower”), the financial institutions party thereto and their assignees under Section 12.5. thereof (the “Lenders”) and the Agent, (b) the Lenders and (c) the Derivatives Contracts Beneficiaries (the Agent, the Lenders and the Derivatives Contracts Beneficiaries, collectively, the “Secured Beneficiaries”).
     WHEREAS, pursuant to the Credit Agreement, the Agent and the Lenders have agreed to make available to the Borrower certain financial accommodations on the terms and conditions set forth in the Credit Agreement;
     WHEREAS, the Borrower and each of the Guarantors, though separate legal entities, are members of the same corporate family and have determined it to be in their mutual best interests to obtain financing from the Agent and the Lenders through their collective efforts;
     WHEREAS, each Guarantor acknowledges that it will receive direct and indirect benefits from the Agent and the Lenders making such financial accommodations available to the Borrower under the Credit Agreement and, accordingly, each Guarantor is willing to guarantee the Borrower’s obligations to the Agent and the Secured Beneficiaries on the terms and conditions contained herein; and
     WHEREAS, each Guarantor’s execution and delivery of this Guaranty is a condition to the Agent and the Lenders making, and continuing to make, such financial accommodations to the Borrower.
     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each Guarantor, each Guarantor agrees as follows:
     Section 1. Guaranty. Each Guarantor hereby absolutely, irrevocably and unconditionally guaranties the due and punctual payment and performance when due, whether at stated maturity, by acceleration or otherwise, of all of the following (collectively referred to as the “Guarantied Obligations”): (a) all indebtedness and obligations owing by the Borrower to any Lender or the Agent under or in connection with the Credit Agreement and any other Loan Document, including without limitation, the repayment of all principal of the Loans and the Reimbursement Obligations, and the payment of all interest, Fees, charges, attorneys’ fees and other amounts payable to any Lender or the Agent thereunder or in connection therewith; (b) any and all extensions, renewals, modifications, amendments or substitutions of the foregoing; (c) all expenses, including, without limitation, reasonable attorneys’ fees and disbursements, that are incurred by the Lenders and the Agent in the enforcement of any of the foregoing or any obligation of such Guarantor hereunder; (d) all indebtedness, liabilities, obligations, covenants and duties of the Borrower or any Subsidiary that is and at all times remains a Guarantor owing to any Derivatives Contracts Beneficiaries of any kind, nature or description, under or in respect of any Derivatives Contract entered into by the Borrower or any Subsidiary that is and at all times remains a Guarantor with any Person that is a Derivatives Contracts Beneficiary, whether direct or indirect, absolute or contingent, due or to become due, contractual or tortious, liquidated or unliquidated; and (e) all other Obligations.
     Section 2. Guaranty of Payment and Not of Collection. This Guaranty is a guaranty of payment, and not of collection, and a debt of each Guarantor for its own account. Accordingly, none of the Secured Beneficiaries shall be obligated or required before enforcing this Guaranty against any Guarantor: (a) to pursue any right or remedy any of them may have against the Borrower, any other Guarantor or any other Person or commence any suit or other proceeding against the Borrower, any other Guarantor or any other Person in any court or other tribunal; (b) to make any claim in a liquidation or bankruptcy of the Borrower, any other Guarantor or any other Person; or (c) to make demand of the Borrower, any other Guarantor or any other Person or to enforce or seek to enforce or realize upon any collateral security held by the Secured Beneficiaries or the Agent which may secure any of the Guarantied Obligations.
     Section 3. Guaranty Absolute. Each Guarantor guarantees that the Guarantied Obligations will be paid strictly in accordance with the terms of the documents evidencing the same, regardless of any Applicable Law now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Secured Beneficiaries with respect thereto. The liability of each Guarantor under this Guaranty shall be absolute, irrevocable and unconditional in accordance with its terms and shall remain in full force and effect without regard to, and shall not be released, suspended, discharged, terminated or otherwise affected by, any circumstance or occurrence whatsoever, including without limitation, the following (whether or not such Guarantor consents thereto or has notice thereof):
     (a) (i) any change in the amount, interest rate or due date or other term of any of the Guarantied Obligations, (ii) any change in the time, place or manner of payment of all or any portion of the Guarantied Obligations, (iii) any amendment or waiver of, or consent to the departure from or other indulgence with respect to, the Credit Agreement, any other Loan Document, or any other document or instrument evidencing or relating to any Guarantied Obligations, or (iv) any waiver, renewal, extension, addition, or supplement to, or deletion from, or any other action or inaction under or in respect of, the Credit Agreement, any of the other Loan Documents, or any other documents, instruments or agreements relating to the Guarantied Obligations or any other instrument or agreement referred to therein or evidencing any Guarantied Obligations or any assignment or transfer of any of the foregoing;
     (b) any lack of validity or enforceability of the Credit Agreement, any of the other Loan Documents, or any other document, instrument or agreement referred to therein or evidencing any Guarantied Obligations or any assignment or transfer of any of the foregoing;
     (c) any furnishing to the Secured Beneficiaries of any security for the Guarantied Obligations, or any sale, exchange, release or surrender of, or realization on, any Collateral securing any of the Obligations;

     (d) any settlement or compromise of any of the Guarantied Obligations, any security therefor, or any liability of any other party with respect to the Guarantied Obligations, or any subordination of the payment of the Guarantied Obligations to the payment of any other liability of the Borrower or any other Loan Party;
     (e) any bankruptcy, insolvency, reorganization, composition, adjustment, dissolution, liquidation or other like proceeding relating to such Guarantor, the Borrower, any other Loan Party or any other Person, or any action taken with respect to this Guaranty by any trustee or receiver, or by any court, in any such proceeding;
     (f) any act or failure to act by the Borrower, any other Loan Party or any other Person which may adversely affect such Guarantor’s subrogation rights, if any, against the Borrower to recover payments made under this Guaranty;
     (g) any nonperfection or impairment of any security interest or other Lien on any Collateral securing in any way any of the Obligations;
     (h) any application of sums paid by the Borrower, any other Guarantor or any other Person with respect to the liabilities of the Borrower to the Secured Beneficiaries, regardless of what liabilities of the Borrower remain unpaid;
     (i) any defect, limitation or insufficiency in the borrowing powers of the Borrower or in the exercise thereof;
     (j) any defense, set-off, claim or counterclaim (other than indefeasible payment and performance in full) which may at any time be available to or be asserted by the Borrower, any other Loan Party or any other Person against the Secured Beneficiaries;
     (k) any change in the corporate existence, structure or ownership of the Borrower or any other Loan Party;
     (l) any statement, representation or warranty made or deemed made by or on behalf of the Borrower, any Guarantor or any other Loan Party under any Loan Document, or any amendment hereto or thereto, proves to have been incorrect or misleading in any respect; or
     (m) any other circumstance which might otherwise constitute a defense available to, or a discharge of, a Guarantor hereunder (other than indefeasible payment and performance in full).
     Section 4. Action with Respect to Guarantied Obligations. The Secured Beneficiaries may, at any time and from time to time, without the consent of, or notice to, any Guarantor, and without discharging any Guarantor from its obligations hereunder, take any and all actions described in Section 3 and may otherwise: (a) amend, modify, alter or supplement the terms of any of the Guarantied Obligations, including, but not limited to, extending or shortening the time of payment of any of the Guarantied Obligations or changing the interest rate that may accrue on any of the Guarantied Obligations; (b) amend, modify, alter or supplement the Credit Agreement or any other Loan Document; (c) sell, exchange, release or otherwise deal with all, or any part, of any collateral securing any of the Obligations; (d) release any other Loan Party or other Person liable in any manner for the payment or collection of the Guarantied Obligations; (e) exercise, or refrain from exercising, any rights against the Borrower, any other Guarantor or any other Person; and (f) apply any sum, by whomsoever paid or however realized, to the Guarantied Obligations in accordance with the Credit Agreement.
     Section 5. Representations and Warranties. Each Guarantor hereby makes to the Agent and the Lenders all of the representations and warranties made by the Borrower with respect to or in any way relating to such Guarantor in the Credit Agreement and the other Loan Documents, as if the same were set forth herein in full.
     Section 6. Covenants. Each Guarantor will comply with all covenants which the Borrower is to cause such Guarantor to comply with under the terms of the Credit Agreement or any of the other Loan Documents.
     Section 7. Waiver. Each Guarantor, to the fullest extent permitted by Applicable Law, hereby waives notice of acceptance hereof or any presentment, demand, protest or notice of any kind, and any other act or thing, or omission or delay to do any other act or thing, which in any manner or to any extent might vary the risk of such Guarantor or which otherwise might operate to discharge such Guarantor from its obligations hereunder.
     Section 8. Inability to Accelerate Loan. If the Secured Beneficiaries are prevented under Applicable Law or otherwise from demanding or accelerating payment of any of the Guarantied Obligations by reason of any automatic stay or otherwise, the Secured Beneficiaries shall be entitled to receive from each Guarantor, upon demand therefor, the sums which otherwise would have been due had such demand or acceleration occurred.
     Section 9. Reinstatement of Guarantied Obligations. If claim is ever made on any Secured Beneficiary for repayment or recovery of any amount or amounts received in payment or on account of any of the Guarantied Obligations, and such Secured Beneficiary repays all or part of said amount by reason of (a) any judgment, decree or order of any court or administrative body of competent jurisdiction, or (b) any settlement or compromise of any such claim effected by such Secured Beneficiary with any such claimant (including the Borrower or a trustee in bankruptcy for the Borrower), then and in such event each Guarantor agrees that any such judgment, decree, order, settlement or compromise shall be binding on it, notwithstanding any revocation hereof or the cancellation of the Credit Agreement, any of the other Loan Documents, or any other instrument evidencing any liability of the Borrower, and such Guarantor shall be and remain liable to such Secured Beneficiary for the amounts so repaid or recovered to the same extent as if such amount had never originally been paid to such Secured Beneficiary.
     Section 10. Subrogation. Upon the making by any Guarantor of any payment hereunder for the account of the Borrower, such Guarantor shall be subrogated to the rights of the payee against the Borrower; provided, however, that such Guarantor shall not enforce any right or receive any payment by way of subrogation or otherwise take any action in respect of any other claim or cause of action such Guarantor may have against the Borrower arising by reason of any payment or performance by such Guarantor pursuant to this Guaranty, unless and until all of the Guarantied Obligations have been indefeasibly paid and performed in full. If any amount shall be paid to such Guarantor on account of or in respect of such subrogation rights or other claims or causes of action, such Guarantor shall hold such amount in trust for the benefit of the Secured Beneficiaries and shall forthwith pay such amount to the Agent to be credited and applied against the Guarantied Obligations, whether matured or unmatured, in accordance with the terms of the Credit Agreement or to be held by the Agent as collateral security for any Guarantied Obligations existing.
     Section 11. Payments Free and Clear. All sums payable by each Guarantor hereunder, whether of principal, interest, Fees, expenses, premiums or otherwise, shall be paid in full, without set-off or counterclaim or any deduction or withholding whatsoever (including any Taxes), and if any Guarantor is required by Applicable Law or by a Governmental Authority to make any such deduction or withholding, such Guarantor shall pay to the Secured Beneficiaries such additional amount as will result in the receipt by the Secured Beneficiaries of the full amount payable hereunder had such deduction or withholding not occurred or been required.
     Section 12. Set-off. In addition to any rights now or hereafter granted under any of the other Loan Documents or Applicable Law and not by way of limitation of any such rights, each Guarantor hereby authorizes the Agent, each Lender and any of their respective Affiliates, at any time while an Event of Default exists, without any prior notice to such Guarantor or to any other Person, any such notice being hereby expressly waived, but in the case of a Lender or an Affiliate of a Lender subject to receipt of the prior written consent of the Agent exercised in its sole discretion, to set off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured) and any other indebtedness at any time held or owing by the Agent, such Lender, or any Affiliate of the Agent or such Lender, to or for the credit or the account of such Guarantor against and on account of any of the Guarantied Obligations, although such obligations shall be contingent or unmatured. Each Guarantor agrees, to the fullest extent permitted by Applicable Law, that any Participant may exercise rights of setoff or counterclaim and other rights with respect to its participation as fully as if such Participant were a direct creditor of such Guarantor in the amount of such participation.
     Section 13. Subordination. Each Guarantor hereby expressly covenants and agrees for the benefit of the Secured Beneficiaries that all obligations and liabilities of the Borrower to such Guarantor of whatever description, including without limitation, all intercompany receivables of such Guarantor from the Borrower (collectively, the “Junior Claims”) shall be subordinate and junior in right of payment to all Guarantied Obligations. If an Event of Default shall exist, then no Guarantor shall accept any direct or indirect payment (in cash, property or securities, by setoff or otherwise) from the Borrower on account of or in any manner in respect of any Junior Claim until all of the Guarantied Obligations have been indefeasibly paid in full.
     Section 14. Avoidance Provisions. It is the intent of each Guarantor and the Secured Beneficiaries that in any Proceeding, such Guarantor’s maximum obligation hereunder shall equal, but not exceed, the maximum amount which would not otherwise cause the obligations of such Guarantor hereunder (or any other obligations of such Guarantor to the Secured Beneficiaries) to be avoidable or unenforceable against such Guarantor in such Proceeding as a result of Applicable Law, including without limitation, (a) Section 548 of the Bankruptcy Code of 1978, as amended (the “Bankruptcy Code”) and (b) any state fraudulent transfer or fraudulent conveyance act or statute applied in such Proceeding, whether by virtue of Section 544 of the

Bankruptcy Code or otherwise. The Applicable Laws under which the possible avoidance or unenforceability of the obligations of such Guarantor hereunder (or any other obligations of such Guarantor to the Secured Beneficiaries) shall be determined in any such Proceeding are referred to as the “Avoidance Provisions”. Accordingly, to the extent that the obligations of any Guarantor hereunder would otherwise be subject to avoidance under the Avoidance Provisions, the maximum Guarantied Obligations for which such Guarantor shall be liable hereunder shall be reduced to that amount which, as of the time any of the Guarantied Obligations are deemed to have been incurred under the Avoidance Provisions, would not cause the obligations of such Guarantor hereunder (or any other obligations of such Guarantor to the Secured Beneficiaries), to be subject to avoidance under the Avoidance Provisions. This Section is intended solely to preserve the rights of the Secured Beneficiaries hereunder to the maximum extent that would not cause the obligations of any Guarantor hereunder to be subject to avoidance under the Avoidance Provisions, and no Guarantor or any other Person shall have any right or claim under this Section as against the Secured Beneficiaries that would not otherwise be available to such Person under the Avoidance Provisions.
     Section 15. Guarantor Reimbursement. To the extent that any Guarantor shall be required hereunder to pay a portion of the Guarantied Obligations which shall exceed the greater of (i) the amount of the economic benefit actually received by such Guarantor from the Guarantied Obligations and (ii) the amount which such Guarantor would otherwise have paid if such Guarantor had paid the aggregate amount of the Guarantied Obligations (excluding the amount thereof repaid by the Borrower) in the same proportion as such Guarantor’s net worth at the date enforcement hereunder is sought bears to the aggregate net worth of all the Guarantors at the date enforcement hereunder is sought, then such Guarantor shall be reimbursed by such other Guarantors for the amount of such excess, pro rata, based on the respective net worths of such other Guarantors at the date enforcement hereunder is sought.
     Section 16. Information. Each Guarantor assumes all responsibility for being and keeping itself informed of the financial condition of the Borrower and the other Guarantors, and of all other circumstances bearing upon the risk of nonpayment of any of the Guarantied Obligations and the nature, scope and extent of the risks that such Guarantor assumes and incurs hereunder, and agrees that none of the Secured Beneficiaries shall have any duty whatsoever to advise any Guarantor of information regarding such circumstances or risks.
     Section 17. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.
     Section 18. WAIVER OF JURY TRIAL.
     (a) EACH PARTY HERETO ACKNOWLEDGES THAT ANY DISPUTE OR CONTROVERSY BETWEEN OR AMONG ANY GUARANTOR OR ANY OF THE SECURED BENEFICIARIES WOULD BE BASED ON DIFFICULT AND COMPLEX ISSUES OF LAW AND FACT AND WOULD RESULT IN DELAY AND EXPENSE TO THE PARTIES. ACCORDINGLY, TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE SECURED BENEFICIARIES AND EACH GUARANTOR HEREBY

WAIVES ITS RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING OF ANY KIND OR NATURE IN ANY COURT OR TRIBUNAL IN WHICH AN ACTION MAY BE COMMENCED BY OR AGAINST ANY PARTY HERETO ARISING OUT OF THIS GUARANTY OR ANY OTHER LOAN DOCUMENT OR BY REASON OF ANY OTHER SUIT, CAUSE OF ACTION OR DISPUTE WHATSOEVER BETWEEN OR AMONG ANY GUARANTOR OR ANY OF THE SECURED BENEFICIARIES OF ANY KIND OR NATURE RELATING TO ANY OF THE LOAN DOCUMENTS.
     (b) EACH OF THE GUARANTORS AND THE SECURED BENEFICIARIES HEREBY AGREES THAT THE FEDERAL DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND ANY STATE COURT LOCATED IN THE BOROUGH OF MANHATTAN, NEW YORK, NEW YORK, SHALL HAVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN OR AMONG ANY GUARANTOR, OR ANY OF THE SECURED BENEFICIARIES, PERTAINING DIRECTLY OR INDIRECTLY TO THIS GUARANTY OR ANY OTHER LOAN DOCUMENT OR TO ANY MATTER ARISING HEREFROM OR THEREFROM. EACH GUARANTOR AND EACH OF THE SECURED BENEFICIARIES EXPRESSLY SUBMIT AND CONSENT IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR PROCEEDING COMMENCED IN SUCH COURTS WITH RESPECT TO SUCH CLAIMS OR DISPUTES. EACH PARTY FURTHER WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT FORUM AND EACH AGREES NOT TO PLEAD OR CLAIM THE SAME. THE CHOICE OF FORUM SET FORTH IN THIS SECTION SHALL NOT BE DEEMED TO PRECLUDE THE BRINGING OF ANY ACTION BY ANY OF THE SECURED BENEFICIARIES OR THE ENFORCEMENT BY ANY OF THE SECURED BENEFICIARIES OF ANY JUDGMENT OBTAINED IN SUCH FORUM IN ANY OTHER APPROPRIATE JURISDICTION.
     (c) THE PROVISIONS OF THIS SECTION HAVE BEEN CONSIDERED BY EACH PARTY WITH THE ADVICE OF COUNSEL AND WITH A FULL UNDERSTANDING OF THE LEGAL CONSEQUENCES THEREOF, AND SHALL SURVIVE THE PAYMENT OF THE LOANS AND ALL OTHER AMOUNTS PAYABLE HEREUNDER OR UNDER THE OTHER LOAN DOCUMENTS, THE TERMINATION OR EXPIRATION OF ALL LETTERS OF CREDIT AND THE TERMINATION OF THIS GUARANTY.
     Section 19. Loan Accounts. The Secured Beneficiaries may maintain books and accounts setting forth the amounts of principal, interest and other sums paid and payable with respect to the Guarantied Obligations, and in the case of any dispute relating to any of the outstanding amount, payment or receipt of any of the Guarantied Obligations or otherwise, the entries in such books and accounts shall be deemed conclusive evidence of the amounts and other matters set forth herein, absent manifest error. The failure of any Secured Beneficiary to maintain such books and accounts shall not in any way relieve or discharge any Guarantor of any of its obligations hereunder.
     Section 20. Waiver of Remedies. No delay or failure on the part of any Secured Beneficiary in the exercise of any right or remedy it may have against any Guarantor hereunder or otherwise shall operate as a waiver thereof, and no single or partial exercise by any Secured Beneficiary of any such right or remedy shall preclude any other or further exercise thereof or the exercise of any other such right or remedy.
     Section 21. Termination. This Guaranty shall remain in full force and effect until indefeasible payment in full of the Guarantied Obligations and the other Obligations and the termination or cancellation of the Credit Agreement in accordance with its terms.
     Section 22. Successors and Assigns. Each reference herein to the Secured Beneficiaries shall be deemed to include such Person’s respective successors and assigns (including, but not limited to, any holder of the Guarantied Obligations) in whose favor the provisions of this Guaranty also shall inure, and each reference herein to each Guarantor shall be deemed to include such Guarantor’s successors and assigns, upon whom this Guaranty also shall be binding. The Secured Beneficiaries may, in accordance with the applicable provisions of the Credit Agreement, assign, transfer or sell any Guarantied Obligation, or grant or sell participations in any Guarantied Obligations, to any Person without the consent of, or notice to, any Guarantor and without releasing, discharging or modifying any Guarantor’s obligations hereunder. Subject to Section 12.8. of the Credit Agreement, each Guarantor hereby consents to the delivery by the Agent or any Secured Beneficiary to any Assignee or Participant (or any prospective Assignee or Participant) of any financial or other information regarding the Borrower or any Guarantor. No Guarantor may assign or transfer its rights or obligations hereunder to any Person without the prior written consent of all Lenders and any such assignment or other transfer to which all of the Lenders have not so consented shall be null and void.
     Section 23. JOINT AND SEVERAL OBLIGATIONS. THE OBLIGATIONS OF THE GUARANTORS HEREUNDER SHALL BE JOINT AND SEVERAL, AND ACCORDINGLY, EACH GUARANTOR CONFIRMS THAT IT IS LIABLE FOR THE FULL AMOUNT OF THE “GUARANTIED OBLIGATIONS” AND ALL OF THE OBLIGATIONS AND LIABILITIES OF EACH OF THE OTHER GUARANTORS HEREUNDER.
     Section 24. Amendments. This Guaranty may not be amended except in writing signed by the Requisite Lenders (or all of the Lenders if required under the terms of the Credit Agreement), the Agent and each Guarantor.
     Section 25. Payments. All payments to be made by any Guarantor pursuant to this Guaranty shall be made in Dollars, in immediately available funds to the Agent at the Principal Office, not later than 2:00 p.m. on the date of demand therefor.
     Section 26. Notices. All notices, requests and other communications hereunder shall be in writing (including facsimile transmission or similar writing) and shall be given (a) to each Guarantor at its address set forth below its signature hereto, (b) to the Agent or any Secured Beneficiary at its respective address for notices provided for in the Credit Agreement, or if applicable, Derivatives Contract to which such Secured Beneficiary is a party, (c) as to each such party at such other address as such party shall designate in a written notice to the other parties. Each such notice, request or other communication shall be effective (i) if mailed, when received;

(ii) if telecopied, when transmitted; or (iii) if hand delivered, when delivered; provided, however, that any notice of a change of address for notices shall not be effective until received.
     Section 27. Severability. In case any provision of this Guaranty shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
     Section 28. Headings. Section headings used in this Guaranty are for convenience only and shall not affect the construction of this Guaranty.
     Section 29. Limitation of Liability. Neither any Secured Beneficiary, nor any Affiliate, officer, director, employee, attorney, or agent of any Secured Beneficiary, shall have any liability with respect to, and each Guarantor hereby waives, releases, and agrees not to sue any of them upon, any claim for any special, indirect, incidental, or consequential damages suffered or incurred by a Guarantor in connection with, arising out of, or in any way related to, this Guaranty or any of the other Loan Documents, or any of the transactions contemplated by this Guaranty, the Credit Agreement or any of the other Loan Documents. Each Guarantor hereby waives, releases, and agrees not to sue any Secured Beneficiary or any of the Secured Beneficiary’s Affiliates, officers, directors, employees, attorneys, or agents for punitive damages in respect of any claim in connection with, arising out of, or in any way related to, this Guaranty, the Credit Agreement or any of the other Loan Documents, or any of the transactions contemplated by Credit Agreement or financed thereby.
     Section 30. Definitions.
     (a) For the purposes of this Guaranty:
     “Proceeding” means any of the following: (i) a voluntary or involuntary case concerning any Guarantor shall be commenced under the Bankruptcy Code of 1978, as amended; (ii) a custodian (as defined in such Bankruptcy Code or any other applicable bankruptcy laws) is appointed for, or takes charge of, all or any substantial part of the property of any Guarantor; (iii) any other proceeding under any Applicable Law, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding-up or composition for adjustment of debts, whether now or hereafter in effect, is commenced relating to any Guarantor; (iv) any Guarantor is adjudicated insolvent or bankrupt; (v) any order of relief or other order approving any such case or proceeding is entered by a court of competent jurisdiction; (vi) any Guarantor makes a general assignment for the benefit of creditors; (vii) any Guarantor shall fail to pay, or shall state that it is unable to pay, or shall be unable to pay, its debts generally as they become due; (viii) any Guarantor shall call a meeting of its creditors with a view to arranging a composition or adjustment of its debts; (ix) any Guarantor shall by any act or failure to act indicate its consent to, approval of or acquiescence in any of the foregoing; or (x) any corporate action shall be taken by any Guarantor for the purpose of effecting any of the foregoing.
     (b) Terms not otherwise defined herein are used herein with the respective meanings given them in the Credit Agreement.
     (c) Miscellaneous. By acceptance of the benefits hereof, each Secured Beneficiary acknowledges and agrees that its rights hereunder are subject to the terms of the Credit

Agreement, that the rights, obligations, and liabilities of the Agent are subject to the terms of the Credit Agreement, that the Collateral can be released as provided in the Credit Agreement, and that a particular Guarantor may be released from its obligations as provided in the Credit Agreement.

     IN WITNESS WHEREOF, each Guarantor has duly executed and delivered this Guaranty as of the date and year first written above.

[GUARANTORS]

By:

Name:
Title:

Address for Notices:

c/o Ashford Hospitality Limited Partnership
14185 Dallas Parkway, Suite 1100
Dallas, Texas 75245
Attention: David Brooks, Chief Legal Officer
Telecopy Number: (972) 490-9605
Telephone Number: (972) 778-9207

ANNEX I
FORM OF ACCESSION AGREEMENT
     THIS ACCESSION AGREEMENT dated as of                                         , 20__, executed and delivered by                                         , a                                          (the “New Guarantor”), in favor of (a) KEYBANK NATIONAL ASSOCIATION, in its capacity as Agent (the “Agent”) for the Lenders under that certain Credit Agreement dated as of September 26, 2011 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Ashford Hospitality Limited Partnership (the “Borrower”), the financial institutions party thereto and their assignees under Section 12.5. thereof (the “Lenders”) and the Agent, (b) the Lenders.
     WHEREAS, pursuant to the Credit Agreement, the Agent and the Lenders have agreed to make available to the Borrower certain financial accommodations on the terms and conditions set forth in the Credit Agreement;
     WHEREAS, the Borrower, the New Guarantor, and the existing Guarantors, though separate legal entities, are [members of the same corporate family] and have determined it to be in their mutual best interests to obtain financing from the Agent and the Lenders through their collective efforts;
     WHEREAS, the New Guarantor acknowledges that it will receive direct and indirect benefits from the Agent and the Lenders making such financial accommodations available to the Borrower under the Credit Agreement and, accordingly, the New Guarantor is willing to guarantee the Borrower’s obligations to the Agent and the Lenders on the terms and conditions contained herein; and
     WHEREAS, the New Guarantor’s execution and delivery of this Agreement is a condition to the Agent and the Lenders continuing to make such financial accommodations to the Borrower.
     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the New Guarantor, the New Guarantor agrees as follows:
     Section 1. Accession to Guaranty. The New Guarantor hereby agrees that it is a “Guarantor” under that certain Guaranty dated as of September 26, 2011 (as amended, supplemented, restated or otherwise modified from time to time, the “Guaranty”), made by each Subsidiary or Joint Venture Subsidiary of the Borrower a party thereto in favor of the Agent and the Lenders and assumes all obligations of a “Guarantor” thereunder and agrees to be bound thereby, all as if the New Guarantor had been an original signatory to the Guaranty. Without limiting the generality of the foregoing, the New Guarantor hereby:
     (a) irrevocably and unconditionally guarantees the due and punctual payment and performance when due, whether at stated maturity, by acceleration or otherwise, of all Guarantied Obligations (as defined in the Guaranty);

     (b) makes to the Agent and the Lenders as of the date hereof each of the representations and warranties contained in Section 5 of the Guaranty and agrees to be bound by each of the covenants contained in Section 6 of the Guaranty; and
     (c) consents and agrees to each provision set forth in the Guaranty.
     Section 2. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.
     Section 3. Definitions. Capitalized terms used herein and not otherwise defined herein shall have their respective defined meanings given them in the Credit Agreement.
[Signatures on Next Page]

IN WITNESS WHEREOF, the New Guarantor has caused this Accession Agreement to be duly executed and delivered under seal by its duly authorized officers as of the date first written above.

[NEW GUARANTOR]

By:

Name:

Title:

Address for Notices:

c/o Ashford Hospitality Limited Partnership

Attention:

Telecopy Number: ( )

Telephone Number: ( )

Accepted:

KEYBANK NATIONAL
ASSOCIATION, as Agent
By:

Name:

Title: